As filed with the Securities and Exchange Commission on December 13, 2012

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

priceline.com Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4541 (Primary Standard Industrial Classification Code Number)	04-3692546 (I.R.S. Employer Identification Number)

800 Connecticut Avenue
Norwalk, Connecticut 06854
(203) 299-8000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Peter J. Millones
Executive Vice President and General Counsel
800 Connecticut Avenue
Norwalk, Connecticut 06854
(203) 299-8000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Keith A. Pagnani Brian E. Hamilton Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Michael A. Conza Laurie A. Cerveny Bingham McCutchen LLP 1 Federal Street Boston, Massachusetts 02110 (617) 951-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as possible after this Registration Statement is declared effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.008 per share	2,564,611 shares	$574.92	$1,474,440,496	$201,114

(1)
Represents the maximum number of shares of common stock, par value $0.008 per share, of priceline.com Incorporated ("priceline.com common stock") to be issued upon completion of the merger of KAYAK Software Corporation ("KAYAK") with and into Produce Merger Sub, Inc., a wholly owned subsidiary of priceline.com (the "merger"). Based on (a) 4,589,751 shares of KAYAK Class A common stock and 33,988,469 shares of KAYAK Class B common stock outstanding as of December 7, 2012 and (ii) an estimated 10,784,655 shares of KAYAK Class A common stock and Class B common stock deliverable upon exercise of outstanding options to purchase shares of KAYAK common stock, prior to the completion of the merger; and (b) an assumed exchange ratio of 0.07001 of a share of priceline.com common stock for each share of KAYAK common stock and an assumed conversion ratio of 0.07001 of a share of KAYAK common stock underlying options on KAYAK common stock that will be rolled over in the merger.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with 457(c) and 457(f) under the Securities Act, based on the maximum number of shares of KAYAK Class A common stock, KAYAK Class B common stock and outstanding options to purchase shares of KAYAK common stock that may be exchanged for options to purchase shares of priceline.com common stock in the merger and the average of the high and low price of KAYAK Class A common stock on NASDAQ on December 7, 2012.

(3)
Calculated in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001364.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Priceline.com has filed a registration statement relating to these securities with the Securities and Exchange Commission. Priceline.com may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED                    , 201  .

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

           On November 8, 2012, KAYAK Software Corporation ("KAYAK") entered into a merger agreement (the "merger agreement") with priceline.com Incorporated ("priceline.com") and Produce Merger Sub Inc. ("Merger Sub") as a result of which KAYAK will be acquired by priceline.com. If the merger is approved and the other conditions to completion of the merger that are described in the attached proxy statement/prospectus are satisfied or waived, KAYAK will merge with and into Merger Sub with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of priceline.com (the "merger"). Merger Sub will be renamed "KAYAK Software Corporation" upon completion of the merger.

           Upon completion of the merger, each issued and outstanding share of KAYAK Class A common stock and KAYAK Class B common stock (together, the "KAYAK common stock"), other than shares owned by priceline.com, KAYAK, or any of their subsidiaries, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, will be converted into the right to receive, at the election of the stockholder, either $40.00 in cash, which we refer to as the cash consideration, or a fraction of a share of priceline.com common stock, par value $0.008 per share ("priceline.com common stock"), which we refer to as the stock consideration, in each case subject to the pro ration mechanism provided in the merger agreement and described below. We refer to shares as to which appraisal rights have been perfected and not withdrawn as dissenter shares. Shares of KAYAK common stock as to which the holder elects to receive cash consideration are referred to as cash election shares, shares of KAYAK common stock as to which the holder elects to receive stock consideration are referred to as stock election shares and shares of KAYAK common stock as to which no election has been made, other than dissenter shares, are referred to as no election shares.

           The number of shares of KAYAK common stock that will be converted into the right to receive the cash consideration (the "total cash number"), will equal 33% of the number of shares of KAYAK common stock outstanding on October 31, 2012 plus 33% of the number of shares of KAYAK common stock issued thereafter pursuant to KAYAK stock options and KAYAK restricted stock units outstanding on such date, minus the number of dissenter shares, and the remainder of the shares of KAYAK common stock (other than dissenter shares) will be converted into the right to receive the stock consideration. In the event that the number of cash election shares exceeds the total cash number, then a portion of the cash election shares equal to such excess will be converted into the right to receive stock consideration rather than cash consideration, with such adjustment being made on a pro-rata basis among the cash election shares. In the event that the number of cash election shares is less than the total cash number, then such cash election share shortfall amount will be made up by first converting no election shares into the right to receive cash consideration (on a pro-rata basis among such shares, in the event less than all such shares are so converted), and then any remaining cash election share shortfall will be made up by converting a portion of the stock election shares into the right to receive cash consideration rather than stock cash consideration, with such adjustment being made on a pro-rata basis among the stock election shares. As a result, KAYAK stockholders may receive a different combination of consideration than elected, depending on the elections made by other KAYAK stockholders.

           KAYAK stockholders who receive the merger consideration as stock will receive for each share of KAYAK common stock a fraction of a share of priceline.com common stock determined by dividing $40.00 by the aggregate volume weighted average price per share of priceline.com common stock for the 30 day trading period ending on the second full trading day prior to the effective date (the "priceline.com average trading price"), provided that the priceline.com average trading price is between (or including) $571.35 and $698.32 per share. If the priceline.com average trading price is below $571.35 then the exchange ratio will be fixed at 0.07001 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. If the priceline.com average trading price is above $698.32 then the exchange ratio will be fixed at 0.05728 shares of priceline.com common stock to be delivered for each share of KAYAK common stock and the value of the stock consideration delivered to holders of KAYAK common stock who receive stock consideration will be higher or lower than $40.00 per share, as applicable. Priceline.com common stock is traded on the NASDAQ Global Select Market under the trading symbol "PCLN." Based on the number of shares of priceline.com common stock and KAYAK common stock outstanding as of December 3, 2012, KAYAK stockholders will hold less than 4% in the aggregate of the issued and outstanding shares of priceline.com common stock immediately after consummation of the merger.

           KAYAK is holding a special meeting of stockholders (the "special meeting") in order to obtain the approval necessary to complete the merger as more fully described in the attached proxy statement/prospectus. At the special meeting, KAYAK stockholders will be asked to vote to approve the adoption of the merger agreement as described in the attached proxy statement/prospectus.

           The KAYAK board of directors has (1) reviewed and considered the terms and conditions of the merger agreement, (2) unanimously determined that the terms of merger agreement and the merger are fair to, and in the best interests of, KAYAK and its stockholders and (3) unanimously approved and declared advisable the merger agreement, the merger and all of the transactions contemplated by the merger agreement. The KAYAK board of directors unanimously recommends that KAYAK stockholders vote FOR the proposal to adopt the merger agreement.

           The merger will not be completed unless the stockholders holding a majority of the outstanding voting power of KAYAK approve the proposal to adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote all proxy cards that you receive as soon as possible to ensure that your shares are represented at the special meeting.

           The attached proxy statement/prospectus provides you with detailed information about priceline.com, KAYAK, the merger agreement and the merger. We encourage you to read the entire proxy statement/prospectus carefully, including the "Risk Factors" section beginning on page 31.

Yours sincerely,
Daniel Stephen Hafner Chief Executive Officer and Cofounder KAYAK Software Corporation

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the accompanying proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

           This proxy statement/prospectus is dated                    , 201  , and is first being mailed to KAYAK stockholders on or about                    , 201  .

SOURCES OF ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about priceline.com from documents that are not included in or delivered with this proxy statement/prospectus. Documents relating to priceline.com which are incorporated by reference are available from priceline.com without charge. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus, see "Where You Can Find More Information" on page 161.

        Priceline.com will provide you with copies of such documents relating to priceline.com without charge, following a request in writing or by telephone at the following address and telephone number:

Attention: Investor Relations
priceline.com Incorporated
800 Connecticut Avenue
Norwalk, Connecticut 06854
(203) 299-8000

        In addition, if you have any questions about the special meeting, the merger or this proxy statement/prospectus or need additional copies of this proxy statement/prospectus or need to obtain proxy cards, cash/stock election forms or any other information relating to the proxy solicitation, please send your request in writing or by telephone to the following address and telephone number:

Attention: Investor Relations
KAYAK Software Corporation
55 North Water Street, Suite 1
Norwalk, Connecticut 06854
(203) 899-3100

        In order for you to receive timely delivery of the documents in advance of the special meeting of KAYAK stockholders, you must request the information no later than 5 business days before the date of the special meeting, which is scheduled for      , 2013.

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by priceline.com (File No.    ), constitutes a prospectus of priceline.com under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the priceline.com common stock to be issued to KAYAK stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of KAYAK under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of KAYAK stockholders, at which KAYAK's stockholders will be asked to consider and vote upon the proposal to adopt the merger agreement.

        Priceline.com has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to priceline.com, and KAYAK has supplied all such information relating to KAYAK. Priceline.com and KAYAK have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated        , 201    . You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to KAYAK stockholders nor the issuance by priceline.com of shares of common stock pursuant to the merger will create any implication to the contrary.

KAYAK Software Corporation
55 North Water Street, Suite 1
Norwalk, Connecticut 06854
(203) 899-3100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                , 2013

To all KAYAK stockholders:

        Notice is hereby given that a special meeting of stockholders of KAYAK Software Corporation, a Delaware corporation which we refer to as KAYAK, will be held at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 on        , 2013 at        :00 a.m. Eastern time for the following purposes:

  1.
  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2012, by and among KAYAK, priceline.com Incorporated, a Delaware corporation, and Produce Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of priceline.com;

  2.
  To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

  3.
  To conduct any other business that properly comes before the special meeting of stockholders of KAYAK.

        The merger agreement is described in detail in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

        Only holders of record of KAYAK Class A common stock and Class B common stock at the close of business on                    , 201  , which we refer to as the record date, are entitled to vote at the special meeting. A majority of the voting power of the outstanding shares of KAYAK Class A common stock and Class B common stock, voting together as a single class, must be voted in favor of the adoption of the merger agreement in order for the merger to be completed. Your vote is very important and a failure to vote your shares has the same effect as voting against the adoption of the merger agreement.

        Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, holders of record of KAYAK Class A common stock and Class B common stock who do not vote in favor of the adoption of the merger agreement have the right to seek appraisal of the fair value of their KAYAK shares if the merger is completed. To exercise your appraisal rights, you must strictly follow the procedures prescribed by the DGCL, including, among other things, submitting a written demand for appraisal to KAYAK before the vote is taken on the adoption of the merger agreement, and you must not vote in favor of the adoption of the merger agreement. These procedures are summarized in the accompanying proxy statement/prospectus in the section entitled "Appraisal Rights of KAYAK Stockholders" beginning on page 146 and the text of the applicable provisions of the DGCL is included as Annex C to the accompanying proxy statement/prospectus.

        All holders of KAYAK Class A common stock and Class B common stock are cordially invited to attend the special meeting in person. However, to assure your representation at the special meeting,

please submit your proxy as promptly as possible by filling in the accompanying proxy card and returning it in the enclosed pre-addressed postage-paid envelope or by following the instructions on the proxy card to vote by telephone or internet. The presence of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting of stockholders.

        THE BOARD OF DIRECTORS OF KAYAK UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

By order of the Board of Directors of KAYAK Software Corporation
Daniel Stephen Hafner Chief Executive Officer and Cofounder

Norwalk, Connecticut
                        , 201

        REGARDLESS OF THE NUMBER OF SHARES OF KAYAK COMMON STOCK YOU OWN OR WHETHER YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. THE MERGER CANNOT BE COMPLETED UNLESS THERE IS A QUORUM PRESENT OR REPRESENTED AT THE SPECIAL MEETING AND THE HOLDERS OF A MAJORITY OF THE VOTING POWER OF THE OUTSTANDING SHARES OF KAYAK CLASS A COMMON STOCK AND CLASS B COMMON STOCK, VOTING TOGETHER AS A SINGLE CLASS, ENTITLED TO VOTE AT THE SPECIAL MEETING, VOTE TO ADOPT THE MERGER AGREEMENT. THEREFORE, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON. YOUR VOTE IS VERY IMPORTANT.

        A SEPARATE CASH/STOCK ELECTION FORM ALSO IS INCLUDED WITH THIS PROXY STATEMENT/PROSPECTUS. PLEASE FOLLOW THE INSTRUCTIONS ON THAT FORM TO ELECT THE CONSIDERATION YOU WOULD LIKE TO RECEIVE IF THE MERGER IS APPROVED (SUBJECT TO THE PRO RATION MECHANISM DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS).

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MATTERS TO BE ADDRESSED AT THE SPECIAL MEETING

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the matters to be addressed at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the attached appendices, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 161.

        All references in this proxy statement/prospectus to "priceline.com" refer to priceline.com Incorporated, a Delaware corporation; all references in this proxy statement/prospectus to "KAYAK" refer to KAYAK Software Corporation, a Delaware corporation; unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to "we" refer to priceline.com and KAYAK collectively; all references in this proxy statement/prospectus to "Merger Sub" refer to Produce Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of priceline.com; and all references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of November 8, 2012, as it may be amended from time to time, by and among KAYAK, priceline.com and Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus.

Q:
WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:
Priceline.com has agreed to acquire KAYAK under the terms of the merger agreement that is described in this proxy statement/prospectus. As a result, assuming the conditions to closing under the merger agreement are satisfied or waived, KAYAK will be merged with and into Merger Sub, a wholly owned subsidiary of priceline.com, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of priceline.com. Merger Sub will be renamed "KAYAK Software Corporation" upon completion of the merger.

  KAYAK is holding a special meeting of stockholders, which we refer to as the special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement. KAYAK stockholders also will be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

  Priceline.com and KAYAK will be unable to complete the merger unless the KAYAK stockholder approval is obtained at the special meeting and the other conditions to completion of the merger set forth in the merger agreement are satisfied or waived.

  We have included in this proxy statement/prospectus important information about the merger, the merger agreement (a copy of which is attached as Annex A), and the special meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the special meeting in person.

Q:
WHAT DOES THE KAYAK BOARD RECOMMEND WITH RESPECT TO ADOPTION OF THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL?

A:
The board of directors of KAYAK, which we refer to as the KAYAK board, has unanimously approved and declared advisable the merger agreement and the merger on the terms and conditions set forth in the merger agreement and determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, KAYAK and its stockholders, and unanimously recommends that KAYAK stockholders vote FOR the proposal to adopt the merger agreement. The KAYAK board also unanimously recommends that KAYAK stockholders vote FOR the proposal to approve the adjournment of the special meeting. See "The Merger—Recommendation of KAYAK's Board of Directors and KAYAK's Reasons for the Merger" beginning on page 103.

Q:
WHAT WILL KAYAK STOCKHOLDERS RECEIVE IN THE MERGER?

A:
You may elect to receive the merger consideration as either cash or shares of priceline.com common stock (or a combination of both cash and stock), in each case subject to the pro ration mechanism provided in the merger agreement, by indicating your preference on the enclosed cash/stock election form, which we refer to as the election form. This proxy statement/prospectus sets out in more detail what amount of cash or priceline.com common stock each KAYAK stockholder is entitled to receive, as well as details of the pro ration and other mechanisms that may apply in respect of your merger consideration.

  You should follow the instructions included on the election form for completing the election form and delivering it to the exchange agent. In order to make a valid election, a KAYAK stockholder must submit a properly completed election form, accompanied by the certificates representing the stockholder's shares of KAYAK common stock (or affidavits regarding the loss or destruction of such shares) if the stockholder's shares of KAYAK common stock are held in certificated form, and duly executed transmittal materials included with the election form, to the exchange agent by 5:00 pm, Eastern time, on the date that is 5 business days preceeding the closing date of the merger, which we refer to as the election deadline.

  Upon completion of the merger, each issued and outstanding share of KAYAK Class A common stock, par value $0.001 per share, which we refer to as KAYAK Class A common stock, and KAYAK Class B common stock, par value $0.001 per share, which we refer to as KAYAK Class B common stock, and which we refer to collectively as KAYAK common stock, other than shares owned by priceline.com, KAYAK, or any of their subsidiaries, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, will be converted into the right to receive, at the election of the stockholder, either $40.00 in cash, which we refer to as the cash consideration, or a fraction of a share of priceline.com common stock, which we refer to as the stock consideration, in each case subject to the pro ration mechanism provided in the merger agreement and described below. We refer to shares as to which appraisal rights have been perfected and not withdrawn as dissenter shares. Shares of KAYAK common stock as to which the holder elects to receive cash consideration are referred to as cash election shares, shares of KAYAK common stock as to which the holder elects to receive stock consideration are referred to as stock election shares and shares of KAYAK common stock as to which no election has been made, other than dissenter shares, are referred to as no election shares.

  The number of shares of KAYAK common stock that will be converted into the right to receive the cash consideration, which we refer to as the total cash number, will equal 33% of the number of shares of KAYAK common stock outstanding on October 31, 2012 plus 33% of the number of shares of KAYAK common stock issued thereafter pursuant to KAYAK stock options, which we refer to as an option, and KAYAK restricted stock units, which we refer to as an RSU, outstanding on such date, minus the number of dissenter shares, and the remainder of the shares of KAYAK common stock (other than dissenter shares) will be converted into the right to receive the stock consideration. In the event that the number of cash election shares exceeds the total cash number, then a portion of the cash election shares equal to such excess will be converted into the right to receive stock consideration rather than cash consideration, with such adjustment being made on a pro-rata basis among the cash election shares. In the event that the number of cash election shares is less than the total cash number, then such cash election share shortfall amount will be made up by first converting no election shares into the right to receive cash consideration (on a pro-rata basis among such shares, in the event less than all such shares are so converted), and then any remaining cash election share shortfall will be made up by converting a portion of the stock election shares into the right to receive cash consideration rather than stock cash consideration, with such adjustment being made on a pro-rata basis among the stock election shares. As a result, KAYAK stockholders may receive a different combination of merger consideration than elected, depending on the elections made by other KAYAK stockholders.

  KAYAK stockholders who receive the merger consideration as stock will receive for each share of KAYAK common stock a fraction of a share of priceline.com common stock determined by dividing $40.00 by the aggregate volume weighted average price per share of priceline.com common stock for the 30 day trading period ending on the second full trading day prior to the effective date, which we refer to as the priceline.com average trading price, provided that the priceline.com average trading price is between (or including) $571.35 and $698.32 per share. If the priceline.com average trading price is below $571.35 then the exchange ratio will be fixed at 0.07001 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. If the priceline.com average trading price is above $698.32 then the exchange ratio will be fixed at 0.05728 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. Accordingly, the actual number of shares and the value of the priceline.com common stock delivered to KAYAK stockholders who receive stock consideration will depend on the priceline.com average trading price, and the value of the portion of a share of priceline.com common stock delivered for each such share of KAYAK common stock may be greater than or less than $40.00.

Q:
WILL KAYAK STOCKHOLDERS RECEIVE THE TYPE OF MERGER CONSIDERATION THAT THEY HAVE ELECTED?

A:
Not necessarily. You may not receive all of your merger consideration in the form that you elect. KAYAK stockholders will not know at the time of making such election or casting their vote in respect of adoption of the merger agreement the blend of merger consideration they will ultimately receive in exchange for their shares of KAYAK common stock. The merger agreement provides that, overall, the total cash number of shares of KAYAK common stock will receive cash and the remaining shares of KAYAK common stock will receive priceline.com common stock in the merger. The actual allocation of the cash and stock components of the merger consideration to any particular KAYAK stockholder will depend on the elections made by all KAYAK stockholders. As a result, if the election to receive cash consideration is either oversubscribed or undersubscribed there is a chance that you will receive a different blend of merger consideration than you elected. For example, if the election to receive cash consideration is oversubscribed, each KAYAK stockholder who elected to receive cash will receive cash in exchange for a portion of those shares and stock consideration for the remaining portion of shares, according to a pro ration formula. On the other hand, if the election to receive cash is undersubscribed, stockholders who elected to receive stock may receive cash in exchange for a portion of their shares, depending on the number of stockholders who expressed no preference regarding the form of consideration (because those stockholders who made no election would be the first to make up the shortfall, on a pro-rata basis).

Q:
WHAT HAPPENS IF I AM ELIGIBLE TO RECEIVE A FRACTION OF A SHARE OF PRICELINE.COM COMMON STOCK AS PART OF MY MERGER CONSIDERATION?

A:
If you are to receive all or a portion of your merger consideration for your shares of KAYAK common stock in the form of priceline.com common stock (subject to the pro ration mechanism) and the aggregate number of shares of priceline.com common stock you are eligible to receive as merger consideration includes a fraction of a share of priceline.com common stock, you will receive cash in lieu of that fractional share.

Q:
WHAT IF I DO NOT MAKE AN ELECTION IN RESPECT OF THE MERGER CONSIDERATION?

A:
If you make no election in respect of the type of merger consideration you wish to receive in exchange for your shares of KAYAK common stock, you may receive the merger consideration as either cash, stock or a combination of both cash and stock, depending on the relative number of shares of KAYAK common stock in respect of which elections have been received for each of the cash consideration and stock consideration. If the cash consideration has been oversubscribed then you will receive priceline.com common stock. If the cash consideration has been undersubscribed then you will receive either all cash, or a combination of cash and priceline.com common stock depending on the number of shares of KAYAK common stock for which no election has been received and the extent to which the cash consideration is undersubscribed.

Q:
WHAT WILL HOLDERS OF KAYAK STOCK OPTIONS RECEIVE IN THE MERGER?

A.
Each outstanding and unexercised option to purchase a share of KAYAK common stock, whether vested or unvested, will cease to represent an option to purchase a share of KAYAK common stock and will be automatically converted into (1) an option to purchase shares of priceline.com common stock and (2) a cash amount. The number of shares subject to each option to purchase shares of priceline.com common stock and the exercise price per share will be determined using a conversion ratio equal to the exchange ratio, or if the exchange ratio is fixed at 0.05728 or 0.07001, a ratio adjusted by reference to the fixed exchange ratio and the priceline.com average trading price, as further described herein. The cash amount will equal the fraction of a whole share of priceline.com common stock that would have resulted from the option conversion, but for rounding, multiplied by the priceline.com average trading price. Holders of options should be aware that any applicable taxes may be withheld with respect to the cash payment.

  For a more detailed description of the treatment of KAYAK options in the merger, see "The Merger Agreement—Treatment of KAYAK Stock Options and Restricted Stock Units in the Merger" beginning on page 126.

Q:
HOW WILL KAYAK RESTRICTED STOCK UNITS BE TREATED IN THE MERGER?

A:
Any vesting conditions applicable to each outstanding KAYAK RSU will accelerate in full and each RSU will be cancelled. The holders of each RSU will only be entitled to receive a cash amount equal to the cash consideration, or if the exchange ratio is fixed at 0.05728 or 0.07001, an amount adjusted by reference to the fixed exchange ratio and the priceline.com average trading price, as further described herein. Holders of RSUs should be aware that any applicable taxes may be withheld with respect to the cash payment.

  For a more detailed description of the treatment of KAYAK RSUs in the merger, see "The Merger Agreement—Treatment of KAYAK Stock Options and Restricted Stock Units in the Merger" beginning on page 126.

Q:
WHAT WILL HAPPEN TO KAYAK AS A RESULT OF THE MERGER?

A:
If the merger is completed, KAYAK will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of priceline.com. Merger Sub will be renamed "KAYAK Software Corporation" upon completion of the merger.

Q:
WHAT EQUITY STAKE WILL KAYAK STOCKHOLDERS HOLD IN PRICELINE.COM IMMEDIATELY FOLLOWING THE MERGER?

A:
Based on the number of shares of priceline.com common stock and KAYAK common stock as of December 3, 2012, holders of shares of KAYAK common stock as of immediately prior to the closing of the merger will hold less than 4% in the aggregate, of the issued and outstanding shares of priceline.com common stock immediately following the closing of the merger, in each case as determined on a fully-diluted basis. The exact number of shares of priceline.com common stock that will be issued in the merger will not be determined until the exchange ratio is set in connection with the closing of the merger.

Q:
WHAT CONDITIONS MUST BE SATISFIED TO COMPLETE THE MERGER?

A:
Neither priceline.com nor KAYAK is required to consummate the merger unless a number of conditions to closing of the merger as set out in the merger agreement are either satisfied or waived, including KAYAK stockholder approval of the adoption of the merger agreement, the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, the expiration or termination under or the receipt of other competition law approvals outside the Unites States, the absence of any law or order that would prohibit, restrain or make illegal the merger, the approval of priceline.com common stock for listing on NASDAQ and the declaration by the SEC of the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

  The closing of the merger also is dependent on the accuracy of representations and warranties made by the parties to the merger agreement, as of the date of the merger agreement and as of the effective date of the closing of the merger (subject to customary materiality qualifiers and other customary exceptions), the performance in all material respects by KAYAK, priceline.com and Merger Sub of their respective obligations imposed under the merger agreement and the receipt of certificates of the other party attesting to the satisfaction of these conditions and the receipt by each of priceline.com and KAYAK of a tax opinion from its respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, for United States federal income tax purposes, and that KAYAK, priceline.com and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code for such purposes.

  For a more complete summary of the conditions that must be satisfied or waived prior to consummation of the merger, see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 142.

Q:
IS PRICELINE.COM'S OBLIGATION TO COMPLETE THE MERGER SUBJECT TO PRICELINE.COM RECEIVING FINANCING?

A:
No. Priceline.com's obligations under the merger agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the transactions contemplated by the merger agreement.

Q:
WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:
Priceline.com and KAYAK are working to complete the merger as quickly as possible, and we anticipate that the merger will be completed by the end of the first quarter of 2013. However, the merger is subject to various regulatory approvals and other conditions which are described in more detail in this proxy statement/prospectus, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. See "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 142.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, KAYAK stockholders will not receive any consideration for their shares of KAYAK common stock in connection with the merger. Instead, KAYAK will remain an independent public company, and the KAYAK Class A common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, KAYAK may be required to pay a fee of $52,700,000 to priceline.com in connection with the termination of the merger agreement. Under other circumstances, priceline.com may be required to reimburse KAYAK for all or a portion of the expenses it incurred in connection with or related to negotiation of the merger agreement. For further discussion of the termination rights and these fees and expense reimbursement provisions, see "The Merger Agreement—Termination of the Merger Agreement," beginning on page 143.

Q:
WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO KAYAK STOCKHOLDERS?

A:
The closing of the merger is conditioned upon the receipt by each of priceline.com and KAYAK of an opinion from its respective tax counsel that the merger will constitute a reorganization within the meaning of section 368(a) of the Code for United States federal income tax purposes and that KAYAK, priceline.com and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code for such purposes. Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in "The Merger—Material United States Federal Income Tax Consequences," KAYAK stockholders whose shares of KAYAK common stock are exchanged in the merger solely for shares of priceline.com common stock will not recognize gain or loss for United States federal income tax purposes on the exchange (except to the extent they receive cash in lieu of a fractional share of priceline.com common stock), KAYAK stockholders whose shares of KAYAK common stock are exchanged in the merger for shares of priceline.com common stock and cash will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (excluding cash received in lieu of a fractional share of priceline.com common stock), and KAYAK stockholders whose shares of KAYAK common stock are exchanged in the merger solely for cash will recognize capital gain or loss realized on the exchange. This tax treatment may not apply to certain KAYAK stockholders, as described in "The Merger—Material United States Federal Income Tax Consequences."

  For a more detailed discussion of the material United States federal income tax consequences of the transaction, see "The Merger—Material United States Federal Income Tax Consequences" beginning on page 119.

  The tax consequences of the merger for any particular KAYAK stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, KAYAK stockholders are urged to consult their tax advisors to determine the tax consequences of the merger to them, including estate, gift, state, local or non-United States tax consequences of the merger.

Q:
ARE KAYAK STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
Yes. Under Section 262 of the DGCL, record holders of KAYAK common stock who do not vote in favor of the proposal to adopt the merger agreement will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash equal to the fair value of their shares of KAYAK common stock as determined by the Court of Chancery of the State of Delaware, instead of the merger consideration. To exercise their appraisal rights, KAYAK stockholders must strictly follow the procedures prescribed by Section 262 of the DGCL. These procedures are summarized in this proxy statement/prospectus in the section entitled "Appraisal Rights of KAYAK Stockholders" beginning on page 146. In addition, the text of Section 262 of the DGCL is reproduced in its entirety as Annex C to this document. Failure to strictly comply with these provisions will result in the loss of appraisal rights.

Q:
WHAT DO I NEED TO DO NOW?

A:
Whether or not you plan to attend the special meeting, please cast your vote by indicating on the enclosed proxy card how you wish to vote or follow the instructions on the proxy card to vote by telephone or internet, and fill out your cash/stock election form, in each case according to their instructions. Please sign and mail both the proxy card (if you do not plan to vote by telephone or internet) and the election form in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares may be represented at the special meeting and so that we may know the type of merger consideration you wish to receive. If your proxy is properly given and not revoked without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger. If you do not vote on the merger or if you abstain, the effect will be a vote against the adoption of the merger agreement.

  Your vote is very important and we encourage you to vote your proxy promptly.

  This will help to ensure that a quorum is present at the special meeting and will help reduce the costs associated with the solicitation of proxies.

Q:
WHEN AND WHERE WILL KAYAK STOCKHOLDERS MEET?

A:
KAYAK will hold a special meeting of its stockholders on    , 2013, at        : a.m., Eastern Standard Time, at the offices of Bingham McCutchen LLP, located in Boston, Massachusetts.

  For more details of the special meeting of stockholders see "Information about the Special Meeting of KAYAK Stockholders" beginning on page 87.

Q:
WHO CAN VOTE AT THE SPECIAL MEETING?

A:
Holders of record of KAYAK Class A common stock and KAYAK Class B common stock on the record date are entitled to vote at the special meeting. The record date is    , 201  .

Q:
HOW MANY VOTES DO I HAVE?

A:
Each holder of KAYAK Class A common stock is entitled to one vote for each share of KAYAK Class A common stock held of record as of the record date. Each holder of KAYAK Class B common stock is entitled to ten votes for each share of KAYAK Class B common stock held of record as of the record date.

  As of the close of business on the record date, there were    shares of KAYAK Class A common stock issued and outstanding and    shares of KAYAK Class B common stock issued and outstanding.

Q:
HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING TO HAVE A QUORUM?

A:
The holders of a majority of the outstanding voting power of the shares of KAYAK common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum.

Q:
WHAT VOTE BY KAYAK STOCKHOLDERS IS REQUIRED TO APPROVE THE SPECIAL MEETING PROPOSALS?

A:
Assuming a quorum is present at the special meeting, approval of the adoption of the merger agreement will require the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of KAYAK common stock entitled to vote at the special meeting, with holders of shares of KAYAK Class A common stock and KAYAK Class B common stock voting together as a single class. Accordingly, the failure by a KAYAK stockholder to submit a proxy or to vote in person at the special meeting, an abstention from voting, or the failure of a KAYAK stockholder who holds his or her shares in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote AGAINST the adoption of the merger agreement.

  Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies will require the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of KAYAK common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Accordingly, if you fail to submit a proxy or vote in person at the special meeting, abstain, or there are broker non-votes on the issue, as applicable, the shares of KAYAK common stock not voted will not be counted in respect of, and will have no effect on, the proposal to adjourn the special meeting.

  As of the KAYAK record date, directors and executive officers of KAYAK, together with their affiliates, had sole or shared voting power over approximately        % of the voting power of the outstanding shares of KAYAK common stock entitled to vote at the special meeting.

Q:
HOW MAY KAYAK STOCKHOLDERS VOTE THEIR SHARES AT THE SPECIAL MEETING?

A:
KAYAK stockholders may vote by (i) using the internet at the address shown on their respective proxy card, (ii) telephone using the number on such proxy card, (iii) completing, signing, dating and returning such proxy card in the enclosed prepaid return envelope or (iv) attending the special meeting and voting in person. We encourage you to submit your proxy as soon as possible to ensure that your shares will be represented and voted at the special meeting.

  Submitting a proxy will not affect the right of any KAYAK stockholder to vote in person.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:
No. If your shares are held in the name of a broker, bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name." You are not the holder of record of such shares. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a "broker non-vote." In connection with the special meeting, broker non-votes will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. You should therefore provide your broker, bank or other nominee with instructions as to how to vote your shares of KAYAK common stock.

  Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to KAYAK or by voting in person at the special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:
CAN I CHANGE MY VOTE ONCE I HAVE VOTED MY PROXY?

A:
Yes, if you do vote your proxy, you can take it back at any time until the stockholders vote at the special meeting and you can either change your vote or attend the special meeting and vote in person.

  You may change your vote in any of the following ways:

  •
  by sending written notice to KAYAK's secretary at KAYAK Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854 prior to the special meeting stating that you would like to revoke your proxy;

  •
  by completing, signing and dating another proxy card bearing a later date and returning it pursuant to the instructions on your proxy card;

  •
  by casting your proxy by telephone or internet at any time after you have voted your proxy; or

  •
  by attending the special meeting and voting in person.

Q:
SHOULD KAYAK STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
KAYAK stockholders should follow the instructions on the enclosed election form. To make a valid election, KAYAK stockholders must submit a properly completed election form accompanied by the stock certificates representing shares of KAYAK common stock if the shares of KAYAK common stock are held in certificated form.

Q:
ARE THERE ANY RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR APPROVAL OF THE MERGER?

A:
Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page 31. You also should read and carefully consider the risk factors of priceline.com which are incorporated by reference into this proxy statement/prospectus. See "Information about priceline.com—Risks Relating to priceline.com's Business" beginning on page 92 and "Where You Can Find More Information" beginning on page 161 and the risk factors of KAYAK set forth in the section entitled "Information about KAYAK—Risks Relating to KAYAK's Business" beginning on page 46.

Q:
IS CONSUMMATION OF THE MERGER CONTINGENT UPON APPROVAL BY THE HOLDERS OF PRICELINE.COM STOCK?

A:
No. A vote of holders of priceline.com's capital stock is not required to approve the merger.

Q:
WHAT SHOULD A KAYAK STOCKHOLDER DO IF HE OR SHE RECEIVES MORE THAN ONE SET OF VOTING MATERIALS?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold those shares. If you are a holder of record of KAYAK common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive (or cast your vote by telephone or internet as provided on your proxy card or voting instruction card) or otherwise follow the voting instructions set forth in this proxy statement/prospectus in the section entitled "Information about the Special Meeting of KAYAK Stockholders" beginning on page 87.

Q:
WHAT HAPPENS IF I SELL MY SHARES OF KAYAK COMMON STOCK BEFORE THE SPECIAL MEETING?

A:
The record date is earlier than both the date of the special meeting and the effective date of the merger. If you transfer your shares of KAYAK common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, KAYAK stockholders must hold their shares through the effective date of the merger.

Q:
IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE MERGER CONSIDERATION FOR MY SHARES OF KAYAK COMMON STOCK?

A:
When you can expect to receive the merger consideration for your shares of KAYAK common stock will depend on whether your shares are certificated shares or book entry shares.

  Certificated Shares:    As soon as reasonably practicable after the effective date of the merger, priceline.com will cause the exchange agent to mail to each holder of certificated shares of KAYAK common stock a letter of transmittal and instructions for use in effecting the exchange of KAYAK common stock for the merger consideration. After receiving the proper documentation (including the stock certificates) from a holder of KAYAK common stock, the exchange agent will deliver to such holder the merger consideration to which such holder is entitled under the merger agreement. More information on the documentation that a holder of KAYAK common stock is required to deliver to the exchange agent may be found under the section entitled "The Merger Agreement—Exchange and Payment Procedures" beginning on page 127.

  Book Entry Shares:    Each holder of record of one or more book entry shares of KAYAK common stock whose shares will be converted into the right to receive the merger consideration will automatically, upon the effective date of the merger, be entitled to receive, and priceline.com will cause the exchange agent to deliver to such holder as promptly as practicable after the effective date of the merger, the merger consideration to which such holder is entitled under the merger agreement. Holders of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration. See "The Merger Agreement—Exchange and Payment Procedures" beginning on page 127.

Q:
IF I AM A KAYAK STOCKHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?

A:
If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Investor Relations, KAYAK Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854, telephone: (203) 899-3100.

Q:
WHERE CAN I FIND MORE INFORMATION ABOUT PRICELINE.COM AND KAYAK?

A:
You can find more information about priceline.com and KAYAK from the various sources described under the section "Where You Can Find More Information" beginning on page 161.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement/prospectus and the documents we refer to. See "Where You Can Find More Information" beginning on page 161. The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. We encourage you to read it, as it is the most important legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description contained elsewhere in this proxy statement/prospectus of the topics presented in this summary. In this proxy statement/prospectus, unless stated to the contrary or the context requires otherwise, the terms "we," "our," "ours," and "us" refer to both priceline.com and KAYAK.

The Companies
(Pages 38 and 91)

priceline.com Incorporated
800 Connecticut Avenue
Norwalk, CT 06854
(203) 299-8000

        Priceline.com is a leading online travel company that offers its customers hotel room reservations at over 270,000 hotels and accommodations worldwide through the Booking.com, priceline.com and Agoda.com brands. In the United States, priceline.com also offers its customers reservations for car rentals, airline tickets, vacation packages, destination services and cruises through the priceline.com brand. Priceline.com offers car rental reservations worldwide through rentalcars.com (formerly known as TravelJigsaw).

        Priceline.com was formed as a Delaware limited liability company in 1997 and was converted into a Delaware corporation in July 1998. Its principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854.

        Priceline.com launched its business in the United States in 1998 under the priceline.com brand and has since expanded its operations to include the Booking.com, Agoda.com and rentalcars.com companies. Priceline.com's principal goal is to serve its customers with worldwide leadership in online hotel and rental car reservations. Its business is driven primarily by international results. Priceline.com's international business is primarily comprised of hotel reservation services and gross profit earned in connection with the reservation of hotel room nights represents a substantial majority of its gross profit.

        At present, priceline.com derives substantially all of its gross profit from a number of sources, including commissions earned from facilitating reservations of price-disclosed hotel room reservations, rental cars, cruises and other travel services; transaction gross profit and customer processing fees from its price-disclosed merchant hotel room and rental car reservation services, as well as its vacation package service; transaction gross profit and customer processing fees from its Name Your Own Price® hotel room reservation, rental car and airline ticket services; global distribution system, which we refer to as GDS, reservation booking fees related to both its Name Your Own Price® airline ticket, hotel room reservation and rental car services, and price-disclosed airline tickets and rental car services; and selling advertising on its websites.

        Priceline.com's corporate website address is www.priceline.com.

KAYAK Software Corporation
55 North Water Street, Suite 1
Norwalk, CT 06854
(203) 899-3100

        KAYAK was originally incorporated in Delaware in 2004 under the name Travel Search Company, Inc., and changed its name to Kayak Software Corporation in August 2004 and to KAYAK Software Corporation in December 2011.

        On July 25, 2012, KAYAK completed its initial public offering, which we refer to as its IPO, in which KAYAK issued and sold 4,025,000 shares of Class A common stock at an offering price of $26.00 per share. KAYAK received net proceeds of $94,234,000 after deducting underwriting discounts and commissions and issuance costs of approximately $4,091,000. In connection with its IPO, KAYAK also entered into private placement transactions with existing stockholders pursuant to which it issued and sold 231,695 shares of its Class A common stock at a price of $26.00 per share and issued 308,032 shares of its Class A common stock for no consideration.

        KAYAK is a technology-driven company committed to improving online travel. Cofounders of Expedia, Travelocity and Orbitz started KAYAK in 2004 to take a better approach to finding travel online. KAYAK's websites and mobile applications enable people to easily research and compare accurate and relevant information from hundreds of other travel websites in one comprehensive, fast and intuitive display. KAYAK also provides multiple filtering and sorting options, travel management tools and services such as flight status updates, pricing alerts and itinerary management. Once users find their desired flight, hotel or other travel products, KAYAK sends them to their preferred travel supplier or online travel agency, which we refer to as OTA, website to complete their purchase, and in many cases, users may now complete bookings directly through KAYAK's websites and mobile applications.

        KAYAK's services are free for travelers. KAYAK offers travel suppliers and OTAs an efficient channel to sell their products and services to a highly targeted audience focused on purchasing travel. KAYAK earns revenues by sending referrals to travel suppliers and OTAs and from a variety of advertising placements on its websites and mobile applications.

        As of December 3, 2012, KAYAK had 196 employees, and it had local websites in 18 countries including the United States, Germany, Spain, the United Kingdom, Austria, France and Italy.

        KAYAK's corporate website address is www.KAYAK.com. KAYAK does not incorporate the information contained on, or accessible through, KAYAK's corporate website into this proxy statement/prospectus, and you should not consider it part of this proxy statement/prospectus.

Produce Merger Sub, Inc.
c/o The Corporation Service Company
2711 Centerville Road, Suite 400, Wilmington, DE 19808
(302) 636-5400

        Produce Merger Sub, Inc. is a newly-formed, wholly owned subsidiary of priceline.com. Priceline.com formed this subsidiary as a Delaware corporation solely to effect the merger, and this subsidiary has not conducted any business during any period of its existence.

Risk Factors and Cautionary Statement Concerning Forward-Looking Statements
(Pages 31 and 37)

        Both companies have made forward-looking statements in this proxy statement/prospectus and priceline.com has made forward-looking statements in the documents that are incorporated by reference. Forward-looking statements are subject to risks and uncertainties, which risks and uncertainties are described in priceline.com's filings under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 161. Forward-looking statements include information concerning possible or assumed future results of operations of priceline.com, KAYAK or the combined company. When words such as "expects," "anticipates," "intends," "plans" and similar expressions are used, we are making forward-looking statements.

        If you are a KAYAK stockholder, you should note that an investment in priceline.com common stock involves risks and uncertainties, which risks and uncertainties are described in priceline.com's filings under the Exchange Act that are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 161. You should consider these risk factors in evaluating how to vote your shares of KAYAK common stock at the special meeting.

Special Meeting; Stockholders Entitled to Vote at the Special Meeting; Required Vote
(Page 87)

        The special meeting will be held on                    , 2013 at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110, commencing at      a.m., Eastern time. For more details on the special meeting, see "Information about the Special Meeting of KAYAK Stockholders" beginning on page 87.

        The close of business on                     , 201   has been set as the record date for the special meeting. Only KAYAK stockholders on the record date are entitled to notice of and to vote at the special meeting. Each share of KAYAK Class A common stock will be entitled to one vote on each matter to be acted upon at the special meeting. Each share of KAYAK Class B common stock will be entitled to ten votes on each matter to be acted upon at the special meeting. We refer to KAYAK Class A common stock and KAYAK Class B common stock collectively as KAYAK common stock.

        The affirmative vote of holders of a majority of the outstanding voting power of KAYAK common stock entitled to vote at the special meeting, voting together as a single class, is required to adopt the merger agreement.

        The affirmative vote of holders of a majority of the outstanding voting power of KAYAK common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the adjournment proposal.

The Merger
(Page 93)

        In the merger, KAYAK will be merged with and into Merger Sub. Merger Sub will continue as the surviving corporation and a wholly owned subsidiary of priceline.com. Merger Sub will be renamed "KAYAK Software Corporation" upon completion of the merger.

Merger Consideration
(Page 93)

        If the merger agreement is adopted and the merger is completed, each share of KAYAK Class A common stock and each share of KAYAK Class B common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of the stockholder, $40.00 in cash or a fraction of a share of priceline.com common stock as determined by the exchange ratio pursuant to the merger agreement, subject to pro ration, as described in this proxy statement/prospectus.

        The exchange ratio will be determined by dividing $40.00 by the aggregate volume weighted average price per share of priceline.com common stock on NASDAQ for the 30 consecutive trading days ending on the second full trading day prior to the closing date of the merger, which we refer to as the priceline.com average trading price, provided that the priceline.com average trading price is between (or including) $571.35 and $698.32 per share. If the priceline.com average trading price is below $571.35 then the exchange ratio will be fixed at 0.07001 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. If the priceline.com average trading price is above $698.32 then the exchange ratio will be fixed at 0.05728 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. Accordingly, the actual number of shares and the value of the priceline.com common stock delivered to KAYAK stockholders who receive stock consideration will depend on the average priceline.com trading price, and the value of the portion of a share of priceline.com common stock delivered for each such share of KAYAK common stock may be greater than or less than $40.00.

        Any shares of KAYAK common stock owned by priceline.com, KAYAK, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries will be canceled without payment of any consideration.

        KAYAK stockholders that have perfected and not withdrawn a demand for, or lost the right to, appraisal pursuant to Section 262 of the DGCL will be entitled to the appraisal rights provided under the DGCL as described under the "Appraisal Rights of KAYAK Stockholders" section beginning on page 146.

        The merger agreement also contains a pro ration mechanism that will ensure that the total cash number of shares of KAYAK common stock will be exchanged for cash consideration, and the remaining shares of KAYAK common stock will be exchanged for stock consideration. In the event that the holders of more than the total cash number of shares of KAYAK common stock elect to receive cash consideration, certain pro-rata adjustments will be made so that, in the aggregate, the total cash number of shares of KAYAK common stock will be converted into the right to receive cash consideration and the balance of the shares of KAYAK common stock will be converted into the right to receive priceline.com common stock. This pro ration mechanism is discussed in greater detail in the section entitled "The Merger Agreement—Treatment of KAYAK Common Stock in the Merger—Cash Election" beginning on page 125.

Election
(page 125)

        Enclosed with this proxy statement/prospectus is an election form. You should follow the instructions included on the election form for completing the election form and delivering it to the exchange agent. For a detailed description of the election procedures, see "The Merger Agreement—Treatment of KAYAK Common Stock in the Merger Cash Election" beginning on page 125.

Fractional Shares
(Page 128)

        No fractional shares of priceline.com common stock will be issued upon the surrender of KAYAK common stock. Instead, each KAYAK stockholder who would otherwise have been entitled to receive a fraction of a share of priceline.com common stock will receive an amount of cash equal to the product of (i) such KAYAK stockholder's proportionate interest in a share of priceline.com common stock and (ii) the priceline.com average trading price. All fractional shares that a KAYAK stockholder would otherwise be entitled to receive will be aggregated and rounded to three decimal places for purposes of determining the cash payment for such fractional shares.

Treatment of Stock Options and Restricted Stock Units
(Page 126)

        At the effective time of the merger, each outstanding and unexercised option to purchase a share of KAYAK common stock, whether vested or unvested, will cease to represent an option to purchase a share of KAYAK common stock and will be automatically converted into (1) an option to purchase a number of shares of priceline.com common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of KAYAK common stock subject to the option immediately prior to the effective time of the merger and (y) the conversion ratio which is described below, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of KAYAK common stock of such outstanding option immediately prior to the effective time of the merger divided by (B) the conversion ratio; and (2) an amount in cash equal to the product of (i) the fraction of a whole share of priceline.com common stock that would have resulted from the calculation described above but for the rounding and (ii) the priceline.com average trading price (rounded up or down, as applicable, to the nearest whole cent) less any applicable taxes. Except as otherwise described in this paragraph, following the effective time of the merger, each option will continue to be governed by the same terms and conditions as were applicable under such option immediately prior to the effective time of the merger.

        The conversion ratio will be equal to $40.00 divided by the priceline.com average trading price, which we refer to as the exchange ratio, unless the exchange ratio is fixed at 0.05728 or 0.07001, as described above, in which case the conversion ratio will be equal to the sum of (i) the product of such fixed exchange ratio multiplied by 67% plus (ii) the quotient obtained by dividing the product of the cash consideration multiplied by 33% by the priceline.com average trading price.

        At the effective time of the merger, any vesting conditions applicable to each outstanding RSU will accelerate in full and each RSU will be cancelled. The holder of the RSU will only be entitled to receive an amount in cash equal to (x) the total number of shares of KAYAK common stock subject to such RSU immediately prior to the effective time of the merger multiplied by (y) the per share RSU consideration, as described below (less applicable taxes to be withheld with respect to such payment).

        The per share RSU consideration will be equal to the cash consideration unless the exchange ratio is fixed at 0.05728 or 0.07001 as described above, in which case the per share RSU consideration will be equal to the sum of (i) the product of the cash consideration multiplied by 33% plus (ii) 67% multiplied by the product of such fixed exchange ratio and the priceline.com average trading price.

        For a detailed description of the treatment of stock options and restricted stock units at the effective time of the merger, see "The Merger Agreement—Treatment of KAYAK Stock Options and Restricted Stock Units in the Merger" beginning on page 126.

The Merger Agreement
(Page 123)

        The merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement in its entirety. It is the most important legal document governing the merger. A summary of the merger agreement begins on page 123 of this proxy statement/prospectus.

Recommendation of KAYAK's Board of Directors and KAYAK's Reasons for the Merger
(Page 103)

        After careful consideration, the KAYAK board approved the merger agreement. The KAYAK board recommends that KAYAK stockholders vote FOR the adoption of the merger agreement.

        In reaching its decision to approve the merger agreement and to recommend that KAYAK stockholders vote to adopt the merger agreement, the KAYAK board consulted with KAYAK's management and KAYAK's advisors and considered a number of strategic, financial and other considerations referred to under "The Merger—Recommendation of KAYAK's Board of Directors and KAYAK's Reasons for the Merger" beginning on page 103.

Opinion of KAYAK's Financial Advisor
(Page 104)

        On November 8, 2012, Houlihan Lokey Financial Advisors, Inc., which we refer to as Houlihan Lokey, rendered its oral opinion to the KAYAK special committee of the KAYAK board, which we refer to as the KAYAK special committee (which was confirmed in writing by delivery of Houlihan Lokey's written opinion to the KAYAK special committee and the KAYAK board dated the same date), as to, as of November 8, 2012, the fairness, from a financial point of view, to the holders of KAYAK common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement.

        Houlihan Lokey's opinion was directed to the KAYAK special committee and the KAYAK board and addressed only the fairness, from a financial point of view, to the holders of KAYAK common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan Lokey's written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the KAYAK special committee, the KAYAK board or any securityholder of KAYAK or priceline.com or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise including, without limitation, whether a holder of KAYAK common stock should elect to receive the cash consideration or the stock consideration. See "The Merger—Opinion of KAYAK's Financial Advisor" beginning on page 104.

Interests of Certain Persons in the Merger
(Page 114)

        KAYAK's executive officers and directors have economic interests in the merger that are different from, or in addition to, those of KAYAK's stockholders generally. These interests include, but are not limited to the treatment of equity awards held by executive officers and directors (including the treatment of options to purchase shares of KAYAK common stock and of KAYAK RSUs), and the potential payment of severance and other benefits to executive officers in the event of a qualifying termination of their employment following the merger.

Ownership of priceline.com Following the Merger
(Page 94)

        Based on the number of shares of priceline.com common stock and KAYAK common stock outstanding as of December 3, 2012, existing KAYAK stockholders will own less than 4% of the shares of priceline.com common stock outstanding immediately after consummation of the merger. The exact number of shares of priceline.com common stock that will be issued in the merger will not be determined until the closing.

Stock Exchange Listings
(Page 119)

        Application will be made to have the shares of priceline.com common stock issued in connection with the merger approved for listing on NASDAQ. If the merger is completed, KAYAK stockholders will be able to trade the shares of priceline.com common stock they receive in the merger on NASDAQ.

        If the merger is completed, KAYAK Class A common stock will no longer be quoted on NASDAQ and will be deregistered under the Exchange Act.

Conditions to Completion of the Merger
(Page 142)

        Consummation of the merger is conditional on KAYAK stockholders holding a majority of the outstanding voting power of KAYAK approving the proposal to adopt the merger agreement.

        Consummation of the merger also is conditional on the expiration or termination of all applicable waiting periods under the HSR Act as well as the satisfaction of all waiting periods or obtaining of all approvals or consents from relevant regulatory entities necessary to consummate the merger including the receipt of other competition law approvals outside the United States, the absence of any law or order that would prohibit, restrain or make illegal the merger, the approval of priceline.com common stock for listing on NASDAQ and the declaration by the SEC of the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, no stop order suspending its effectiveness having been issued and no proceeding for this purpose having been initiated by the SEC.

        Closing is also dependent on the accuracy of representations and warranties made by the parties to the merger agreement, as of the date of the merger agreement and as of the effective date (subject to customary materiality qualifiers and other customary exceptions), the performance in all material respects by KAYAK, priceline.com and Merger Sub of their respective obligations imposed under the merger agreement, the receipt of certificates of the other party attesting to the satisfaction of these conditions and the receipt by each of KAYAK and priceline.com of an opinion from its respective tax counsels that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes and that KAYAK, priceline.com and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code for such purposes.

        For a more complete summary of the conditions that must be satisfied or waived prior to consummation of the merger, see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 142.

Termination of the Merger Agreement
(Page 143)

        The merger agreement may be terminated by mutual written consent of KAYAK and priceline.com at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by KAYAK's stockholders, and by either priceline.com or KAYAK if, at any time prior to the effective time of the merger: (i) (whether before or after KAYAK stockholders have adopted the merger agreement) the merger has not been consummated by March 8, 2013, which we refer to as the termination date, taking into account any extensions to the termination date provided for under the merger agreement); (ii) the special meeting has been held and completed and KAYAK's stockholders have not adopted the merger agreement at such special meeting, or at any adjournment or postponement thereof; (iii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable (whether before or after the vote of

KAYAK stockholders for adoption of the merger agreement); or (iv) there has been a breach of any representation, warranty, covenant or agreement made by the other party in the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, such that certain conditions to the terminating party's obligations to complete the merger would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given (subject to the qualification that such termination right will not be available to any party if at the time the party seeks to terminate the merger agreement that party is in material breach of any of its covenants or agreements in the merger agreement).

        KAYAK may terminate the merger agreement prior to the time KAYAK stockholders have adopted the merger agreement (provided it is not in material breach of any of its terms) if the KAYAK board authorizes KAYAK to enter into an alternative acquisition agreement with respect to a superior proposal in compliance with the no solicitation restrictions in the merger agreement, provided that KAYAK first pays to priceline.com a $52,700,000 termination fee.

        Priceline.com may terminate the merger agreement at any time prior to the effective time of the merger if the KAYAK board has made a change in its recommendation that KAYAK's stockholders adopt the merger agreement and KAYAK will be required to pay a $52,700,000 termination fee.

        For further discussion of the termination provisions, see "Merger Agreement—Termination of the Merger Agreement" beginning on page 143.

Termination Fee
(Page 144)

        If the merger is not completed, KAYAK stockholders will not receive any consideration for their shares of KAYAK common stock in connection with the merger. Instead, KAYAK will remain an independent public company, and the KAYAK Class A common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, KAYAK may be required to pay a fee of $52,700,000 to priceline.com in connection with the termination of the merger agreement. Under other circumstances, priceline.com may be required to reimburse KAYAK for a portion of the expenses it incurred in connection with or related to negotiation of the merger agreement.

        For further discussion of the termination rights and these fees and expense reimbursement provisions, see "The Merger Agreement—Termination of the Merger Agreement" beginning on page 143.

Other Covenants
(Page 138)

        The parties have agreed to cooperate with each other and use their respective reasonable best efforts (and cause their subsidiaries to use their reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the merger as soon as practicable, including by making appropriate filings of notifications and reports pursuant to the HSR Act and with competition regulators outside the United States.

        The parties also have agreed that KAYAK will afford priceline.com reasonable access to all of its and its subsidiaries' properties, books, contracts, commitments, personnel and records (upon reasonable request and subject to certain exceptions) and that they will use commercially reasonable efforts to cause the merger to constitute a reorganization within the meaning of Section 368(a) of the Code and not knowingly take any action, or fail to take any action, that would prevent, or reasonably be expected to prevent, the merger from qualifying as a reorganization under Section 368(a) of the Code.

        Priceline.com is required to cause the shares of priceline.com common stock that will be issued in connection with the merger to be approved for listing on NASDAQ prior to the effective date of the merger. KAYAK and priceline.com also have agreed to cooperate and use reasonable best efforts to cause the KAYAK common stock to be delisted from NASDAQ and deregistered under the Exchange Act within ten days of the effective date of the merger.

        Each party has agreed to promptly notify the other party of, and keep the other party reasonably informed with respect to, any stockholder litigation related to the merger agreement and take certain actions in respect of defending or settling such stockholder litigation.

        For further discussion of these efforts, see "Merger Agreement—Other Covenants," beginning on page 138.

No Solicitation
(Page 135)

        Neither KAYAK nor any of its subsidiaries nor any of their respective officers or directors will, and KAYAK will instruct and use commercially reasonable efforts to cause its and its subsidiaries' employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly initiate, solicit, or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (which term is described below), enter into any agreement or agreement in principle with any person concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement concerning an acquisition proposal (other than a confidentiality agreement entered into in accordance with the merger agreement), grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an acquisition proposal (except in respect of any standstill agreement entered into in compliance with the merger agreement) or engage, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal.

        An acquisition proposal is any proposal or offer made by a person (other than priceline.com or Merger Sub) relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated total assets of KAYAK and its subsidiaries (taken as a whole) or 15% or more of the total voting power of the equity securities of KAYAK or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the total voting power of the equity securities of KAYAK, or any merger, consolidation, exclusive license, business combination, recapitalization, joint venture, partnership, liquidation, dissolution or similar transaction involving KAYAK or any of its subsidiaries pursuant to which any person or its stockholders would (directly or indirectly) beneficially own 15% or more of the total voting power of the equity securities of KAYAK, in each case other than the merger.

        KAYAK is permitted to take certain actions following the receipt of an acquisition proposal made on or after the date of the merger agreement and prior to, but not after, the adoption of the merger agreement by KAYAK stockholders at the special meeting, including providing certain information or engaging or participating in any discussions or negotiations with a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of the consolidated assets of KAYAK and its subsidiaries or more than 50% of the total voting power of the equity securities of KAYAK (subject to certain obligations of KAYAK set forth in the merger agreement).

        KAYAK also is permitted to approve, recommend, or otherwise declare advisable or propose to do any of the foregoing with respect to, such an acquisition proposal or authorize KAYAK to enter into an alternative acquisition agreement with respect to any acquisition proposal, only if it has complied with certain obligations in respect of priceline.com's match rights (as set out more fully in the section entitled "The Merger Agreement—No Solicitation of Acquisition Proposals—Match Rights") and the KAYAK board first determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law, and if required under the merger agreement, that the KAYAK board has determined in good faith based on the information then available and after consultation with its outside legal counsel that such acquisition proposal constitutes a superior proposal or is reasonably likely to result in a superior proposal.

        A superior proposal is a fully financed and bona fide written acquisition proposal involving more than 50% of the consolidated total assets of KAYAK and its subsidiaries (taken as a whole) or more than 50% of the total voting power of the equity securities of KAYAK that the KAYAK board has determined in good faith after consultation with its outside legal counsel is reasonably likely to be consummated substantially in accordance with its terms, and that, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, if consummated, would result in a transaction more favorable to KAYAK stockholders from a financial point of view than the transactions contemplated by the merger agreement, in each case after taking into account all relevant factors, including all terms and conditions of such acquisition proposal and the merger agreement and any revisions to the merger agreement pursuant to the exercise of priceline.com's match rights and the time likely to be required to consummate such acquisition proposal.

        The KAYAK board may make a change of recommendation in connection with a superior proposal only if it has notified priceline.com at least three business days' in advance of its intention to effect a change of recommendation in respect of the superior proposal and intends to cause KAYAK to enter into an alternative acquisition proposal with respect to such superior proposal, it attaches a copy of the alternative acquisition agreement and any other documents related to such superior proposal and after providing such notice and prior to taking any such action, KAYAK must negotiate with priceline.com in good faith (to the extent priceline.com desires to negotiate) during such three business day period to make revisions to the terms of the merger agreement so that the acquisition proposal that is the subject of the notice ceases to be a superior proposal. For a more detailed discussion of the ability of the KAYAK board to make a change of recommendation in connection with a superior proposal see the section entitled "The Merger Agreement—No Solicitation of Acquisition Proposals—Changes in KAYAK's Board of Directors' Recommendation" beginning on page 137.

        If the financial or other material terms of any acquisition proposal are amended, KAYAK must deliver a new notice to priceline.com and attach a copy of the most current version of the alternative acquisition agreement related to such proposal and any related documents, and the negotiation period will be extended by an additional two business days.

Litigation Related to the Merger
(Page 119)

        In connection with the merger, two class action claims have been filed naming KAYAK, priceline.com, Merger Sub and members of the KAYAK board as defendants. One claim has been filed in the Delaware Court of Chancery and the other claim has been filed in the Judicial District of Stamford / Norwalk, Connecticut. Both claims generally allege, among other things, that the KAYAK board failed to adequately discharge its fiduciary duties to the holders of shares of KAYAK Class A common stock by failing to ensure they will receive maximum value for their shares, failing to conduct an appropriate sale process and agreeing to inappropriate provisions in the merger agreement that would dissuade or otherwise preclude the emergence of a superior offer. The claims also allege that KAYAK and priceline.com aided and abetted the KAYAK board's breach of its fiduciary duties. The actions seek injunctive relief compelling the KAYAK board to properly exercise its fiduciary duties to holders of shares of KAYAK's Class A common stock, enjoining the consummation of the merger and declaring the merger agreement unlawful and unenforceable, among other things. Both claims seek to recover costs and disbursements from the defendants, including reasonable attorneys' and experts fees.

        Both priceline.com and KAYAK are of the view that these actions are completely without merit, and they intend to defend each action vigorously.

Appraisal Rights
(Page 146)

        Record holders of KAYAK common stock have appraisal rights under the DGCL in connection with the merger. Holders of KAYAK common stock who do not vote in favor of the merger and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder. Any shares of KAYAK common stock held by a KAYAK stockholder as of the record date who has not voted in favor of the merger and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into a right to receive the merger consideration, unless such KAYAK stockholder fails to perfect, withdraws or otherwise loses such stockholder's appraisal rights under the DGCL. If, after the consummation of the merger, such holder of KAYAK common stock fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration. The relevant provisions of the DGCL are included as Annex C to this proxy statement/prospectus.

        You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your appraisal rights, KAYAK stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled "Appraisal Rights of KAYAK Stockholders" beginning on page 146 for additional information and the text of Section 262 of the DGCL reproduced in its entirety as Annex C to this proxy statement/prospectus.

Material United States Federal Income Tax Consequences of the Merger
(Page 119)

        The closing of the merger is conditional upon the receipt by each of priceline.com and KAYAK of an opinion from its respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes and that KAYAK, priceline.com and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code for such purposes. Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in "The Merger—Material United States Federal Income Tax Consequences," KAYAK stockholders whose shares of KAYAK common stock are exchanged in the merger solely for shares of priceline.com common stock will not recognize gain or loss for United States federal income tax purposes on the exchange (except to the extent they receive cash in lieu of a fractional share of priceline.com common stock), KAYAK stockholders whose shares of KAYAK common stock are exchanged in the merger for shares of priceline.com common stock and cash will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (excluding cash received in lieu of a fractional share of priceline.com common stock), and KAYAK stockholders whose shares of KAYAK common stock are exchanged in the merger solely for cash will recognize capital gain or loss realized on the exchange. This tax treatment may not apply to certain KAYAK stockholders, as described in "The Merger—Material United States Federal Income Tax Consequences."

        The tax consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your own tax consequences from the merger, including estate, gift, state, local or non-United States tax consequences of the merger. See the section of this proxy statement/prospectus entitled "The Merger—Material United States Federal Income Tax Consequences" beginning on page 119 for a summary discussion of material United States federal income tax consequences of the merger to United States holders.

Accounting Treatment
(Page 122)

        Priceline.com prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The merger will be accounted for using the acquisition method of accounting. Priceline.com will be treated as the acquirer for accounting purposes.

Comparison of Rights of KAYAK Stockholders and priceline.com Stockholders
(Page 151)

        KAYAK's charter and by-laws and Delaware corporate law govern the rights of KAYAK stockholders. Priceline.com's amended and restated certificate of incorporation, which we refer to as priceline.com's charter and priceline.com's amended and restated by-laws, which we refer to as priceline.com's by-laws, and Delaware corporate law will govern your rights as a stockholder of priceline.com following the merger. Your rights under priceline.com's charter and by-laws will differ in some respects from your rights under KAYAK's charter and by-laws. See "Comparison of Rights of priceline.com Stockholders and KAYAK Stockholders" on page 151.

SELECTED HISTORICAL FINANCIAL DATA OF PRICELINE.COM INCORPORATED

        The following table presents selected historical consolidated financial data for priceline.com Incorporated as of and for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 and as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011. The financial data for the fiscal years ended December 31, 2011, 2010 and 2009 have been derived from priceline.com's audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference in this proxy statement/prospectus. The financial data for the fiscal years ended December 31, 2008 and 2007 have been derived from priceline.com's audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009. The financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 have been derived from priceline.com's unaudited consolidated financial statements included in the Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, incorporated by reference in this proxy statement/prospectus. Also incorporated by reference into this proxy statement/prospectus is the Form 8-K filed on December 10, 2012 which provides priceline.com's Unaudited Consolidated Statements of Comprehensive Income for the fiscal years ended December 31, 2011, 2010, and 2009 under the new accounting guidance which became effective January 1, 2012. Selected historical financial data reflects data related to rentalcars.com (formerly known as TravelJigsaw) and Agoda from their respective acquisition dates of May 2010 and November 2007.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in priceline.com's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and priceline.com's Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes therein. See the section of this proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 161.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands except per share amounts)		(In thousands, except per share amounts)
Total revenues	$4,070,316	$3,364,839	$4,355,610	$3,084,905	$2,338,212	$1,884,806	$1,409,409
Cost of revenues	926,385	1,009,657	1,275,730	1,175,934	1,077,449	928,835	769,997
Gross profit	3,143,931	2,355,182	3,079,880	1,908,971	1,260,763	955,971	639,412
Total operating expenses(1)	1,688,453	1,260,038	1,680,958	1,122,174	789,928	666,497	501,477
Operating income(1)	1,455,478	1,095,144	1,398,922	786,797	470,835	289,474	137,935
Total other expense	49,631	26,010	31,128	40,514	28,533	13,369	16,074
Income tax (expense) benefit(2)	(271,405)	(235,959)	(308,663)	(218,141)	47,168	(90,171)	23,537
Equity in income (loss) income of investees	—	—	—	—	2	(310)	(321)
Net income(1)(2)	1,134,442	833,175	1,059,131	528,142	489,472	185,624	145,077
Net income attributable to noncontrolling interests(3)	3,539	2,520	2,760	601	—	3,378	4,679
Net income applicable to common stockholders(1)(2)	1,130,903	830,655	1,056,371	527,541	489,472	182,246	138,843
Net income applicable to common stockholders per basic common share(1)(2)	22.70	16.74	21.27	11.00	11.54	4.64	3.69
Net income applicable to common stockholders per diluted share(1)(2)	22.05	16.23	20.63	10.35	9.88	3.74	3.05
Total assets	6,217,809	3,815,573	3,970,671	2,905,953	1,834,224	1,312,421	1,334,017
Long-term obligations and redeemable noncontrolling interests(4)	1,679,147	736,182	788,218	621,624	263,708	459,928	724,144
Total liabilities	2,446,267	1,265,828	1,191,971	1,046,828	476,610	538,520	672,492
Total stockholders' equity	3,577,864	2,390,299	2,574,295	1,813,336	1,321,629	698,826	453,625

(1)
Priceline.com recorded a $55.4 million expense related to a litigation settlement in 2007.

(2)
Priceline.com recorded non-cash income tax benefits for the year ended December 31, 2009, resulting from the reversal of a portion of its valuation allowance on its deferred tax assets related to net operating loss carryforwards of $183.3 million. Priceline.com also recorded non-cash income tax benefits in the year ended December 31, 2007 amounting to $47.9 million resulting from a reversal of a portion of the valuation allowance on its deferred tax assets related to domestic net operating loss carryfowards.

(3)
In September 2008, priceline.com repurchased all of the remaining outstanding shares underlying noncontrolling interests in Priceline.com International Limited. Redeemable noncontrolling interests beginning in 2010 relates to priceline.com's purchase of rentalcars.com in May 2010. In April 2011, in connection with the exercise of certain call and put options in March 2011, the redeemable noncontrolling interests in rentalcars.com were reduced from 24.4% to 19.0%. In April 2012, in connection with the exercise of certain call and put options in March 2012, the redeemable noncontrolling interests in rentalcars.com were reduced from 19.0% to 12.7%.

(4)
Includes convertible debt which is classified as a current liability.

SELECTED HISTORICAL FINANCIAL DATA OF KAYAK SOFTWARE CORPORATION

        The following table presents selected historical consolidated financial data for KAYAK Software Corporation as of and for the nine months ended September 30, 2012 and the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 and as of September 30, 2012. The financial data for the fiscal years ended December 31, 2011, 2010 and 2009 have been derived from KAYAK's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statements of operations presented below for the years ended December 31, 2008 and 2007 and consolidated balance sheet data as of December 31, 2009, 2008 and 2007 have been derived from consolidated financial statements not included in this proxy statement/prospectus. The financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 have been derived from KAYAK's unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information included elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30,
			Years ended December 31,
(in thousands except share and per share amounts)
	2012	2011	2011	2010	2009	2008	2007
Revenues	$228,880	$170,587	$224,534	$170,698	$112,698	$112,018	$48,444

Cost of revenues (excludes depreciation and amortization)	14,900	13,780	18,598	15,630	15,362	17,985	7,497

Selling, general and administrative expenses:
Marketing	120,700	87,417	111,018	91,721	57,389	56,841	33,624
Personnel	35,612	30,125	40,785	29,764	22,638	19,150	8,131
Other general and administrative expenses	12,703	11,577	16,400	9,967	6,568	5,743	2,346

Total selling, general and administrative expenses (excludes depreciation and amortization)	169,015	129,119	168,203	131,452	86,595	81,734	44,101

Depreciation and amortization	6,178	6,337	8,486	6,821	5,380	5,214	1,485
Impairment of intangible assets(1)	—	14,980	14,980	—	—	—	—

Income from operations	38,787	6,371	14,267	16,795	5,361	7,085	(4,639)
Other income (expense)	(1,506)	536	2,117	3,357	(1,225)	(1,569)	271
Income tax (expense) benefit	(17,894)	(3,077)	(6,681)	(12,120)	2,776	(415)	—

Net income	19,387	3,830	9,703	8,032	6,912	$5,101	$(4,368)
Redeemable convertible preferred stock dividends	(6,644)	(8,809)	(11,745)	(11,745)	(11,728)	(11,728)	(2,085)
Deemed dividend from modification of redeemable convertible preferred stock	(2,929)	—	—	—	—	—	—

Net income (loss) applicable to common stockholders	$9,814	$(4,979)	$(2,042)	$(3,713)	$(4,816)	(6,627)	(6,453)

Net income (loss) applicable to common stockholders
Basic	$0.67	$(0.67)	$(0.28)	$(0.57)	$(0.92)	$(1.37)	$(1.67)
Diluted	$0.48	$(0.67)	$(0.28)	$(0.57)	$(0.92)	$(1.37)	$(1.67)
Weighted average shares outstanding:
Basic	14,739,047	7,412,882	7,309,202	6,463,639	5,223,187	4,831,777	3,860,114
Diluted	40,289,192	7,412,882	7,309,202	6,463,639	5,223,187	4,831,777	3,860,114
Total assets	422,799	275,982	277,948	269,907	222,823	232,544	221,494
Long-term obligations(2) and redeemable convertible preferred stock	542	246,451	248,644	238,246	225,085	237,218	230,330

Total stockholders' equity (deficit)	377,433	(6,310)	(1,724)	(450)	(21,780)	(22,940)	(23,609)

(1)
In January 2011, KAYAK determined that it would not support two brand names and URLs in the United States and decided that it would migrate all traffic from sidestep.com to KAYAK.com. As a result, the SideStep brand name and URL intangible assets were impaired, and KAYAK incurred a related write-down of $15.0 million in the first three months of 2011.

(2)
Long-term obligations includes current and long-term portions of debt, warrant liability and acquisition-related put liability.

UNAUDITED SUMMARY PRO FORMA COMBINED FINANCIAL DATA

        The following table presents unaudited summary pro forma combined financial information about priceline.com's consolidated balance sheet and statements of operations, after giving effect to the merger. The information under "Summary Pro Forma Combined Earnings Information" in the table below gives effect to the merger as if it had been completed on January 1, 2011. The information under "Summary Pro Forma Combined Balance Sheet Information" in the table below assumes the merger had been completed on September 30, 2012. This unaudited summary pro forma combined financial data was prepared using the acquisition method of accounting with priceline.com considered the acquirer of KAYAK. Accordingly, the merger consideration has been allocated to assets and liabilities of KAYAK based upon their estimated fair values as of the date of completion of the merger. Any amount of the merger consideration that is in excess of the estimated fair values of assets acquired net of liabilities assumed in the merger will be recorded as goodwill in priceline.com's balance sheet after the completion of the merger.

        The unaudited summary pro forma combined financial data has been derived from and should be read in conjunction with the more detailed unaudited pro forma combined financial statements, which we refer to as the statements, appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the statements. In addition, the statements were based on and should be read in conjunction with the historical consolidated financial statements and related notes of priceline.com as of and for the applicable periods, which have been incorporated into this proxy statement/prospectus by reference, as well as the historical financial statements and related notes of KAYAK as of and for the applicable periods, which have been included in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 161 and "Unaudited Pro Forma Combined Financial Data" beginning on page F-68.

        The unaudited summary pro forma combined financial data is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of priceline.com would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of priceline.com's future consolidated results of operations or consolidated financial position. The unaudited summary pro forma combined financial data is based upon currently available information and estimates and assumptions that priceline.com management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.

Summary Pro Forma Combined Earnings Information:

(In thousands, except per share amounts)	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Revenues	$4,277,401	$4,562,175
Operating income	1,455,548	1,329,921
Earnings before income taxes	1,404,411	1,300,910
Net income available to common shareholders	$1,127,446	$1,016,946
Basic earnings per share
Net income per share available to common shareholders	$21.88	$19.80
Diluted earnings per share
Net income per share available to common shareholders	$21.08	$19.06

 Summary Pro Forma Combined Balance Sheet Information:

(In thousands)	As of September 30, 2012
Total assets	$8,056,115
Long-term obligations and redeemable non-controlling interests(1)	2,086,910
Total stockholders' equity	4,972,040

(1)
Includes convertible debt which is classified as a current liability.

 COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table shows, for the year ended December 31, 2011, and the nine months ended September 30, 2012, historical and pro forma equivalent per share data for KAYAK common stock and historical and pro forma combined per share data for priceline.com common stock. The information in the table related to priceline.com is derived from priceline.com's respective historical consolidated financial statements incorporated by reference herein, as well as KAYAK's respective historical consolidated financial statements included in this proxy statement/prospectus and the unaudited pro forma combined financial information included elsewhere herein.

        The pro forma equivalent information shows the effect of the merger from the perspective of an owner of KAYAK common stock. The information was computed by multiplying the pro forma combined net income per common share as of September 30, 2012 by the exchange ratio of the stock portion of the merger consideration of 0.06599 shares of priceline.com common stock for each share of KAYAK common stock. The exchange ratio of 0.06599 is calculated by dividing the merger consideration of $40.00 per share of KAYAK common stock by the aggregate volume weighted average price per share of priceline.com common stock for the 30 day trading period ending two days prior to the assumed effective date of the merger. For the pro forma combined financial information included in this proxy statement/prospectus, the exchange ratio was calculated as 0.06599 shares of priceline.com common stock for each share of KAYAK common stock as though the merger closing date was November 30, 2012. The aggregate volume weighted average price per share of priceline.com common stock from October 15, 2012 through November 28, 2012 was $606.13. The merger is expected to close by the end of the first quarter of 2013.

        The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of earnings data are based on the assumption that the merger was completed on January 1, 2011, and the pro forma adjustments to the balance sheet data are based on the assumption that the merger was completed on September 30, 2012.

        Either company's actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of priceline.com after the completion of the merger.

        You should read the information below together with the historical consolidated financial statements and related notes of priceline.com as of and for the applicable periods, which have been incorporated by reference into this proxy statement/prospectus, the historical financial statements and related notes of KAYAK as of and for the applicable periods, which have been included in this proxy statement/prospectus, along with the information under the heading "Unaudited Pro Forma Combined Financial Information" beginning on page F-68.

	KAYAK Common Stock		priceline.com Common Stock
	Historical	Pro Forma Equivalent(1)	Historical	Pro Forma Combined
Net income per share available to common shareholders
Basic
Year Ended December 31, 2011	$(0.28)	$1.31	$21.27	$19.80
Nine Months Ended September 30, 2012	$0.67	$1.44	$22.70	$21.88
Diluted
Year Ended December 31, 2011	$(0.28)	$1.26	$20.63	$19.06
Nine Months Ended September 30, 2012	$0.48	$1.39	$22.05	$21.08
Book Value per Share
Year Ended December 31, 2011	$(0.25)	$4.60	$51.69	$69.70	(2)
Nine Months Ended September 30, 2012	$9.79	$6.36	$71.75	$96.41	(2)

(1)
Calculated by multiplying the "Pro Forma Combined" amounts by an exchange ratio of 0.06599, the assumed exchange ratio in the pro forma financial statements.

(2)
Based on combined pro forma shares outstanding of 51.6 million and 51.5 million as of September 30, 2012 and December 31, 2011, respectively.

 COMPARATIVE PER SHARE MARKET PRICE DATA

        Priceline.com common stock trades on NASDAQ under the symbol "PCLN". KAYAK Class A common stock trades on NASDAQ under the symbol "KYAK".

        The following table sets forth the high, low and closing prices for priceline.com common stock and KAYAK Class A common stock as reported on NASDAQ on November 8, 2012, the last full trading day before priceline.com and KAYAK announced the merger, and December 12, 2012, the last full trading day before filing of this registration statement with the SEC. This table also shows the estimated implied value of the merger consideration for each share of KAYAK common stock on the relevant date.

	priceline.com			KAYAK
							Estimated value per KAYAK common share of the merger consideration(1)
	Common stock			Class A Common stock
	High	Low	Close	High	Low	Close
November 8, 2012	$640.65	$627.11	$627.87	$34.31	$30.61	$31.04	$41.05
December 12, 2012	$631.98	$623.42	$624.73	$40.20	$39.86	$39.95	$39.87

(1)
The implied value of the merger consideration represents the estimated value of the stock consideration and cash consideration for each share of KAYAK common stock outstanding (assuming 67% of the shares of KAYAK common stock are exchanged for shares of priceline.com common stock and 33% of the shares of KAYAK common stock are exchanged for cash) based on the aggregate volume weighted average price per share of priceline.com common stock for the 30 day trading period ending on the second full trading day prior to November 8, 2012 and December 12, 2012 of $604.22 and $627.82, respectively.

        The above table shows only historical comparisons. The market price of KAYAK common stock and priceline.com common stock will fluctuate prior to the special meeting and before completion of the merger, which will affect the implied value of the stock portion of the merger consideration paid to the KAYAK stockholders. These comparisons may not provide meaningful information to KAYAK stockholders in determining whether to adopt the merger agreement. KAYAK stockholders are urged to obtain current market quotations for priceline.com common stock and KAYAK Class A common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to adopt the merger agreement. See "Where You Can Find More Information" beginning on page 161.

RISK FACTORS

        By voting in favor of the proposal to adopt the merger agreement, KAYAK stockholders will be choosing to invest in priceline.com common stock. An investment in priceline.com common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the proposal to adopt the merger agreement. You should also carefully consider the risk factors of priceline.com incorporated by reference into this proxy statement/prospectus, see "Information about Priceline.com—Risks Relating to priceline.com's Business" beginning on page 92 and "Where You Can Find More Information" beginning on page 161) and the risk factors of KAYAK set forth in the section entitled "Information about KAYAK—Risks Relating to KAYAK's Business" beginning on page 46. In addition to the risks set forth below, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can KAYAK or priceline.com assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

 Risks Relating to the Merger

The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of priceline.com common stock, and you may receive stock consideration with a value that is more or less than $40.00 per share in certain circumstances.

        The market value of priceline.com common stock will fluctuate during the period before the date of the special meeting of stockholders to vote on the adoption of the merger agreement, during the 30 trading day period that the exchange ratio will be based upon and the time between the effective date of the merger and the time you receive merger consideration in the form of priceline.com common stock. Priceline.com's trading price on NASDAQ has fluctuated significantly in the past. The closing price of one share of priceline.com common stock on      , 201  , the last trading day before the date of this proxy statement/prospectus, was $    .

        KAYAK stockholders who receive merger consideration as stock will receive the number of shares of priceline.com common stock determined by dividing $40.00 by the priceline.com average trading price, provided that the priceline.com average trading price is between (or including) $571.35 and $698.32 per share. If the priceline.com average trading price is below $571.35 then the exchange ratio will be fixed at 0.07001 shares of priceline.com common stock to be delivered for each such share of KAYAK common stock. If the priceline.com average trading price is above $698.32 then the exchange ratio will be fixed at 0.05728 shares of priceline.com common stock to be delivered for each such share of KAYAK common stock. Accordingly, the actual number of shares and the value of the priceline.com common stock delivered to KAYAK stockholders who receive stock consideration will depend on the priceline.com average trading price, and the value of the portion of a share of priceline.com common stock delivered for each such share of KAYAK common stock may be greater than or less than $40.00.

        It is impossible to accurately predict the market price of priceline.com common stock at the effective time of the merger and therefore impossible to accurately predict the value of the stock consideration that those KAYAK stockholders who receive stock consideration will be delivered in the merger. The value of the stock consideration may be significantly higher or lower than the value of the cash consideration, which is fixed at $40.00 per share of KAYAK common stock.

You may not receive the form of merger consideration that you elect.

        You may not receive all of your merger consideration in the form that you elect. The merger agreement provides that, overall, holders of the total cash number of the outstanding shares of KAYAK common stock will receive cash and the remaining holders of KAYAK common stock will receive

priceline.com common stock in the merger. The actual allocation of the cash and stock components of the merger consideration will depend on the elections made by all of the KAYAK stockholders.

        In the event that the aggregate number of shares of KAYAK common stock for which cash elections are received is greater than the total cash number, the number of shares for which cash elections have been made will be adjusted on a pro-rata basis and converted into the right to receive stock consideration in the manner described in the section entitled "The Merger Agreement—Treatment of KAYAK Common Stock in the Merger—Cash Election" beginning on page 125. In the event that the aggregate number of shares of KAYAK common stock for which cash elections are received is less than the total cash number, then unless there are enough shares for which no election has been made to fill the shortfall, some of the shares for which stock elections have been made will be adjusted on a pro-rata basis and converted into the right to receive cash consideration in the manner described in the section entitled "Merger Agreement—Treatment of KAYAK Common Stock in the Merger—Cash Election" beginning on page 125. Accordingly, no assurance can be given that holders of KAYAK common stock will receive the form of merger consideration that has been elected.

The market price of priceline.com common stock will continue to fluctuate following the merger.

        The market price of priceline.com common stock may fluctuate significantly following consummation of the merger and you could lose the value of your investment in priceline.com common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which could have a material adverse effect on the market for, or liquidity of, the priceline.com common stock, regardless of priceline.com's actual operating performance.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        KAYAK and priceline.com are subject to the antitrust laws of the United States as well as the competition laws of other jurisdictions outside the United States. Consummation of the merger is conditional on the expiration or termination of all applicable waiting periods under the HSR Act as well as the obtaining of all approvals or consents from relevant regulatory entities necessary to consummate the merger. Whether or not these approvals or consents will be obtained is dependent on the effect of the merger on competition within the relevant jurisdictions. There can be no assurance that regulators will not impose certain conditions, terms, obligations or restrictions on priceline.com that may have the effect of delaying or preventing consummation of the merger or that may have a material impact on its business. For further details see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 142.

Closing of the merger is subject to many conditions and if these conditions are not satisfied or waived the merger will not be completed.

        Consummation of the merger is subject to a number of conditions as set out in the merger agreement that must be satisfied or waived, including KAYAK stockholder approval of adoption of the merger agreement, the expiration or termination of the waiting period applicable to the merger under the HSR Act and the receipt of other foreign competition law approvals, the absence of any law or order that would prohibit, restrain or make illegal the merger, the approval of priceline.com common stock for listing on NASDAQ and the declaration by the SEC of the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

        Closing of the merger also is dependent on the accuracy of representations and warranties made by the parties to the merger agreement, as of the date of the merger agreement and as of the effective date (subject to customary materiality qualifiers and other customary exceptions), the performance in all material respects by KAYAK, priceline.com and Merger Sub of obligations imposed under the merger agreement, the receipt of certificates of the other party attesting to the satisfaction of these conditions and the receipt of certain tax opinions.

        For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 142.

        There can be no assurance that the conditions to closing of the merger will be satisfied or waived or that the merger will be consummated.

Lawsuits have been filed against KAYAK and priceline.com challenging the merger, and one or more adverse rulings may prevent the merger from being completed.

        In connection with the merger, KAYAK, priceline.com, Merger Sub and members of KAYAK's board were named as defendants in a putative class action claim filed on November 16, 2012 by Michael James Krawczynski on behalf of himself and other holders of shares of KAYAK Class A common stock, which we refer to as the Krawczynski matter. The Krawczynski matter was filed in the Delaware Court of Chancery and alleges, among other things, that KAYAK's board failed to adequately discharge its fiduciary duties to the holders of shares of KAYAK Class A common stock by failing to ensure they will receive maximum value for their shares, failing to conduct an appropriate sale process and agreeing to inappropriate provisions in the merger agreement that would dissuade or otherwise preclude the emergence of a superior offer. The claim alleges that priceline.com and KAYAK aided and abetted the KAYAK board's breach of its fiduciary duties to holders of shares of KAYAK's Class A common stock. The action seeks injunctive relief (1) enjoining priceline.com and KAYAK from proceeding under the terms of the merger agreement, (2) enjoining priceline.com and KAYAK from consummating the merger unless KAYAK's board implements procedures to obtain the highest possible price for KAYAK, and (3) declaring that the merger agreement was entered into in breach of the KAYAK board's fiduciary duties and is therefore unlawful and unenforceable. The Krawczynski matter also seeks to recover costs and disbursements from the defendants, including reasonable attorneys' and experts fees. This lawsuit is in a preliminary stage.

        Also on November 21, 2012, Joseph McKinney, on behalf of himself and other holders of shares of KAYAK Class A common stock, filed a substantively identical putative class action claim against the defendants referenced above, which we refer to as the McKinney matter, in the Judicial District of Stamford / Norwalk, Connecticut. The allegations set forth in the McKinney matter, as well as the relief requested, are generally the same as those set forth in the Krawczynski matter. The McKinney matter also alleges that the KAYAK board breached its fiduciary duties by agreeing to sell KAYAK without first taking steps to ensure that the holders of shares of KAYAK Class A common stock would obtain adequate, fair and maximum consideration and engineering a merger to benefit themselves and/or priceline.com without regard for holders of shares of KAYAK's Class A common stock. The McKinney matter also seeks (1) to direct the defendants to exercise their fiduciary duties to obtain a transaction which is in the best interest of the holders of shares of KAYAK Class A common stock until the process for the sale is completed and the highest possible price is obtained and (2) to rescind the merger and merger agreement and, in the event the merger is consummated prior to the judgment, rescind the merger and award rescissory damages. This lawsuit also is in a preliminary stage.

        Both priceline.com and KAYAK are of the view that these actions are completely without merit, and they intend to defend them vigorously. Additional lawsuits may be filed against KAYAK, priceline.com and/or the board of directors of either company in connection with the merger. See "The Merger—Litigation Related to the Merger" beginning on page 119 for more information about the lawsuits that have been filed related to the merger.

        One of the conditions to the closing of the merger is that no governmental entity of competent jurisdiction shall have enacted, entered or promulgated any law or order which is in effect and makes illegal, restrains, enjoins or otherwise prohibits the closing of the merger (whether temporary, preliminary or final). Consequently, if the plaintiffs in the litigation described herein (or in any additional lawsuit that may be filed) secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants' ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all.

KAYAK stockholders will have less influence, as a group, as stockholders of priceline.com than as stockholders of KAYAK.

        Immediately after consummation of the merger, former KAYAK stockholders, who collectively own 100% of KAYAK, will own no more than 4% of priceline.com based on the number of shares of priceline.com common stock and KAYAK common stock outstanding as of December 3, 2012. Consequently, KAYAK stockholders, as a group, will exercise less influence over the management and policies of priceline.com than they currently may have over the management and policies of KAYAK.

The shares of priceline.com common stock to be received by KAYAK stockholders as a result of the merger will have rights different from the shares of KAYAK common stock.

        Upon consummation of the merger, the rights of KAYAK stockholders who have elected to receive stock consideration and who will become priceline.com stockholders will be governed by the certificate of incorporation and by-laws of priceline.com. The rights associated with KAYAK common stock are different from the rights associated with the priceline.com common stock. See "Comparison of Rights of priceline.com Stockholders and KAYAK Stockholders" beginning on page 151 for a discussion of these rights.

KAYAK will be subject to business uncertainties and certain operating restrictions until consummation of the merger.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on KAYAK and consequently on the combined company following the merger. These uncertainties could disrupt KAYAK's business and cause customers, suppliers, partners and others that deal with KAYAK to defer entering into contracts with KAYAK or making other decisions concerning KAYAK or seek to change or cancel existing business relationships with KAYAK. The uncertainty and difficulty of integration could also cause key employees of KAYAK to lose motivation or to leave their employment. In addition, the merger agreement restricts KAYAK from making certain acquisitions and taking other specified actions until the merger occurs without the consent of priceline.com. These restrictions may prevent KAYAK from pursuing attractive business opportunities that may arise prior to the completion of the merger. KAYAK has and may continue to become subject to lawsuits and may be subject to adverse judgments related to the merger that may prevent the merger from being completed or from being completed within the expected timeframe. See "The Merger Agreement—KAYAK's Conduct of Business Before Completion of the Merger" beginning on page 133 for a description of the restrictive covenants to which KAYAK is subject.

The merger agreement may be terminated in accordance with its terms and the merger may not be consummated.

        Either KAYAK or priceline.com may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by the termination date (as defined in the merger agreement). In addition, if the merger agreement is terminated under certain circumstances specified in the merger agreement, KAYAK may be required to pay priceline.com a termination fee of $52,700,000, including in the event KAYAK terminates the merger agreement to accept a superior proposal. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 143 for a more complete discussion of the circumstances under which the merger agreement could be terminated and when the termination fee may be payable by KAYAK.

The merger agreement contains restrictions on the ability of KAYAK to pursue other alternatives to the merger.

        The merger agreement contains non-solicitation provisions that, subject to limited exceptions, restrict KAYAK's ability to initiate, solicit or knowingly encourage any third-party offer or proposal that might reasonably be expected to lead to an acquisition proposal to acquire 15% or more of the assets or voting power of the equity securities of KAYAK. Further, there are limited exceptions, consistent with applicable law, to the agreement that the KAYAK board will not withhold, withdraw, qualify or modify in a manner adverse to priceline.com its recommendation that KAYAK's stockholders adopt the merger agreement, and priceline.com has a right to negotiate with KAYAK in order to match any competing acquisition proposals that may be made. Although the KAYAK board is permitted to take actions in response to a superior proposal if it determines that doing so is necessary to comply with its fiduciary duties, doing so in specified situations could require KAYAK to pay to priceline.com a termination fee of $52,700,000. See "The Merger Agreement—No Solicitation of Acquisition Proposals" beginning on page 135 and "The Merger Agreement—Termination of the Merger Agreement" beginning on page 143 for a more complete discussion of these restrictions and consequences.

        Such provisions could discourage a potential competing acquiror that might have an interest in making a proposal from considering or proposing any such acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that to be paid in the merger. There also is a risk that the requirement to pay a termination fee to priceline.com in certain situations may result in a potential competing acquiror proposing to pay a lower per share price to acquire KAYAK than it might otherwise have proposed to pay.

Certain directors and executive officers of KAYAK may have interests in the merger that are different from or conflict with yours.

        Certain directors and executive officers of KAYAK were involved in the negotiation of the merger agreement and certain officers of KAYAK have arrangements with KAYAK that provide for termination benefits if their employment is terminated under certain circumstances following completion of the merger. See "The Merger—Interests of Certain Persons in the Merger" beginning on page 114 and "KAYAK Golden Parachute Compensation" beginning on page 84. In addition, at the effective time of the merger, 50% of the unvested portion of certain KAYAK options outstanding immediately prior to the effective time of the merger will vest, and all KAYAK RSUs will be accelerated and paid out. The stock option awards that are subject to 50% vesting at the time of the merger consist of (a) awards that were granted prior to July 19, 2012 and (b) awards that were granted on or after July 19, 2012 to individuals who had not previously received an equity award under any of KAYAK's equity plans. See "The Merger Agreement—Treatment of KAYAK Stock Options and Restricted Stock Units in the Merger" on page 126.

Risks Relating to Integration

Third parties may terminate or alter existing contracts or relationships with KAYAK or priceline.com.

        KAYAK has contracts with suppliers, advertisers, distributors, customers, licensors and other business partners which may require KAYAK to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, KAYAK may suffer a loss of potential future revenue and may lose rights that are material to its business and the business of the combined company.

        In addition, third parties with whom KAYAK or priceline.com currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. For example, during the nine months ended September 30, 2012, KAYAK's top ten travel suppliers and OTAs (almost all of which are direct competitors of priceline.com) accounted for approximately 65% of KAYAK's total revenues. Furthermore, Expedia and its affiliates, including its Hotels.com and Hotwire subsidiaries, accounted for 26% of KAYAK's total revenues during the same period. Priceline.com's competitors that are customers of KAYAK may elect to terminate or decrease the scope of their relationship with KAYAK for competitive reasons. Because KAYAK generates a significant portion of revenues from a few large customers, if KAYAK's relationship with any of its top travel suppliers or OTAs were to end or otherwise be materially reduced, its revenues and operating results could experience significant decline.

Priceline.com may be unable to retain KAYAK personnel successfully after the merger is completed.

        The success of the merger will depend in part on priceline.com's ability to retain the talents and dedication of the professionals currently employed by KAYAK. It is possible that these employees might decide not to remain with KAYAK while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, the combined company's business activities might be adversely affected, management's attention might be diverted from successfully integrating KAYAK's operations to hiring suitable replacements, and the combined company's business might suffer. In addition, priceline.com and KAYAK might not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws. These statements relate to future events or the future financial performance of priceline.com, KAYAK or the combined company. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms, or comparable terminology.

        Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks discussed under the caption entitled "Risk Factors" beginning on page 31 and the other cautionary statements made in this proxy statement/prospectus. These factors may cause priceline.com's, KAYAK's and the combined company's actual results to differ materially from any forward-looking statement.

        Although priceline.com and KAYAK believe that the expectations reflected in the forward-looking statements are reasonable, priceline.com and KAYAK cannot guarantee future results, events, levels of activity, performance or achievements. Moreover, none of priceline.com, KAYAK or any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

        These statements relate to future events or the future financial performance of priceline.com, KAYAK or the combined company, and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under the caption entitled "Risk Factors" beginning on page 31, and elsewhere in this proxy statement/prospectus. Priceline.com and KAYAK are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform such statements to actual results or to changes in expectations.

INFORMATION ABOUT KAYAK

Overview of the Business

        KAYAK is a technology-driven company committed to improving online travel. Cofounders of Expedia, Travelocity and Orbitz started KAYAK in 2004 to take a better approach to finding travel online. KAYAK's websites and mobile applications enable people to easily research and compare accurate and relevant information from hundreds of other travel websites in one comprehensive, fast and intuitive display. KAYAK also provides multiple filtering and sorting options, travel management tools and services such as flight status updates, pricing alerts and itinerary management. Once users find their desired flight, hotel or other travel products, KAYAK sends them to their preferred travel supplier or OTA, to complete their purchase, and in many cases, users may now complete bookings directly through KAYAK's websites and mobile applications.

        KAYAK's services are free for travelers. KAYAK offers travel suppliers and OTAs an efficient channel to sell their products and services to a highly targeted audience focused on purchasing travel. KAYAK earns revenues by sending referrals to travel suppliers and OTAs and from a variety of advertising placements on our websites and mobile applications.

        Since KAYAK's commercial launch in 2005, KAYAK has experienced significant growth:

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  For the nine months ended September 30, 2012, KAYAK generated $228.9 million of revenues, representing growth of 34.2% over the nine months ended September 30, 2011;

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  For the nine months ended September 30, 2012, KAYAK generated income from operations of $38.8 million as compared to $6.4 million for the nine months ended September 30, 2011. After adjusting for a $15.0 million impairment charge related to KAYAK's decision to stop supporting the SideStep brand name, operating income for the nine months ended September 30, 2012 increased by 81.7% over the same period in 2011;

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  For the nine months ended September 30, 2012, KAYAK had adjusted EBITDA of $54.9 million representing growth of 48.4% over the nine months ended September 30, 2011. Adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as adjusted EBITDA, is a non-generally accepted accounting principle metric used by management to measure KAYAK's operating performance. See "KAYAK Management's Discussion and Analysis of KAYAK's Financial Condition and Results of Operations—Overview—Adjusted EBITDA Reconciliation" beginning on page 59 for an additional description of adjusted EBITDA and a reconciliation of adjusted EBITDA to income (loss) from operations;

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  For the nine months ended September 30, 2012, KAYAK processed 901 million user queries for travel information, representing growth of 35.3% over the nine months ended September 30, 2011; and

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  KAYAK mobile applications have been downloaded over 20 million times since their introduction in March 2009. For the nine months ended September 30, 2012, KAYAK had approximately 8 million downloads, representing growth of 58.4% over the nine months ended September 30, 2011.

        As of December 3, 2012, KAYAK had 196 employees, and it had local websites in 18 countries including the United States, Germany, Spain, the United Kingdom, Austria, France and Italy.

KAYAK Brands—KAYAK, swoodoo and checkfelix.com

        KAYAK operates its websites and mobile applications under three brands: KAYAK, swoodoo and checkfelix.com. Each of these brands provides the same core set of free services including flight, hotel and other travel search, flight status updates, pricing alerts and itinerary management.

        KAYAK uses the KAYAK brand across multiple platforms including: KAYAK.com; local websites in 18 countries including the U.S.; a mobile website, m.KAYAK.com; and the KAYAK mobile smartphone applications currently available on the iPhone, iPad, Android, Windows Phone 7 and 8 and other platforms. KAYAK branded websites and mobile applications account for most of its query volume, and it will focus its future growth efforts on building the KAYAK brand in the United States and in key international markets and growing the swoodoo brand in Germany.

        The SideStep brand, which KAYAK acquired in December 2007, was used for KAYAK's sidestep.com website. In January 2011, KAYAK determined that it would not support two brand names and URLs in the United States and began redirecting traffic from sidestep.com to KAYAK.com. The swoodoo brand, which KAYAK acquired in May 2010, is used for the swoodoo.com website and the related mobile travel application, which is a leading travel search platform in Germany. KAYAK acquired JaBo Vertrieb-und Entwicklung GmbH, which supported the checkfelix.com brand, in April 2011. Checkfelix.com is a leading travel search platform in Austria.

KAYAK's Distribution and Advertising Platform

        KAYAK's services are free for travelers. KAYAK earns revenues by sending referrals to travel suppliers and OTAs after a traveler selects a specific itinerary (distribution revenues), and through advertising placements on its websites and mobile applications (advertising revenues).

  Distribution Revenues

        KAYAK receives distribution revenues by sending qualified leads to travel suppliers and OTAs and by facilitating bookings directly through its websites and mobile applications. After a traveler has entered a query on KAYAK's website or mobile applications, reviewed the results, and decided upon a specific itinerary, KAYAK sends the user directly into the travel supplier's or OTA's purchase process to complete the transaction. In many cases, users may now complete bookings with the travel supplier or OTA without leaving the KAYAK websites and mobile applications. Travel suppliers and OTAs have the flexibility to pay KAYAK either when these qualified leads click on a query result at a set cost per click, or CPC basis, or when they purchase a travel product through KAYAK or on the travel supplier or OTA website, which is referred to as cost per acquisition, or CPA, basis. KAYAK separately negotiates and enters into distribution agreements, and these agreements set forth the payment terms for the applicable travel supplier or OTA.

  Advertising Revenues

        Advertising revenues primarily come from payments for compare units, text-based sponsored links and display advertisements. A "compare unit" is an advertising placement that, if selected by a KAYAK user, launches the advertiser's website and initiates a query based on the same travel parameters provided on the KAYAK website. The major types of advertisers on KAYAK's websites consist of OTAs, third party sponsored link providers, hotels, airlines and vacation package providers. Generally, KAYAK's advertisers pay KAYAK on a CPC basis, which means advertisers pay only when someone clicks on one of their advertisements, or on a cost per thousand impression basis, or CPM. Paying on a CPM basis means that advertisers pay KAYAK based on the number of times their advertisements appear on KAYAK's websites or mobile applications.

        KAYAK has a proprietary advertising platform called the KAYAK Network, or KN. KN allows advertisers to target the placement and message of their advertisements to the search parameters entered by a traveler, such as the traveler's origin, destination and desired travel dates. This technology allows advertisers to target their advertisements better, create more effective messages and to transfer people to their websites more efficiently. KAYAK's platform allows advertisers to limit placements to instances when the advertiser has an offer that is relevant to a traveler's query. For example, an airline can ensure it only advertises when a traveler searches for a route offered by such airline, and a hotelier can ensure it only advertises to travelers who have searched for dates when the hotelier has low occupancy. KAYAK also enables advertisers to use a traveler's search parameters to dynamically create targeted messages, and after the traveler clicks on an advertisement, KAYAK can pass the same search information through to the advertiser, thus increasing the likelihood of a purchase on their website.

Concentration of Customers

        During the nine months ended September 30, 2012, KAYAK's top ten travel suppliers and OTAs accounted for approximately 65% of its total revenues. In particular, for the nine months ended September 30, 2012, Expedia and its affiliates, including its Hotels.com and Hotwire subsidiaries, accounted for 26% of KAYAK's total revenues. Also during this period, priceline.com and Orbitz and its affiliates, including its CheapTickets, HotelClub and ebookers subsidiaries, accounted for 10% and 8%, respectively of KAYAK's total revenues.

        For the nine months ended September 30, 2012, and the years ended December 31, 2011 and 2010, KAYAK's revenues attributable to operations in the United States were $182.4, $184.4 and $154.7, respectively. This revenue comprised 80%, 82% and 91%, respectively, of KAYAK's total revenue during those periods.

Technology and Infrastructure

        KAYAK is a technology-driven company. KAYAK's technology platform powers its websites and mobile applications by rapidly searching through the complex and fragmented range of travel industry data and presenting comprehensive and relevant travel query results to the user in a clear and intuitive manner.

  Search Capabilities

        KAYAK's software and systems have been designed from inception to handle significant growth in users and queries, without requiring significant re-engineering or major capital expenditures. In the first nine months of 2012, KAYAK received and processed 901 million user queries for travel information.

        When a travel query is entered on one of KAYAK's websites or mobile applications, its technology platform analyzes the travel parameters, determines which websites and other travel databases have relevant travel information and then queries those multiple sources in parallel. Many of those sources operate with differing protocols, and therefore return results in slightly different ways and in differing time frames. KAYAK's platform gathers, prioritizes and standardizes this travel data. KAYAK's proprietary software then detects and eliminates inaccurate prices or results in this data, and its ranking software then determines which results are likely to be the most relevant and useful to the user. KAYAK's technology platform completes these processes and returns a comprehensive and relevant set of results within moments of receiving the travel query from the user.

  Website Design and Hosting

        Reliability, speed and integrity are important to KAYAK. It has designed its websites and mobile applications using a combination of its own proprietary software and a variety of open source or other public domain technologies. Where appropriate, KAYAK has chosen to use public domain technologies to develop and maintain its websites and mobile applications because KAYAK believes they are widely used and well proven by the engineering community and end-users, and, therefore, offer a reliable and efficient development environment and infrastructure. Such technologies also enable KAYAK to provide its users with a stable web or mobile experience and are often free. KAYAK's limited and selective use of commercially available software means that as it continues to grow the number of users that visit its websites and download its mobile applications, it does not incur significant additional software costs or software licensing fees.

        KAYAK's websites are hosted on hardware and software located at third-party facilities in Medford and Somerville, Massachusetts and Freiburg, Germany. KAYAK also uses content delivery networks and third-party domain name system, or DNS, services to optimize routing and increase the speed of its website pages. KAYAK is committed to ensuring that its websites are highly available. KAYAK's use of multiple secured hosting facilities provides it with power redundancy and expandable and redundant bandwidth, and KAYAK believes these facilities are well suited to fit its current and planned business needs.

  Mobile Applications and Platforms

        KAYAK offers mobile applications for the iPhone, iPad, Android, Windows Phone 7 and 8 and other platforms. These applications combine the speed and comprehensiveness found in KAYAK's website experience with the convenience and portability offered by today's smartphones and tablets. To enhance the mobile experience, KAYAK has also implemented mobile-specific functionality in these applications, such as currency conversion, visual flight status, airport guides, offline travel itineraries and location-based features.

        As some smartphone users prefer to use the web browser on their phones rather than download a separate application, KAYAK also offers a mobile-optimized website. These users are automatically redirected to m.KAYAK.com, where KAYAK provides an "application-like" experience, including a streamlined interface, touch screen functionality and assisted input based on the user's location.

  Focus on Innovation

        KAYAK strives to continually improve the user-experience on its websites and mobile applications. For example, KAYAK routinely works to improve its software and algorithms to further reduce the time required to return query results. KAYAK reviews the feature sets and design of its websites and mobile applications on a regular basis to identify areas for improvement. To aid in its review, KAYAK conducts regular formal usability testing, focus groups and comparison testing of new features. KAYAK releases new code to its websites on a nearly weekly basis. Some examples of KAYAK's past innovations include a user interface capable of updating page elements without reloading the entire page and "sliding bars" and other tools to filter query results based on relevant criteria, such as specific departure and arrival times for flights.

        Certain costs to develop internal use computer software are capitalized because these costs are expected to be recoverable, while costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. KAYAK capitalized software and website development costs of $1.0 million, $1.4 million and $0.6 million during the years ended December 31, 2011, 2010 and 2009, respectively and $0.8 million during the nine months ended September 30, 2012.

Intellectual Property

        KAYAK's intellectual property, including patents, trademarks, copyrights and trade secrets are an important component of its business. KAYAK also relies on confidentiality procedures and contractual provisions to protect its proprietary technology and its brands. In addition, KAYAK enters into confidentiality and invention assignment agreements with its employees and consultants and confidentiality agreements with other third parties.

        KAYAK's registered trademarks include: KAYAK, KAYAK.com, KAYAK Network, Search One and Done, SideStep, checkfelix.com and swoodoo. All of these trademarks, other than swoodoo and checkfelix.com, are registered in the U.S. and many of them are also registered in other jurisdictions.

        KAYAK has ten issued U.S. patents and eleven U.S. patent applications for various aspects of its technology. Its patents expire at various dates between March 2021 and October 2026.

Marketing

        KAYAK believes that continued investment in marketing is important to attracting new users to its websites and mobile applications. KAYAK balances its marketing investments between brand marketing campaigns designed to grow brand awareness and online marketing investments designed to generate additional query volume.

  Brand Marketing

        To grow brand awareness, KAYAK advertises in broad reach media, including television, outdoor and online display media. During the first nine months of 2012, it spent $59.0 million on KAYAK, swoodoo and checkfelix brand marketing. KAYAK measures the return on investment of its brand marketing through online brand tracking studies and overall query growth. KAYAK views the costs of its offline brand marketing campaign as relatively fixed, and KAYAK believes that as its revenues grow these costs will decrease as a percentage of its total revenues.

  Online Marketing

        KAYAK also markets its services and acquires traffic to its websites by purchasing travel-related keywords from general search engines and through other online marketing channels. The purchase of travel-related keywords consists of anticipating what words and terms consumers will use to search for travel on general search engines and then bidding on those words and terms in the applicable search engine's auction system. As a result, KAYAK bids against other advertisers for preferred placement on the applicable general search engine's results page. KAYAK spent $57.0 million on online marketing in the first nine months ended September 30, 2012.

Strategic Relationships

        In an effort to continue to grow its business and offer exceptional services to its users, KAYAK enters into strategic relationships with travel suppliers, OTAs, general search engines and travel technology companies. KAYAK's strategic relationships include the following:

  Orbitz Worldwide, Inc.

        KAYAK has maintained a strategic relationship with Orbitz Worldwide, Inc., or Orbitz, since 2004. Under the terms of its current long-term agreement, which it entered into in April 2009 and has subsequently amended, Orbitz provides KAYAK with access to its travel information and pays KAYAK for any transactions KAYAK sends to one of its websites. In return, KAYAK provides exclusivity to Orbitz relating to the display of certain core query results. This agreement expires December 31, 2013.

  Google Inc.

        KAYAK has maintained a strategic relationship with Google since 2004. Under the terms of the current long-term agreement, which was entered into in December 2004, and subsequently amended, Google provides KAYAK with sponsored link advertisements that, in addition to KAYAK's own advertisements, are placed throughout the KAYAK websites at locations KAYAK determines. Google and KAYAK share the revenues that are generated from these advertisements. KAYAK's agreement with Google expires October 31, 2014.

   ITA Software, Inc.

        In March 2005 KAYAK entered into an agreement to license faring engine software from ITA. This faring engine software provides airfare content that is used in a majority of KAYAK's domestic flight query results and to supplement KAYAK's international flight query results. This agreement expires December 31, 2013.

  Other Relationships

        In addition, KAYAK's commercial relationships include agreements with over 300 travel suppliers, OTAs and technology providers. These relationships provide KAYAK with access to travel information, booking, fulfillment and customer service solutions as well as distribution and advertising revenue, and are established and managed by KAYAK's Business Development, Advertising Sales and Account Management teams. KAYAK's Business Development team negotiates agreements with travel suppliers, OTAs and technology providers for access to their travel content, for payment from distribution-related referrals and for content delivery, booking, fulfillment and customer service solutions. This team is focused on contract negotiation and relationship management. KAYAK's Advertising Sales team calls on travel suppliers, OTAs and their advertising agencies and negotiates advertising insertion orders for placements throughout the KAYAK websites and mobile applications. KAYAK's Account Management team works with travel suppliers and OTAs to implement advertising campaigns and optimize spend.

        These other significant relationships include:

        OTAs:    Airfare.com, airline-direct.de, Expedia (including Hotwire, Hotels.com and CarRentals.com), Fareportal, Getaroom, priceline.com (including Booking.com), ODIGEO (including Opodo and eDreams), Travelocity, Travel Holdings (including Easy Click Travel and Tourico Holidays) and Travix (which manages a portfolio of travel-focused websites, including Vayama and EasyToBook.com);

        Airlines:    Air Canada, airberlin, AirTran Airways, Alaska Airlines, American Airlines, BravoFly, British Airways, Delta Air Lines, easyJet Airline, Lufthansa Airlines, United Air Lines, Virgin America and Virgin Atlantic;

        Hotels:    Best Western, Choice Hotels, Harrah's Entertainment, Hyatt Hotels and Resorts, InterContinental Hotels Group, La Quinta Inn & Suites, Marriott, Starwood Hotels and Wyndham;

        Rental Cars:    Alamo Rent A Car, Auto Europe, Avis Budget Group, Dollar Thrifty Automotive Group, Enterprise Rent-A-Car, Hertz Rent-a-Car and National Car Rental; and

        Technology Providers:    Amadeus, DoubleClick, IAN, Pegasus, SynXis, TravelClick, TRX and World Choice Travel.

Competition

        KAYAK operates in the highly competitive online travel category. KAYAK competes both to attract users to its websites and mobile applications and to attract travel suppliers and OTAs to participate in its query results and purchase advertising placements on its websites.

  Competition for Users

        In KAYAK's efforts to attract and retain users, it competes with travel suppliers, OTAs, search engines and other travel information and research websites. Its major competitors include general search engines such as Google and Bing, OTAs such as Expedia and Orbitz and other travel information sites such as TripAdvisor and Travelzoo. In addition, airlines, hotels and other travel suppliers are increasingly focused on attracting users directly to their own websites.

   Competition for Advertisers

        While KAYAK competes with travel suppliers and OTAs to bring users directly to its websites, such parties also advertise on KAYAK's websites and mobile applications. KAYAK believes that travel suppliers will spend their advertising dollars on the websites and offline media that results in the highest return on investment. This means that KAYAK directly competes with search engines, OTAs and traditional offline advertising sources such as TV and print media for travel supplier advertising dollars. KAYAK also competes with search engines and offline media sources for advertising from OTAs that look to market their services to travelers. KAYAK believes that travel suppliers and OTAs will direct their advertising dollars to the websites, mobile applications and offline media sources that offer the highest return on investment.

Employees

        As of December 3, 2012, KAYAK had 196 employees, consisting of 159 in the U.S., 24 in Zurich, 6 in Germany and 7 in England. Of those employees, 112 are on KAYAK's engineering and development team. As of December 3, 2012, KAYAK also had an arrangement with an outsourced engineering team in Lithuania that provides it with approximately 35 contractors for engineering and development functions, a team of 30 contractors in Pakistan who provide engineering, data analysis and data operator functions, 4 contractors in India that assist with invoicing activities, 7 contractors serving various functions in Europe and Russia, and 2 contractors in the United States.

        KAYAK considers its relationships with its employees to be good. None of KAYAK's employees is covered by a collective bargaining agreement.

Government Regulation

        Laws and regulations applying to businesses generally and to businesses operating on the Internet affect KAYAK. As the growth in Internet commerce continues, the number of laws and regulations specific to operating on the Internet is increasing and includes areas such as privacy, content, advertising, and information security. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, obscenity, libel and personal privacy is uncertain and evolving.

  Air Transportation Advertising

        KAYAK's travel suppliers and advertisers are subject to laws and regulations relating to the sale of travel, including regulations and standards promulgated by the Department of Transportation, which we refer to as the DOT, related to the advertising and sale of air transportation. KAYAK does not sell or book air transportation, and, therefore, is not positioned similarly to the entities (such as air carriers and ticket agents) that are usually understood to fall within the scope of the DOT's regulations and standards. Nevertheless, KAYAK intends to ensure that any content created by KAYAK is consistent with the DOT's regulations and standards, and KAYAK seeks representations of compliance from its travel suppliers and advertisers for content provided to or promoted by KAYAK. To the extent KAYAK expands its business model in the air transportation area, it could be subject to DOT oversight.

KAYAK's Legal Proceedings

        In connection with the merger, KAYAK, priceline.com, Merger Sub and members of KAYAK's board were named as defendants in a putative class action claim filed on November 16, 2012, by Michael James Krawczynski on behalf of himself and other holders of shares of KAYAK Class A common stock, which we refer to as the Krawczynski matter. The Krawczynski matter was filed in the Delaware Court of Chancery and alleges, among other things, that the KAYAK board failed to adequately discharge its fiduciary duties to the holders of shares of KAYAK Class A common stock by failing to ensure they will receive maximum value for their shares, failing to conduct an appropriate sale process and agreeing to inappropriate provisions in the merger agreement that would dissuade or otherwise preclude the emergence of a superior offer. The claim alleges that priceline.com and KAYAK aided and abetted the KAYAK board's breach of its fiduciary duties to holders of shares of KAYAK's Class A common stock. The action seeks injunctive relief (1) enjoining priceline.com and KAYAK from proceeding under the terms of the merger agreement, (2) enjoining priceline.com and KAYAK from consummating the merger unless KAYAK's board implement procedures to obtain the highest possible price for KAYAK, and (3) declaring that the merger agreement was entered into in breach of the KAYAK board's fiduciary duties and is therefore unlawful and unenforceable. The Krawczynski matter also seeks to recover costs and disbursements from the defendants, including reasonable attorneys' and experts fees. This lawsuit is in a preliminary stage.

        Also on November 21, 2012, Joseph McKinney, on behalf of himself and other holders of shares of KAYAK Class A common stock, filed a substantively identical putative class action claim against the defendants referenced above, which we refer to as the McKinney matter, in the Judicial District of Stamford / Norwalk, Connecticut. The allegations set forth in the McKinney matter, as well as the relief requested, are generally the same as those set forth in the Krawczynski matter. The McKinney matter also alleges that the KAYAK board breached its fiduciary duties by agreeing to sell KAYAK without first taking steps to ensure that the holders of shares of KAYAK Class A common stock would obtain adequate, fair and maximum consideration and engineering a merger to benefit themselves and/or priceline.com without regard for holders of shares of KAYAK's Class A common stock. The McKinney matter also seeks (1) to direct the defendants to exercise their fiduciary duties to obtain a transaction which is in the best interest of the holders of shares of KAYAK Class A common stock until the process for the sale is completed and the highest possible price is obtained and (2) to rescind the merger and merger agreement and, in the event the merger is consummated prior to the judgment, rescind the merger and award rescissory damages. This lawsuit also is in a preliminary stage.

        Both priceline.com and KAYAK are of the view that these actions are completely without merit, and they intend to defend them vigorously. Additional lawsuits may be filed against KAYAK, priceline.com and/or the board of directors of either company in connection with the merger.

        KAYAK also is involved in legal proceedings arising in the ordinary course of business. While KAYAK believes that the outcome of such legal matters will not have a material adverse effect on its business, claims, suits, investigations and proceedings are inherently uncertain. It is not possible to predict the ultimate outcome of such matters and KAYAK's business, financial condition, results of operations or cash flows could be affected in any particular period.

Facilities

        KAYAK leases approximately 7,375 square feet in Norwalk, Connecticut for its corporate headquarters. On June 4, 2012, KAYAK entered into a lease agreement for 17,600 square feet of office space in Stamford, Connecticut. Once the space in Stamford is completed, it will serve as KAYAK's corporate headquarters, and it will close its offices in Norwalk, Connecticut. KAYAK maintains an office of approximately 29,381 square feet in Concord, Massachusetts, which is used primarily by its technology team. In addition, KAYAK leases office space for its foreign subsidiaries in London, England, Munich, Germany and Zurich, Switzerland. These leases are set to expire at varying dates between May 2013 and April 2025.

        KAYAK believes the current and planned space are adequate for its needs and that suitable additional space will be available to accommodate the foreseeable expansion of its operations.

Trademarks

        KAYAK®, swoodooTM, checkfelix.com® and Search One and Done® are KAYAK's key trademarks and are registered under applicable intellectual property laws. This proxy statement/prospectus contains references to KAYAK's trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that KAYAK will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these trademarks and trade names. KAYAK does not intend its use or display of other companies' trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of KAYAK by, any other companies.

Risks Relating to KAYAK's Business

KAYAK may be unable to maintain or establish relationships with travel suppliers and OTAs, which could limit the information it is able to provide to travelers.

        KAYAK's ability to attract users to its services depends in large part on providing a comprehensive set of query results. To do so, KAYAK maintains relationships with travel suppliers and OTAs to include their data in its query results. The loss of existing relationships with travel suppliers or OTAs, or an inability to continue to add new ones, may cause KAYAK's query results to provide incomplete pricing, availability and other information important to travelers using its services. This deficiency could reduce traveler confidence in the query results KAYAK provides, making it less popular with travelers.

        With respect to KAYAK's flight and fare information, the willingness of airlines to participate in KAYAK's query results can vary by carrier. Historically, Southwest Airlines has chosen not to include its pricing and availability information in KAYAK's query results and those of other third parties. If KAYAK is unable to continue to display travel data from multiple airline carriers, it would reduce the breadth of KAYAK's query results, and the number of travelers using KAYAK's services could decline, resulting in a loss of revenues and a decline in KAYAK's operating results.

        Recently, there have been a number of airline mergers, including the 2008 merger between Delta Air Lines and Northwest Airlines, the 2010 merger between United Airlines and Continental Airlines and the 2011 merger of AirTran Airlines and Southwest Airlines. If one of KAYAK's airline travel suppliers merges or consolidates with, or is acquired by, another company with which KAYAK does not have a relationship, KAYAK may lose that airline as a participant in its query results or as an advertiser. KAYAK could also lose an airline's participation in the event of an airline bankruptcy.

        Approximately 8% of the hotels displayed on KAYAK's websites are comprised of five hotel chains. A loss of any one of these brand name hotel chains as a travel supplier, or a loss of any one of these chains as a provider of travel information to OTAs, could have a negative impact on KAYAK's business, results of operations and financial condition.

        In addition, many of KAYAK's agreements with travel suppliers and OTAs are short-term agreements that may be terminated on 30 days' notice. KAYAK cannot guarantee that travel suppliers and OTAs will continue to work with it. KAYAK may also be unable to negotiate access, pricing or other terms that are consistent or more favorable than KAYAK's current terms. A failure to retain current terms or obtain more favorable terms with its travel suppliers and OTAs could harm KAYAK's business and operating results.

If travel suppliers or OTAs choose not to advertise with KAYAK, or choose to reduce or even eliminate the fees they pay, KAYAK's financial performance could be materially adversely affected.

        KAYAK's current financial model depends almost entirely on fees paid by travel suppliers and OTAs for referrals from KAYAK's query results and advertising placements. Since KAYAK does not have long-term contracts with most of the travel suppliers or OTAs who use its services, these travel suppliers or OTAs could choose to modify or discontinue their relationship with KAYAK with little to no advance notice. These changes may include a cessation in the provision of travel data to KAYAK, or a reduction in, or elimination of, KAYAK's compensation.

        During the nine months ended September 30, 2012, KAYAK's top ten travel suppliers and OTAs accounted for approximately 65% of KAYAK's total revenues. In particular, for the nine months ended September 30, 2012, Expedia and its affiliates, including its Hotels.com and Hotwire subsidiaries, accounted for 26% of KAYAK's total revenues. Also during this period, priceline.com and Orbitz and its affiliates, including its CheapTickets, HotelClub and ebookers subsidiaries, accounted for 10% and 8%, respectively, of KAYAK's total revenues. If KAYAK's relationship with any of its top travel suppliers or OTAs were to end or otherwise be materially reduced, its revenues and operating results could experience significant decline.

If KAYAK does not continue to innovate and provide tools and services that are useful to travelers, it may not remain competitive, and its revenues and operating results could suffer.

        KAYAK's success depends on continued innovation to provide features and services that make its websites and mobile applications useful for travelers. KAYAK's competitors are constantly developing innovations in online travel-related services and features. As a result, KAYAK must continue to invest significant resources in research and development in order to continually improve the speed, accuracy and comprehensiveness of its services. If KAYAK is unable to continue offering innovative products and services, it may be unable to attract additional users or retain current users, which could adversely affect its business, results of operations and financial condition.

        KAYAK primarily depends on a single third party to provide airfare query results, and a loss of this provider could limit KAYAK's ability, or make it more difficult, to provide travelers with accurate flight information.

        KAYAK licenses faring engine software from ITA Software, Inc., or ITA, under an agreement which expires on December 31, 2013. This faring engine software directly provided approximately 26% of KAYAK's overall airfare query results for the first nine months of 2012. Additionally, 10% of KAYAK's overall airfare query results during such period were obtained from other sources which, in turn, utilized the ITA faring engine software. KAYAK has invested significant time and resources to develop proprietary software and practices to optimize the output from ITA's software for KAYAK's websites and mobile applications. In addition, KAYAK believes that alternative faring engine solutions currently do not provide the level of comprehensiveness and accuracy that ITA's software provides.

        Airline travel queries accounted for approximately 85% of the queries performed on KAYAK's websites and mobile applications for the nine months ended September 30, 2012, and distribution revenues from airline queries represented approximately 22% of KAYAK's revenues for the nine months ended September 30, 2012. KAYAK anticipates domestic airfare queries will continue to represent a significant portion of KAYAK's overall queries for the foreseeable future. Thus, a loss of access to ITA's software or enhancements or improvements to the software, or an adverse change in KAYAK's costs associated with use of the ITA software, could have a significant negative effect on the comprehensiveness and/or speed of KAYAK's query results, and on KAYAK's revenues and operating results. Moreover, KAYAK believes that a significant number of travelers who use its websites and mobile applications for non-air travel services first come to KAYAK's site to conduct queries for airfare, and accordingly a loss, disruption or other negative impact on its airfare query results could also result in a significant decline in the use of, and financial performance of, KAYAK's query services for non-air travel queries.

In the event KAYAK is not offered access to Google's enhancements of or replacements to ITA software at competitive prices or at all, its ability to compete and operate its business effectively, and its financial performance, may be materially adversely affected.

        On April 8, 2011, Google, Inc., or Google, entered into a consent decree agreeing to conditions on Google's acquisition of ITA, and Google subsequently completed its acquisition of ITA. The consent decree stated Google's intent to offer an online travel search product, and Google has since launched hotel and flight search tools and services that directly compete with the tools and services KAYAK offers. Google's flight search offering includes significantly increased speed on return of search results and, in the future, may include other enhancements or improvements in performance of the ITA software which may not be made available to KAYAK. Although the consent decree will provide KAYAK with the right to renew its existing ITA agreement on the same terms until October 2016, if ITA or Google limit KAYAK's access to the ITA software or any improvements to the software, separately develop replacement software to which they claim KAYAK is not entitled or increase the price KAYAK pays for any improvements or replacement software and KAYAK is unable to replace ITA's software with a comparable technology, KAYAK may be unable to operate its business effectively, and its financial performance may suffer.

Competition from general search engine companies could adversely affect KAYAK by reducing traffic to KAYAK's website and mobile applications and by creating a competitive product that people choose over KAYAK when searching for travel online.

        Large, established Internet search engines with substantial resources and expertise in developing online commerce and facilitating Internet traffic are creating, and are expected to create further, inroads into online travel, both in the U.S. and internationally. For example, in addition to its acquisition of ITA, Google has launched a travel search offering that displays hotel and airfare information and rates to travelers. Moreover, Microsoft acquired one of KAYAK's competitors, Farecast.com, in 2008 and relaunched it as Bing Travel, a travel search engine which not only allows users to search for airfare and hotel reservations but also purports to predict the best time to purchase. These initiatives appear to represent a clear intention by Google and Microsoft to appeal more directly to travel consumers and travel suppliers by providing more specific travel-related search results, which could lead to more travelers using services offered by Google or Bing instead of those offered on KAYAK's websites and mobile applications. For example, Google has launched the ability for users of its website to search for hotel and airfare pricing and availability, and as Google integrates such offerings with other Google services such as Google maps and weather information, then the number of users that visit KAYAK's websites and KAYAK's ability to attract advertising dollars could be negatively impacted. Google or other leading search engines could choose to direct general searches on their respective websites to their own travel search service and/or materially improve search speed through hardware investments, which also could negatively impact the number of users that visit KAYAK's websites and KAYAK's ability to attract advertising dollars. If Google or other leading search engines are successful in offering services that directly compete with KAYAK's, KAYAK could lose traffic to its websites and mobile applications, which could have a material adverse effect on its business, results of operations and financial condition.

KAYAK may be unable to maintain and increase brand awareness and preference, which could limit its ability to maintain its current financial performance or achieve additional growth.

        KAYAK relies heavily on the KAYAK brand. In its international markets KAYAK also relies on swoodoo and other brands. Awareness, perceived quality and perceived differentiated attributes of its brands are important aspects of KAYAK's efforts to attract and expand the number of travelers who use its websites and mobile applications. Since many of KAYAK's competitors have more resources and can spend more advertising their brands and services, KAYAK is required to spend considerable money and other resources to preserve and increase its brand awareness. Should the competition for top-of-mind awareness and brand preference increase among online travel services, KAYAK may not be able to successfully maintain or enhance the strength of its brand. Even if KAYAK is successful in its branding efforts, such efforts may not be cost effective. If KAYAK is unable to maintain or enhance traveler and advertiser awareness of its brand cost effectively, KAYAK's business, results of operations and financial condition would be adversely affected.

        In November 2009, KAYAK began a broad-reach marketing campaign that included television commercials and signage advertising in major U.S. airports. KAYAK does not know if continued marketing investments will result in new or additional travelers visiting its websites or mobile applications. If KAYAK is unable to recover these additional costs through an increase in the number of travelers using its services, or if KAYAK discontinues its broad-reach campaign, it will likely experience a decline in financial results.

        KAYAK has registered domain names for websites, such as KAYAK.com, KAYAK.co.uk, swoodoo.com and checkfelix.com. If KAYAK were to lose the ability to use a domain name, it would be forced to incur significant expenses to market its services under a new domain name, which could substantially harm its business. In addition, KAYAK's competitors could attempt to capitalize on KAYAK's brand recognition by using domain names similar to KAYAK's. Domain names similar to KAYAK's have been registered in the U.S. and elsewhere, and in some countries the top level domain name "KAYAK" is owned by other parties. KAYAK may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of, its brand, trademarks or service marks. Protecting and enforcing KAYAK's rights in its domain names and determining the rights of others may require litigation, which could result in substantial costs and diversion of management attention.

Competition from other travel companies could result in a decrease in the amount and types of travel information KAYAK displays, a loss of travelers using its products and services and a decrease in financial performance.

        KAYAK operates in the highly competitive online travel category. Many of KAYAK's current and potential competitors, including general search engines, OTAs, travel supplier websites and other travel websites, have existed longer and have larger customer bases, greater brand recognition and significantly greater financial, marketing, personnel, technical and other resources than KAYAK. Some of these competitors may be able to secure services on more favorable terms. In addition, many of these competitors may be able to devote significantly greater resources to:

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  marketing and promotional campaigns;

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  attracting and retaining key employees;

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  securing participation of travel suppliers and access to travel information, including proprietary or exclusive content;

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  website and systems development; and

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  enhancing the speed at which their services return user search results.

        In addition, consolidation of travel suppliers and OTAs could limit the comprehensiveness of KAYAK's query results and the need for its services and could result in advertisers terminating their relationships with KAYAK.

        Increased competition could result in reduced operating margins and loss of market share. There can be no assurance that KAYAK will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on KAYAK's business, results of operations and financial condition.

Changes in general search engine algorithms and dynamics or termination of traffic-generating arrangements could result in a decrease in the number of people directed to KAYAK's websites.

        KAYAK uses Internet search engines, principally through the purchase of travel-related keywords, to generate traffic to its websites. The purchase of travel-related keywords consists of anticipating what words and terms consumers will use to search for travel on general search engines and then bidding on those words and terms in the applicable search engine's auction system. KAYAK bids against other advertisers for preferred placement on the applicable general search engine's results page. Approximately 11% of KAYAK's user queries during the nine months ended September 30, 2012, resulted from searches initially entered on general search engine websites. Search engines, such as Google, frequently update and change the logic which determines the placement and ordering of results of a user's search, which may reduce the effectiveness of the keywords KAYAK has purchased. If a major search engine, such as Google, changes its algorithms in a manner that negatively affects the search engine ranking of KAYAK's websites, or changes its pricing, operating or competitive dynamics to KAYAK's disadvantage, KAYAK's business, results of operations and financial condition could be adversely affected. KAYAK also relies to a certain extent on advertisements that it places on websites other than general search engines. Approximately 7% of KAYAK's user queries during the nine months ended September 30, 2012 resulted from these traffic-generating arrangements. A loss of one or more of these traffic-generating arrangements as an advertising channel could result in fewer people using KAYAK's services.

KAYAK has limited international experience and may be limited in its ability to expand into international markets, which could result in significant costs and a limitation on its ability to achieve future financial growth.

        KAYAK operates websites in 18 countries, and generated approximately 20% of its net revenues for the nine months ended September 30, 2012 from its international operations. With the exception of its managing director for Europe, KAYAK's senior management team is located in the U.S. and has limited international experience. KAYAK believes that international expansion will be important to its future growth, and therefore currently expects that its international operations will increase. As its international operations expand, KAYAK will face increasing risks resulting from operations in multiple countries, including:

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  differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

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  limits on its ability to enforce its intellectual property rights;

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  restrictions on the repatriation of non-U.S. investments and earnings back to the U.S., including withholding taxes imposed by certain foreign jurisdictions;

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  requirements to comply with a number of U.S. and international regulations, including the Foreign Corrupt Practices Act;

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  uncertainty over its ability to legally enforce its contractual rights; and

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  currency exchange rate fluctuations.

        To the extent KAYAK is not able to effectively mitigate or eliminate these risks, its results of operations could be adversely affected. Furthermore, any failure by its management to adopt appropriate compliance procedures to ensure that KAYAK's employees and agents comply with applicable laws and regulations in foreign jurisdictions could result in substantial penalties or restrictions on KAYAK's ability to conduct business in certain foreign jurisdictions.

        Some of KAYAK's plans for expansion include operating in international markets where it has limited operating experience. These markets may have different competitive conditions, traveler preferences and discretionary spending patterns than the U.S. travel market. As a result, KAYAK's international operations may be less successful than its U.S. operations. Travelers in other countries may not be familiar with KAYAK's brands, and KAYAK may need to build brand awareness in such countries through greater investments in advertising and promotional activity than it originally planned. In addition, KAYAK may find it difficult to effectively hire, manage, motivate and retain qualified employees who share its corporate culture. KAYAK may also have difficulty entering into new agreements with foreign travel suppliers and OTAs on economically favorable terms.

KAYAK's failure to manage growth effectively could harm its ability to attract and retain key personnel and adversely impact its operating results.

        KAYAK values its culture and believes that culture has been a major contributor to its success. As KAYAK grows, however, it may have difficulty maintaining its culture or adapting it sufficiently to meet the needs of its operations. Failure to maintain its culture could negatively impact KAYAK's operations and business results.

        KAYAK has rapidly and significantly expanded its operations and anticipates expanding further to pursue its growth strategy. KAYAK's workforce worldwide has grown from fewer than 35 employees in 2006 to 196 employees and approximately 78 contractors as of December 3, 2012. Such expansion increases the complexity of KAYAK's business and places a significant strain on its management, operations, technical performance, financial resources and internal control over financial reporting functions.

        There can be no assurance that KAYAK will be able to manage its expansion effectively. KAYAK's current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage its future operations, especially as KAYAK employs personnel in multiple geographic locations. KAYAK may not be able to hire, train, retain, motivate and manage required personnel, which may limit its growth, damage its reputation and negatively affect its financial performance and harm its business.

KAYAK may not be able to expand its business model beyond providing travelers with travel query results, and its attempts to do so could result in significant additional costs without a corresponding increase in revenues.

        KAYAK plans to expand its business model beyond helping travelers search for travel by offering additional services and tools, including assisted booking services through mobile applications and its websites. This growth strategy depends on various factors, including the willingness of travel suppliers and OTAs to participate in KAYAK's assisted booking services, as well as travelers' use of these other new services and a willingness to trust KAYAK with their personal information. These newly launched services may not succeed, and, even if KAYAK is successful, its revenues may not increase. These new services could also increase operating costs and result in costs that KAYAK has not incurred in the past, including customer service.

KAYAK is dependent on the leisure travel industry, and declines in leisure travel or discretionary spending generally could reduce the demand for its services.

        KAYAK's financial prospects are significantly dependent upon leisure travelers using its services. Leisure travel, including leisure airline tickets, hotel room reservations and rental car reservations, is dependent on personal discretionary spending levels. Leisure travel services tend to decline, along with the advertising dollars spent by travel suppliers, during general economic downturns and recessions. The current worldwide economic conditions have led to a general decrease in leisure travel and travel spending, which has negatively impacted the demand for KAYAK's services.

        Events beyond KAYAK's control also may adversely affect the leisure travel industry, with a corresponding negative impact on KAYAK's business and results of operations. Natural disasters, including hurricanes, tsunamis, earthquakes or volcanic eruptions, as well as other natural phenomena, such as outbreaks of H1N1 influenza (swine flu), avian flu and other pandemics and epidemics, have disrupted normal leisure travel patterns and levels. The leisure travel industry is also sensitive to other events beyond KAYAK's control, such as work stoppages or labor unrest at any of the major airlines, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents and terrorist attacks, any of which could have an impact on KAYAK's business and results of operations. Although the September 2001 terrorist attacks in the U.S. occurred before KAYAK was formed, those attacks had a dramatic and sustained impact on the leisure travel industry, and any future terrorist attack, whether on a small or large scale, could have a material and negative impact on KAYAK's business and results of operations.

KAYAK relies on the performance of highly skilled personnel, including senior management and technology professionals, and if it is unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, its business would be harmed.

        KAYAK believes its success has depended, and continues to depend, on the efforts and talents of its senior management and its highly skilled team members, including its software engineers. KAYAK's future success depends on its continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. The loss of any of KAYAK's senior management or key employees could materially adversely affect KAYAK's ability to build on the efforts management has undertaken and to execute its business plan, and it may not be able to find adequate replacements. In particular, the contributions of certain key senior management in the U.S. are critical to KAYAK's overall success. KAYAK cannot ensure that it will be able to retain the services of any members of its senior management or other key employees. KAYAK does not maintain any key person life insurance policies.

        Competition for well-qualified employees in all aspects of KAYAK's business, including software engineers and other technology professionals, is intense both in the U.S. and abroad. KAYAK's continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate existing employees. KAYAK's software engineers and technology professionals are key to designing code and algorithms necessary to its business. If KAYAK does not succeed in attracting well-qualified employees or retaining and motivating existing employees, its business will be adversely affected.

KAYAK processes, stores and uses personal data which exposes it to risks of internal and external security breaches and could give rise to liabilities as a result of governmental regulation and differing personal privacy rights.

        KAYAK may acquire personal or confidential information from travelers who use KAYAK's websites and mobile applications. Substantial or ongoing security breaches to KAYAK's system, whether resulting from internal or external sources, could significantly harm KAYAK's business. It is possible that advances in computer circumvention capabilities, new discoveries or other developments, including KAYAK's own acts or omissions, could result in a compromise or breach of personal and confidential traveler information.

        KAYAK cannot guarantee that its existing security measures will prevent security breaches or attacks. A party, whether internal or external, that is able to circumvent KAYAK's security systems could steal traveler information or proprietary information or cause significant interruptions in KAYAK's operations. In the past KAYAK has experienced "denial-of-service"-type attacks on its system that have made portions of its website unavailable for periods of time. KAYAK may need to expend significant resources to protect against security breaches or to address problems caused by breaches, and reductions in website availability could cause a loss of substantial business volume during the occurrence of any such incident. The risk of such security breaches is likely to increase as KAYAK expands the number of places where it operates and as the tools and techniques used in these types of attacks become more advanced. Security breaches could result in negative publicity, damage KAYAK's reputation, expose it to risk of loss or litigation and possible liability and subject it to regulatory penalties and sanctions. Security breaches could also cause travelers and potential users to lose confidence in KAYAK's security, which would have a negative effect on the value of its brand. KAYAK's insurance policies carry low coverage limits and would likely not be adequate to reimburse KAYAK for losses caused by security breaches.

        Companies that KAYAK has acquired, and that it may acquire in the future, may employ security and networking standards at levels KAYAK finds unsatisfactory. The process of enhancing infrastructure to improve security and network standards may be time consuming and expensive and may require resources and expertise that are difficult to obtain. Acquisitions could also increase the number of potential vulnerabilities and could cause delays in detection of an attack, or the timelines of recovery from an attack. Failure to adequately protect against attacks or intrusions could expose KAYAK to security breaches of, among other things, personal user data and credit card information that would have an adverse impact on KAYAK's business, results of operations and financial condition.

        KAYAK also faces risks associated with security breaches affecting third parties conducting business over the Internet. People generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of KAYAK's business. Additionally, security breaches at third parties upon which KAYAK relies, such as travel suppliers, could result in negative publicity, damage KAYAK's reputation, expose it to risk of loss or litigation and possible liability and subject it to regulatory penalties and sanctions.

        KAYAK currently provides users with the option to complete certain hotel bookings directly through its websites and mobile applications. KAYAK also currently facilitates the purchase of airline tickets through its mobile applications and assists users in completing transactions directly with travel suppliers. In connection with facilitating these transactions, KAYAK receives and stores certain personally identifiable information, including credit card information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, including the Commission of the European Union through its Data Protection Directive and variations of that directive in the member states of the European Union. Government regulation is typically intended to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. KAYAK could be adversely affected if legislation or regulations are expanded to require changes in KAYAK's business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect KAYAK's business, results of operations and financial condition.

Litigation could distract management, increase KAYAK's expenses or subject it to material money damages and other remedies.

        KAYAK is involved in various legal proceedings, including, but not limited to, actions relating to breach of contract and intellectual property infringement that involve claims for substantial amounts of money or for other relief or that might necessitate changes to KAYAK's business or operations, including the legal matters further discussed in "Information about KAYAK—KAYAK's Legal Proceedings" beginning on page 44. Regardless of whether any claims against it are valid, or whether it is ultimately held liable or subject to payment of damages, KAYAK may have to spend significant sums to defend such claims, and its management's time may be drawn away from business objectives. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on KAYAK's business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect KAYAK's reputation, which in turn could adversely affect its results.

        Companies in the Internet, technology and media industries are frequently subject to allegations of infringement or other violations of intellectual property rights. KAYAK is currently subject to several patent infringement claims and may be subject to future claims relating to intellectual property rights. As KAYAK grows its business and expands its operations, it may be subject to intellectual property claims by third parties. KAYAK plans to vigorously defend its intellectual property rights and its freedom to operate its business; however, regardless of the merits of the claims, intellectual property claims are often time-consuming and extremely expensive to litigate or settle, and are likely to continue to divert managerial attention and resources from KAYAK's business objectives. Successful infringement claims against KAYAK could result in significant monetary liability or prevent it from operating its business, or portions of its business. Resolution of claims may require KAYAK to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or it may be required to cease using intellectual property altogether. Many of KAYAK's agreements with travel suppliers, OTAs and other partners require it to indemnify these entities against third-party intellectual property infringement claims, which would increase KAYAK's defense costs and may require that it pay damages if there were an adverse ruling in any such claims. Any of these events could have a material adverse effect on KAYAK's business, results of operations or financial condition.

Acquisitions and investments could result in operating difficulties, dilution and other harmful consequences.

        KAYAK has acquired a number of businesses in the past, including SideStep, Inc., or SideStep, swoodoo AG, or swoodoo, and JaBo Software Vertrieb-und Entwicklung GmbH, or JaBo Software. KAYAK expects to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. Any transactions that KAYAK enters into could be material to its financial condition and results of operations. The process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures. The areas where KAYAK faces risks include:

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  diversion of management time and focus from operating its business to acquisition integration challenges;

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  implementation or remediation of controls, procedures and policies at the acquired company;

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  coordination of product, engineering and sales and marketing functions;

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  retention of employees from the businesses it acquires;

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  liability for activities of the acquired company before the acquisition;

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  litigation or other claims in connection with the acquired company; and

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  in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

        KAYAK's failure to address these risks or other problems encountered in connection with its past or future acquisitions and investments could cause it to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities and harm its business generally.

Fluctuations in KAYAK's financial results make quarterly comparisons and financial forecasting difficult, which could make it difficult to manage KAYAK's business.

        KAYAK's revenues and operating results have varied significantly from quarter to quarter because its business experiences seasonal fluctuations, which reflect seasonal trends for the travel products distributed through and advertised on KAYAK's platform. Traditional leisure travel bookings in the U.S. and Europe are generally higher in the second and third calendar quarters of the year as travelers take spring and summer vacations. In the fourth quarter of the calendar year, demand for travel services in the U.S. and Europe generally declines. KAYAK has seen and expects to continue to see, that the most significant portion of KAYAK's revenues will be earned in the second and third quarters. The current state of the global economic environment, combined with the seasonal nature of KAYAK's business and its relatively limited operating history, makes forecasting future operating results difficult. Because KAYAK's business is changing and evolving, its historical operating results may not be useful for predicting KAYAK's future operating results. Advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as individual travel patterns. KAYAK's rapid growth has tended to mask the cyclicality and seasonality of KAYAK's business. As KAYAK's growth rate slows, the cyclicality and seasonality in its business will become more pronounced and cause its operating results to fluctuate.

Any significant disruption in service on KAYAK's websites or in its computer systems, which are currently hosted primarily by third-party providers, could damage KAYAK's reputation and result in a loss of users, which would harm KAYAK's business and operating results.

        KAYAK's brands, reputation and ability to attract and retain travelers to use its websites and mobile applications depend upon the reliable performance of its network infrastructure and content delivery processes. KAYAK has experienced interruptions in these systems in the past, including server failures that temporarily slowed down the performance of its websites and mobile applications, and it may experience interruptions in the future. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of KAYAK's services on its websites and mobile applications and prevent or inhibit the ability of travelers to access its services. Problems with the reliability or security of its systems could harm KAYAK's reputation, and damage to its reputation and the cost of remedying these problems could negatively affect KAYAK's business, financial condition and results of operations.

        Substantially all of the communications, network and computer hardware used to operate KAYAK's website are located at facilities in Medford and Somerville, Massachusetts and, with respect to KAYAK's swoodoo operations, Freiburg, Germany. KAYAK does not own or control the operation of these facilities. KAYAK's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of the foregoing events could result in damage to KAYAK's systems and hardware or could cause them to fail completely, and KAYAK's insurance may not cover such events or may be insufficient to compensate it for losses that may occur. KAYAK's systems are not completely redundant, so a failure of its system at one site could result in reduced functionality for its travelers, and a total failure of its systems at both U.S. sites could cause KAYAK's websites or mobile applications to be inaccessible by its travelers. Problems faced by KAYAK's third-party web hosting providers with the telecommunications network providers with which they contract or with the systems by which they allocate capacity among their customers, including KAYAK, could adversely affect the experience of KAYAK's travelers. KAYAK's third-party web hosting providers could decide to close their facilities without adequate notice. Any financial difficulties, such as bankruptcy reorganization, faced by KAYAK's third-party web hosting providers or any of the service providers with whom they contract may have negative effects on KAYAK's business, the nature and extent of which are difficult to predict. If KAYAK's third-party web hosting providers are unable to keep up with KAYAK's growing needs for capacity, this could have an adverse effect on KAYAK's business. Any errors, defects, disruptions or other performance problems with KAYAK's services could harm its reputation and have an adverse effect on its business, financial condition and results of operations.

Governmental regulation and associated legal uncertainties could limit KAYAK's ability to expand its product offerings or enter into new markets and could require it to expend significant resources, including the attention of senior management, to review and comply with such regulations.

        Many of the services KAYAK offers are regulated by federal and state governments, and KAYAK's ability to provide these services is and will continue to be affected by government regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require KAYAK to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise have a material adverse effect on KAYAK's business, results of operations and financial condition.

        In particular, the DOT regulates the advertising and sale of air transportation. The DOT actively enforces its regulations and recently made significant changes to the regulations and standards that apply to air carriers and ticket agents. While KAYAK is neither an air carrier nor a ticket agent, to the extent it expands its business model in the air transportation area to facilitate bookings, KAYAK could become subject to DOT oversight, which would require it to incur significant compliance costs and may require it to change its business practices with respect to the display of airfare and airfare advertising.

        In addition, KAYAK's business strategy involves expansion into regions around the world, many of which have different legislation, regulatory environments, tax laws and levels of political stability. Compliance with foreign legal, regulatory or tax requirements will place demands on KAYAK's time and resources, and KAYAK may nonetheless experience unforeseen and potentially adverse legal, regulatory or tax consequences.

        KAYAK assists with the processing of customer credit card transactions, which results in it receiving and storing personally identifiable information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world. This legislation and regulation is generally intended to protect the privacy and security of personal information, including credit card information, that is collected, processed and transmitted in or from the governing jurisdiction. KAYAK could be adversely affected if government regulations require it to significantly change its business practices with respect to this type of information.

Fluctuations in foreign currency exchange rates affect financial results in U.S. dollar terms and could negatively impact KAYAK's financial results.

        A portion of KAYAK's revenues come from international operations. Revenues generated and expenses incurred by KAYAK's international subsidiaries are often denominated in local currencies. As a result, KAYAK's consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as the financial results of its international subsidiaries are translated from local currencies into U.S. dollars. KAYAK's financial results are subject to changes in exchange rates that impact the settlement of transactions in non-local currencies.

KAYAK may not be able to adequately protect its intellectual property, which could harm the value of its brands and adversely affect its business.

        KAYAK regards its intellectual property as critical to its success, and it relies on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements to protect its proprietary rights. If KAYAK is not successful in protecting its intellectual property, it could have a material adverse effect on its business, results of operations and financial condition.

        While KAYAK believes that its issued patents and pending patent applications help to protect its business, there can be no assurance that its operations do not, or will not, infringe valid, enforceable third-party patents of third parties or that competitors will not devise new methods of competing with it that are not covered by its patents or patent applications. There can also be no assurance that KAYAK's patent applications will be approved, that any patents issued will adequately protect its intellectual property, or that such patents will not be challenged by third parties or found to be invalid or unenforceable, or that its patents will be effective in preventing third parties from utilizing a copycat business model to offer the same service in one or more categories. Moreover, KAYAK relies on intellectual property and technology developed or licensed by third parties, and it may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms.

        Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which KAYAK's services are provided. The laws of certain countries do not protect proprietary rights to the same extent as the laws of the U.S. and, therefore, in certain jurisdictions,

KAYAK may be unable to protect its proprietary technology adequately against unauthorized third party copying or use, which could adversely affect its competitive position. KAYAK has licensed in the past, and expects to license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of KAYAK's proprietary rights or harm KAYAK's reputation, even if KAYAK has agreements prohibiting such activity. Also to the extent third parties are obligated to indemnify KAYAK for breaches of its intellectual property rights, these third parties may be unable to meet these obligations. Any of these events could have a material adverse effect on KAYAK's business, results of operations or financial condition.

Claims by third parties that KAYAK infringes their intellectual property rights could result in significant costs and have a material adverse effect on KAYAK's business, results of operations or financial condition.

        KAYAK is currently subject to various patent infringement claims. These claims allege, among other things, that KAYAK's website technology infringes upon owned patent technology. If KAYAK is not successful in defending itself against these claims, it may be required to pay money damages, which could have an adverse effect on its results of operations. In addition, the costs associated with the loss of these claims could have an adverse effect on KAYAK's results of operations. KAYAK may be subject to future claims relating to its intellectual property rights. As it grows its business and expands its operations, KAYAK expects that it will continue to be subject to intellectual property claims. Resolving intellectual property claims may require KAYAK to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or it may be required to cease using intellectual property altogether. Any of these events could have a material adverse effect on KAYAK's business, results of operations or financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

        A substantial amount of KAYAK's processes and technologies is protected by trade secret laws. In order to protect these technologies and processes, KAYAK relies in part on confidentiality agreements with its employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover KAYAK's trade secrets and proprietary information, and in such cases KAYAK could not assert any trade secret rights against such parties. To the extent that KAYAK's employees, contractors or other third parties with which KAYAK does business use intellectual property owned by others in their work for KAYAK, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which KAYAK operates may afford little or no protection to KAYAK's trade secrets. The loss of trade secret protection could make it easier for third parties to compete with KAYAK's products by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which KAYAK operates may compromise its ability to enforce its trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of KAYAK's proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect its business, revenue, reputation and competitive position.

KAYAK's use of "open source" software could adversely affect its ability to offer its services and subject it to possible litigation.

        KAYAK uses open source software in connection with its product development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. KAYAK could be subject to suits by parties claiming ownership of what KAYAK believes to be open source software, or claiming noncompliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While KAYAK monitors the use of open source software and tries to ensure that none is used in a manner that would require it to disclose its proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose KAYAK's proprietary source code or pay damages for breach of contract could be harmful to KAYAK's business, results of operations or financial condition, and could help KAYAK's competitors develop products and services that are similar to or better than KAYAK's.

Changes and Disagreements with Accountants on Accounting and Financial Disclosure

        There have been no changes or disagreements with KAYAK's independent registered public accounting firm regarding accounting and financial disclosure during the two most recent fiscal years or any subsequent interim periods.

Corporate Information

        KAYAK's principal executive offices are located at 55 North Water Street, Suite 1, Norwalk, CT 06854 and its telephone number at that address is (203) 899-3100. KAYAK's corporate website address is www.KAYAK.com. KAYAK does not incorporate the information contained on, or accessible through, its corporate website into this proxy statement/prospectus, and you should not consider it part of this prospectus. KAYAK was originally incorporated in Delaware in 2004 under the name Travel Search Company, Inc., and changed its name to Kayak Software Corporation in August 2004 and to KAYAK Software Corporation in December 2011.

 KAYAK MANAGEMENT'S DISCUSSION AND ANALYSIS OF KAYAK'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        KAYAK is a technology-driven company committed to improving online travel. Cofounders of Expedia, Travelocity and Orbitz started KAYAK in 2004 to take a better approach to finding travel online. KAYAK's websites and mobile applications enable people to easily research and compare accurate and relevant information from hundreds of other travel websites in one comprehensive, fast and intuitive display. KAYAK also provide multiple filtering and sorting options, travel management tools and services such as flight status updates, pricing alerts and itinerary management. Once travelers find their desired flight, hotel or other travel products, KAYAK sends them to their preferred travel supplier or online travel agency website to complete their purchase, and in many cases, travelers may now complete bookings directly through KAYAK's websites and mobile applications.

        KAYAK's services are free for travelers. KAYAK offers travel suppliers and OTAs, an efficient channel to sell their products and services to a highly targeted audience focused on purchasing travel. KAYAK earns revenues by sending referrals to travel suppliers and OTAs and from a variety of advertising placements on KAYAK's websites and mobile applications.

        During the nine months ended September 30, 2012, KAYAK experienced the following growth:

  •
  For the nine months ended September 30, 2012, KAYAK generated $228.9 million of revenues, representing growth of 34.2% over the nine months ended September 30, 2011;

  •
  For the nine months ended September 30, 2012, KAYAK generated income from operations of $38.8 million as compared to $6.4 million for the nine months ended September 30, 2011. After adjusting for a $15.0 million impairment charge related to KAYAK's decision to stop supporting the SideStep brand name, operating income for the nine months ended September 30, 2012 increased by 81.7% over the same period in 2011;

  •
  For the nine months ended September 30, 2012, KAYAK had adjusted EBITDA of $54.9 million representing growth of 48.4% over the nine months ended September 30, 2011. Adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is a non-generally accepted accounting principle metric used by management to measure KAYAK's operating performance.

  •
  For the nine months ended September 30, 2012, KAYAK processed 901 million user queries for travel information, representing growth of 35.3% over the nine months ended September 30, 2011; and

  •
  KAYAK mobile applications have been downloaded over 20 million times since their introduction in March 2009. For the nine months ended September 30, 2012, KAYAK had approximately 8 million downloads, representing growth of 58.4% over the nine months ended September 30, 2011.

        As of December 3, 2012, KAYAK had 196 employees, and KAYAK had local websites in 18 countries, including the United States, Germany, Spain, the United Kingdom, Austria, France and Italy.

  Adjusted EBITDA Reconciliation

        Earnings Before Interest, Taxes, Depreciation and Amortization, which we refer to as EBITDA, is a metric used by KAYAK's management to measure operating performance. Adjusted EBITDA represents EBITDA excluding the impact of stock-based compensation expense and other income (expense), net. KAYAK presents adjusted EBITDA as a supplemental performance measure because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting other income

(expense), net), tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of acquisitions and the impact of stock-based compensation expense. Because adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, KAYAK also uses adjusted EBITDA in measuring performance relative to that of its competitors. Adjusted EBITDA is not a measurement of KAYAK's financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities or as a measure of KAYAK's profitability or liquidity. KAYAK understands that although adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of KAYAK's results as reported under GAAP. Some of these limitations are:

  •
  adjusted EBITDA does not reflect KAYAK's cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  adjusted EBITDA does not reflect changes in, or cash requirements for, KAYAK's working capital needs;

  •
  although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  other companies in KAYAK's industry may calculate adjusted EBITDA differently than KAYAK does, limiting the usefulness of adjusted EBITDA as a comparative measure.

The following table reconciles income from operations to adjusted EBITDA for the periods presented and is unaudited:

KAYAK Software Corporation and Subsidiaries

Adjusted EBITDA Reconciliation
(In thousands)

	Nine months ended September 30,		Years ended December 31,
	2012	2011	2011	2010	2009
Income from operations	$38,787	$6,371	$14,267	$16,795	$5,361
Other income (expense), net	(1,640)	468	2,006	3,250	(1,346)
Depreciation and amortization	6,178	6,337	8,486	6,821	5,380
Impairment of intangible assets	—	14,980	14,980	—	—

EBITDA	43,325	28,156	39,739	26,866	9,395
Stock-based compensation	9,952	9,312	12,427	8,503	5,447
Other (income) expense, net	1,640	(468)	(2,006)	(3,250)	1,346

Adjusted EBITDA	$54,917	$37,000	$50,160	$32,119	$16,188

How KAYAK Generates Revenues

        KAYAK earns distribution revenues by sending referrals to travel suppliers and OTAs and by facilitating bookings through its websites and mobile applications, and KAYAK earns advertising revenues from advertising placements on its websites and mobile applications. On the distribution side, travel suppliers and OTAs either pay KAYAK at the time of referral on a set cost per click, which we refer to as CPC, basis or after a user completes a transaction on a supplier or OTA website or through the KAYAK booking feature on a fixed cost per acquisition, which we refer to as CPA, basis or as a percentage of the transaction value.

        Advertising revenues primarily come from payments for text-based sponsored links, graphical display advertisements and compare units. A "compare unit" is an advertising placement that, if selected by a KAYAK user, launches the advertiser's website and initiates a query based on the same travel parameters provided on the KAYAK website. The major types of advertisers on KAYAK's websites consist of OTAs, third party sponsored link providers, hotels, airlines and vacation package providers. Generally, KAYAK's advertisers pay on a CPC basis, which means advertisers pay only when someone clicks on one of their advertisements, or on a cost per thousand impression basis, which we refer to as CPM. Paying on a CPM basis means that advertisers pay based on the number of times their advertisements appear on KAYAK's websites. KAYAK believes that offering advertisers the ability to pay on a CPC or CPM basis provides advertisers the ability to choose the method of payment that best suits their needs and ultimately results in more advertisers choosing to advertise with KAYAK.

        KAYAK generates a significant portion of revenues from a few large customers. Expedia and its affiliated brands, including Hotels.com and Hotwire, together accounted for 26% of KAYAK's total revenues for the nine months ended September 30, 2012. KAYAK has separate contracts with respect to Expedia and each of its affiliated brands, each of which have varying terms and expiration dates. Also during this period, priceline.com and Orbitz and its affiliates, including its CheapTickets, HotelClub and ebookers subsidiaries, accounted for 10% and 8% respectively of KAYAK's total revenues. KAYAK's contract with Orbitz expires on December 31, 2013.

Highlights and Trends

  Revenue Growth

        KAYAK's revenue for the nine months ended September 30, 2012 was $228.9 million, a 34.2% increase over the nine months ended September 30, 2011. Revenue for the year ended December 31, 2011 was $224.5 million, a 31.5% increase over the year ended December 31, 2010. These increases in revenue were primarily due to increased travel queries on KAYAK's websites and mobile applications, which increased 35.3% for the first nine months of 2012 and 40.5% for the full year 2011, respectively over the comparable periods in 2011 and 2010. KAYAK believes that traffic and queries on its websites and mobile applications will continue to increase as more people learn about KAYAK's websites and brand.

  Brand Marketing

        KAYAK began investing in brand advertising, including TV advertisements and billboards, in late 2009. For the nine months ended September 30, 2012, and for the year ended December 31, 2011, KAYAK spent $59.0 million and $57.7 million on these activities, respectively. KAYAK believes that these investments have contributed significantly to its revenue growth. Increasing brand awareness and usage is an important part of KAYAK's growth strategy and KAYAK expects to continue to invest at this level or above in brand marketing for the foreseeable future.

  International Expansion

        KAYAK revenue from international operations accounted for approximately 20.3% and 17.9% of total revenue for the nine months ended September 30, 2012, and the year ended December 31, 2011, respectively. KAYAK acquired swoodoo in May 2010 and checkfelix.com in April 2011. As a result of these acquisitions, and organic growth of the KAYAK brand, international revenue grew to approximately $46.5 million during the first nine months of 2012 from approximately $29.7 million during the first nine months of 2011. KAYAK believes that these strategic acquisitions, along with the establishment of a European headquarters in Zurich, Switzerland, have strengthened KAYAK's presence and team in Europe, and KAYAK plans to continue to invest in the international team and brands. KAYAK expect revenues from international operations to increase at a rate faster than revenues from U.S. operations.

  Mobile Products

        KAYAK offers several mobile applications that allow people to use its services from smartphones such as the iPhone, Windows Phone 7 and 8 and phones running on the Android operating system and tablet devices such as the iPad. These applications extend the availability of KAYAK's services beyond traditional computers and allow users greater access to KAYAK's services. Queries conducted on KAYAK's mobile applications accounted for 16.7% and 12.4% of its total queries for the nine months ended September 30, 2012, and the year ended December 31, 2011, respectively. However, KAYAK estimates that revenues from mobile applications were 3.4% and 1.7% of total revenues during the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively. KAYAK believes mobile applications will continue to gain popularity, and expect to continue to commit resources to improve the features, functionality and commercialization of its mobile applications. KAYAK also believes that over time mobile applications will begin to contribute meaningful revenue to the business.

  Cash and Debt

        KAYAK had cash and cash equivalents and marketable securities of $178.4 and $46.3 million as of September 30, 2012 and December 31, 2011, respectively, and no outstanding long- or short-term debt. Given the recent financial turmoil and low interest rates, KAYAK holds most of its funds as cash and cash equivalents or marketable securities, and the rest is invested in highly rated money market funds and commercial paper.

Results of Operations

        KAYAK's results of operations as a percentage of revenue and period-over-period variances are discussed below. All dollars and query amounts are presented in thousands, except RPMs.

  Operating Metrics

        KAYAK's operating results are affected by certain key metrics. These metrics help to predict financial results and evaluate KAYAK's business. These metrics consist of queries and revenue per thousand queries.

  Queries and Revenue per Thousand Queries

        Queries refer to requests for travel information KAYAK processes through its websites and mobile applications. KAYAK counts a separate query each time a person requests travel information through one of its websites or mobile applications. Therefore, a user visit to one of KAYAK's websites may result in no queries being counted, or in multiple queries being counted, depending on the activity of the traveler during that visit. On average, a traveler performs approximately 1.1 queries per visit to KAYAK's websites.

        KAYAK uses revenue per thousand queries, which we refer to as RPM, to measure how effectively it converts user queries to revenues. RPM is calculated as total revenues divided by thousand queries.

        KAYAK uses query metrics to understand the performance of its marketing activities, while RPM is used to analyze the performance of services and partnerships.

        KAYAK recently revised its methodology for counting mobile queries to remove repetitive searches conducted during the same user session. By removing repetitive searches, the methodology is now consistent for both website queries and mobile. As a result, the number of reported mobile queries is lower, and the corresponding RPM is higher for mobile. The tables shown below present the revised estimates for historical mobile queries and RPMs based on the revised methodology.

  Revenues

	Nine Months ended September 30,
	(Amounts in thousands (except RPM))
			% increase (decrease)
	2012	2011
Revenues	$228,880	$170,587	34.2%
Queries	901,403	666,136	35.3%
RPM	$254	$256	(0.8)%

        Revenues for the nine months ended September 30, 2012 increased $58.3 million over the same period in 2011 primarily due to a 35.3% increase in query volume. KAYAK attributes the increase in query volume to a variety of factors, including the investment in marketing activities, the partnership with Bing Travel which began in March 2011 and the acquisition of checkfelix.com in April 2011.

	Nine Months ended September 30,
	(Amounts in thousands (except RPM))
			% increase (decrease)
	2012	2011
Estimated Mobile Queries	150,373	77,185	94.8%
Estimated Mobile RPM	$52	$37	40.5%
Estimated Website Queries	751,030	588,952	27.5%
Estimated Website RPM	$294	$285	3.2%

        Mobile and website RPM figures are estimated based on data provided by those travel partners that differentiate between mobile and website travel bookings.

        Mobile queries for the nine months ended September 30, 2012 increased by 94.8% over the same period in 2011 primarily due to an increase of approximately 10.0 million downloads of KAYAK's mobile applications between September 30, 2011 and September 30, 2012, bringing downloads as of September 30, 2012 to approximately 20 million. Mobile RPM for the nine months ended September 30, 2012 increased by $15 over the same period in 2011 due to a higher percentage of completed transactions, especially on hotels, and the addition of new advertising products on KAYAK's mobile application.

        Website queries for the nine months ended September 30, 2012 increased by 27.5% over the same period in 2011 attributable primarily to KAYAK's investment in marketing activities and its partnership with Bing Travel, which began in March 2011. Website RPM for the nine months ended September 30, 2012 increased by $9 over the same period in 2011 due primarily to increased RPM in KAYAK's international business, improvement in advertising rates, and increased adoption of KAYAK's booking path.

	Year ended December 31,
	(Amounts in thousands (except RPM))
				% increase (decrease) 2010 - 2011	% increase (decrease) 2009 - 2010
	2011	2010	2009
Revenues	$224,534	$170,698	$112,698	31.5%	51.5%
Queries	880,909	627,043	457,556	40.5%	37.0%
RPM	$255	$272	$246	(6.3)%	10.6%

        Revenues for the year ended December 31, 2011 increased $53.8 million over the same period in 2010 primarily due to a 40.5% increase in query volume. KAYAK attributes the increase in query volume to a variety of factors including KAYAK's investment in marketing activities, the acquisition of swoodoo in May 2010 and checkfelix.com in April 2011, and the partnership with Bing Travel which began in March 2011. The increase in query volume was partially offset by a reduction in RPM due to an increase in mobile queries, for which KAYAK earns revenue at a lower rate. Mobile queries were 12.4% of total queries in 2011, as compared to 7.1% in 2010.

        Revenues for the year ended December 31, 2010 increased over the same period in 2009 primarily due to a 37.0% increase in query volume. These additional queries accounted for $43.2 million of the $58.0 million increase. During the same period average revenue per thousand queries increased 10.6%, primarily as a result of improved advertising sales. KAYAK's acquisition of swoodoo contributed $8.0 million to KAYAK's revenues in 2010.

  Cost of revenues (excludes depreciation and amortization)

        Cost of revenues consists of fees paid to third parties to process airfare queries and expenses associated with operating and maintaining KAYAK's data centers. Additionally in 2009, these costs included advertising syndication expenses. Syndication activities consisted of placing text-based advertisements on other websites in exchange for a portion of the total revenues that KAYAK received from those advertisements. KAYAK included the portion of revenues remitted to its syndication partners in cost of revenues. KAYAK cancelled the majority of its advertising syndication contracts in April 2009 to focus on its core business, resulting in decreased cost as a percentage of revenues from 2009 forward.

	Nine Months ended September 30,
	(Dollar amounts in thousands)
			% increase (decrease)
	2012	2011
Cost of revenues	$14,900	$13,780	8.1%
% of total revenues	6.5%	8.1%

        KAYAK's cost of revenues increased $1.1 million for the nine months ended September 30, of 2012 compared to the same period in 2011 due to higher air query fees partially offset by a decrease in data center costs. Air query fees increased $1.9 million in the nine months ended September 30, 2012 compared to the same period in 2011 due to increased query volume. Data center costs decreased $1.1 million in the nine months ended September 30, 2012 compared to the same period in 2011 due to improved server efficiency.

	Year ended December 31,
	(Amounts in thousands (except RPM))
				% increase (decrease) 2010 - 2011	% increase (decrease) 2009 - 2010
	2011	2010	2009
Cost of revenues	$18,598	$15,630	$15,362	19.0%	1.7%
% of total revenues	8.3%	9.2%	13.6%

        KAYAK's cost of revenues increased $3.0 million in 2011 as compared to 2010, due to higher data center costs and air query fees. Data center costs increased $1.6 million for the year ended December 31, 2011 as compared to the same period in 2010 due to expenses incurred to process and improve overall query speed and efficiency. Additionally, air query fees increased $1.3 million in 2011 compared to 2010 due to increased query volume, partially offset by a lower cost per query. Air query fees have a tiered pricing structure whereby increased volume results in a lower overall cost per query.

        KAYAK's cost of revenues were relatively flat for the year ended December 31, 2010 compared to the same period in 2009 due primarily to higher volume-driven air query fees of $1.6 million and data center costs of $0.7 million, partially offset by the elimination of advertising syndication costs of $2.2 million discussed above.

  Selling, general and administrative expenses (excludes depreciation and amortization)

        Selling, general and administrative expenses consist of marketing, technology, personnel and other costs, which are more fully described below.

  Marketing

        Marketing consists of online marketing, brand marketing and other marketing expenses. Online marketing includes search engine fees and contextual advertising placements. Search engine fees are fees paid to Google and Yahoo for KAYAK's advertisements to appear on their result pages when users search certain travel-related keywords on the search engine's website. KAYAK pays contextual advertisement fees to advertise on other travel-related websites. These advertisements generally consist of the placement of a KAYAK logo or a check-box next to the KAYAK name and often allow users who click on the contextual advertisements to launch a query on KAYAK using previously entered search parameters. Brand marketing expense includes TV, billboards and display advertisements, and creative development fees. Other marketing includes affiliate marketing, public relations, and other general marketing costs. Affiliate marketing refers to revenue sharing fees paid to other travel-related websites that drive traffic to KAYAK through use of their own marketing resources. Under KAYAK's affiliate marketing program, KAYAK provides services through third party websites and pays them a percentage of any revenues received from these services.

	Nine Months ended September 30,
	(Dollar amounts in thousands)
			% increase (decrease)
	2012	2011
Brand marketing	$58,962	$45,610	29.3%
% of total revenues	25.8%	26.7%
Online marketing fees	$57,040	$35,955	58.6%
% of total revenues	24.9%	21.1%
Other marketing	$4,698	$5,852	(19.7)%
% of total revenues	2.1%	3.4%
Total marketing expense	$120,700	$87,417	38.1%
% of total revenues	52.7%	51.2%

        Marketing expenses for the nine months ended September 30, 2012 increased $33.3 million compared to the same period in 2011. The increase is primarily due to a $21.1 million increase in online marketing of which $8.5 million relates to Europe online marketing. Additionally, there was a $13.4 million increase in brand marketing which relates primarily to a $8.9 million incremental increase in Europe brand marketing expense. KAYAK believes these marketing investments were the primary contributor to the 35.3% increase in query growth in the nine months ended September 30, 2012 as compared to the same period in 2011.

	Year ended December 31,
	(Amounts in thousands (except RPM))
				% increase (decrease) 2010 - 2011	% increase (decrease) 2009 - 2010
	2011	2010	2009
Brand marketing	$57,715	$43,702	$15,418	32.1%	183.4%
% of total revenues	25.7%	25.6%	13.7%
Online marketing fees	$45,648	$41,663	$35,813	9.6%	16.3%
% of total revenues	20.3%	24.4%	31.8%
Other marketing	$7,655	$6,356	$6,158	20.4%	3.2%
% of total revenues	3.4%	3.7%	5.5%
Total marketing expense	$111,018	$91,721	$57,389	21.0%	59.8%
% of total revenues	49.4%	53.7%	50.9%

        Marketing expenses for the year ended December 31, 2011 increased $19.3 million compared to the same period in 2010. The $14.0 million increase in brand marketing relates primarily to a $12.9 million incremental investment in swoodoo, KAYAK Europe and checkfelix.com. Additionally, online marketing expense increased by $4.0 million. As a percentage of revenue, marketing expenses decreased to 49.4% from 53.7% primarily due to efficiencies achieved in U.S. marketing spend during 2011, as compared to the same period in 2010. For the year ended December 31, 2011, total marketing spend for the U.S. and Europe was $87.0 million and $24.0 million, respectively, compared to $84.0 million and $7.7 million, respectively, for the year ended December 31, 2010. KAYAK believes these marketing investments were the primary contributor to the 41.7% increase in query growth in 2011 as compared to 2010.

        Marketing expense for the year ended December 31, 2010, increased $34.3 million compared to the same period in 2009 primarily due to the initial launch of KAYAK's brand marketing campaign. KAYAK initiated a brand marketing campaign in November 2009, and for the year ended December 31, 2010, incurred $39.0 million in brand marketing expense. KAYAK expects to continue to invest in brand marketing going forward, as KAYAK is focused on increasing awareness of brand and bringing more people to its websites and mobile applications.

  Personnel

        Personnel costs consist of wages and benefits paid to employees, stock-based compensation charges and payroll taxes. Stock-based compensation is a significant portion of wage and benefit structure which is impacted by many factors including, but not limited to, the strike price, volatility and expected life of the options. See Note 13 of the KAYAK audited consolidated financial statements included in this proxy statement/prospectus.

	Nine Months ended September 30,
	(Dollar amounts in thousands)
			% increase (decrease)
	2012	2011
Salaries, benefits and taxes	$26,495	$20,813	27.3%
% of total revenues	11.6%	12.2%
Stock-based compensation	$9,117	$9,312	(2.1)%
% of total revenues	4.0%	5.5%
Total personnel	$35,612	$30,125	18.2%
% of total revenues	15.6%	17.7%

        Salaries, benefits and taxes increased for the nine months ended September 30, 2012 from the same period in 2011. This increase is primarily due to a net increase of 43 employees, or 28.7%, as of September 30, 2012 compared to 2011. Stock compensation expense decreased in the nine months ended September 30, 2012 compared to the same period in 2011 due to options granted in prior years becoming fully vested substantially offsetting the expense related to new grants made in the first nine months of 2012.

	Year ended December 31,
	(Amounts in thousands (except RPM))
				% increase (decrease) 2010 - 2011	% increase (decrease) 2009 - 2010
	2011	2010	2009
Salaries, benefits and taxes	$28,358	$21,261	$17,473	33.4%	21.7%
% of total revenues	12.6%	12.5%	15.5%
Stock-based compensation	$12,427	$8,503	$5,165	46.1%	64.6%
% of total revenues	5.5%	5.0%	4.6%
Total personnel	$40,785	$29,764	$22,638	37.0%	31.5%
% of total revenues	18.2%	17.4%	20.1%

        Salaries, benefits and taxes increased primarily due to wage increases for existing employees and a headcount increase of 11 employees as of December 31, 2011 compared to December 31, 2010. In 2011 KAYAK also awarded bonuses totaling $1.3 million to KAYAK's cofounders. Stock compensation expense increased in 2011 compared to 2010 due to the additional grant of options to purchase 1,155,000 shares of KAYAK's common stock and an increase in the fair market value of its common stock.

        Salaries, benefits and taxes increased primarily due to a headcount increase of 40 employees between December 2009 and December 2010. Stock-based compensation increased in 2010 compared to 2009 due to the grant of 4,199,590 additional common stock options.

  Other general and administrative expenses

        All other operating costs are classified as other general and administrative expenses. The largest items in this category of expenses are technology costs, legal and accounting fees, provision for doubtful accounts, and facilities expenses.

	Nine Months ended September 30,
	(Dollar amounts in thousands)
			% increase (decrease)
	2012	2011
Other general and administrative expenses	$12,703	$11,577	9.7%
% of total revenues	5.6%	6.8%

        Other general and administrative expenses increased $1.1 million for the nine months ended September 30, 2012, compared to the same period in 2011 primarily due to stock based compensation expense for restricted stock units granted to certain members of the KAYAK board of $0.8 million, technology costs of $0.8 million, expense taken on options granted to contractors of $0.6 million, travel expenses of $0.7 million, partially offset by a decrease in the provision for doubtful accounts of $1.7 million.

	Year ended December 31,
	(Amounts in thousands (except RPM))
				% increase (decrease) 2010 - 2011	% increase (decrease) 2009 - 2010
	2011	2010	2009
Other general and administrative expenses	$16,400	$9,967	$6,568	64.5%	51.8%
% of total revenues	7.3%	5.8%	5.8%

        Other general and administrative expenses increased $6.4 million for the year ended December 31, 2011 compared to the same period in 2010 primarily due to a $2.9 million increase in legal and accounting fees, a $1.2 million increase in technology costs, and a $0.8 million increase in travel expenses.

        Other general and administrative expenses increased $3.4 million from 2009 to 2010 primarily due to $1.5 million in acquisition-related and other legal and accounting fees, $1.2 million from the inclusion of swoodoo results beginning May 2010, and a $0.4 million increase in the provision for doubtful accounts.

  Depreciation and amortization

        Depreciation and amortization consists primarily of depreciation of computer equipment, software and website development and amortization of KAYAK's trade names, customer relationships and other intangible assets.

	Nine Months ended September 30,
	(Dollar amounts in thousands)
			% increase (decrease)
	2012	2011
Amortization	$4,203	$5,006	(16.0)%
% of total revenues	1.8%	2.9%
Depreciation	$1,975	$1,331	48.4%
% of total revenues	0.9%	0.8%
Total depreciation and amortization	$6,178	$6,337	(2.5)%
% of total revenues	2.7%	3.7%

        Depreciation and amortization decreased $0.2 million during the nine months ended September 30, 2012 compared to the same period in 2011. Amortization decreased by $0.8 million, which is primarily due to a $2.1 million decrease in tradename amortization related to the discontinuation of the SideStep brand, partially offset by a $1.2 million increase in technology amortization due to the acceleration of amortization of swoodoo's technology. Depreciation increased by $0.6 million, primarily due to additions within computer equipment, website development, and leasehold improvements.

	Year ended December 31,
	(Amounts in thousands (except RPM))
				% increase (decrease) 2010 - 2011	% increase (decrease) 2009 - 2010
	2011	2010	2009
Amortization	$6,566	$4,619	$3,328	42.2%	38.8%
% of total revenues	2.9%	2.7%	3.0%
Depreciation	$1,920	$2,202	$2,052	(12.8)%	7.3%
% of total revenues	0.9%	1.3%	1.8%
Total depreciation and amortization	$8,486	$6,821	$5,380	24.4%	26.8%
% of total revenues	3.8%	4.0%	4.8%

        Depreciation and amortization increased $1.7 million during the year ended December 31, 2011, compared to the same period in 2010. The increase is primarily due to a $2.2 million increase in amortization and depreciation from acquired entities, partially offset by a $0.6 million decrease from SideStep assets that are now fully depreciated.

        The inclusion of swoodoo in KAYAK's results from May 2010 accounted for the $1.4 million increase in depreciation and amortization for the year ended December 31, 2010, compared to the same period in 2009.

  Impairment of intangible assets

        In January 2011, KAYAK determined that it would no longer support two brand names and URLs in the United States and decided to migrate all traffic from sidestep.com to KAYAK.com, resulting in a $15.0 million impairment charge.

  Other income (expense)

        For the nine months ended September 30, 2012, KAYAK recorded a loss of $1.5 million as compared to a gain of $0.5 million for the same period in 2011. The decrease is primarily related to the end of KAYAK's obligation to buy back shares of common stock issued as part of the swoodoo acquisition.

        For the year ended December 31, 2011, KAYAK recorded a gain of $1.1 million related to its obligation to buy back shares of KAYAK's common stock issued in connection with KAYAK's acquisition of swoodoo in May 2010. KAYAK also recorded a $0.8 million gain related to the re-measurement of intercompany balances denominated in foreign currencies.

        During 2010, KAYAK recorded a gain of $2.9 million related to its obligation to buy back shares of KAYAK common stock issued in connection with the acquisition of swoodoo in May 2010. In addition, KAYAK realized a gain of $0.5 million related to the sale of the TravelPost assets. In 2009, KAYAK incurred a $1.0 million loss on the early extinguishment of debt.

  Income tax expense (benefit)

        KAYAK's effective tax rate was 48.0% and 40.8% for the nine months ended September 30, 2012 and for the calendar year 2011, respectively. For the nine months ended September 30, 2012, the effective rate was higher than the statutory rate primarily due to state taxes, losses in Europe for which no benefit was recognized and disallowed stock compensation expense for incentive stock options, offset by federal and state research credits.

        Prior to December 31, 2009, KAYAK recorded a full valuation allowance against net deferred tax assets, which consisted primarily of net operating loss carryforwards, due to the uncertainty of

KAYAK's ability to realize those assets. On December 31, 2009, KAYAK determined that it was more likely than not that it would be able to realize these assets and reversed the valuation allowance, resulting in a tax benefit for that year. In 2010, KAYAK incurred income tax expense of $12.1 million, including a $1.6 million increase to the valuation allowance, giving an effective tax rate of 60.1%. Key effective tax rate drivers specific to 2010 were the sale of Travelpost, Inc., and an increase to the valuation allowance for state net operating losses incurred when KAYAK reduced its presence in California. In 2011, KAYAK incurred income tax expense of $6.7 million giving KAYAK an effective tax rate of 40.8%. The primary differences between the statutory rate and KAYAK's effective tax rate include stock compensation from incentive stock options, state tax expense and differences in jurisdictional tax rates, as shown in the table below.

        Provisions for income taxes compared with income taxes based on the federal statutory tax rate of 35% were as follows:

		December 31,
	September 30, 2012
		2011	2010	2009
U.S. Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	7.4%	7.2%	8.3%	15.8%
Compensation related to incentive stock options	1.4%	6.0%	7.1%	27.0%
Gain on sale of TravelPost	—	—	4.4%	—
Mark-to-market adjustments	—	(2.6)%	(4.8)%	5.7%
Change to valuation allowance	2.2%	—	8.0%	(149.1)%
Foreign rate differential	4.0%	(2.7)%	—	—
R&D Credits	(4.0)%	—	—	—
Other	2.0%	(2.1)%	2.1%	(1.5)%

Effective income tax rate	48.0%	40.8%	60.1%	(67.1)%

Quarterly Financial Data/Seasonality

        The following table presents unaudited consolidated financial data for the trailing eight quarters ended September 30, 2012. The operating results are not necessarily indicative of the results for any subsequent quarter.

	2012 Quarters ended			2011 Quarters ended				2010 Quarters ended
	Mar 31	June 30	Sept 30	Mar 31	June 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31
Revenues	$73,338	$76,938	$78,604	$52,674	$56,753	$61,160	$53,947	$36,745	$43,721	$47,814	$42,418
Cost of revenues (excludes depreciation and amortization)	5,185	4,807	4,908	4,945	4,684	4,151	4,818	4,048	3,772	3,810	4,000
Selling, general, and administrative
Marketing	41,249	39,409	40,042	28,457	30,025	28,935	23,601	23,809	21,962	23,368	22,582
Personnel	11,913	11,306	12,393	10,039	9,800	10,286	10,660	6,615	7,101	7,271	8,777
Other general and administrative expenses	4,832	3,615	4,256	4,217	4,164	3,196	4,823	1,543	2,260	2,728	3,436

Total selling, general and administrative expenses (excludes depreciation and amortization)	57,994	54,330	56,691	42,713	43,989	42,417	39,084	31,967	31,323	33,367	34,795

Depreciation and amortization	2,050	2,050	2,078	2,061	2,341	1,935	2,149	1,367	1,660	1,896	1,898
Impairment of intangible assets	0	0	0	14,980	0	0	0	0	0	0	0

Income (loss) from operations	$8,109	$15,751	$14,927	($12,025)	$5,739	$12,657	$7,896	$(637)	$6,966	$8,741	$1,725

Net Income (loss)	$4,145	$7,288	$7,954	$(6,914)	$3,776	$6,968	$4,202	$(854)	$3,333	$3,679	$1,874

        Seasonal and other factors cause KAYAK's profitability to fluctuate from quarter to quarter. Typically, the highest revenue quarters are the second and third quarters due to the fact that high travel seasons fall in these quarters. Additionally, brand marketing expense fluctuates by quarter, causing operating income to increase or decrease in any given quarter depending on the level of investment.

        In January 2011, KAYAK determined that it would not support two brand names and URLs in the United States and decided that it would migrate all traffic from sidestep.com to KAYAK.com. As a result, the SideStep brand name and URL intangible assets were impaired and KAYAK incurred a related impairment charge of $15.0 million in the first three months of 2011.

Acquisitions

        In May 2010, in an effort to expand KAYAK's European operations, KAYAK acquired all of the outstanding stated share capital of swoodoo in exchange for $6.8 million in cash, net, and 825,000 shares of KAYAK common stock. Pursuant to an option agreed to with the former swoodoo stockholders, in August 2011 KAYAK repurchased 685,219 of these shares at a price of €13.33 per share for a total of $13.2 million. KAYAK is no longer obligated to repurchase any additional shares.

        In April 2011, KAYAK acquired all of the outstanding shares of JaBo Vertrieb-und Entwicklung GmbH, which we refer to as JaBo Software, for $9.2 million in cash, net. JaBo Software operates checkfelix.com, a leading travel metasearch website in Austria.

Liquidity and Capital Resources

        KAYAK has primarily funded its operations through the issuance of equity securities and cash flows from operations. Early in its history, KAYAK relied on cash provided from the sale of shares of its redeemable convertible preferred stock to fund operations and raised $29.8 million prior to 2007. In 2007, KAYAK raised another $165.7 million through the sale of preferred stock and entered into $30.0 million of term loans to fund KAYAK's acquisition of SideStep.

        KAYAK began to generate cash flows from operations in late 2007 and has not required any additional financing to fund operations. KAYAK uses cash to fund operations, make capital expenditures and acquire complementary businesses from time to time.

        As of September 30, 2012, KAYAK had cash and cash equivalents and marketable securities of $178.4 million. Included in this amount is $0.5 million of cash held by foreign subsidiaries that is not available to fund domestic operations and obligations without paying taxes upon its repatriation. KAYAK also has not recorded U.S. income and foreign withholding taxes on the earnings of its foreign subsidiaries at September 30, 2012, because it intends to permanently reinvest those earnings.

        On July 25, 2012, KAYAK completed its IPO which generated $94.2 million after deducting underwriting discounts and commissions and other issuance costs incurred for the sale of KAYAK common stock. In addition, in connection with KAYAK's IPO, certain eligible stockholders elected to purchase shares of KAYAK Class A common stock for $6.0 million. KAYAK believes that cash from operations and its IPO, together with cash and short-term investment balance are sufficient to meet ongoing capital expenditures, working capital requirements and other capital needs for at least the next twelve months.

        KAYAK's liquidity could be negatively affected by a decrease in demand for products and services. In addition, KAYAK may make acquisitions complementary to its business and may need to raise additional capital through future debt or equity financing to provide for greater flexibility to fund any such acquisitions. Additional financing may not be available at all or on terms favorable to KAYAK.

        The following table presents cash flow information for the stated periods and includes the net cash received from KAYAK's IPO:

	Nine Months Ended September 30, (unaudited)		Year ended December 31,
	2012	2011	2011	2010	2009
	(Dollar amounts in thousands)
Cash flows from operating activities	$31,680	$27,015	$32,899	$21,932	$12,616
Cash flows from investing activities	837	(35,414)	(33,848)	(8,375)	6,964
Cash flows from financing activities	102,775	891	1,809	5,737	(27,239)

  Cash flows from operating activities

        Cash flows from operating activities were $31.7 million for the nine months ended September 30, 2012 as compared to $27.0 million for the nine months ended September 30, 2011. Net income was $19.4 million and $3.8 million for the nine months ended September 30, 2012 and 2011, respectively. Non-cash charges decreased by $5.1 million in the first nine months of 2012 compared to the first nine months of 2011 due to an impairment of $15.0 million partially offset by $7.7 million in deferred taxes. Cash used for working capital was $1.9 million for the first nine months of 2012 as compared to $3.9 million in the first nine months of 2011. The decrease is due to the timing of receipts from customers and payment to vendors.

        Cash flows from operating activities were $32.9 million for the year ended December 31, 2011 as compared to $21.9 million for the year ended December 31, 2010, an increase of $11.0 million. The increase in operating cash flows is primarily related to cash from working capital of $2.6 million as of December 31, 2011 as compared to cash used for working capital of $5.4 million as of December 31, 2010. The change in cash from working capital relates primarily to an increase in payables. Non-cash charges increased to $20.6 million for the year ended December 31, 2011 from $19.3 million for the year ended December 31, 2010, primarily due to a decrease in SideStep deferred tax liabilities. Net income also increased to $9.7 million in 2011 from $8.0 million in 2010.

        Cash flows from operating activities were $21.9 million and $12.6 million in 2010 and 2009, including net income of $8.0 million and $6.9 million, respectively. The difference in net income was offset by non-cash charges, which were $10.7 million higher in 2010 than in 2009, primarily due to changes in net deferred tax assets, stock based compensation, and amortization from swoodoo intangible assets acquired in May 2010. Cash used for working capital was $5.4 million for 2010 as compared to $2.9 million in 2009, due to an increase in KAYAK's accounts receivable, partially offset by accrued expenses. As of December 31, 2010 and 2009, accounts receivable, net were $30.2 million and $18.7 million, respectively, and the majority of this increase was due to an increase in sales over the same period. The increase in accrued expenses is primarily attributable to increases in tax, marketing, and technology related accruals for the year ended December 31, 2010.

  Cash flows from investing activities

        Cash from investing activities was $0.8 million for the nine months ended September 30, 2012 compared to cash used in investing activities of $35.4 million for the same period in 2011. The decrease of cash used in investing activities is primarily due to the net decrease in the purchase and maturities of marketable securities of $13.2 million from 2012 to 2011. The first nine months of 2011 also included $9.2 million of cash used for the purchase of JaBo Software and $13.2 million used to repurchase shares related to KAYAK's acquisition of swoodoo in 2010.

        Cash used in investing activities was $33.8 million and $8.4 million for the years ended December 31, 2011 and 2010, respectively. The year ended December 31, 2011 included $13.2 million in cash used to repurchase shares related to the acquisition of swoodoo. Cash used in investing activities included the net purchase of $7.2 million in marketable securities in 2011, an increase of $4.3 million from 2010. Cash used for business combinations was $9.2 million in 2011 as compared to $6.8 million in 2010.

        Cash used in investing activities was $8.4 million for the year ended December 31, 2010 compared to cash provided by investing activities of $7.0 million in 2009. Capital expenditures were $2.3 million in both 2010 and 2009. During 2010, KAYAK had net purchases of marketable securities of $2.9 million, while in 2009 KAYAK had net sales of marketable securities of $9.2 million. In 2009, KAYAK sold marketable securities to generate cash used to pay down its term debt. During 2010, KAYAK acquired swoodoo for $6.8 million in cash, net, and received $3.6 million in cash from the sale of TravelPost.

  Cash flows from financing activities

        Cash from financing activities was $102.8 million for the nine months ended September 30, 2012 compared to $0.9 million for the same period in 2011. The increase is primarily related to the proceeds, net of offering expenses, from KAYAK's IPO of $94.2 million.

        Cash provided by financing activities was $1.8 million for the year ended December 31, 2011 as compared to $5.7 million for the year ended December 31, 2010. Proceeds and tax benefits from the exercise of stock options increased to $3.3 million in 2011 from $0.7 million in 2010. Cash used in connection with the IPO during 2011 was $1.5 million. The year ended December 31, 2010 included proceeds of $3.7 million from the repayment of stockholder loans and proceeds of $1.4 million from the exercise of common stock warrants.

        Cash provided by financing activities was $5.7 million for the year ended December 31, 2010 compared to cash used for financing activities of $27.2 million for the same period in 2009. The difference was due primarily to $25.3 million used to pay off term loans in 2009. Additionally, in 2009, KAYAK provided loans to its stockholders of $2.5 million. These loans, plus earlier loans, were repaid in 2010, resulting in cash proceeds of $3.7 million.

Contractual Obligations

        KAYAK's contractual obligations as of December 31, 2011 were as follows:

	Amounts due by period (Dollar amounts in thousands)
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating lease obligations	$6,301	$1,697	$2,228	$1,841	$535
Content licensing and technology agreements	$7,000	$7,000	$—	$—	$—
Total contractual cash obligations	$13,301	$8,697	$2,228	$1,841	$535

        KAYAK leases its office and data center facilities under noncancelable leases that expire at various points through January 2016. See "Information about KAYAK—Facilities" for further discussion of KAYAK's leased premises. KAYAK is also responsible for certain real estate taxes, utilities and maintenance costs on KAYAK's office facilities. In addition, KAYAK has various content licensing and technology agreements that, if renewed, will continue to incur costs in future periods.

        On April 3, 2012, KAYAK entered into a Products and Services Agreement with a technology provider. This agreement obligates KAYAK to make minimum future payments of $1.6 million per year for the next four years. On May 31, 2012, KAYAK entered into a lease for office space for its international headquarters in Zurich, Switzerland. This lease obligates KAYAK to make annual payments of CHF 0.2 million in 2012 and CHF 0.6 million in each of 2013 through 2017. On June 4, 2012, KAYAK entered into a lease for office space in Stamford, Connecticut. This lease agreement obligates KAYAK to make annual payments of between $0.8 million and $0.9 million over the next 12 years.

Off-Balance Sheet Obligations

        KAYAK had no off-balance sheet obligations as of September 30, 2012 or December 31, 2011.

Critical Accounting Policies and Estimates

        KAYAK prepares its consolidated financial statements in accordance with GAAP. To do so KAYAK makes estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, KAYAK could reasonably have used different accounting policies and estimates. In addition, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from estimates. To the extent that there are material differences between these estimates and actual results, KAYAK's financial condition or results of operations will be affected. KAYAK bases its estimates on past experience and other assumptions that it believes are reasonable under the circumstances, and it evaluate these estimates on an ongoing basis. KAYAK describes significant accounting policies in Note 2 of the KAYAK audited consolidated financial statements found in this proxy statement/prospectus. KAYAK believes the following critical accounting estimates are the most significant areas of judgments and estimates used to prepare its financial statements.

  Revenue Recognition

        KAYAK's services are free for travelers. KAYAK earns revenues by sending referrals to travel suppliers and OTAs after a traveler selects a specific itinerary (distribution revenues), and through advertising placements on its websites and mobile applications (advertising revenues).

  Distribution Revenues

        KAYAK earns distribution revenues by sending qualified leads to travel suppliers and OTAs and by facilitating bookings directly through its websites and mobile applications. After a traveler has entered a query on KAYAK's website or mobile applications, reviewed the results, and decided upon a specific itinerary, KAYAK sends the user directly into the travel supplier's or OTA's purchase process to complete the transaction. In many cases, users may now complete bookings with the travel supplier or OTA without leaving KAYAK's websites and mobile applications. Travel suppliers and OTAs have the flexibility to pay KAYAK either when these qualified leads click on a query result at a set CPC basis, or when they purchase a travel product through KAYAK or on the travel supplier or OTA website as a CPA basis. KAYAK separately negotiates and enters into KAYAK's distribution agreements, and these agreements set forth the payment terms for the applicable travel supplier or OTA.

  Advertising Revenues

        Advertising revenues primarily come from payments for compare units, text-based sponsored links and display advertisements. A "compare unit" is an advertising placement that, if selected by a KAYAK user, launches the advertiser's website and initiates a query based on the same travel parameters provided on the KAYAK website. The major types of advertisers on KAYAK's websites consist of OTAs, third party sponsored link providers, hotels, airlines and vacation package providers. Generally, KAYAK's advertisers pay on a CPC basis, which means advertisers pay only when someone clicks on one of their advertisements, or on a CPM basis. Paying on a CPM basis means that advertisers pay based on the number of times their advertisements appear on KAYAK's websites.

   Stock-Based Compensation

        KAYAK's stock-based compensation expense is estimated at the grant date based on an award's fair value as calculated under the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including expected volatility and option life. If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, KAYAK is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. KAYAK estimates the forfeiture rate based on historical experience. To the extent the actual forfeiture rate is different from the estimate, stock-based compensation expense is adjusted accordingly.

        KAYAK accounts for stock options issued to non-employees in accordance with the guidance for equity-based payments to non-employees. Stock option awards to non-employees are accounted for at fair value using the Black-Scholes option-pricing model. KAYAK's management believes that the fair value of stock options is more reliably measured than the fair value of the services received. The fair value of the unvested portion of the options granted to non-employees is re-measured each period. The resulting increase in value, if any, is recognized as expense during the period the related services are rendered. The fair value of each non-employee stock-based compensation award is re-measured each period until a commitment date is reached, which is generally the vesting date.

  Income Taxes

        KAYAK is subject to income taxes in the United States and some foreign jurisdictions. KAYAK uses estimates and exercises significant judgment to calculate deferred taxes, tax from uncertain tax positions, and the overall income tax provision/(benefit). As a result, ultimate settlement of KAYAK's tax positions may differ from the amounts accrued and may result in an increase or decrease to income tax expense in the results of operations in the future.

        Realization of the future tax benefits depends on many factors, including KAYAK's ability to continue to generate taxable income of the type necessary to support the utilization of tax attributes within the applicable carryforward period. In 2012, KAYAK recorded a valuation allowance against operating losses and deferred tax assets in Europe in the amount of $0.9 million.

        KAYAK determines its provision for income taxes for interim periods using an estimate of the annual effective rate. KAYAK records any changes to the estimated annual rate in the interim period in which the change occurs, including any items discrete to the quarter. KAYAK's effective tax rate was 48.0% and 44.5% for the nine months ended September 30, 2012 and 2011, respectively. For the nine months ended September 30, 2012, the rate was higher than the statutory rate primarily due to state taxes, losses in Europe for which no benefit was recognized and disallowed stock compensation expense for incentive stock options, offset by federal and state research credits. For the nine months ended September 30, 2011, the effective tax rate was higher than the statutory rate primarily due to state taxes and disallowed stock compensation expense for incentive stock options.

  Acquisitions

        KAYAK accounts for acquisitions using the purchase method of accounting. In each case, KAYAK allocates the purchase price to the assets acquired, including intangible assets and liabilities assumed, based on estimated fair values at the date of the acquisition.

  Recoverability of Intangible Assets, Including Goodwill

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur,

KAYAK compares the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. Goodwill is tested for impairment at least annually and whenever events or changes in circumstances indicate that goodwill may be impaired. Goodwill represents the excess of the cost of acquired business over the fair value of the assets acquired at the date of acquisition. Based on KAYAK's most recent annual analysis, KAYAK believes that the fair values of reporting units exceeded their carrying values by a significant amount and therefore no impairment of goodwill was recorded. KAYAK's goodwill is not deductible for tax purposes.

JOBS Act

        On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or JOBS Act, was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies.

        As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenues are less than $1.0 billion will, in general, qualify as an "emerging growth company" until the earliest of:

  •
  the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

  •
  the last day of its fiscal year in which it has annual gross revenue of $1.0 billion or more;

  •
  the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

  •
  the date on which it is deemed to be a "large accelerated filer," which will occur at such time as the company (a) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (b) has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months, and (c) has filed at least one annual report pursuant to the Exchange Act.

Under this definition, KAYAK is an "emerging growth company" and could remain an emerging growth company until as late as December 31, 2017.

        As an "emerging growth company" KAYAK has elected under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. As a result, KAYAK's financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. Additionally, KAYAK is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act.

        Subject to certain conditions set forth in the JOBS Act, if, as an "emerging growth company", KAYAK chooses to rely on such exemptions KAYAK may not be required to, among other things, (i) provide an auditor's attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer's compensation to median employee compensation. In the event the merger with priceline.com is completed, KAYAK will no longer be an emerging growth company and will be subject to the accounting policies and procedures established by priceline.com.

Quantitative and Qualitative Disclosures about Market Risk

        KAYAK is exposed to market risks in the ordinary course of business. These risks primarily consist of foreign exchange and interest rate risks.

  Foreign Exchange Risk

        KAYAK transacts business in various foreign currencies and has some international revenues and costs which are denominated in foreign currencies. This exposes KAYAK to foreign currency risk. If exchange rates were to fluctuate significantly, KAYAK would see higher gains or losses from transactions in the "Other income (expense)" line of the statement of operations, and larger cumulative translation adjustments in the "Accumulated Other Comprehensive Income" category of the consolidated balance sheet. The volatility of exchange rate is dependent on many factors that cannot be forecasted with reliable accuracy. At this time KAYAK does not, but may in the future, enter into derivatives or other financial instruments in an attempt to hedge foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on KAYAK's results of operations.

  Interest Rate Risk

        KAYAK invests excess cash primarily in highly liquid debt instruments of the U.S. government and its agencies, municipalities in the U.S., debt instruments issued by foreign governments, time deposits, money market and other funds, and corporate debt securities. By policy, KAYAK limits the amount of credit exposure to any one issuer.

        Investments in both fixed rate and floating rate interest earning securities carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than predicted if interest rates fall. Due in part to these factors, KAYAK's income from investments may decrease in the future.

MARKET PRICE OF AND DIVIDENDS ON KAYAK'S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

        KAYAK Class A common stock is listed for trading on NASDAQ under the symbol "KYAK." The table below shows, for the periods indicated, the high and low closing prices for KAYAK Class A common stock, as reported by NASDAQ.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal 2012 (through December 3, 2012)
High	*	*	$35.46	$40.70
Low	*	*	$26.17	$29.62

*
KAYAK was listed on NASDAQ on July 20, 2012 and has no publicly available share prices prior to the third quarter of fiscal year 2012.

        The closing price of KAYAK Class A common stock on NASDAQ on November 7, 2012, the last trading day prior to the date the KAYAK board authorized the execution of the merger agreement, was $31.54 per share of KAYAK Class A common stock. On November 8, 2012, the last full trading day prior to the public announcement of the merger agreement, the closing price of KAYAK Class A common stock on NASDAQ was $31.04 per share. On December 3, 2012, the closing price for KAYAK Class A common stock on NASDAQ was $40.49 per share. You are encouraged to obtain current market quotations for KAYAK Class A common stock in connection with voting your shares of KAYAK Class A common stock.

Holders of Common Equity

        As of December 3, 2012, there were 29 holders of record of KAYAK Class A common stock and 144 holders of record of KAYAK Class B common stock.

Dividends

        KAYAK has never declared or paid any cash dividends on shares of KAYAK Class A common stock. In accordance with the merger agreement, KAYAK cannot pay any cash dividends prior to the closing of the merger or termination of the merger agreement without the prior consent of priceline.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF KAYAK

        The following tables sets forth certain information regarding the beneficial ownership of KAYAK Class A common stock and Class B common stock as of December 3, 2012 (except as noted in the footnotes below) and with respect to:

  •
  each person known by us to beneficially own 5% or more of the outstanding shares of KAYAK Class A common stock or Class B common stock;

  •
  each member of KAYAK's board;

  •
  each named executive officer; and

  •
  the members of KAYAK's board and KAYAK's executive officers as a group.

        Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o KAYAK Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854.

        KAYAK has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, KAYAK believes, based on the information furnished to KAYAK, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of KAYAK common stock that he, she or it beneficially owns.

        Applicable percentage ownership and voting power is based on 38,578,220 shares of common stock outstanding on December 3, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, KAYAK deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 3, 2012 as well as shares of stock underlying restricted stock units that will settle within 60 days of December 3, 2012. KAYAK did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned
Name and Address of Beneficial Owner	# Class A Shares	%	# Class B Shares	%	% Total Voting Power**
5% Stockholders:
General Catalyst Partners(1)	74,225	1.62%	10,146,960	29.85%	29.48%
Sequoia Capital(2)	74,225	1.62%	6,000,797	17.66%	17.44%
Accel Funds(3)	18,556	*	4,797,286	14.11%	13.93%
Oak Investment Partners XII, LP(4)	292,027	6.36%	3,585,272	10.55%	10.49%
T. Rowe Price Associates, Inc.(5)	669,901	14.60%	—	—	*
President and Fellows of Harvard College(6)	254,678	5.55%	—	—	*

Directors and Named Executive Officers:	# Class A Shares	%	# Class B Shares	%	% Total Voting Power**
Daniel Stephen Hafner(7)(9)(10)	—	—	2,383,698	6.98%	6.89%
Paul M. English(7)(11)(12)	—	—	3,070,828	8.99%	8.87%
Joel E. Cutler(1)	74,225	1.62%	10,146,960	29.85%	29.48%
Michael Moritz(2)	74,225	1.62%	6,000,797	17.66%	17.44%
Hendrik W. Nelis(3)	18,556	*	4,797,286	14.11%	13.93%
Terrell B. Jones(7)(8)	5,470	*	304,000	*	*
Brian H. Sharples(8)	2,188	*	—	—	—
Gregory S. Stanger(8)	5,470	*	—	—	—
Willard H. Smith(13)	—	—	50,000	*	*
Melissa H. Reiter(7)	—	—	116,248	*	*
Karen Ruzic Klein(7)	—	—	213,634	*	*
Robert M. Birge(7)	—	—	143,505	*	*
All executive officers and directors as a group (17 individuals)	180,134	3.92%	28,721,630	80.02%	77.97%

*
Indicates ownership of less than one percent.

**
Percentage total voting power represents voting power with respect to all shares of KAYAK Class A common stock and Class B common stock, voting as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to KAYAK stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of KAYAK stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(1)
Such Class A common stock is held by General Catalyst Partners as follows:

337 shares held by GC Entrepreneurs Fund II, L.P.

324 shares held by GC Entrepreneurs Fund III, L.P.

1,138 shares held by GC Entrepreneurs Fund V, LP

8,941 shares held by General Catalyst Group II, L.P.

8,954 shares held by General Catalyst Group III, L.P.

36,354 shares held by General Catalyst Group V Supplemental L.P.

18,177 shares held by General Catalyst Group V, L.P.

Such Class B common stock is held by General Catalyst Partners as follows:

155,863 shares held by GC Entrepreneurs Fund II, L.P.

149,701 shares held by GC Entrepreneurs Fund III, L.P.

32,150 shares held by GC Entrepreneurs Fund V, LP

4,131,405 shares held by General Catalyst Group II, L.P.

4,137,570 shares held by General Catalyst Group III, L.P.

1,026,847 shares held by General Catalyst Group V Supplemental L.P.

513,424 shares held by General Catalyst Group V, L.P.

Each of David Fialkow, David Orfao and Joel Cutler, KAYAK's director, is a Managing Director of General Catalyst GP II, LLC, General Catalyst GP III, LLC and General Catalyst GP V, LLC and may be deemed to share voting and dispositive power over the shares held of record by General Catalyst Group II, L.P., General Catalyst Group III, L.P., General Catalyst Group V, L.P., General Catalyst Group V Supplemental, L.P., GC Entrepreneurs Fund II, L.P., GC Entrepreneurs Fund III, L.P., and GC Entrepreneurs Fund V, L.P. Each of the Managing Directors disclaims beneficial ownership of any such shares except to the extent of his proportionate pecuniary interest therein. The address for Mr. Cutler and General Catalyst Partners is 20 Cambridge Road, 4th Floor, Cambridge, MA 02138.

(2)
Such Class A common stock is held by Sequoia Capital as follows:

69,853 shares held by Sequoia Capital Growth Fund III

3,607 shares held by Sequoia Capital Growth III Principals Fund

765 shares held by Sequoia Capital Growth Partners III

Such Class B common stock is held by Sequoia Capital as follows:

2,269,059 shares held by Sequoia Capital Growth Fund III

111,677 shares held by Sequoia Capital Growth III Principals Fund

22,338 shares held by Sequoia Capital Growth Partners III

3,154,842 shares held by Sequoia Capital XI

343,224 shares held by Sequoia Capital XI Principals Fund

99,657 shares held by Sequoia Technology Partners XI

SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III and Sequoia Capital Growth Partners III and managing member of Sequoia Capital Growth III Principals Fund and has sole voting and investment power. SCXI Management, LLC is the general partner of Sequoia Capital XI and Sequoia Technology Partners XI and managing member of Sequoia Capital XI Principals Fund has sole voting and investment power. Voting and investment power over the shares beneficially owned by SCGF III Management, LLC is shared by Michael Moritz, KAYAK's director, Roelof Botha, James Goetz, Douglas Leone, Scott Carter, and Mike Goguen, its managing members. Voting and investment power over the shares beneficially owned by SCXI Management, LLC is shared by Michael Moritz, KAYAK's director, Douglas Leone, and Mike Goguen, its managing members. The managing members disclaim beneficial ownership of such shares except to the extent of their respective proportionate pecuniary interests therein. The address for Mr. Moritz and Sequoia Capital is 3000 Sand Hill Road, 4-250, Menlo Park, CA 94025.

(3)
Such Class A common stock is held by Accel Funds as follows:

18,176 shares held by Accel London II L.P.

380 shares held by Accel London Investors 2006 L.P.

Such Class B common stock is held by Accel Funds as follows:

4,698,942 shares held by Accel London II L.P.

98,344 shares held by Accel London Investors 2006 L.P.

Accel London II Associates L.L.C. is the general partner of Accel London II Associates L.P., which is the general partner of Accel London II L.P. and has the sole voting and investment power. Accel London II Associates L.L.C. is the general partner of Accel London Investors 2006 L.P. and has the sole voting and investment power. Voting and investment power over the shares beneficially owned by Accel London II Associates L.L.C. is shared by the managers, Jonathan Biggs, Kevin Comolli, Bruce Golden and Hendrik W. Nelis, KAYAK's director. The general partner and managers disclaim beneficial ownership of the shares owned by the Accel Funds except to the extent of their proportionate pecuniary interest therein. The address for Mr. Nelis is 16 St. James's Street, London SW1A 1ER, United Kingdom. The address for the Accel Funds is 428 University Avenue, Palo Alto, CA 94301.

(4)
Oak Investment Partners XII, LP, a Delaware limited partnership, is controlled by Oak Associates XII, LLC, its General Partner. Voting and dispositive power over the shares held of record by Oak Investment Partners XII, LP may be deemed to be held by Bandel L. Carano, Edward F. Glassmeyer, Frederic W. Harman, Ann H. Lamont and Iftikar A. Ahmed, managing members of Oak Associates XII, LLC. The managing members disclaim beneficial ownership of the shares held by Oak Investment Partners XII, LP except to the extent of their respective proportionate pecuniary interests therein. The principal address for Oak Investment Partners XII, LP is One Gorham Island, Westport, Connecticut 06880.

(5)
As reported on a Schedule 13G filed with the SEC on December 10, 2012, jointly by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc., T. Rowe Price Associates, Inc. is the beneficial owner of 669,901 shares of Class A common stock. T. Rowe Price Associates, Inc. has sole dispositive power over all 669,901 shares and sole voting power with respect to 86,222 shares. Pursuant to the Schedule 13G, T. Rowe Price New Horizons Fund, Inc. beneficially owns 583,679 shares and has sole voting power with respect to all such shares.

The principal address for T. Rowe Price Funds is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)
As reported on a Schedule 13D filed with the SEC on December 3, 2012 by President and Fellows of Harvard College, President and Fellows of Harvard College is the beneficial owner of 254,678 shares of Class A common stock and has sole power to vote and sole power to dispose of such shares.

The principal address for President and Fellows of Harvard College is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

(7)
Includes the following number of shares of Class B common stock which such director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of December 3, 2012, or that will become exercisable within 60 days after that date:

Name	Class B Shares
Daniel Stephen Hafner	154,166
Paul M. English	154,166
Terrell B. Jones	294,000
Melissa H. Reiter	116,248
Karen Ruzic Klein	210,000
Robert M. Birge	129,062
(8)
Includes the following number of shares of Class A common stock which such director or executive officer has the right to acquire upon the settlement of restricted stock units that will settle within 60 days of December 3, 2012:

Name	Class A Shares
Terrell B. Jones	0
Brian H. Sharples	547
Gregory S. Stanger	0
(9)
Includes 2,229,532 shares of Class B common stock beneficially owned by Mr. Hafner as follows:

1,002,265 shares held directly by Mr. Hafner;

500,000 shares held by the DS Hafner Trust, which beneficial ownership Mr. Hafner disclaims;

100,000 shares of common stock held by Daniel Stephen Hafner, as trustee for the JM Hafner Trust, which beneficial ownership Mr. Hafner disclaims; and

25,000 shares of common stock held by Daniel Stephen Hafner as trustee for the McKane 2007 Grandchildren Trust, which beneficial ownership Mr. Hafner disclaims.

(10)
Includes 602,267 shares of Class B common stock over which Mr. Hafner has limited voting power pursuant to a voting agreement and proxy dated April 13, 2011. Mr. Hafner disclaims beneficial ownership of such shares.

(11)
Includes 2,916,662 shares of Class B common stock beneficially owned by Mr. English as follows:

1,001,690 shares held directly by Mr. English;

    100,000 shares held by Paul M. English, as trustee for The Paul M. English 2007 Irrevocable Family Trust, which beneficial ownership Mr. English disclaims;

    315,880 shares held by Paul M. English as trustee for The Paul M. English 2009 Charitable Remainder Unitrust I, which beneficial ownership Mr. English disclaims;

    315,880 shares held by Paul M. English as trustee for The Paul M. English 2009 Charitable Remainder Unitrust II, which beneficial ownership Mr. English disclaims; and

    161,084 shares held by Paul M. English as trustee for the Paul M. English Family 2006 Remainder Trust—General Trust fbo Michael, which beneficial ownership Mr. English disclaims.

(12)
Includes 1,022,128 shares of Class B common stock over which Mr. English has sole voting power pursuant to a proxy dated November 5, 2010. Mr. English disclaims beneficial ownership of such shares.

(13)
Willard Smith, having resigned his position during the current fiscal year, is not currently an officer of KAYAK.

KAYAK GOLDEN PARACHUTE COMPENSATION

        The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer that may be paid or become payable in connection with the merger, assuming the following:

  •
  the price per share of KAYAK common stock is $40.00, the cash consideration offered under the merger agreement;

  •
  the merger closed on December 3, 2012, which is the latest practicable date prior to the filing of this prospectus/proxy statement; and

  •
  the named executive officers of KAYAK were terminated without cause immediately following a change in control on December 3, 2012, which is the latest practicable date prior to the filing of this prospectus/proxy statement.

Golden Parachute Compensation

Name	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
Daniel Stephen Hafner,	891,062	4,612,509	19,115	5,522,686
Chief Executive Officer, Cofounder and Director
Paul M. English,	908,502	4,612,509	19,105	5,540,116
Chief Technology Officer, Cofounder and Director
Robert M. Birge,	635,875	3,044,309	15,450	3,695,634
Chief Marketing Officer

(1)
These amounts represent cash severance payments that are payable upon a qualifying termination of the executive's employment, without regard to the consummation of the merger with priceline.com. The estimated amounts for each executive are as follows:

•
Daniel Stephen Hafner—Includes 12 months of base salary of $400,000, a bonus amount equal to 125% of the current year's base salary, pro-rated for time elapsed in the current year, of $461,749, and accrued but unused vacation time of $29,313.

•
Paul M. English—Includes 12 months of base salary of $400,000, a bonus amount equal to 125% of the current year's base salary, pro-rated for time elapsed in the current year, of $461,749, and accrued but unused vacation time of $46,754.

•
Robert M. Birge—Includes 12 months of base salary of $320,000, a bonus amount equal to 100% of the current year's base salary, pro-rated for time elapsed in the current year, of $295,519, and accrued but unused vacation time of $20,356.

(2)
The amounts included in the table above assume the full vesting of any outstanding, unvested stock options and represent the net value of outstanding, unvested stock options assuming a KAYAK common stock price of $40.00 per share. Under the terms of the merger agreement, all outstanding options to acquire shares of KAYAK common stock, whether vested or unvested, will be automatically converted into (1) an option to purchase shares of priceline.com common stock and (2) a cash amount. The number of shares subject to each option to purchase shares of priceline.com common stock and the exercise price per share will be determined using a conversion ratio equal to the exchange ratio, or if the exchange ratio is fixed at 0.05728 or 0.07001, a ratio adjusted by reference to the fixed exchange ratio and the priceline.com average trading price as further described herein. See "The Merger Agreement—Treatment of KAYAK Stock

  Options and Restricted Stock Units in the Merger" beginning on page 129. The estimated amounts for each executive are as follows:

  •
  Daniel Stephen Hafner—accelerated stock options with an aggregate intrinsic "in-the-money" value of $4,612,509.

  •
  Paul M. English—accelerated stock options with an aggregate intrinsic "in-the-money" value of $4,612,509.

  •
  Robert Birge—accelerated stock options with an aggregate intrinsic "in-the-money" value of $3,044,309.

(3)
These amounts represent the value of the continuation of KAYAK welfare benefits for a period of 12 months following a qualifying termination of the executive's employment, without regard to the consummation of the merger with priceline.com

        Any changes in the assumptions or estimates above would affect the amounts shown in the table.

Narrative to Golden Parachute Compensation Table

  Employment and Non-competition Agreements

        Mr. Hafner and Mr. English are employed under the terms of their respective Employment and Non-competition Agreements, dated May 14, 2012, and amended by a First Amendment, dated May 17, 2012, and a Second Amendment, dated November 7, 2012, and Mr. Birge is employed under the terms of an Employment and Non-competition Agreement, dated May 14, 2012. These employment agreements are silent as to payments to be made to the executive officers in the event of a change of control of KAYAK, but do provide for payment of certain benefits in the event that the officer's employment is terminated without cause or the officer resigns for good reason. The benefits are payable within 60 days of termination, except for the continuation of payment of base salary and the provision of welfare benefits which will occur over a 12-month period as if the executive were still employed with KAYAK. The benefits are as follows:

  •
  any unpaid base salary and the value of any accrued but unused vacation;

  •
  a lump-sum payment equal to the pro-rata portion of any performance bonus that would be payable with respect to the bonus year in which the termination occurs (based on the number of days of the bonus year elapsed through the effective date of termination and the amount of the target bonus set by KAYAK's board or compensation committee);

  •
  acceleration of 50% of all unvested equity held by the executive as of termination;

  •
  continuation of payment of base salary for 12 months;

  •
  reimbursement of expenses to which the executive is entitled from KAYAK; and

  •
  continuation of the welfare benefit plans of KAYAK for 12 months.

        The table above provides quantitative disclosure of payouts to named executive officers assuming triggering events on December 3, 2012, and assuming the price per share of KAYAK common stock is $40.00, the cash consideration offered under the merger agreement.

  Acceleration of Equity

        As described in the sections of this proxy statement/prospectus entitled "The Merger—Interests of Certain Persons in the Merger" and "The Merger Agreement—Treatment of KAYAK Stock Options and Restricted Stock Units in the Merger" in connection with the merger, 50% of the unvested portion of certain outstanding stock options at the time of the merger will vest. As detailed in footnote 2 to the

Golden Parachute Compensation Table above, in the event of a qualifying termination within 60 days prior to, or one year following, a change of control, 100% of any remaining unvested options will vest upon the date of a qualifying termination. The stock option awards that are subject to 50% vesting at the time of the merger consist of (a) awards that were granted prior to July 19, 2012 and (b) awards that were granted on or after July 19, 2012 to individuals who had not previously received an equity award under any of KAYAK's equity plans. Each outstanding stock option, whether vested or unvested, will be converted into (1) an option to purchase shares of priceline.com common stock and (2) a cash amount, based on a conversion ratio equal to the exchange ratio (as described previously in this proxy statement/prospectus) unless the exchange ratio is fixed at 0.05728 or 0.07001, in which case, the conversion ratio will be equal to the sum of (i) the product of such fixed exchange ratio multiplied by 67% plus (ii) the quotient obtained by dividing the product of the cash consideration multiplied by 33% by the priceline.com average trading price.

INFORMATION ABOUT THE SPECIAL MEETING OF KAYAK STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

        This proxy statement/prospectus is being furnished to KAYAK stockholders as part of the solicitation of proxies by the KAYAK board for use at a special meeting to be held on      , 2013, starting at       a.m., Eastern time, at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 or at any postponement or adjournment thereof.

        At the special meeting, holders of shares of KAYAK common stock, will be asked to consider and vote on a proposal to adopt the merger agreement and to approve the adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

        Only holders of record of KAYAK common stock on      , 201  , the record date, are entitled to vote at the special meeting. A majority of the voting power of the outstanding shares of KAYAK common stock, voting together as a single class, must be voted in favor of the adoption of the merger agreement in order for the merger to be completed. If KAYAK stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, which we encourage you to read carefully in its entirety.

Record Date and Quorum

        KAYAK has fixed the close of business on            , 201  as the record date for the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of KAYAK Class A common stock or Class B common stock at the close of business on the record date. If you transfer your shares of KAYAK common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

        Each holder of shares of KAYAK Class A common stock is entitled to one vote for each share of KAYAK Class A common stock held of record as of the record date. Each holder of shares of KAYAK Class B common stock is entitled to ten votes for each share of KAYAK Class B common stock held of record as of the record date. As of the close of business on the record date, there were      shares of KAYAK Class A common stock issued and outstanding and      shares of KAYAK Class B common stock issued and outstanding.

        The holders of a majority of the shares of KAYAK common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. Once a share of KAYAK common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

        Only KAYAK stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver's license or passport. If your shares of KAYAK common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of KAYAK common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

        Approval of the adoption of the merger agreement will require the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of KAYAK Class A common stock and Class B common stock entitled to vote at the special meeting, voting together as a single class.

        For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present.

        The failure by a KAYAK stockholder to submit a proxy card or vote by telephone or internet or to vote in person at the special meeting, an abstention from voting, or the failure of a KAYAK stockholder who holds his or her shares in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote AGAINST the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please cast your vote by indicating on the enclosed proxy card how you wish to vote or follow the instructions on the proxy card to vote by telephone or internet.

        If your shares of KAYAK common stock are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares of KAYAK common stock, the "stockholder of record." This proxy statement/prospectus and proxy card have been sent directly to you by KAYAK. If your shares of KAYAK common stock are held through a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares of KAYAK common stock held in street name. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of KAYAK common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of KAYAK common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of KAYAK common stock on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

        The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of KAYAK common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. For the proposal to adjourn the special meeting, if necessary, you may vote FOR, AGAINST or ABSTAIN. If you fail to submit a proxy card or vote in person at the special meeting, or abstain, or there are broker non-votes on the issue, as applicable, the shares of KAYAK common stock not voted will not be counted in respect of, and will have no effect on, the proposal to adjourn the special meeting.

        If you are a stockholder of record, you may have your shares of KAYAK common stock voted on matters presented at the special meeting in any of the following ways:

  •
  in person—you may attend the special meeting and cast your vote there; or

  •
  by proxy—stockholders of record have a choice of voting by proxy:

  •
  over the internet—please follow the instructions on your proxy card;

  •
  by telephone—please use the toll-free telephone number noted on your proxy card; or

  •
  by signing and dating the proxy card you receive and returning it in the enclosed pre-addressed postage-paid envelope.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of KAYAK common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee. A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of KAYAK common stock, and to confirm that your voting instructions have been properly recorded when voting over the internet or by telephone.

        If you plan to vote by telephone or internet, please follow the instructions on the proxy card and fill out the election form, in each case according to the instructions and mail the election form in the pre-addressed postage-paid envelope so we know what merger consideration you wish to receive.

        If you do not plan to vote by telephone or internet, please sign and mail the proxy card in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares may be represented at the special meeting. If you do not vote or if you abstain, the effect will be a vote AGAINST adoption of the merger agreement. Please also include the election form in the enclosed pre-addressed postage-paid envelope so we know what merger consideration you wish to receive.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of KAYAK common stock should be voted on a matter, the shares of KAYAK common stock represented by your properly signed proxy will be voted FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. If you have any questions or need assistance voting your shares, please call Investor Relations, KAYAK Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854, telephone: (203) 899-3100.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF KAYAK COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

 Proxies and Revocations

        If you choose to vote your proxy, you can take it back at any time until the stockholders vote at the special meeting and you can either change your vote or attend the special meeting and vote in person.

        You may change your vote in any of the following ways:

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  by sending written notice to KAYAK's Secretary at KAYAK Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854 prior to the special meeting stating that you would like to revoke your proxy;

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  by completing, signing and dating another proxy card bearing a later date and returning it by mail pursuant to the instructions on your proxy card;

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  by casting your proxy by telephone or internet at any time after you have voted your proxy; or

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  by attending the special meeting and voting in person.

 Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow KAYAK's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

        Priceline.com and KAYAK are working to complete the merger as soon as possible. We anticipate that the merger will be completed by end of the first quarter of 2013. However, the merger is subject to various regulatory approvals and other conditions which are described in more detail in this proxy statement/prospectus and it is possible that factors outside the control of both companies could result in the merger being completed at a later time or not at all. See "The Merger—Regulatory Matters" beginning on page 118 and "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 142.

Rights of Stockholders Who Seek Appraisal

        KAYAK stockholders are entitled to appraisal rights under Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of KAYAK common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to KAYAK before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. If you hold your shares of KAYAK common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. See "Appraisal Rights of KAYAK Stockholders" beginning on page 146 and the text of Section 262 of the DGCL reproduced in its entirety as Annex C to this proxy statement/prospectus.

Solicitation of Proxies; Payment of Solicitation Expenses

        KAYAK will bear all costs of soliciting proxies for the special meeting. KAYAK also may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of KAYAK common stock for their expenses in forwarding soliciting materials to owners of KAYAK common stock and in obtaining voting instructions from those owners. KAYAK directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card election form, please see the section entitled "Where You Can Find More Information" beginning on page 161.

INFORMATION ABOUT PRICELINE.COM

Overview of the Business

        Priceline.com is a leading online travel company that offers its customers hotel room reservations at over 270,000 hotels worldwide through the Booking.com, priceline.com and Agoda brands. In the United States, priceline.com also offers its customers reservations for car rentals, airline tickets, vacation packages, destination services and cruises through the priceline.com brand. priceline.com offers car rental reservations worldwide through rentalcars.com (formerly known as TravelJigsaw).

        Priceline.com's principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and its telephone number is (203) 299-8000.

        Priceline.com launched its business in the United States in 1998 under the priceline.com brand and has since expanded its operations to include the Booking.com, Agoda and rentalcars.com companies. priceline.com's principal goal is to serve its customers with worldwide leadership in online hotel and rental car reservations. Priceline.com's business is driven primarily by international results. During the year ended December 31, 2011, its international business (the significant majority of which is generated by Booking.com) represented approximately 78% of its gross bookings (an operating and statistical metric referring to the total dollar value, generally inclusive of all taxes and fees, of all travel services purchased by its customers), and approximately 88% of its consolidated operating income. Given that the business of priceline.com's international operations is primarily comprised of hotel reservation services, gross profit earned in connection with the reservation of hotel room nights represents a substantial majority of its gross profit.

        The priceline.com brand in the U.S. offers merchant Name Your Own Price® travel services (sometimes referred to as "opaque" travel services), which are recorded in revenue on a "gross" basis and have associated cost of revenue. Retail, or price-disclosed, travel services offered by both its U.S. and international brands are recorded in revenue on a "net" basis and have no associated cost of revenue. Therefore, revenue increases and decreases are impacted by changes in the mix of its revenues between Name Your Own Price® and retail travel services. Gross profit reflects the net margin earned for both its Name Your Own Price® and retail travel services. Consequently, gross profit has become an increasingly important measure of evaluating growth in its business. At present, priceline.com derives substantially all of its gross profit from the following sources:

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  Commissions earned from price-disclosed hotel room reservations, rental cars, cruises and other travel services;

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  Transaction gross profit and customer processing fees from its price-disclosed merchant hotel room and rental car reservation services;

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  Transaction gross profit and customer processing fees from its Name Your Own Price® hotel room reservations, rental car and airline ticket services, as well as its vacation packages service;

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  Global distribution system or GDS reservation booking fees related to both its Name Your Own Price® airline ticket, hotel room reservation and rental car services, and price-disclosed airline tickets and rental car services; and

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  Other gross profit derived primarily from selling advertising on its websites.

        For the year ended December 31, 2011, priceline.com had gross profit of approximately $3.1 billion comprised of "agency" gross profit, "merchant" gross profit, and "other" gross profit. Agency gross profit is derived from travel related transactions where priceline.com is not the merchant of record and where the prices of its services are determined by third parties. Agency gross profit, which represented the substantial majority of its total gross profit in 2011, consisted of:

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  travel commissions;

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  GDS reservation booking fees related to certain of the agency services listed above; and

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  customer processing fees. Merchant gross profit is derived from transactions where priceline.com is the merchant of record and therefore charge the customer's credit card for the travel services provided, and consisted of:

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  transaction gross profit representing revenue charged to a customer, less the cost of revenue amount charged by suppliers in connection with the reservations provided through its Name Your Own Price® hotel room reservation, rental car and airline ticket services, as well as through its price-disclosed vacation packages services;

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  transaction gross profit representing the amount charged to a customer, less the amount charged by suppliers in connection with its merchant price-disclosed services;

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  customer processing fees charged in connection with the sale of its Name Your Own Price® airline tickets, hotel room reservations and rental cars and its merchant price-disclosed services; and

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  ancillary fees, including GDS reservation booking fees related to certain of the services listed above. Other gross profit is derived primarily from selling advertising on its websites.

        Priceline.com Incorporated was formed as a Delaware limited liability company in 1997 and was converted into a Delaware corporation in July 1998. Its common stock is listed on NASDAQ Global Select Market under the symbol "PCLN". Its principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854.

        Additional information about priceline.com is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see "Where You Can Find More Information" beginning on page 161.

Risks Relating to priceline.com's Business

        For risks relating to priceline.com's business, please see priceline.com's Form 10-K filed with the SEC on February 27, 2012, and Form 10-Q filed with the SEC on November 1, 2012 which risk factors are incorporated by reference into this prospectus/proxy statement. See "Where You Can Find More Information" beginning on page 161.

THE MERGER

General

        If the merger agreement is adopted by the holders of a majority of the outstanding voting power of the shares of KAYAK Class A common stock and Class B common stock, which we refer to collectively as KAYAK common stock, at the special meeting, voting together as a single class, and the other conditions to closing are either satisfied or waived, KAYAK will be merged with and into Merger Sub, a direct, wholly owned subsidiary of priceline.com. Merger Sub will continue as the surviving corporation and a wholly owned subsidiary of priceline.com. Merger Sub will be renamed "KAYAK Software Corporation" upon completion of the merger.

Merger Consideration

        Upon completion of the merger, each issued and outstanding share of KAYAK common stock other than shares owned by priceline.com, KAYAK, or any of their subsidiaries, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive, at the election of the stockholder, either $40.00 in cash, which we refer to as the cash consideration, or a fraction of a share of priceline.com common stock, which we refer to as the stock consideration, in each case subject to the pro ration mechanism provided in the merger agreement and described below. We refer to shares as to which appraisal rights have been perfected and not withdrawn as dissenter shares. Shares of KAYAK common stock as to which the holder elects to receive cash consideration are referred to as cash election shares, shares of KAYAK common stock as to which the holder elects to receive stock consideration are referred to as stock election shares and shares of KAYAK common stock as to which no election has been made, other than dissenter shares, are referred to as no election shares.

        The number of shares of KAYAK common stock that will be converted into the right to receive the cash consideration, which we refer to as the total cash number, will equal 33% of the number of shares of KAYAK common stock outstanding on October 31, 2012 plus 33% of the number of shares of KAYAK common stock issued thereafter pursuant to KAYAK options and KAYAK RSUs outstanding on such date, minus the number of dissenter shares, and the remainder of the shares of KAYAK common stock (other than dissenter shares) will be converted into the right to receive the stock consideration. In the event that the number of cash election shares exceeds the total cash number, then a portion of the cash election shares equal to such excess will be converted into the right to receive stock consideration rather than cash consideration, with such adjustment being made on a pro-rata basis among the cash election shares. In the event that the number of cash election shares is less than the total cash number, then such cash election share shortfall amount will be made up by first converting no election shares into the right to receive cash consideration (on a pro-rata basis among such shares, in the event less than all such shares are so converted), and then any remaining cash election share shortfall will be made up by converting a portion of the stock election shares into the right to receive cash consideration rather than stock cash consideration, with such adjustment being made on a pro-rata basis among the stock election shares. As a result, KAYAK stockholders may receive a different combination of consideration than elected, depending on the elections made by other KAYAK stockholders.

        KAYAK stockholders who receive the merger consideration as stock will receive for each share of KAYAK common stock a fraction of a share of priceline.com common stock determined by dividing $40.00 by the aggregate volume weighted average price per share of priceline.com common stock for the 30 day trading period ending on the second full trading day prior to the effective date, which we refer to as the priceline.com average trading price, provided that the priceline.com average trading price is between (or including) $571.35 and $698.32 per share. If the priceline.com average trading price is below $571.35 then the exchange ratio will be fixed at 0.07001 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. If the priceline.com average trading price is above $698.32 then the exchange ratio will be fixed at 0.05728 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. Accordingly, the actual number of shares and the value of the priceline.com common stock delivered to KAYAK stockholders who receive stock consideration will depend on the priceline.com average trading price, and the value of the portion of a share of priceline.com common stock delivered for each such share of KAYAK common stock may be greater than or less than $40.00. Priceline.com common stock is traded on NASDAQ under the trading symbol "PCLN." KAYAK stockholders will hold less than 4%, based on the number of shares of priceline.com common stock and KAYAK common stock as of December 3, 2012 in the aggregate, of the issued and outstanding shares of priceline.com common stock immediately after consummation of the merger.

Schedule of Important Dates

        The following schedule shows important dates and events in connection with the special meeting. These dates assume that the closing of the merger will take place on         , 2013, the next business day following the special meeting. If the other conditions to closing have not been satisfied or waived as of that date, then closing will take place later and the applicable dates will be determined as provided in the merger agreement.

Dates	Events
, 201	Record date for special meeting
, 2013	Mailing of proxy statement/prospectus and election form to each holder of shares of KAYAK common stock as of the record date for the special meeting
- or, if later, 30 consecutive trading days ending on the second-to-last full trading day prior to the closing date.

The period that we will use to compute the volume weighted average price of priceline.com common stock which, in turn, is a factor used in the determination of the number of shares of priceline.com common stock that will be delivered in exchange for each share of KAYAK common stock that receives stock consideration in the merger

, 2013, by 5:00 p.m. in New York City or, if later, 5 days preceding the closing date

Deadline for KAYAK stockholders to submit election forms to exchange agent, along with certificates representing all shares of KAYAK common stock covered by such election form (if appicable) and any transmittal materials included in such election form

, 2013 before voting	Deadline for submission of written demand for appraisal by KAYAK stockholders who wish to exercise dissenters' rights
, 2013	Special meeting

        The merger is expected to close by the end of the first quarter of 2013. Priceline.com and KAYAK cannot predict the exact timing because the merger is subject to various regulatory approvals and other conditions which are described in more detail elsewhere in this proxy statement/prospectus.

        The exchange agent must allocate cash and stock consideration as soon as practicable, and in no event later than 5 days, after completion of the merger. As soon as practicable after the final allocation of consideration, the exchange agent shall pay the applicable merger consideration to the KAYAK stockholders who have otherwise complied with the exchange procedures as more fully described in the merger agreement.

Background of the Merger

        The board of directors of priceline.com from time to time reviews and evaluates potential strategic alternatives with priceline.com's senior management, including possible business combination transactions. Similarly, the KAYAK board from time to time reviews and evaluates potential strategic alternatives with KAYAK's senior management, including possible business combination transactions.

        From time to time over the past few years, KAYAK and priceline.com have had high-level discussions about the possibility of a potential merger. However, none of those prior communications progressed to the point of a detailed proposal and, in each such prior instance, the KAYAK board decided to continue with KAYAK's strategic plan, including, among other things, the consummation of its initial public offering.

        On March 8, 2012, Jeffery H. Boyd, the president and chief executive officer of priceline.com, raised the conceptual idea of a potential acquisition of KAYAK by priceline.com with Steve Hafner, the chief executive officer of KAYAK. In June and early July of 2012, Mr. Boyd had approximately three conceptual discussions about a potential acquisition of KAYAK by priceline.com, separately with Joel Cutler, a member of KAYAK's board, and with Mr. Hafner. Mr. Hafner indicated that consideration in connection with any such potential business combination would be viewed by the KAYAK board in light of discussions KAYAK had been having with the investment bankers in KAYAK's proposed initial public offering. Mr. Boyd informed Mr. Hafner that priceline.com would not be able to negotiate a potential business combination before KAYAK's anticipated closing of its initial public offering due to the level of analysis and the time required. Accordingly, Mr. Boyd informed Mr. Hafner that priceline.com may be in touch regarding a potential business combination at a future date. As a result of these conversations, the parties agreed not to proceed with discussions about a transaction.

        On July 20, 2012, KAYAK completed its initial public offering, in which KAYAK issued and sold 4,025,000 shares of KAYAK Class A common stock at an offering price of $26.00 per share.

        In late August 2012, Mr. Boyd contacted Mr. Cutler regarding a meeting with Mr. Hafner and Mr. Cutler to discuss a potential business combination. On August 27, 2012, Mr. Hafner held a conference call with Karen Klein, KAYAK's general counsel, and Bingham McCutchen LLP, referred to as Bingham McCutchen, KAYAK's outside legal counsel, during which priceline.com's interest in a potential business combination was discussed.

        On August 31, 2012, Mr. Boyd, Mr. Hafner and Mr. Cutler met to further discuss a potential business combination between KAYAK and priceline.com. Mr. Boyd also discussed priceline.com's historic approach to acquisitions, including allowing acquired companies to operate independently, having management pay based on the continuing operating results of the acquired company and having management retain an investment in the acquired company. At this meeting, Mr. Boyd discussed the priceline.com operating philosophy, priceline.com's continued interest in KAYAK, and the potential advantages that such a transaction would have to the stockholders of both KAYAK and priceline.com, and to consumers. At this meeting, Mr. Boyd discussed a possible acquisition price of approximately $35.00 per share of KAYAK common stock. On September 4, 2012, the general counsels of both KAYAK and priceline.com discussed the proposed terms of a non-disclosure agreement and the members of the KAYAK board were informed of the recent discussions with priceline.com's management.

        Also on September 4, 2012, KAYAK and priceline.com entered into a non-disclosure agreement, which had been discussed that day between the general counsels of priceline.com and KAYAK.

        On September 5, 2012, members of the KAYAK executive team met with members of the priceline.com executive team. At this meeting, KAYAK provided priceline.com with a business update and with certain preliminary financial information. After this meeting, KAYAK provided additional information to priceline.com, including 2012 and 2013 fiscal forecasts, mobile trend data and budget targets. Also at this meeting, Mr. Hafner requested that priceline.com provide a written, non-binding indication of interest that he could present to the KAYAK board.

        On September 12, 2012, priceline.com sent KAYAK a written, non-binding indication of interest, offering to acquire all of KAYAK's equity for a price per share of $36.00 to $38.00. Mr. Boyd then orally confirmed with Mr. Hafner that this consideration would be in cash. In addition to the indication of interest, priceline.com sent KAYAK an exclusivity agreement containing a sixty-day exclusivity period. Also on September 13, 2012, the KAYAK board was informed of the indication of interest. On September 13, 2012, the closing price of KAYAK Class A common stock on NASDAQ was $29.95.

        On September 14, 2012, the KAYAK board met telephonically to discuss KAYAK's discussions with priceline.com, the indication of interest and the proposed exclusivity agreement. Ms. Klein and representatives of Bingham McCutchen and KAYAK's executive team also attended this meeting. The KAYAK board discussed the type and amount of consideration offered and discussed how KAYAK's stockholders would likely evaluate a transaction on the proposed terms, indicating a preference for a cash/stock consideration mix as the KAYAK board believed some consideration in the form of priceline.com common stock could ultimately result in more long term value to KAYAK's stockholders. The KAYAK board evaluated the challenges facing KAYAK as a standalone entity and the potential synergies that might be achieved through a combination with priceline.com or with another company. The KAYAK board discussed whether or not to engage, at that time, an investment banking firm as a financial advisor and, independently of that decision, whether or not the Company should seek an evaluation of the fairness of transaction consideration from a financial advisor. The KAYAK board discussed other potential acquirers, the ability of such potential acquirers to consummate a transaction and other related matters. The KAYAK board considered whether or not an active process to explore a transaction with other potential acquirers might result in damaging information leaks or result in priceline.com ceasing discussions with KAYAK.

        In view of the fact that Mr. Boyd had indicated that, if the transaction were consummated, KAYAK would be retained as a separate brand and operated independently and thus Mr. Hafner and Paul M. English, KAYAK's chief technology officer, might become employees of priceline.com, the KAYAK board formed a special committee of the KAYAK board, referred to as the special committee, to evaluate the proposed business combination and other strategic alternatives, consisting of the members of the KAYAK board other than Messrs. Hafner and English. After discussions, the KAYAK board directed Mr. Hafner to continue confidential, non-binding discussions with priceline.com. The KAYAK board further instructed Mr. Hafner to communicate to Mr. Boyd that priceline.com would have to increase the proposed consideration, and include priceline.com stock as part of such consideration, noting the KAYAK board's belief that a combination of cash and stock could provide more value to KAYAK stockholders, before KAYAK would enter into an exclusivity agreement. On September 14, 2012, the closing price of KAYAK Class A common stock was $32.92.

        In mid-September 2012, Mr. Hafner approached the head of corporate development of a company that we refer to as "Company X" to determine if Company X was interested in discussing a potential business combination between KAYAK and Company X. The president and chief executive officer of Company X indicated that there was no interest on the part of Company X in discussing a potential business combination with KAYAK.

        On September 17, 2012, Mr. Hafner called Mr. Boyd and said that KAYAK would need a higher price and a significant portion of stock consideration, rather than only cash consideration as described in the September 13, 2012 indication of interest, and stressed a price range of $40.00 to $42.00 per share of KAYAK common stock. During this conversation, Mr. Hafner told Mr. Boyd that the special committee would be responsible for evaluating any post-closing compensation or related arrangements with KAYAK's management. Mr. Boyd told Mr. Hafner that priceline.com would like senior management of KAYAK to continue to manage KAYAK following the closing of a transaction, but that priceline.com would not discuss the terms of any such continued employment until after the closing of the transaction. Mr. Hafner indicated that he understood and agreed with this approach. Mr. Boyd noted that priceline.com's retention arrangements with management of previously acquired companies were publicly available. No agreements, arrangements or understandings were reached regarding post-closing employment of KAYAK management.

        On September 19, 2012, Mr. Boyd called Mr. Hafner and delivered a revised proposal. Priceline.com's revised proposal consisted of a price per share range of $38.00 to $40.00, with consideration consisting of 60% priceline.com stock and 40% cash, with a 15% value "collar" on the stock consideration based on the trading price for priceline.com common stock on NASDAQ, and an exclusivity agreement with a forty-five-day exclusivity period.

        On September 20, 2012, the special committee met telephonically to discuss the revised oral offer from priceline.com that was delivered by Mr. Boyd to Mr. Hafner on September 19, 2012. Representatives of Bingham McCutchen and KAYAK's executive team also attended this meeting. The special committee engaged in a thorough review of potential strategic alternatives to the proposed priceline.com transaction, and explored other paths to enhance stockholder value, such as continuing as an independent public company and growing organically. The special committee discussed the revised priceline.com proposal, KAYAK's valuation generally and KAYAK's value to priceline.com in particular. The special committee also discussed the value to its stockholders of cash consideration as compared to priceline.com common stock, and the long-term value that KAYAK's stockholders might achieve through a continuation of KAYAK as part of the priceline.com group. The special committee considered other potential acquirers, identifying those companies that might be able to make a comparable offer, considering each on an individual basis, including each company's possible interest in such a transaction and its ability to close such a transaction. The special committee discussed whether, at this time, to engage an investment banking firm as a financial advisor. Michael Moritz, a member of the special committee and a managing member of Sequoia Capital, offered to have members of Sequoia Capital's internal financial team prepare an analysis of certain financial matters for consideration by the special committee. In accepting this offer, the special committee considered Sequoia Capital's position as a stockholder in KAYAK and its reputation and decades of experience as a successful evaluator of, investor in, and partner for internet and technology based firms like KAYAK. The special committee evaluated Sequoia Capital's interests relative to the interests of KAYAK's other stockholders in any strategic transaction and noted that, due to Sequoia Capital's substantial holdings of KAYAK common stock, Sequoia Capital had incentives that matched those of other stockholders to provide accurate, thorough, complete and detailed financial analyses to assist the special committee in its evaluation of strategic transactions.

        Due to its view as to the insufficient amount of overall consideration and the inadequate portion of priceline.com common stock offered in the proposal, the special committee determined that it was not in the best interest of KAYAK or its stockholders to enter into the exclusivity agreement at that time, and directed Mr. Hafner to continue negotiations with priceline.com to, among other things, seek to improve the terms offered by priceline.com with respect to the amount and type of consideration. Sequoia proceeded to prepare its financial analysis.

        Following the special committee's meeting on September 20, 2012, Mr. Hafner called Mr. Boyd and stressed that KAYAK wanted the transaction consideration to be at least $40.00 per share of

KAYAK common stock, and for 75% of the consideration to consist of priceline.com common stock. On September 20, 2012, the closing price of KAYAK Class A common stock was $32.77.

        On September 21, 2012, the special committee met telephonically to discuss a revised oral proposal that was delivered by Mr. Boyd to Mr. Hafner that day, consisting of a price per share of $40.00, with consideration for two thirds of the outstanding shares of KAYAK common stock to be delivered in shares of priceline.com common stock and the remainder to be paid in cash, and structured to allow each KAYAK stockholder to elect the mix of cash and priceline.com stock desired, subject to pro ration, and including the 15% collar. Mr. Boyd also indicated when making the revised priceline.com proposal that priceline.com would not continue to engage in discussions with KAYAK unless KAYAK entered into an exclusivity agreement, and that priceline.com was not willing to pay more than $40.00 per share under any circumstances. The special committee discussed the revised offer and the strategy for further discussions at length. The special committee then directed Mr. Hafner to enter into an exclusivity agreement with a forty-five-day exclusivity period and to continue discussions with priceline.com to determine if mutually agreeable terms could be reached. Representatives of Bingham McCutchen and KAYAK's executive team also attended this meeting. Later on September 21, 2012, KAYAK and priceline.com entered into the exclusivity agreement. On September 21, 2012, the closing price of KAYAK Class A common stock was $33.69.

        On September 24, 2012 and September 26, 2012, additional due diligence meetings were held between the financial executives of the parties.

        On September 27, 2012, Mr. Boyd met in person with Messrs. English and Moritz, having a general discussion about KAYAK, its approach to technology, how priceline.com managed companies it acquired in the past and other due diligence matters.

        Also on September 27, 2012, the KAYAK board met and received an update on the proposed business combination with priceline.com, including an update from Ms. Klein with respect to the on-going due diligence investigation that was being performed by priceline.com. A representative of Bingham McCutchen also attended this meeting. The KAYAK board discussed the financial prospects of KAYAK in the context of a combination with priceline.com and the financial prospects of KAYAK in the context of continuing as an independent entity. The KAYAK board also reviewed and discussed a preliminary analysis prepared by Sequoia Capital. This analysis included preliminary KAYAK valuation information based on a price-to-earnings multiple method, an EBITDA multiple method and a discounted cash flow analysis. It also included information about other potential acquirors and recent comparable transactions. Following this meeting, management reviewed and commented on the preliminary analysis. Sequoia Capital was not paid for this work. The KAYAK board also discussed priceline.com's historical financial statements and expectations regarding priceline.com's future financial performance and equity value as compared to expectations regarding KAYAK's future financial performance and equity value. The KAYAK board drew on its deep understanding of KAYAK and its market to identify other potential suitors for a business combination transaction with KAYAK, and discussed whether a comparable transaction with each such potential suitor would be accretive and/or otherwise attractive to such suitor and to KAYAK. The KAYAK board discussed the timing of the proposed transaction, and whether priceline.com's interest would continue, be improved or diminished if the proposed business combination were deferred to a future date.

        The special committee also met on this date and directed Mr. Hafner to explore the engagement of Houlihan Lokey to render an opinion to the special committee and KAYAK's board as to the fairness, from a financial point of view, to the holders of KAYAK common stock of the consideration to be received by the holders of KAYAK common stock in a merger with priceline.com in the event a definitive agreement were to be reached between KAYAK and priceline.com. The special committee directed Mr. Hafner to reach out to Houlihan Lokey based on its experience in rendering opinions in connection with mergers and acquisitions and its overall reputation in the industry. The special committee also discussed engaging an investment banking firm as a financial advisor to assist in negotiations or to approach other potential transaction partners, if any. Based on such discussions the special committee determined that the engagement of an investment bank to assist in negotiations or approach other potential transaction partners at that time would not extract enhanced value for the stockholders of KAYAK and therefore was not in the best interest of KAYAK or its stockholders, in particular because (1) Company X indicated in September that it was not interested in pursuing a transaction, (2) the members of the special committee, many of whom had deep industry knowledge and financial expertise, did not think other potential acquirors would be likely to consummate a transaction in the near-term and (3) Mr. Boyd indicated that priceline.com would not pay any more than $40.00 per share of KAYAK common stock under any circumstances. On September 27, 2012, the closing price of KAYAK Class A common stock was $35.46.

        On October 3, 2012 and October 5, 2012, due diligence calls were held between KAYAK and priceline.com on various matters, including technology and marketing.

        On October 7, 2012, Sullivan & Cromwell LLP, counsel for priceline.com, which we refer to as Sullivan & Cromwell, sent a draft agreement and plan of merger, referred to as the merger agreement, to Bingham McCutchen, which included, among other things, a termination fee of 4.0% of the transaction value, a no solicitation covenant together with strict limitations on KAYAK's ability to respond to competing proposals and a requirement that KAYAK's key stockholders enter into voting agreements within the limits of applicable law to help ensure that any executed transaction would close.

        On October 10, 2012, at a telephonic meeting of the special committee, representatives of Bingham McCutchen reviewed the draft merger agreement in detail and discussed with the special committee, among other things, the transaction consideration, limitations on KAYAK's ability to engage in discussions regarding competing offers, the termination provisions and the termination fee provisions. The special committee discussed alternatives and potential revisions to many of the provisions contained in the draft merger agreement, as well as the addition of other provisions beneficial to the stockholders of KAYAK. Representatives of KAYAK's executive team also attended this meeting. Mr. Hafner was instructed to continue negotiations with priceline.com with the purpose of improving the terms of the proposed business combination. On October 10, 2012, the closing price of KAYAK Class A common stock was $31.30.

        On October 11, 2012, Mr. Hafner and Mr. Boyd had a detailed telephone discussion about the terms of the draft merger agreement.

        During the period beginning with delivery of the initial draft of the merger agreement, and over the next week, there were numerous telephone conferences between Bingham McCutchen and Sullivan & Cromwell to negotiate certain terms of the merger agreement, with particular focus on the non-solicitation provisions, the size of the termination fee and the requirement for voting agreements from KAYAK's key stockholders.

        On October 16, 2012, the special committee met telephonically to discuss and consider an update from Mr. Hafner with respect to the status of negotiations between KAYAK and priceline.com.            Representatives of Bingham McCutchen and KAYAK's executive team also attended this meeting. The special committee directed Mr. Hafner to engage Houlihan Lokey to render an opinion to the special committee and KAYAK's board as to the fairness, from a financial point of view, to the holders of KAYAK common stock of the consideration to be received by the holders of KAYAK common stock in a merger with priceline.com in the event a definitive agreement was to be reached between KAYAK and priceline.com. Following Houlihan Lokey's engagement, Sequoia Capital was not requested to update its preliminary analysis with respect to KAYAK. Also on this date, the general counsels of KAYAK and priceline.com, with their respective outside legal counsel, engaged in negotiations regarding the draft merger agreement. On October 16, 2012, the closing price of KAYAK Class A common stock was $31.24.

        On October 17, 2012, KAYAK engaged Houlihan Lokey to render an opinion to the special committee and KAYAK's board as to the fairness, from a financial point of view, to the holders of KAYAK common stock of the consideration to be received by the holders of KAYAK common stock in a merger with priceline.com in the event that a definitive agreement were to be reached with priceline.com.

        On October 18, 2012, after several rounds of discussions between KAYAK, priceline.com and their respective advisors, Bingham McCutchen sent a revised merger agreement to Sullivan & Cromwell, with terms including, among other things, a termination fee of 2.0%, instead of the originally proposed 4.0%, of the transaction value of the proposed transaction, increased flexibility in responding to any competing proposals, the elimination of voting agreements from KAYAK's key stockholders and enhanced commitments of priceline.com to obtain regulatory clearance.

        On October 25, 2012, the special committee met telephonically to discuss and consider an update on the status and progress of the negotiations between KAYAK and priceline.com. Representatives of Bingham McCutchen and KAYAK's executive team also attended this meeting. The special committee discussed the timing of signing a definitive merger agreement in relation to priceline.com's and KAYAK's upcoming earnings releases. Mr. Hafner, along with representatives from Bingham McCutchen, discussed an oral proposal from priceline.com to remove the pricing collar in the proposed merger agreement, such that the transaction would be set at a fixed exchange ratio of KAYAK's stock to priceline.com's stock. The special committee discussed, in light of that structure, the priceline.com price per share to be used in determining such ratio. The special committee discussed the implications of a fixed exchange ratio structure, and the differences to KAYAK's stockholders between such structure and the prior proposed collar pricing structure. Also on October 25, 2012, after several rounds of discussions between KAYAK, priceline.com and their respective advisors, Sullivan & Cromwell sent a revised merger agreement to Bingham McCutchen, which included, among other things, a termination fee of 3.5% of the transaction value, but did not reflect any change in the pricing structure. On October 25, 2012, the closing price of KAYAK Class A common stock was $31.10.

        On October 27, 2012, the special committee met telephonically to discuss and consider an update on negotiations with priceline.com from Mr. Hafner. Representatives of Bingham McCutchen and KAYAK's executive team also attended this meeting. Bingham McCutchen reviewed the current draft of the merger agreement with the special committee and discussed financial and legal issues in the agreement, and noted that the parties had made significant progress toward agreement on the parameters of the non-solicitation covenant and related matters and that priceline.com had agreed to drop its request for voting agreements from KAYAK's key stockholders, but that the size of the termination fee remained open. The special committee discussed the suggested pricing mechanism and deal-certainty, among other provisions. The special committee authorized Mr. Cutler to negotiate with priceline.com with respect to any potential employee arrangements. On October 27, 2012, the closing price of KAYAK Class A common stock was $33.26.

        On November 2, 2012, after several further rounds of discussions between KAYAK, priceline.com and their respective advisors, Bingham McCutchen sent a revised merger agreement to Sullivan & Cromwell, with terms including, among other things, a termination fee of $40,000,000, or approximately 2.4% of the transaction value, an increased ability to respond to a competing proposal and enhancements to the deal-certainty obligations of priceline.com.

        On November 4, 2012, the special committee met telephonically and discussed with representatives of Bingham McCutchen the remaining open issues in the merger agreement. Pricing mechanisms and deal-certainty were further discussed. Members of KAYAK's executive team also attended this meeting. As a result of these discussions, the special committee directed Mr. Hafner to negotiate with priceline.com with the purpose of obtaining, among other things, a symmetrical collar of 10% for the stock consideration based on the trading price of priceline.com common stock, and enhancements to the deal-certainty obligations on priceline.com. On November 4, 2012, the closing price of KAYAK Class A common stock was $35.48.

        On November 5, 2012, the special committee met telephonically to discuss and consider an update from representatives of Bingham McCutchen regarding the status of Houlihan Lokey's review processes. Members of KAYAK's executive team also attended this meeting. Mr. Hafner and Bingham McCutchen updated the special committee with respect to the status of negotiations with priceline.com and the probable next steps. On November 5, 2012, the closing price of KAYAK Class A common stock was $35.45.

        On November 6, 2012, after further discussions, Sullivan & Cromwell sent a revised merger agreement to Bingham McCutchen, which included a termination fee of $58,400,000, which is approximately 3.2% of equity value determined on a fully-diluted basis (or 3.5% of the transaction value). Later on November 6, 2012 negotiations continued between Bingham McCutchen and Sullivan & Cromwell regarding the merger agreement, including as to the amount and calculation of the termination fee and as to certain enhancements to the deal-certainty obligations of priceline.com.

        Also on November 6, 2012, Mr. Cutler and Mr. Boyd spoke briefly about employee compensation and retention issues, such as equity grants for senior employees of KAYAK, with Mr. Boyd noting that such arrangements would be determined following the closing of the transaction. No agreements, arrangements or understandings were reached regarding post-closing employment of KAYAK management.

        On November 7, 2012, the special committee met at the offices of Bingham McCutchen to consider matters relating to the draft merger agreement and the proposed merger with priceline.com. At the request of the special committee, representatives of Bingham McCutchen, Houlihan Lokey and KAYAK's executive team also attended this meeting. At the request of the special committee, Houlihan Lokey reviewed and discussed its financial analyses with respect to KAYAK, priceline.com and the proposed merger. The special committee, with the assistance of KAYAK's legal advisors, engaged in discussions regarding KAYAK, priceline.com, the merger and the material terms of the proposed merger agreement. Representatives of Bingham McCutchen reviewed with the special committee the remaining open items in the draft merger agreement and discussed steps to execution, in the event the special committee resolved to recommend that the KAYAK board enter into the merger agreement. Following that discussion, it was determined that the special committee would reconvene the next day to reach a determination of their respective views on the merger agreement and the proposed merger. On November 7, 2012, the closing price of KAYAK Class A common stock was $31.54.

        Following further negotiations between Bingham McCutchen and Sullivan & Cromwell, on November 7, 2012, Sullivan & Cromwell sent a revised merger agreement to Bingham McCutchen, which included a termination fee of $52,700,000, or approximately 2.9% of the equity value of the proposed transaction on a fully-diluted basis (or 3.2% of the transaction value).

        On November 8, 2012, the special committee met telephonically to consider the proposed merger agreement and determine whether to recommend that the KAYAK board approve the merger agreement. Representatives of Bingham McCutchen, Houlihan Lokey and KAYAK's executive team also attended this meeting. At the request of the special committee, Houlihan Lokey rendered its oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey's written opinion to the special committee and the KAYAK board dated the same date), as to, as of November 8, 2012, the fairness, from a financial point of view, to the holders of KAYAK common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement. The full text of the written opinion of Houlihan Lokey, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion is attached as Annex B. Bingham McCutchen reviewed the merger agreement and the proposed resolutions with the special committee. After discussions, the special committee determined that the merger agreement and the transactions contemplated thereunder, including the merger, were in the best interest of KAYAK and its stockholders, unanimously recommended that the KAYAK board approve the merger agreement and recommended that the

KAYAK board submit for approval the merger agreement to the stockholders of KAYAK. Immediately thereafter, a telephonic meeting of the KAYAK board was held. At that meeting, the KAYAK board determined that the merger agreement and the transactions contemplated thereunder, including the merger, were in the best interest of KAYAK and its stockholders, unanimously approved the merger agreement and resolved to recommend that KAYAK's stockholders vote in favor of the merger agreement. On November 8, 2012, the closing price of KAYAK Class A common stock was $31.04.

        The merger agreement was executed shortly after the conclusion of the November 8, 2012 meeting of the KAYAK board.

        On November 8, 2012, priceline.com and KAYAK issued press releases announcing the execution of the merger agreement.

Priceline.com's Reasons for the Merger

        At its meeting held on November 7, 2012, after due consideration and consultation with priceline.com's management and legal and financial advisors, the board of directors of priceline.com unanimously approved entry into the merger agreement, subject to delivery to a subcommittee of the board of directors of an opinion by priceline.com's financial advisor as to the fairness from a financial point of view of the aggregate merger consideration to priceline.com (which opinion was delivered on November 8, 2012, in connection with the execution of the merger agreement). In doing so, the priceline.com board of directors considered the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of KAYAK and determined that the merger was in the best interests of priceline.com. In making its determination, priceline.com's board of directors focused on a number of factors, including the following:

  •
  KAYAK's strong brand and position in metasearch in the U.S. and the popularity of KAYAK's services with travelers and advertisers;

  •
  KAYAK's demonstrable expertise in technology and mobile applications;

  •
  KAYAK's history of strong revenue growth and margin expansion;

  •
  the potential for KAYAK to build a global online travel brand with the assistance of priceline.com's other brands;

  •
  the potential to build additional value for priceline.com through participation in KAYAK's services;

  •
  the opportunity to provide more innovative products and services to customers through the potential combination of best practices, content integration and technology expertise across priceline.com; and

  •
  the opportunity to continue to diversify the revenue sources of priceline.com.

        This description of information and factors considered by the board of directors of priceline.com includes all of the material factors that were considered, but is not intended to be exhaustive. In view of the wide variety of factors considered by the board of directors of priceline.com in evaluating the merger, and the complexity of these matters, priceline.com's board of directors did not attempt to quantify, rank or otherwise assign relative weight to these factors. In addition, different members of the priceline.com board of directors may have given different weight to different factors.

        The foregoing description of factors supporting the priceline.com board of directors' approval of the merger is forward-looking in nature, and should be read in light of the matters discussed in the "Cautionary Statement Concerning Forward-Looking Statements" on page 37.

 Recommendation of KAYAK's Board of Directors and KAYAK's Reasons for the Merger

        KAYAK's board, acting with the advice and assistance of its legal advisors and its management, evaluated the merger proposal by priceline.com, including the terms and conditions of the merger agreement. After careful deliberation, at a meeting on November 8, 2012, and as described above under "The Merger—Background of the Merger" beginning on page 95, the KAYAK board, by a unanimous vote of the members: (i) determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of KAYAK and its stockholders; (ii) approved the merger, merger agreement and the transactions contemplated by the merger agreement; and (iii) recommended that its stockholders adopt the merger agreement. In reaching these determinations, the KAYAK board considered the following factors and potential benefits of the merger, each of which the KAYAK board believed supported its position:

  •
  the KAYAK board's familiarity with the business, operations, financial condition, strategy, industry in which KAYAK competes, and market conditions;

  •
  the KAYAK board's belief that the value offered to KAYAK's stockholders in the merger is more favorable to KAYAK's stockholders than the potential value that might result from other strategic opportunities reasonably available to KAYAK, including remaining an independent company and pursuing its current strategic plan;

  •
  the fact that the complementary nature of the respective businesses and customer base of priceline.com and KAYAK are expected to result in opportunities, including the ability to create a better booking path and increased functionality on KAYAK's mobile applications;

  •
  the fact that KAYAK will be able to leverage priceline.com's experience in international expansion and marketing, which KAYAK expects to increase the value of the KAYAK business and thereby increase the total value of priceline.com;

  •
  the ability for priceline.com to make direct investments in KAYAK, which KAYAK expects to increase the value of the KAYAK business and thereby increase the total value of priceline.com;

  •
  the KAYAK board's belief that the merger will allow KAYAK to better serve its customers through market expansion and increased brand awareness;

  •
  the importance of transaction certainty, priceline.com's proven ability to complete large transactions on agreed terms, and the fact that the merger would not be subject to any financing condition or require the approval of priceline.com's stockholders;

  •
  the fact that, as of the close of the last trading day before the announcement of the transaction, the value of the merger consideration represented a 19.7% premium over the 30-day volume weighted average trading price of KAYAK's Class A common stock and a 24.6% premium over the 77-day volume weighted average trading price of KAYAK's Class A common stock, which is the time period commencing on the closing of KAYAK's initial public offering;

  •
  the stock component of the merger consideration, which would allow KAYAK's stockholders, subject to the terms of the merger agreement, to participate in a portion of any improvement in KAYAK's business resulting from the merger, and the value to KAYAK's stockholders represented by that consideration;

  •
  the fact that KAYAK stockholders will be able to approve or reject the proposal to adopt the merger agreement at the special meeting;

  •
  the ability for KAYAK stockholders, subject to certain limitations in the merger agreement, to elect to receive their consideration in cash or shares of stock in priceline.com;

  •
  KAYAK's ability, subject to certain restrictions and a termination fee, to enter into a superior proposal;

  •
  the right of KAYAK stockholders to exercise appraisal rights to assure that they receive a fair price for their shares, see "Appraisal Rights of KAYAK Stockholders" beginning on page 146; and

  •
  the financial analysis reviewed by Houlihan Lokey, with the KAYAK special committee, and the oral opinion of Houlihan Lokey to the KAYAK special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion to the KAYAK special committee and the KAYAK board dated the same date), with respect to the fairness, from a financial point of view, to the holders of KAYAK common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement, as of the date of the opinion. See "The Merger—Opinion of KAYAK's Financial Advisor" beginning on page 104.

        KAYAK's board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  the risks and costs to KAYAK in the event the merger does not close, including the diversion of management attention, employee attrition and the effect on business and customer relationships;

  •
  the restrictions on the conduct of KAYAK's business prior to consummation of the merger;

  •
  the need to obtain regulatory approval to complete the merger, and the likelihood that such approvals will be obtained, and the impact on KAYAK's business if the merger does not close as a result of failure to obtain such regulatory approvals;

  •
  KAYAK's obligation, under certain circumstances, to pay a termination fee of $52,700,000 if the merger is not completed; and

  •
  the challenges of combining KAYAK's business with that of priceline.com and the risks associated with achieving anticipated cost savings and other synergies.

        The foregoing discussion summarizes the material information and factors considered by KAYAK's board in its consideration of the merger, but is not intended to be exhaustive and may not include all of the factors considered by KAYAK's board. KAYAK's board reached the decision to approve the merger agreement in light of the factors described above and other factors that each member of KAYAK's board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, KAYAK's board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of KAYAK's board may have given different relative considerations to different factors. It should be noted that this explanation of the reasoning of KAYAK's board and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 37.

        KAYAK's board, by unanimous vote, has approved the merger, the merger agreement and the transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of KAYAK and its stockholders.

        KAYAK's board recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

 Opinion of KAYAK's Financial Advisor

        On November 8, 2012, Houlihan Lokey rendered its oral opinion to the KAYAK special committee (which was confirmed in writing by delivery of Houlihan Lokey's written opinion to the KAYAK special committee and the KAYAK board dated the same date) as to, as of November 8, 2012, the fairness, from a financial point of view, to the holders of KAYAK common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement.

        Houlihan Lokey's opinion was directed to the KAYAK special committee and the KAYAK board and only addressed the fairness, from a financial point of view, to the holders of KAYAK common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey's opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan Lokey's written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the KAYAK special committee, the KAYAK board or any security holder of KAYAK or priceline.com or any other party as to any matter relating to the merger or otherwise including, without limitation, whether a holder of KAYAK common stock should elect to receive the cash consideration or the stock consideration.

        In arriving at its opinion, Houlihan Lokey, among other things:

  1.
  reviewed a draft dated November 7, 2012 of the merger agreement;

  2.
  reviewed certain publicly available business and financial information relating to KAYAK and priceline.com that Houlihan Lokey deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of KAYAK made available to Houlihan Lokey by KAYAK, including financial projections (and adjustments thereto) prepared by or discussed with the management of KAYAK relating to KAYAK for the fiscal years ending 2012 through 2017, which we refer to as the forecasts for KAYAK;

  4.
  reviewed certain publicly available research analyst estimates with respect to the future financial performance of priceline.com for the fiscal years ending 2012 through 2014 that were published after priceline.com's November 1, 2012 earnings announcement, which we refer to as the analyst estimates for priceline.com;

  5.
  spoke with certain members of the managements of KAYAK and priceline.com regarding the respective businesses, operations, financial condition and prospects of KAYAK and priceline.com, the merger and related matters;

  6.
  compared the financial and operating performance of KAYAK and priceline.com with that of other public companies that Houlihan Lokey deemed to be relevant;

  7.
  reviewed the current and historical market prices and trading volume for certain of KAYAK's and priceline.com's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of KAYAK advised Houlihan Lokey, and Houlihan Lokey assumed, that the forecasts for KAYAK reviewed by Houlihan

Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of KAYAK. As the KAYAK special committee and the KAYAK board were aware, the management of priceline.com did not provide Houlihan Lokey with, and Houlihan Lokey did not have access to, financial forecasts relating to priceline.com prepared by the management of priceline.com. Management of priceline.com directed Houlihan Lokey to, and discussed with Houlihan Lokey, the analyst estimates for priceline.com, and Houlihan Lokey, with the consent of the KAYAK special committee and the KAYAK board, assumed that the analyst estimates for priceline.com were a reasonable basis upon which to evaluate the future financial performance of priceline.com and relied upon the analyst estimates for priceline.com for purposes of its analyses and opinion. Houlihan Lokey expressed no opinion with respect to the forecasts for KAYAK or the analyst estimates for priceline.com or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of KAYAK or priceline.com since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey relied upon and assumed, without independent verification, the assessments of the managements of KAYAK and priceline.com as to (i) the existing and future relationships, agreements and arrangements with, and KAYAK's and priceline.com's ability to retain, key employees of KAYAK and priceline.com, (ii) KAYAK's and priceline.com's existing and future technology, products, services and intellectual property and the validity of, and risks associated with, such technology, products, services and intellectual property, and (iii) their ability to integrate the businesses of KAYAK and priceline.com, and Houlihan Lokey assumed, with the consent of the KAYAK special committee and the KAYAK board, that there would be no developments with respect to any of the matters described in items (i) through (iii) that would have been material to Houlihan Lokey's analyses or opinion.

        Houlihan Lokey relied upon and assumed, without independent verification, that, except to the extent as would not have been material to its analyses and opinion, (a) the representations and warranties of all parties to the merger agreement were true and correct, (b) each party to the merger agreement would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the consent of the KAYAK special committee and the KAYAK board, that the merger would qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) except to the extent as would not have been material to its analyses and opinion, all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of KAYAK or priceline.com, or otherwise have an adverse effect on the merger, KAYAK or priceline.com or any expected benefits of the merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft of the merger agreement identified in item 1 above, except to the extent as would not have been material to its analyses and opinion.

        Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of KAYAK,

priceline.com or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which KAYAK or priceline.com was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which KAYAK or priceline.com was or may have been a party or was or may have been subject.

        Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of KAYAK, priceline.com or any other party, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the KAYAK special committee, the KAYAK board or any other party with respect to alternatives to the merger. Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey's attention after the date of the opinion. Houlihan Lokey did not express any opinion as to what the value of shares of priceline.com common stock actually would be when issued pursuant to the merger or the price or range of prices at which shares of KAYAK Class A common stock, KAYAK Class B common stock or priceline.com common stock may be purchased or sold at any time. Houlihan Lokey assumed that the shares of priceline.com common stock to be issued in the merger to the holders of KAYAK common stock receiving the stock consideration would be listed on NASDAQ.

        Houlihan Lokey's opinion was furnished for the use of the KAYAK special committee and the KAYAK board (in their capacities as such) in connection with their evaluation of the merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. Houlihan Lokey's opinion is not intended to be, and does not constitute, a recommendation to the KAYAK special committee, the KAYAK board, any security holder of KAYAK or priceline.com or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise including, without limitation, whether a holder of KAYAK common stock should elect to receive the cash consideration or the stock consideration.

        Houlihan Lokey's opinion only addressed whether, as of the date of the opinion, the aggregate merger consideration to be received by the holders of KAYAK common stock in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view, and did not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the KAYAK special committee, the KAYAK board, KAYAK, priceline.com, their respective security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the aggregate merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of KAYAK, priceline.com, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey's opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might have been available for KAYAK, priceline.com or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of KAYAK's, priceline.com's or any other party's security holders or other constituents vis-à-vis any other class or group of KAYAK's, priceline.com's or such other party's security holders or other constituents (including, without limitation, the allocation of the aggregate merger consideration to be received by the holders of

KAYAK common stock in the merger pursuant to the merger agreement as among holders of KAYAK Class A common stock and holders of KAYAK Class B common stock or any class or group of such persons, the fairness of the cash consideration relative to the stock consideration and vice versa, and the fairness of the portion of the aggregate merger consideration to be received by the holders of KAYAK Class A common stock relative to the portion of the aggregate merger consideration to be received by the holders of KAYAK Class B common stock and vice versa), (vi) whether or not KAYAK, priceline.com, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of KAYAK, priceline.com or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the aggregate merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the KAYAK special committee and the KAYAK board, on the assessments by the KAYAK special committee, the KAYAK board, KAYAK, priceline.com and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to KAYAK, priceline.com and the merger or otherwise.

        In preparing its opinion to the KAYAK special committee and the KAYAK board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses described below is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such opinions is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey's analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of KAYAK and priceline.com. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to KAYAK, priceline.com or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the forecasts for KAYAK, the analyst estimates for priceline.com and the implied value reference ranges indicated by Houlihan Lokey's financial analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, such analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of KAYAK and priceline.com. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was only one of many factors considered by the KAYAK special committee and the KAYAK board in evaluating the proposed merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the merger consideration or of the views of the KAYAK special committee or the KAYAK board or KAYAK's management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between KAYAK and priceline.com, and the decision to enter into the merger agreement was solely that of the KAYAK board. The right to receive the cash consideration and the stock consideration are subject to certain limitations and procedures set forth in the merger agreement as to which Houlihan Lokey expressed no view or opinion.

        The following is a summary of the material financial analyses reviewed by Houlihan Lokey with the KAYAK special committee and the KAYAK board relating to Houlihan Lokey's opinion rendered on November 8, 2012. The order of the financial analyses summarized below does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create an incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

  •
  enterprise value—the value of the relevant company's outstanding equity securities (taking into account its outstanding options, warrants and other convertible securities) based on the relevant company's closing stock price, plus net debt (calculated as outstanding indebtedness, preferred stock, minority interests and capital lease obligations less the amount of cash and cash equivalents on its balance sheet), as of a specified date.

  •
  adjusted EBITDAO—the amount of the relevant company's earnings before interest, taxes, depreciation, amortization and stock-based compensation, adjusted for certain non-recurring items.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of KAYAK Class A common stock and the publicly traded common stock of the selected companies listed below as of November 5, 2012. Accordingly, this information may not reflect current or future market conditions.

KAYAK

        For purposes of its analyses and opinion, Houlihan Lokey calculated an implied value of the aggregate merger consideration for KAYAK's currently outstanding shares of common stock, excluding shares of common stock issuable upon the exercise of options or warrants or conversion of convertible securities, of approximately $1,542,400,000 which Houlihan Lokey referred to as the implied value of the aggregate merger consideration. The implied value of the aggregate merger consideration was based on, among other things, the cash consideration value of $40.00 per share of KAYAK common stock and the implied value of the stock consideration of $40.00 per share of KAYAK common stock taking into account the closing market price of priceline.com common stock on November 5, 2012 and the selected companies analysis with respect to priceline.com summarized below. Houlihan Lokey then compared the implied aggregate value reference ranges of KAYAK's currently outstanding shares of common stock indicated by the financial analyses with respect to KAYAK summarized below to the implied value of the aggregate merger consideration for those shares of approximately $1,542,400,000.

        Selected Companies Analysis.    Houlihan Lokey considered certain financial data for KAYAK and selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.

Estimates of adjusted EBITDAO for KAYAK were based on the forecasts for KAYAK. Estimates of adjusted EBITDAO for the selected companies listed below were based on publicly available research analyst estimates for those companies, except that analyst estimates for Wotif.com Holdings Limited did not include stock-based compensation expense, which for Wotif's next fiscal year, or NFY, next fiscal year plus one, or NFY+1, and next fiscal year plus two, or NFY+2, were estimated based on Wotif's most recent audited financial statements.

        The financial data reviewed included:

  •
  enterprise value as a multiple of estimated NFY adjusted EBITDAO;

  •
  enterprise value as a multiple of estimated NFY+1 adjusted EBITDAO; and

  •
  enterprise value as a multiple of estimated NFY+2 adjusted EBITDAO.

        The selected companies and corresponding multiples were:

	EV/E NFY Adjusted EBITDAO	EV/E NFY+1 Adjusted EBITDAO	EV/E NFY+2 Adjusted EBITDAO
priceline.com	15.0x	12.0x	10.0x
Expedia Inc.	9.3x	8.0x	7.1x
Orbitz Worldwide, Inc.	4.4x	4.0x	3.7x
HomeAway, Inc.	21.1x	16.8x	13.1x
TripAdvisor Inc.	13.6x	11.4x	9.3x
Travelzoo Inc.	5.5x	4.9x	NMF	(1)
Ctrip.com International Ltd.	10.4x	9.6x	9.3x
Wotif.com Holdings Limited	10.3x	9.2x	8.4x
MakeMyTrip Limited	NMF	22.2x	16.7x
Google Inc.	9.9x	8.5x	7.5x

(1)
NMF refers to not meaningful figure.

        Taking into account the results of the selected companies analysis, Houlihan Lokey applied multiple ranges of 18.5x to 21.5x, 13.5x to 16.5x and 10.0x to 13.0x to the forecasts for KAYAK of NFY adjusted EBITDAO, NFY+1 adjusted EBITDAO and NFY+2 adjusted EBITDAO, respectively. The selected companies analysis indicated implied aggregate value reference ranges for KAYAK's currently outstanding shares of common stock of approximately $1,265,900,000 to $1,438,800,000 based on the multiples of estimated NFY adjusted EBITDAO; $1,226,600,000 to $1,454,900,000 based on the multiples of estimated NFY+1 adjusted EBITDAO; and $1,200,900,000 to $1,501,400,000 based on the multiples of estimated NFY+2 adjusted EBITDAO, respectively, as compared to the implied value of the aggregate merger consideration of approximately $1,542,400,000 for those shares.

Discounted Cash Flow Analysis

        Houlihan Lokey also performed a discounted cash flow analysis of KAYAK by calculating the estimated net present value of the unlevered, after-tax free cash flows that KAYAK was forecasted to generate through December 31, 2017 based on the forecasts for KAYAK. Houlihan Lokey applied perpetuity growth rates of 4.0% to 4.5% to KAYAK's estimated 2017 unlevered, after-tax free cash flow to calculate a range of implied terminal values. The net present values of KAYAK's projected unlevered, after-tax free cash flows based on the forecasts for KAYAK and the range of implied terminal values were then calculated using discount rates ranging from 9.0% to 10.0%. The discounted cash flow analysis indicated an implied aggregate value reference range for KAYAK's currently outstanding shares of common stock of approximately $1,490,800,000 to $1,926,400,000, as compared to the implied value of the aggregate merger consideration of approximately $1,542,400,000 for those shares.

Priceline.com

        For purposes of its analyses with respect to priceline.com, Houlihan Lokey compared the implied value reference ranges per share of priceline.com common stock indicated by the selected companies analysis to the closing market price of priceline.com common stock on November 5, 2012.

Selected Companies Analysis

        Houlihan Lokey considered certain financial data for priceline.com and selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. Estimates of adjusted EBITDAO for priceline.com were based on the analyst estimates for priceline.com and for the selected companies listed below were based on publicly available research analyst estimates for those companies except that analyst estimates for Wotif.com Holdings Limited did not include stock-based compensation expense which, for Wotif's NFY, NFY+1 and NFY+2, were estimated based on Wotif's most recent audited financial statements.

        The financial data reviewed included:

  •
  enterprise value as a multiple of estimated NFY adjusted EBITDAO;

  •
  enterprise value as a multiple of estimated NFY+1 adjusted EBITDAO; and

  •
  enterprise value as a multiple of estimated NFY+2 adjusted EBITDAO.

        The selected companies and corresponding multiples were:

	EV/E NFY Adjusted EBITDAO	EV/E NFY+1 Adjusted EBITDAO	EV/E NFY+2 Adjusted EBITDAO
KAYAK	20.2x	15.0x	11.5x
Expedia Inc.	9.3x	8.0x	7.1x
Orbitz Worldwide, Inc.	4.4x	4.0x	3.7x
HomeAway, Inc.	21.1x	16.8x	13.1x
TripAdvisor Inc.	13.6x	11.4x	9.3x
Travelzoo Inc.	5.5x	4.9x	NMF	(1)
Ctrip.com International Ltd.	10.4x	9.6x	9.3x
Wotif.com Holdings Limited	10.3x	9.2x	8.4x
MakeMyTrip Limited	NMF	22.2x	16.7x
Google Inc.	9.9x	8.5x	7.5x

(1)
NMF refers to not meaningful figure.

        Taking into account the results of the selected companies analysis, Houlihan Lokey applied multiple ranges of 14.5x to 16.5x estimated NFY adjusted EBITDAO, 11.5x to 13.5x estimated NFY+1 adjusted EBITDAO and 9.5x to 11.5x estimated NFY+2 adjusted EBITDAO to corresponding financial data from the analyst estimates for priceline.com. The selected companies analysis indicated implied per share value reference ranges of $615.12 to $690.61 based on the multiples of estimated NFY adjusted EBITDAO; $610.83 to $705.26 based on the multiples of estimated NFY+1 adjusted EBITDAO; and $604.42 to $717.39 based on the multiples of estimated NFY+2 adjusted EBITDAO, respectively, as compared to the closing market price per share of priceline.com common stock on November 5, 2012 of $634.79.

 Other Matters

        Houlihan Lokey was engaged by KAYAK to provide an opinion to the KAYAK special committee and the KAYAK board with respect to the fairness, from a financial point of view, to the holders of KAYAK common stock of the aggregate merger consideration to be received by such holders in the merger pursuant to the merger agreement. KAYAK selected Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Houlihan Lokey is entitled to a fee of $800,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey's engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey's opinion, regardless of the conclusion reached therein. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger. KAYAK has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain potential liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or relating to Houlihan Lokey's engagement.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, KAYAK, priceline.com, or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

        Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to KAYAK, priceline.com, other participants in the merger or certain of their respective affiliates and security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey's and their respective employees may have committed to invest in private equity or other investment funds managed or advised by KAYAK, priceline.com, other participants in the merger or certain of their respective affiliates and security holders, and in portfolio companies of such funds, and may have co-invested with KAYAK, priceline.com, other participants in the merger or certain of their respective affiliates and security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, KAYAK, priceline.com, other participants in the merger or certain of their respective affiliates and security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Certain Forecasts

        KAYAK does not as a matter of course make public forecasts as to its future financial performance, earnings or other results, and KAYAK is especially reluctant to disclose forecasts due to the unpredictability of the underlying assumptions and estimates. KAYAK only prepares internal forecasts for the remainder of the current year. However, the forecasts for KAYAK set forth below were prepared in connection with the proposed merger and KAYAK's management authorized Houlihan Lokey to rely on such forecasts for KAYAK for purposes of its financial analysis and opinion.

	Fiscal Year Ending December 31,
(dollars in millions)	2012E	2013E	2014E	2015E	2016E	2017E
Revenue	$293.4	$376.1	$474.9	$596.6	$739.9	$899.3

Revenue Growth %	30.7%	28.2%	26.3%	25.7%	24.0%	21.5%
Cost of Revenues	(19.4)	(26.0)	(32.3)	(40.6)	(48.8)	(55.8)

Gross Profit	$274.0	$350.1	$442.5	$556.0	$691.1	$843.5
Gross Margin %	93.4%	93.1%	93.2%	93.2%	93.4%	93.8%
Marketing Expenses	(153.5)	(196.8)	(248.0)	(311.0)	(384.9)	(466.9)
Personnel Expenses	(50.0)	(56.9)	(74.6)	(93.8)	(116.3)	(141.3)
Other General & Administrative Expenses	(18.0)	(24.9)	(26.0)	(27.3)	(28.8)	(30.4)
Depreciation & Amortization	(8.3)	(4.9)	(4.4)	(4.3)	(4.3)	(4.3)
Total Adjustments	0.6	0.0	0.0	0.0	0.0	0.0

Adjusted EBIT(1)	$44.8	$66.6	$89.6	$119.7	$156.8	$200.5

EBIT Margin %	15.3%	17.7%	18.9%	20.1%	21.2%	22.3%
Depreciation & Amortization	8.3	4.9	4.4	4.3	4.3	4.3

Adjusted EBITDA(2)	$53.1	$71.5	$93.9	$124.0	$161.2	$204.9

EBITDA Margin %	18.1%	19.0%	19.8%	20.8%	21.8%	22.8%
Stock Compensation Expense	13.9	16.8	22.4	28.1	34.9	42.4

Adjusted EBITDAO(3)	$67.0	$88.4	$116.3	$152.1	$196.1	$247.3

EBITDAO Margin %	22.8%	23.5%	24.5%	25.5%	26.5%	27.5%

(1)
Adjusted EBIT refers to KAYAK's projected earnings before interest and taxes for the specified period, as adjusted for certain non-recurring items which for 2012E included an add-back of approximately $1.8 million related to one-time transaction-related expenses and a deduction of approximately $1.2 million to reflect the full-year impact of annual public company expenses, which we refer to collectively as the Adjustments.

(2)
Adjusted EBITDA refers to KAYAK's projected earnings before interest, taxes, depreciation and amortization for the specified period, as adjusted for the Adjustments.

(3)
Adjusted EBITDAO refers to KAYAK's projected earnings before interest, taxes, depreciation, amortization and stock-based compensation expense for the specified period, as adjusted for the Adjustments.

        The forecasts for KAYAK included in this proxy statement/prospectus are the responsibility of KAYAK's management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying forecasts for KAYAK and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to KAYAK's historical financial information. It does not extend to the forecasts for KAYAK and should not be read to do so.

        These forecasts were not put together with a view toward public disclosure, nor with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasts. In addition, these forecasts were not put together with the assistance of, or reviewed, compiled or examined by, independent accountants. The summary of these forecasts is not being included in this proxy statement/prospectus to influence your decision on whether to vote for the merger.

        While KAYAK management advised Houlihan Lokey that the forecasts reflect the best currently available estimates and judgments of KAYAK's management as to the future financial results and condition of KAYAK, and believes the forecasts for KAYAK are reasonable, these forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of KAYAK's management. Important factors that may affect actual results and cause these forecasts not to be achieved include, but are not limited to, risks and uncertainties related to KAYAK's business (including the ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37. These forecasts also reflect assumptions as to certain business decisions that are subject to change. Since these forecasts cover multiple years, such information by its nature becomes less predictable with each successive year and, as a result, actual results may differ materially from those contained in these forecasts. Accordingly, there can be no assurances that the forecasts will be realized. These forecasts do not reflect any synergies or costs related to or that may arise from the merger, but rather reflect a forecast of KAYAK's performance in the absence of a merger and where KAYAK continues to operate as an independent public company.

        The inclusion of these forecasts in this proxy statement/prospectus should not be regarded as an indication that any of KAYAK, priceline.com or their respective affiliates, advisors or representatives considered or consider these forecasts to be predictive of actual future events, and these forecasts should not be relied upon as such. None of KAYAK, priceline.com or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these forecasts to reflect circumstances existing after the date these forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. KAYAK does not intend to make publicly available any update or other revisions to these forecasts. Since the date of these forecasts, KAYAK has made publicly available its actual result of operations for the quarter ended September 30, 2012. You should review KAYAK's financial statements for the quarter ended September 30, 2012 and KAYAK Management's Discussion and Analysis of KAYAK's Financial Conditions and Results of Operation, which are included in this proxy statement/prospectus, for this information. None of KAYAK or its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding KAYAK's ultimate performance compared to the information contained in these forecasts or that forecasted results will be achieved. KAYAK has made no representations to priceline.com in the merger agreement or otherwise concerning these forecasts.

Interests of Certain Persons in the Merger

        In considering the recommendation of KAYAK's board that you vote to adopt the merger agreement, you should be aware that KAYAK's executive officers and directors have economic interests in the merger that are different from, or in addition to, those of KAYAK's stockholders generally. KAYAK's board was aware of and considered those interests, among other matters, in reaching its decisions to adopt and approve the merger agreement, the merger and the transactions contemplated by the merger agreement.

        Neither priceline.com not any of its affiliates was or became an "interested shareholder" (as such term is defined in Section 203 of the DGCL) of KAYAK before the meeting of the board of directors of priceline.com on November 7, 2012. Neither priceline.com nor any of its subsidiaries has any beneficial ownership of any shares of KAYAK common stock.

  Stock Options

        As described in the section of this prospectus/proxy statement entitled "The Merger Agreement—Treatment of KAYAK Stock Options and Restricted Stock Units in the Merger" beginning on page 126, in connection with the merger, 50% of the unvested portion of certain stock options outstanding at the time of the merger will vest. The stock option awards that are subject to 50% vesting at the time of the merger consist of (a) awards that were granted prior to July 19, 2012 and (b) awards that were granted on or after July 19, 2012 to individuals who had not previously received an equity award under any of KAYAK's equity plans. Under the terms of the merger agreement, at the effective time of the merger, all outstanding and unexercised stock options, whether vested or unvested, will be automatically converted into options to purchase shares of priceline.com common stock and an amount in cash in accordance with the terms of the merger agreement.

        Pursuant to the terms of KAYAK's equity plans, all unvested options will immediately vest in the event of a qualifying termination within 60 days prior to, or one year following, a change of control. A qualifying termination under KAYAK's equity plans includes a termination of employment or other association by KAYAK or its affiliates without "cause" or by the officer or director for "good reason" (each as defined in the applicable equity plan). In addition, a qualifying termination under KAYAK's 2004 Stock Incentive Plan and its Third Amended and Restated 2005 Equity Incentive Plan, as amended, includes a material diminution of the officer or director's positions, duties or responsibilities, taken as a whole and other than on an isolated, temporary basis.

  Restricted Stock Units

        Under the terms of the merger agreement, at the effective time of the merger, the vesting of all outstanding RSUs will accelerate in full and each RSU will be cancelled and will only entitle the holder to an amount in cash as determined in accordance with the terms of the merger agreement.

  Interests of Certain Persons Table

        The following table sets forth, as of December 3, 2012, for each of KAYAK's executive officers and non-employee directors, (a) the number of shares of KAYAK common stock underlying both vested and unvested stock options immediately prior to the effective time of the merger, and (b) the number of shares of KAYAK common stock underlying unvested options that will vest, the total number of options vested and the number and value of restricted stock units that will settle at the effective time of the merger.

	Vested Stock Options Prior to Merger	Unvested Stock Options Prior to Merger	Stock Options Vesting Upon Closing of the Merger	Total Stock Options Vested Upon Closing of the Merger	Restricted Stock Units Settling Upon Closing of the Merger
Name	Shares (#)	Shares (#)	Shares (#)	Shares (#)	Shares (#)	Value ($)(1)
Executive Officers: (2)
Daniel Stephen Hafner	145,833	279,167	27,084	172,917	—	—
Paul M. English	145,833	279,167	27,084	172,917	—	—
Melissa H. Reiter	109,581	125,419	25,210	134,791	—	—
Karen Ruzic Klein	199,166	135,834	30,417	229,583	—	—
Robert M. Birge	117,812	148,750	36,875	154,687	—	—
Keith Melnick	334,078	130,001	27,501	361,579	—	—
Paul Schwenk	392,699	130,001	27,501	420,200	—	—
Bill O'Donnell	395,399	130,001	27,501	422,900	—	—
Giorgos Zacharia	137,499	137,501	31,250	168,750	—	—
Christian Saller	65,832	149,168	37,084	102,916	—	—
Non-employee Directors:
Terrell B. Jones (3)	289,000	12,500	12,500	301,500	5,048	$201,920
Joel E. Cutler	—	—	—	—	—	—
Michael Moritz	—	—	—	—	—	—
Hendrik W. Nelis	—	—	—	—	—	—
Brian H. Sharples	—	—	—	—	4,207	168,280
Gregory S. Stanger	—	—	—	—	5,048	201,920
All Executive Officers and Non-employee Directors (16 individuals)	2,332,732	1,657,509	310,005	2,642,736	14,303	$572,120

(1)
Value for RSUs are calculated by multiplying the number of shares of KAYAK common stock underlying the RSUs by the amount of the cash consideration, assuming $40.00 per share of KAYAK common stock. As described above, at the effective time of the merger, all RSUs will accelerate in full and each RSU will be cancelled and will only entitle the holders to an amount in cash, as determined in accordance with the terms of the merger agreement, which may not be equal to the cash consideration.

(2)
The table does not provide information for Karen Clemens or Willard Smith, both of whom served as executive officers of KAYAK at the end of the last fiscal year. Neither Karen Clemens nor Willard Smith are currently employed by KAYAK and neither own any equity interests which will accelerate upon a change in control.

(3)
Terrell B. Jones, like all KAYAK directors, will not continue as a director of the surviving corporation. As a result, his unvested options will vest in full.

  Stock Ownership

        Many of KAYAK's officers and directors also beneficially own shares of KAYAK common stock. For a further description of these stock holdings, see the section of this prospectus/proxy statement entitled "Security Ownership of Certain Beneficial Owners and Management of KAYAK," beginning on page 79.

  Employee Benefits

        Priceline.com will cause the surviving corporation to assume, honor, fulfill and discharge KAYAK's, and its subsidiaries, obligations existing under certain KAYAK arrangements with each of the KAYAK officers named in the table above.

  Indemnification of Directors and Officers

        Priceline.com has agreed that for six years from the effective time of the merger, it will, or will cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of KAYAK or any of its subsidiaries against all costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer or director of KAYAK or any of its subsidiaries and matters existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted under applicable law. Any person to whom expenses are advanced must provide an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

        Priceline.com has agreed to cause the surviving corporation to obtain "tail" insurance policies with a claims period of at least six years after the effective time of the merger, with respect to directors' and officers' liability insurance and fiduciary liability insurance, provided that the benefits and levels of coverage are at least as favorable as KAYAK's existing policies, subject to certain limitation and premium thresholds.

  Severance Benefits

        All KAYAK executive officers named in the table above are entitled to certain severance payments under their employment agreements. While these employment agreements are silent as to payments to be made in the event of a change of control, except for Christian Saller, they do provide for payment of certain benefits in the event the executive's employment is terminated without cause or the officer resigns for good reason, each as defined in the agreements. The benefits are payable within 60 days of termination, except for the continuation of payment of base salary and the provision of welfare benefits which will occur over a 12 month period as if the executive were still employed with KAYAK. The benefits for all executives named in the chart above, except for Christian Saller, under their employment agreements are as follows:

  •
  any unpaid base salary and the value of any accrued but unused vacation;

  •
  a lump-sum payment equal to the pro-rata portion of any performance bonus that would be payable with respect to the bonus year in which the termination occurs (based on the number of days of the bonus year elapsed through the effective date of termination and the amount of the target bonus set by the KAYAK board or compensation committee);

  •
  acceleration of 50% of all unvested equity held by the executive as of termination;

  •
  continuation of payment of base salary for 12 months;

  •
  reimbursement of expenses to which employee is entitled; and

  •
  continuation of welfare benefit plans for 12 months.

        With respect to Christian Saller, following any termination of his employment other than according to Article 337 of the Swiss Code of Obligations, and in consideration for his adherence to certain covenants not to compete with KAYAK, Mr. Saller is entitled to receive 50% of his base salary paid monthly at the end of each month for a period of 24 months. Any income from other sources earned by Mr. Saller during this 24 month period will reduce these payment obligations. KAYAK may also waive the covenants not to compete and will no longer be obligated to make payments such payments to Mr. Saller by providing 6 months notice of such waiver to Mr. Saller.

Regulatory Matters

  U.S. Antitrust Approvals

        The HSR Act, and the rules and regulations thereunder, provide that certain merger transactions may not be consummated until required information and materials have been furnished to the U.S. Department of Justice, which we refer to as DOJ, and/or the Federal Trade Commission, which we refer to as FTC, and certain waiting periods have expired or been terminated. These filings were submitted on December 6, 2012.

        The conditions to the merger agreement include the expiration or termination of the waiting period under the HSR Act.

        At any time before or after the merger, the DOJ or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking changes or restrictions in the operations of any of the assets or businesses of priceline.com, KAYAK or their affiliates. Private parties and state attorneys general may also bring an action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

  Non-U.S. Competition Approvals

        Priceline.com and KAYAK conduct business in various countries and jurisdictions outside the United States. In connection with the merger, the laws and regulations of certain of those countries and jurisdictions will require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The regulatory authorities in such countries and jurisdictions might attempt to impose additional conditions on priceline.com's or KAYAK's operations conducted in such countries and jurisdictions as a result of the merger.

        The parties made a preliminary filing in Cyprus on November 15, 2012. Over the course of the next several weeks the parties expect complete filings to be made in Austria, Cyprus, Germany and the Ukraine. During the same time period the parties expect to submit a letter to the Office of Fair Trading in the United Kingdom requesting confirmation that the merger does not meet the required thresholds for its review.

Federal Securities Laws Consequences

        Pending effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, shares of priceline.com common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of priceline.com common stock issued to any KAYAK stockholder who may be deemed to be an "affiliate" of priceline.com after the completion of the merger. This proxy statement/prospectus does not cover resales of priceline.com common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

NASDAQ Market Listing

        The shares of priceline.com common stock to be issued in the merger will be listed for trading on the NASDAQ. If the merger is complete, KAYAK common stock will no longer be registered under the Exchange Act or listed for trading on NASDAQ.

Litigation Related to the Merger

        In connection with the merger, two class action claims have been filed naming KAYAK, priceline.com, Merger Sub and members of KAYAK's board as defendants. One claim has been filed in the Delaware Court of Chancery and the other claim has been filed in the Judicial District of Stamford / Norwalk, Connecticut. Both claims generally allege, among other things, that the KAYAK board failed to adequately discharge its fiduciary duties to the holders of shares of KAYAK Class A common stock by failing to ensure they will receive maximum value for their shares, failing to conduct an appropriate sale process and agreeing to inappropriate provisions in the merger agreement that would dissuade or otherwise preclude the emergence of a superior offer. The claims also allege that KAYAK and priceline.com aided and abetted the KAYAK board's breach of its fiduciary duties. The actions seek injunctive relief compelling the board to properly exercise its fiduciary duties to holders of shares of KAYAK Class A common stock, enjoining the consummation of the merger and declaring the merger agreement unlawful and unenforceable, among other things. Both claims seek to recover costs and disbursements from the defendants, including reasonable attorneys' and experts fees.

        Both priceline.com and KAYAK are of the view that these actions are completely without merit, and they intend to defend them vigorously.

Appraisal Rights

        Appraisal rights are available to KAYAK stockholders in connection with the merger. For a more complete description of appraisal rights, please refer to the section entitled "Appraisal Rights of KAYAK Stockholders" beginning on page 146 and Section 262 of the DGCL set out at Annex C.

Material United States Federal Income Tax Consequences

        Subject to the limitations and qualifications described herein, in the opinion of each of Sullivan & Cromwell LLP and Bingham McCutchen LLP, the following constitutes the anticipated material United States federal income tax consequences of the merger generally applicable to KAYAK stockholders. The following discussion is based on the Code, Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, and to differing interpretation, at any time, possibly with retroactive effect.

        For the purposes of this discussion, the term "U.S. holder" means:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States, and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        If a partnership holds KAYAK common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding KAYAK common stock, such holder should consult its tax advisor.

        This discussion only addresses United States federal income tax consequences of the merger to U.S. holders of KAYAK common stock that hold their KAYAK common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of United States federal income taxation that may be relevant to a U.S. holder of KAYAK common stock in light of such holder's particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, pass-through entities and investors in such entities, insurance companies, tax-exempt entities, holders who acquired KAYAK common stock pursuant to the exercise of stock options or otherwise as compensation or through exercise of warrants, holders subject to the alternative minimum tax provisions of the Code, and holders who hold KAYAK common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local and foreign laws.

        HOLDERS OF KAYAK COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        The merger has been structured to qualify as a reorganization under Section 368(a) of the Code for United States federal income tax purposes. It is a condition to the closing of the merger that each of priceline.com and KAYAK receives an opinion from its respective counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes, and that KAYAK, priceline.com and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code for such purposes. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters to be provided by priceline.com and KAYAK. Although the merger agreement allows each of priceline.com and KAYAK to waive its tax opinion closing condition, neither priceline.com nor KAYAK currently anticipates it will waive this closing condition. If either priceline.com or KAYAK waives this condition, KAYAK will inform you of the decision to waive this condition and will ask you to vote on the merger taking such waiver into consideration.

        Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither KAYAK nor priceline.com intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

        Assuming that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences of the merger to U.S. holders of KAYAK common stock whose shares are exchanged in the merger solely for shares of priceline.com common stock will be as follows:

  •
  a U.S. holder will not recognize any gain or loss upon receipt of priceline.com common stock, except with respect to cash received in lieu of a fractional share of priceline.com common stock (as discussed below);

  •
  a U.S. holder's aggregate tax basis in the priceline.com common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will be equal to the U.S. holder's aggregate tax basis in the KAYAK common stock surrendered;

  •
  a U.S. holder's holding period of the priceline.com common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. holder's holding period of the KAYAK common stock surrendered; and

  •
  a U.S. holder receiving cash in lieu of a fractional share of priceline.com common stock will generally be treated as if it received the fractional share in the merger and then received cash in redemption thereof. The U.S. holder should generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in the fractional share (determined as described above). Any gain or loss recognized will be long-term capital gain or loss if, as of the effective time, the shares of KAYAK common stock exchanged were held for more than one year.

        The material United States federal income tax consequences to a U.S. holder of KAYAK common stock whose shares are exchanged in the merger for shares of priceline.com common stock and cash will be as follows:

  •
  a U.S. holder will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (excluding cash received in lieu of a fractional share of priceline.com common stock). Any gain recognized will be long-term capital gain if, as of the effective time, the shares of KAYAK common stock exchanged were held for more than one year unless the U.S. holder's receipt of cash has the effect of a dividend distribution, as described below;

  •
  a U.S. holder will have an aggregate tax basis in the shares of priceline.com common stock received in the exchange (including a fractional share of priceline.com common stock for which cash is received) equal to the stockholder's aggregate tax basis in its shares of KAYAK common stock surrendered, reduced by the amount of cash received (excluding cash received in lieu of a fractional share of priceline.com a common stock) and increased by the amount of any gain recognized by the holder in the exchange (but excluding any gain or loss from the deemed receipt and redemption of any fractional share);

  •
  the holding period of the shares of priceline.com common stock received in the exchange will include the holding period of the shares of KAYAK common stock surrendered in exchange therefor; and

  •
  a U.S. holder will recognize capital gain or loss with respect to cash received in lieu of a fractional share of priceline.com common stock equal to the difference, if any, between the amount of cash received and the tax basis in the fractional share (determined as described above). Any gain or loss recognized will be long-term, capital gain or loss if, as of the effective time, the shares of KAYAK common stock exchanged were held for more than one year.

        In general, if, pursuant to the merger, a U.S. holder exchanges all of the shares of KAYAK common stock actually owned by it solely for cash, that U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of KAYAK common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the

U.S. holder's holding period with respect to the KAYAK common stock surrendered is more than one year at the effective time of the merger. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. If, however, the U.S. holder constructively owns shares of KAYAK common stock that are exchanged for shares of priceline.com common stock in the merger or owns shares of priceline.com common stock actually or constructively after the merger, the consequences to that U.S. holder may be similar to the consequences described above with respect to a U.S. holder that exchanges its KAYAK common stock for shares of priceline.com stock and cash, except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that U.S. holder's gain.

        If a U.S. holder acquired different blocks of KAYAK common stock at different times or different prices, the foregoing rules generally will be applied separately with reference to each block of KAYAK common stock. In particular, in computing the amount of gain recognized, if any, a U.S. holder of Kayak common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares.

        If the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, then, notwithstanding the foregoing, any gain recognized will be treated as a dividend to the extent of such stockholder's ratable share of the undistributed earnings and profits of KAYAK. U.S. holders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of KAYAK common stock will be treated as a dividend.

Backup Withholding and Information Reporting

        Payments of cash made to a U.S. holder of KAYAK common stock in exchange for KAYAK common stock or in lieu of fractional shares of priceline.com common stock may be subject to information reporting and will be subject to "backup withholding," unless the U.S. holder of KAYAK common stock: (i) provides a correct taxpayer identification number and any other required information to the exchange agent; or (ii) is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.

        All non-corporate U.S. holders of KAYAK common stock should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be delivered following completion of the merger. Backup withholding does not constitute an additional tax, but is merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax if the required information is supplied to the Internal Revenue Service.

Accounting Treatment of the Merger

        In accordance with U.S. generally accepted accounting principles, priceline.com will account for the merger using the acquisition method of accounting.

THE MERGER AGREEMENT

        This section of the proxy statement/prospectus describes the material provisions of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. Because the description of the merger agreement contained in this proxy statement/prospectus is a summary, it may not contain all of the information that may be important to you. We encourage you to carefully read the entire copy of the merger agreement before you decide how to vote.

 Explanatory Note Regarding the Merger Agreement

        The summary that follows is included in this proxy statement/prospectus to provide you with information regarding the terms of the merger agreement. Factual disclosures about KAYAK and priceline.com contained in this proxy statement/prospectus or in the public reports that KAYAK or priceline.com file with the SEC may supplement, update or modify the factual disclosures about KAYAK or priceline.com contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by KAYAK, priceline.com and Merger Sub were qualified and subject to important limitations agreed to by KAYAK, priceline.com and Merger Sub in connection with negotiating the terms of the merger agreement.

Effects of the Merger; Directors; Certificates of Incorporation; By-laws; Delisting

        The merger agreement provides for the merger of KAYAK with and into Merger Sub, a newly formed and wholly owned subsidiary of priceline.com. After the merger, Merger Sub will continue as the surviving corporation and a wholly owned subsidiary of priceline.com. Merger Sub will be renamed "KAYAK Software Corporation" upon completion of the merger.

        At the effective date of the merger, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the effective date of the merger will be converted into one share of common stock, par value $0.001 per share, of the surviving corporation.

        The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the effective date of the merger, which we refer to as the surviving corporation charter, until amended in accordance with its terms or by applicable law, except that the name of the surviving corporation will be "KAYAK Software Corporation". The by-laws of the surviving corporation will be the by-laws of Merger Sub as in effect immediately prior to the effective time of the merger, which we refer to as the surviving corporation by-laws, until amended in accordance with their terms or by applicable law.

        The board of directors of the surviving corporation from and after the effective time of the merger will consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation charter and surviving corporation by-laws.

        Following completion of the merger, the KAYAK common stock will be delisted from NASDAQ and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

        Unless the parties otherwise agree in writing, the closing of the merger will occur on the first business day after the day on which the last of the conditions to closing of the merger are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of such conditions). Assuming timely completion of the conditions to closing of the merger, we anticipate that the merger will be completed by the end of the first quarter of 2013. It is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all.

        The effective time of the merger will occur as soon as practicable after the closing of the merger when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties may mutually agree and specify in the certificate of merger.

Treatment of KAYAK Common Stock in the Merger

  Common Stock

        Upon completion of the merger, each issued and outstanding share of KAYAK common stock, other than shares owned by priceline.com, KAYAK, or any of their subsidiaries, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive, at the election of the stockholder, either the cash consideration, or the stock consideration, in each case subject to the pro ration mechanism provided in the merger agreement and described below. We refer to shares as to which appraisal rights have been perfected and not withdrawn as dissenter shares, and we refer to the cash consideration and the stock consideration collectively as the merger consideration.

        KAYAK stockholders who receive the merger consideration as stock will receive for each share of KAYAK common stock a fraction of a share of priceline.com common stock determined by dividing $40.00 by the priceline.com average trading price, provided that the priceline.com average trading price is between (or including) $571.35 and $698.32 per share. If the priceline.com average trading price is below $571.35 then the exchange ratio will be fixed at 0.07001 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. If the priceline.com average trading price is above $698.32 then the exchange ratio will be fixed at 0.05728 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. Accordingly, the actual number of shares and the value of the priceline.com common stock delivered to KAYAK stockholders who receive stock consideration will depend on the average priceline.com trading price, and the value of the portion of a share of priceline.com common stock delivered for each such share of KAYAK common stock may be greater than or less than $40.00.

        Any shares of KAYAK common stock owned by priceline.com, KAYAK, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries will be canceled without payment of any consideration. Dissenter shares will be cancelled and holders of dissenter shares will be entitled to the appraisal rights provided under the DGCL as described under the "Appraisal Rights of KAYAK Stockholders" section beginning on page 146.

        The number of shares of KAYAK common stock that will be converted into the right to receive the cash consideration, which we refer to as the total cash number, will equal 33% of the number of shares of KAYAK common stock outstanding on October 31, 2012 plus 33% of the number of shares of KAYAK common stock issued thereafter pursuant to KAYAK options and KAYAK RSUs outstanding on such date, minus the number of dissenter shares, and the remainder of the shares of KAYAK common stock (other than dissenter shares) will be converted into the right to receive the stock consideration. In the event that the number of cash election shares exceeds the total cash number, then a portion of the cash election shares equal to such excess will be converted into the right to receive stock consideration rather than cash consideration, with such adjustment being made on a pro-rata basis among the cash election shares. In the event that the number of cash election shares is less than the total cash number, then such cash election share shortfall amount will be made up by first converting no election shares into the right to receive cash consideration (on a pro-rata basis among such shares, in the event less than all such shares are so converted), and then any remaining cash election share shortfall will be made up by converting a portion of the stock election shares into the right to receive cash consideration rather than stock cash consideration, with such adjustment being made on a pro-rata basis among the stock election shares. As a result, KAYAK stockholders may receive a different combination of consideration than elected, depending on the elections made by other KAYAK stockholders. As a result, a KAYAK stockholder may receive a different combination of consideration than he, she or it elected, depending on the elections made by other KAYAK stockholders. KAYAK stockholders who do not make an election on the election form with respect to any of their shares of KAYAK common stock or who do not return a properly completed election form by 5:00 p.m., Eastern Time, on the date that is 5 business days preceding the closing date of the merger, which we refer to as the election deadline, will be "no-election holders," and their shares of KAYAK common stock will be treated as "no-election" shares under the merger agreement, and they will receive either the cash consideration or the stock consideration (or a combination of both) depending on the elections made by the other KAYAK stockholders. This pro ration mechanism is discussed in greater detail below.

  Cash Election

        Enclosed with this proxy statement/prospectus is an election form. You should follow the instructions included on the election form for completing the election form and delivering it to the exchange agent. In order to make a valid election, a KAYAK stockholder must submit a properly completed election form, accompanied by the certificates representing the stockholder's shares of KAYAK common stock (or affidavits regarding the loss or destruction of such shares) if the stockholder's shares of KAYAK common stock are held in certificated form, and duly executed transmittal materials included with the election form, to the exchange agent by the election deadline. If a KAYAK stockholder fails to submit a properly completed election form to the exchange agent by the election deadline in accordance with the instructions provided on the election form or revokes its election and does not resubmit a properly completed election form prior to the election deadline, his, her or its election will not be valid and its shares of KAYAK common stock will be treated as "no election shares" as described above. None of KAYAK, priceline.com or the exchange agent has any obligation to inform you of any defect in any election form submitted by you.

        The election form enables KAYAK stockholders to choose to exchange some or all of their shares of KAYAK common stock for cash consideration, which we refer to as cash election shares, or some or all of their shares of KAYAK common stock for stock consideration, which we refer to as stock election shares, subject to the limitations described below. KAYAK stockholders have until the election deadline to make their election and return their election forms to the exchange agent.

        The total number of shares of KAYAK common stock that will be converted into the right to receive the cash consideration (which will be deemed to include dissenter shares) will not exceed 12,725,035 shares of KAYAK common stock (which amount represents 33% of the total number of shares of KAYAK common stock outstanding as of October 31, 2012), plus 33% of the number of shares of KAYAK common stock that are issued after October 31, 2012 and prior to the effective time of the merger pursuant to the exercise or vesting of KAYAK options or KAYAK RSUs outstanding on October 31, 2012, or the total cash number).

        The number of shares of KAYAK common stock that will be converted into the right to receive the cash consideration will equal 33% of the number of shares of KAYAK common stock outstanding on October 31, 2012 plus 33% of the number of shares of KAYAK common stock issued thereafter pursuant to KAYAK options and KAYAK RSUs outstanding on such date, minus the number of dissenter shares, and the remainder of the shares of KAYAK common stock (other than dissenter shares) will be converted into the right to receive the stock consideration. In the event that the number of cash election shares exceeds the total cash number, then a portion of the cash election shares equal to such excess will be converted into the right to receive stock consideration rather than cash consideration, with such adjustment being made on a pro-rata basis among the cash election shares. In the event that the number of cash election shares is less than the total cash number, then such cash election share shortfall amount will be made up by first converting no election shares into the right to receive cash consideration (on a pro-rata basis among such shares, in the event less than all such shares are so converted), and then any remaining cash election share shortfall will be made up by converting a portion of the stock election shares into the right to receive cash consideration rather than stock cash consideration, with such adjustment being made on a pro-rata basis among the stock election shares. As a result, KAYAK stockholders may receive a different combination of consideration than elected, depending on the elections made by other KAYAK stockholders.

        If the cash election number is equal to the total cash number, then all cash election shares will be converted into the right to receive the cash consideration, and all stock election shares and no election shares will be converted into the right to receive the stock consideration.

Treatment of KAYAK Stock Options and Restricted Stock Units in the Merger

        At the effective time of the merger, each outstanding and unexercised option to purchase a share of KAYAK common stock, whether vested or unvested, will cease to represent an option to purchase a share of KAYAK common stock and will be automatically converted into (1) an option to purchase a number of shares of priceline.com common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of KAYAK common stock subject to the option immediately prior to the effective time of the merger and (y) the conversion ratio which is described below, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of KAYAK common stock of such outstanding option immediately prior to the effective time of the merger divided by (B) the conversion ratio; and (2) an amount in cash equal to the product of (i) the fraction of a whole share of priceline.com common stock that would have resulted from the calculation described above but for the rounding and (ii) the priceline.com average trading price (rounded up or down, as applicable, to the nearest whole cent) less any applicable taxes. Except as otherwise described in this paragraph, following the effective time of the merger, each option will continue to be governed by the same terms and conditions as were applicable to such option immediately prior to the effective time of the merger.

        The conversion ratio will be equal to the exchange ratio unless the exchange ratio is fixed at 0.05728 or 0.07001 as described herein, in which case the conversion ratio will be equal to the sum of (i) the product of such fixed exchange ratio multiplied by 67% plus (ii) the quotient obtained by dividing the product of the cash consideration multiplied by 33% by the priceline.com average trading price.

        At the effective time of the merger, 50% of the unvested portion of certain KAYAK stock options outstanding immediately prior to the effective time of the merger will vest. The KAYAK stock option awards that are subject to 50% vesting at the time of the merger consist of (a) awards that were granted prior to July 19, 2012 and (b) awards that were granted on or after July 19, 2012 to individuals who had not previously received an equity award under any of KAYAK's equity plans.

        At the effective time of the merger, the vesting conditions of all outstanding RSUs will accelerate in full and each RSU will be cancelled. The holder of an RSU will only be entitled to receive an amount in cash equal to (x) the total number of shares of KAYAK common stock subject to such RSU immediately prior to the effective time of the merger multiplied by (y) the per share RSU consideration as described below (less applicable taxes to be withheld with respect to such payment).

        The per share RSU consideration will be equal to the cash consideration unless the exchange ratio is fixed at 0.05728 or 0.07001 as described herein, in which case the per share RSU consideration will be equal to the sum of (i) the product of the cash consideration multiplied by 33% plus (ii) 67% multiplied by the product of such fixed exchange ratio and the priceline.com average trading price.

        At the effective time of the merger, priceline.com will file a registration statement on Form S-8 and use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant stock plans or other benefit plans of KAYAK remain in effect and such registration continues to be required under the Securities Act.

        At or prior to the effective time of the merger, KAYAK will adopt any resolutions and take any actions necessary to effectuate the treatment of the options and RSUs and to ensure that from and after the effective time of the merger, neither priceline.com nor the surviving corporation will be required to deliver any KAYAK common stock or other KAYAK capital stock to any person pursuant to an option or RSU. Priceline.com will take all actions necessary for the assumption of any KAYAK stock options after the effective time of the merger, including the reservation, issuance and listing of priceline.com common stock.

Exchange and Payment Procedures

        Prior to the effective time of the merger, priceline.com will designate an exchange agent reasonably acceptable to KAYAK to handle the exchange of shares of KAYAK common stock for the merger consideration. At the effective time of the merger, shares of KAYAK common stock will be converted into the right to receive, at the election of the holder, the cash consideration and/or the stock consideration, subject to the pro ration mechanism described above.

        At the effective time of the merger, priceline.com will deposit with the exchange agent an amount in cash and priceline.com common stock sufficient in order for the exchange agent to distribute the aggregate merger consideration to be paid or issued in connection with the merger, the cash portion of any option consideration and the RSU cash consideration, which we refer to as the exchange fund.

        As soon as practicable after the effective time of the merger, priceline.com will cause the exchange agent to mail a letter of transmittal to each holder of no election shares (other than dissenter shares). The letter of transmittal will provide that delivery will be effected and risk of loss and title to the certificate will pass upon delivery of such certificate to the exchange agent and will provide instructions for effecting the surrender of certificates in exchange for the merger consideration. Certificates so surrendered will be cancelled and no interest will be paid or accrued on any cash to be paid upon such surrender. If you hold shares of KAYAK common stock in certificated form, you will not be entitled to receive the merger consideration unless and until you have delivered a duly completed and executed letter of transmittal to the exchange agent, accompanied by the required stock certificates representing your shares of KAYAK common stock. In addition, the merger consideration will be delivered to you only if the applicable letter of transmittal is accompanied by all documents reasonably required by priceline.com to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. You should not send certificates with your proxy card and should not surrender certificates without a letter of transmittal.

        Holders of book entry shares will automatically be entitled to receive the merger consideration and will not be required to deliver a letter of transmittal to the exchange agent in order to receive the merger consideration to which such holder is entitled to receive pursuant to the merger agreement.

Lost, Stolen or Destroyed Stock Certificates

        If you have lost a certificate or it has been stolen or destroyed, then, before you will be entitled to receive the merger consideration, you will need to deliver an affidavit of that fact (and if required by priceline.com, post a bond in customary amount and on such terms as may be reasonably required as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate).

No Transfers Following the Effective Time

        All merger consideration delivered in accordance with the merger agreement will be deemed to be delivered in full satisfaction of all rights pertaining to the KAYAK common stock (other than the right to receive the merger consideration). No further registration of transfers on the stock transfer books of KAYAK of any shares of KAYAK common stock outstanding immediately prior to the effective date of the merger will be allowed from or after the effective time of the merger. Any certificate presented to the surviving corporation, priceline.com or the exchange agent for transfer will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the merger consideration to which the holder of the certificate is entitled pursuant to the merger agreement.

Fractional Shares

        No certificates representing fractional shares of priceline.com common stock will be issued upon the surrender of KAYAK common stock. Instead, each KAYAK stockholder who would otherwise have been entitled to receive a fraction of a share of priceline.com common stock will receive an amount of cash equal to the product of (i) such KAYAK stockholder's proportionate interest in a share of priceline.com common stock (rounded to three decimal places) and (ii) the priceline.com average trading price. All fractional shares that a KAYAK stockholder would otherwise be entitled to receive will be aggregated and rounded to three decimal places.

Termination of Exchange Fund

        Any portion of the exchange fund (including cash, certificates representing shares of priceline.com common stock and the proceeds of any investments of the exchange fund) that remains unclaimed by KAYAK stockholders for 180 days after the effective time of the merger will be delivered to priceline.com. KAYAK stockholders (other than holders of dissenter shares) who have not complied with the exchange procedures described above thereafter may look only to priceline.com for payment of the merger consideration. None of the surviving corporation, priceline.com, the exchange agent or any other person will be liable to any former KAYAK stockholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Withholding Taxes

        Priceline.com and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration and to pay such withheld amounts to the applicable governmental entity. Any sum that is withheld will be treated for all purposes of the merger agreement to have been paid to the person with regard to whom it is withheld.

Dividends

        Holders of shares of KAYAK common stock whose shares are converted into shares of priceline.com common stock in connection with the merger will be entitled to receive any dividends or other distributions payable with respect to their whole shares of priceline.com common stock, without interest. If any dividend or distribution is declared at or after the effective time of the merger but payment of such dividend or distribution is not made prior to the time of payment and delivery of the merger consideration to holders of KAYAK common stock, holders of certificated shares of KAYAK common stock (other than excluded shares and dissenter shares) will be paid any such dividends or distributions, without interest, at the time of surrender of their shares of KAYAK common stock to the exchange agent and holders of shares of KAYAK common stock held in book-entry form (other than excluded shares and dissenter shares) will receive such dividends or distributions, without interest, at the time of payment and delivery of the merger consideration to such holders.

 Appraisal Rights

        No person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL will be entitled to receive the merger consideration under the merger agreement until any such right to appraisal has been effectively withdrawn or lost under the DGCL.

        Any KAYAK stockholder who is a dissenting stockholder under the merger agreement will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to any shares of KAYAK common stock owned.

Representations and Warranties

        The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to read carefully Sections 5.1 and 5.2 of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub," respectively. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that these representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedules that priceline.com and KAYAK delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus.

        The representations and warranties in the merger agreement of each of KAYAK, priceline.com and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

  KAYAK Representations and Warranties

        KAYAK made a number of representations and warranties to priceline.com in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by KAYAK in connection with the merger agreement.

        These representations and warranties include representations as to:

  •
  the organization, existence, good standing and qualification to do business of KAYAK and its subsidiaries;

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  the governing documents of KAYAK and its subsidiaries;

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  KAYAK's capitalization;

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  the absence of preemptive or other rights or any debt securities that give their holders the right to vote with KAYAK's stockholders;

  •
  absence of encumbrances on KAYAK's ownership of its subsidiaries;

  •
  KAYAK's corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against KAYAK;

  •
  the determination by KAYAK's board that the merger agreement and the merger are fair to, and in the best interests of, KAYAK and its stockholders and the approval and declaration of advisability of the merger agreement and the merger and the other transactions contemplated by the merger agreement by the KAYAK board, together with the KAYAK board's recommendation that KAYAK's stockholders adopt the merger agreement;

  •
  receipt by the KAYAK board of an opinion from Houlihan Lokey as to the fairness from a financial point of view of the aggregate merger consideration to be received by the holders of KAYAK common stock in the merger pursuant to the merger agreement;

  •
  governmental consents, filings and regulatory approvals necessary to complete the merger;

  •
  the absence of violations of, or conflicts with, KAYAK's governing documents, applicable law and certain agreements as a result of KAYAK entering into and performing its obligations under the merger agreement;

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  KAYAK's filings with the SEC, including financial statements, and the accuracy of the information contained therein;

  •
  compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of NASDAQ;

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  KAYAK's disclosure controls and procedures and internal controls over financial reporting;

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  completeness and accuracy of books and records;

  •
  the conduct of business in accordance with the ordinary course consistent with past practice since July 19, 2012 through the date of the merger agreement;

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  the absence of a KAYAK material adverse effect (as described below) and the absence of certain other changes or events since July 19, 2012;

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  the absence of legal proceedings, investigations and governmental orders against KAYAK or its subsidiaries;

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  the absence of certain undisclosed liabilities;

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  title to or valid leasehold interests in tangible personal property;

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  employee benefits matters;

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  compliance with applicable laws, governmental orders, licenses and permits by KAYAK and its subsidiaries;

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  possession of and compliance with all licenses necessary to conduct KAYAK's and its subsidiaries' businesses;

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  transactions between KAYAK and its subsidiaries or affiliates;

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  material contracts and their enforceability and the absence of any default under any material contract;

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  certain real property matters;

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  the inapplicability of takeover statutes and any anti-takeover provisions in KAYAK's certificate of incorporation or bylaws;

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  environmental matters;

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  tax matters;

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  labor and employment matters;

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  intellectual property matters;

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  compliance with the U.S. Foreign Corrupt Practice Act of 1977 and related matters;

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  insurance policies;

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  information to be provided by KAYAK for inclusion in this proxy statement/prospectus; and

  •
  broker's and finder's fees.

        Some of KAYAK's representations are qualified by, among other things, exceptions relating to the absence of a material adverse effect. Under the terms of the merger agreement, a "material adverse effect" with respect to KAYAK is any event, change, effect or occurrence that has a material adverse effect on the financial condition, business or results of operations of KAYAK and its subsidiaries taken as a whole, except that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following constitutes a material adverse effect or will be considered in the determination of whether a material adverse effect has occurred with respect to KAYAK:

  •
  execution of the merger agreement or the announcement thereof, the pendency or consummation of the merger or the other transactions contemplated by the merger agreement, the performance of or compliance with the merger agreement by any party, or taking or not taking actions at priceline.com's request or with its prior written consent, including any litigation arising from or related to any of the foregoing or the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees;

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  changes in the economy, financial markets or economic conditions in the United States and/or any other country in which KAYAK or its subsidiaries conduct operations, except to the extent such change, event, effect or occurrence disproportionately adversely affects KAYAK and its subsidiaries, taken as a whole, as compared to other companies operating in the online travel industry and/or online advertising industry;

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  changes that are a result of factors generally affecting the online travel industry and/or the online advertising industry, except to the extent such change, event, effect or occurrence disproportionately adversely affects KAYAK and its subsidiaries, taken as a whole, as compared to other companies operating in the online travel industry and/or online advertising industry;

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  changes in GAAP or any applicable law after the date of the merger agreement;

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  a decline in price or change in trading volume of shares of KAYAK common stock on the NASDAQ;

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  failure to meet internal or analysts' expectations, projections or results of operations (provided, that this exception will not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a material adverse effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to another exception to the definition of material adverse effect); and

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  any outbreak, escalation or occurrence after the date of the merger agreement of significant hostilities in which the United States or any other jurisdiction in which KAYAK or its subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of an act of war, terrorism or sabotage within such jurisdictions or directed against KAYAK or any of its subsidiaries' facilities wherever located.

   Priceline.com's and Merger Sub's Representations and Warranties

        Priceline.com and Merger Sub also made a number of representations and warranties to KAYAK in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by priceline.com in connection with the merger agreement. These representations and warranties include representations as to:

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  the organization, existence, good standing and qualification to do business of priceline.com and Merger Sub;

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  the certificate of incorporation and by-laws of priceline.com;

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  priceline.com's capitalization;

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  Merger Sub's capitalization;

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  validity of priceline.com common stock to be issued pursuant to the merger;

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  the absence of preemptive or other rights or any debt securities that give their holders the right to vote with priceline.com's stockholders or stockholder voting trusts or other agreements relating to the holding, voting, registration, redemption, repurchase, disposition or transfer of any capital stock or other voting securities or equity interests of priceline.com or Merger Sub;

  •
  priceline.com's and Merger Sub's corporate power and authority to enter into, and consummate the transactions under, the merger agreement and the enforceability of the merger agreement against priceline.com and Merger Sub;

  •
  governmental consents, filings and regulatory approvals necessary to complete the merger;

  •
  priceline.com's disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of violations of, or conflicts with, priceline.com's or Merger Sub's governing documents, applicable law and certain agreements as a result of priceline.com and Merger Sub entering into and performing their respective obligations under the merger agreement;

  •
  priceline.com's filings with the SEC, including financial statements, and the accuracy of the information contained therein;

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  compliance with the Sarbanes-Oxley Act of 2002 and, since December 31, 2010, with the applicable listing and corporate governance rules and regulations of NASDAQ;

  •
  the absence of certain undisclosed liabilities;

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  the absence of legal proceedings involving priceline.com;

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  the absence of a priceline.com material adverse effect (as described below) since December 31, 2011;

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  information to be provided by priceline.com or Merger Sub for inclusion or incorporation into this proxy statement/prospectus;

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  the absence of any "interested stockholders" of KAYAK as defined in Section 203 of the DGCL;

  •
  availability of funds of priceline.com and Merger Sub necessary for the payment to the exchange agent of the merger consideration and to satisfy all other obligations under the merger agreement;

  •
  tax matters; and

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  compliance with laws and regulatory matters by priceline.com and its subsidiaries since June 30, 2011.

        Some of priceline.com's representations are qualified by, among other things, exceptions relating to the absence of a priceline.com material adverse effect. The definition of "parent material adverse effect" set forth in the merger agreement is the same as the material adverse effect definition with respect to KAYAK, except that it applies only to priceline.com and its subsidiaries.

KAYAK's Conduct of Business Before Completion of the Merger

        Pursuant to the terms of the merger agreement, KAYAK has agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure letter delivered by KAYAK in connection with the merger agreement or as required by applicable law, until the effective time of the merger, or unless priceline.com approves in writing (which approval cannot be unreasonably withheld, delayed or conditioned), KAYAK and its subsidiaries' business will be conducted in the ordinary and usual course consistent with past practice in all material respects and, to the extent consistent therewith, KAYAK and its subsidiaries will use commercially reasonable efforts to:

  •
  preserve their collective business organizations intact;

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  maintain material licenses that are integral to the operation of the business of KAYAK and its subsidiaries as conducted as of the date of the merger agreement and keep available the services of its and its subsidiaries' employees and agents who are integral to the operation of such businesses; and

  •
  maintain in all material respects existing relations and goodwill with governmental entities, customers, suppliers, distributors and employees whom, in KAYAK's reasonable discretion, are currently engaged in relationships with KAYAK and/or its subsidiaries that are integral to the operation of the business;

        KAYAK also has agreed that until the effective time of the merger, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure letter delivered by KAYAK in connection with the merger agreement or as required by applicable law, unless priceline.com approves in writing (which approval cannot be unreasonably withheld, delayed or conditioned), it will not, and none of its subsidiaries will take any of the following actions:

  •
  amend its organizational documents;

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  merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate all or a material portion of its assets;

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  acquire assets outside the ordinary course of business, from any other person other than acquisitions requiring payments of less than $2,000,000 individually or in the aggregate or pursuant to contracts in effect on the date of the merger agreement and related to matters described in the disclosure letter provided by KAYAK to priceline.com;

  •
  issue, deliver, sell, pledge, dispose of, grant, transfer, encumber (or authorize any of the foregoing) any shares of (or securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire shares of) its capital stock, subject to certain exceptions;

  •
  make any loans or advances to any person other than advances made in the ordinary course of business and consistent with past practice for the reimbursement of expenses in amounts not to exceed $250,000 individually or $2,000,000 in the aggregate, or make any capital investment or contributions in any person, subject to customary exceptions;

  •
  declare, set aside, make or pay any dividend or distribution in respect of any of its capital stock;

  •
  purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, subject to customary exceptions;

  •
  subdivide, reclassify, recapitalize, split, combine or exchange its outstanding shares of capital stock, subject to customary exceptions;

  •
  enter into any agreement with respect to voting of its capital stock;

  •
  incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for any indebtedness of another person;

  •
  issue or sell any debt securities or warrants or other rights to acquire any debt security of KAYAK or its subsidiaries;

  •
  enter into any "keep well" or other contract to maintain any financial statement condition of another person or enter into any similar arrangement that, individually or in the aggregate, exceeds $5,000,000;

  •
  make or commit to any capital expenditures in excess of $4,000,000 in the aggregate;

  •
  enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement;

  •
  enter into any intellectual property agreement other than in the ordinary course of business consistent with past practice;

  •
  make any change with respect to accounting policies or procedures, except as required by changes in GAAP or by rules and regulations of the SEC;

  •
  settle or compromise, or offer to propose to settle or compromise, any actions, suits, claims, hearings, arbitrations, litigations, investigations or other proceedings before a governmental entity if the settlement or compromise would involve the payment of money damages by KAYAK or its subsidiaries in excess of $1,000,000 per proceeding or $5,000,000 in the aggregate or involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of KAYAK and its subsidiaries, taken as a whole;

  •
  make, change or rescind any material tax election, file any material amended tax return of KAYAK or its subsidiaries, adopt or change any material method or period of tax accounting, settle or compromise any material tax claim, surrender any material tax refund claim, enter into a closing agreement relating to taxes, file any material tax return that is inconsistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than pursuant to extensions obtained in the ordinary course of business);

  •
  transfer, sell, lease, assign, license, mortgage, subject to liens (other than permitted liens), pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of KAYAK's assets (including intellectual property), licenses, operations, rights, product lines, businesses or interests or of its subsidiaries, that would exceed $1,000,000 individually or in the aggregate, other than in the ordinary course of business consistent with past practice;

  •
  grant or provide any severance or termination payments or benefits to any of its or its subsidiaries' directors, officers or employees;

  •
  increase the compensation, bonus, pension, welfare, fringe, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its current or former directors, officers, employees or consultants;

  •
  become a party to, establish, adopt, commence participation in, amend or terminate any of its or its subsidiaries' stock option plans or other stock based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any of its current or former directors, officers, employees (or newly hired employees) or consultants, or amend the terms of any outstanding equity-based awards;

  •
  take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its or its subsidiaries' benefit plans, to the extent not already provided in those benefit plans;

  •
  enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

  •
  change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to those plans are made or the basis on which contributions are determined, except as may be required by GAAP;

  •
  terminate without cause the employment of any executive officer of KAYAK;

  •
  forgive any loans or issue any loans to any of its or of any of its subsidiaries' directors, officers or employees;

  •
  implement or announce any plant closing, material reduction in labor force or other layoffs of employees that would be expected to incur liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign law;

  •
  enter into any joint venture through a general partnership, limited partnership, limited liability company or similar strategic alliance vehicle or other similar arrangement with any person;

  •
  subject to customary exceptions, enter into any contract or any transaction between KAYAK and any of its subsidiaries, on the one hand, and any officer or director of KAYAK or any of its subsidiaries, affiliate or family member of such officer or director, or record or beneficial owner of 5% or more of the voting securities of KAYAK (or any affiliate or family member of such record or beneficial owner), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

  •
  agree, authorize or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals

        The merger agreement provides that neither KAYAK nor any of its subsidiaries nor any of their respective officers or directors will, and that KAYAK will instruct and use commercially reasonable efforts to cause its and its subsidiaries' employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

  •
  initiate, solicit, or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (which term is described below);

  •
  other than a confidentiality agreement entered into in accordance with the merger agreement, enter into any agreement or agreement in principle with any person concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement concerning an acquisition proposal;

  •
  grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an acquisition proposal (except in respect of any standstill agreement entered into in compliance with the merger agreement); or

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal.

        Under the merger agreement, an "acquisition proposal" is any proposal or offer made by a person (other than priceline.com or Merger Sub) relating to:

  •
  any direct or indirect acquisition or purchase of 15% or more of the consolidated total assets of KAYAK and its subsidiaries (taken as a whole) or 15% or more of the total voting power of the equity securities of KAYAK or any of its subsidiaries;

  •
  any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the total voting power of the equity securities of KAYAK; or

  •
  any merger, consolidation, exclusive license, business combination, recapitalization, joint venture, partnership, liquidation, dissolution or similar transaction involving KAYAK or any of its subsidiaries pursuant to which any person or its stockholders would beneficially own 15% or more of the total voting power of the equity securities of KAYAK, in each case other than the merger.

        The merger agreement does not prevent KAYAK from taking any of the following actions after receipt of an acquisition proposal that was made on or after the date of the merger agreement in circumstances not involving a breach of the merger agreement prior to, but not after, the receipt of the vote of the holders of the outstanding shares of KAYAK common stock representing at least a majority of the total voting power of KAYAK entitled to vote at the special meeting in favor of the adoption of the merger agreement:

  •
  providing information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of the consolidated assets of KAYAK and its subsidiaries or total voting power of the equity securities of KAYAK if KAYAK's board receives from the person requesting such information an executed confidentiality agreement on terms not less restrictive to such person than those contained in the confidentiality agreement between KAYAK and priceline.com (except that any such confidentiality agreement need not contain a standstill provision) and promptly discloses to priceline.com any non-public information not previously provided to priceline.com;

  •
  engaging or participating in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal; and

  •
  after complying with KAYAK's obligations discussed under "Match Rights," below, approving, recommending, or otherwise declaring advisable, or proposing to do any of the foregoing with respect to, such an acquisition proposal to KAYAK stockholders or authorize KAYAK to enter into an alternative acquisition agreement with respect to any acquisition proposal, if and only to the extent that, in each case, the KAYAK board first determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law, and in the case of the first two bullet points above, the KAYAK board has determined in good faith based on the information then available and after consultation with its outside legal counsel that such acquisition proposal constitutes a superior proposal or is reasonably likely to result in a superior proposal and prior to taking any action described in the third bullet point above, the KAYAK board determines in good faith after consultation with its outside legal counsel that such acquisition proposal is a superior proposal.

        Under the merger agreement, a "superior proposal" is a fully financed and bona fide written acquisition proposal involving more than 50% of the consolidated total assets of KAYAK and its subsidiaries (taken as a whole) or more than 50% of the total voting power of the equity securities of KAYAK that the KAYAK board has determined in good faith after consultation with its outside legal counsel is reasonably likely to be consummated substantially in accordance with its terms, and that, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, if consummated, would result in a transaction more favorable to KAYAK stockholders from a financial point of view than the transactions contemplated by the merger agreement, in each case after taking into account all relevant factors, including all terms and conditions of such acquisition proposal and the merger agreement and any revisions to the merger agreement pursuant to the exercise of priceline.com's match rights and the time likely to be required to consummate such acquisition proposal.

  Changes in KAYAK's Board of Directors' Recommendation

        Subject to certain exceptions described below, the KAYAK board and each committee of the KAYAK board may not:

  •
  withdraw, qualify or modify (or publicly propose or announce any intention to withdraw, qualify or modify), in a manner adverse to priceline.com or Merger Sub, its recommendation to KAYAK stockholders that they vote in favor of the adoption of the merger;

  •
  fail to recommend unequivocally against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by priceline.com or any of its affiliates) prior to the earlier of the date prior to the date of the special meeting of KAYAK stockholders and eleven business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act;

  •
  recommend that the KAYAK stockholders tender their shares in any such tender offer or exchange offer described above;

  •
  fail to include the KAYAK board's recommendation in favor of adoption of the merger agreement in this proxy statement/prospectus;

  •
  make any other public statement of the KAYAK board or a committee thereof in connection with the meeting of KAYAK stockholders that is inconsistent with the recommendation to KAYAK stockholders that they vote in favor of the adoption of the merger agreement; or

  •
  approve, adopt, recommend, or resolve or publicly propose to approve, adopt or recommend, any acquisition proposal other than the merger.

        We refer to such actions collectively as a change of recommendation.

        The KAYAK board may make a change of recommendation in response to an acquisition proposal received on or after the date of the merger agreement after complying with KAYAK's obligations described below under the section entitled "Match Rights" and prior to, but not after, the vote of KAYAK's stockholders holding shares of KAYAK common stock representing at least a majority of the total voting power of KAYAK entitled to vote at the special meeting in favor of the adoption of the merger agreement if:

  •
  the acquisition proposal did not result from a breach by KAYAK or its subsidiaries of the no solicitation provisions described above;

  •
  the KAYAK board determines in good faith, after consultation with its outside legal counsel, that such acquisition proposal constitutes a superior proposal; and

  •
  in light of the acquisition proposal, failure to make a change of recommendation would be inconsistent with the directors' fiduciary obligations under applicable law.

  Match Rights

        However, prior to effecting a change of recommendation:

  •
  KAYAK must notify priceline.com in advance of its intention to effect a change of recommendation and to cause KAYAK to enter into an alternative acquisition proposal and in connection therewith, provide to priceline.com a copy of the alternative acquisition agreement and any other related documents; and

  •
  after providing such notice and prior to taking any such action, KAYAK must negotiate with priceline.com in good faith (to the extent priceline.com desires to negotiate) for three business days to make revisions to the terms of the merger agreement so that the acquisition proposal that is the subject of the notice ceases to be a superior proposal.

        If the financial or other material terms of any acquisition proposal are amended, KAYAK must deliver a new notice to priceline.com and attach a copy of the most current version of the alternative acquisition agreement and any related documents, and the negotiation period will be extended by an additional two business days.

Other Covenants

  Reasonable best efforts covenant

        Priceline.com and KAYAK have each agreed to:

  •
  cooperate with each other and use their respective reasonable best efforts (and cause their subsidiaries to use their reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the merger as soon as practicable, including by making appropriate filings of notifications and report forms pursuant to the HSR Act;

  •
  request early termination of the waiting period with respect to the merger under the HSR Act;

  •
  use reasonable best efforts to obtain as promptly as practicable all other consents of or by any governmental entity necessary or advisable under or in respect of any other antitrust laws in order to consummate the merger, which we refer to as the antitrust consents, provided that neither KAYAK or its affiliates will be required to pay any fee, penalty or other consideration to any third party in order to obtain any consent or approval which may be required under any contract with any third party in connection with consummation of the merger; and

  •
  subject to applicable law and upon request by the other party, provide all information concerning that party, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of KAYAK, priceline.com or any of their respective subsidiaries to any third party or governmental entity in connection with the merger.

KAYAK and priceline.com each filed a Notification and Report Form pursuant to the HSR Act with respect to the merger on December 6, 2012. On November 15, 2012, KAYAK and Priceline also each filed a preliminary filing in Cyprus. Over the course of the next several weeks the parties expect complete filings to be made in Austria, Cyprus, Germany and Ukraine. During the same time period, the parties expect to submit a letter to the Office of Fair Trading in the United Kingdom requesting confirmation that the merger does not meet the required thresholds for its review.

  Further Action: Efforts

        Priceline.com has agreed to use its best efforts, and to take any and all steps reasonably necessary, to obtain the antitrust consents and to avoid or resolve any objection, suit or proceeding which would otherwise have the effect of preventing or delaying the closing of the merger beyond the termination date. The parties have agreed that priceline.com, after consulting with KAYAK and considering its views in good faith and in a manner consistent with its obligations under the merger agreement, will make all decisions, lead all discussions, negotiations and other proceedings and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any governmental entity in respect of the antitrust consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the merger and the other transactions contemplated by the merger agreement.

        The obligations of priceline.com and Merger Sub set out above are subject, however, to the qualification that neither priceline.com or Merger Sub will be obligated to take any action that would reasonably be expected to have, individually or in the aggregate, a material impact on its current or future businesses or operations. A "material impact" is a significant and ongoing adverse financial or operational impact that is of sufficient magnitude that, if known at the time, a reasonable businessperson would not have proceeded with the merger, after weighing the anticipated benefits of such merger against the adverse consequences of the proposed condition or actions.

        Priceline.com and Merger Sub have also agreed that they will not enter into any change of control, strategic investment or similar transaction or contract to effect any such transaction (including any merger or acquisition), or take any other action in pursuit of effecting such transaction, with specified entities that have been agreed between priceline.com and KAYAK and set out in the disclosure letter delivered by priceline.com in connection with the merger agreement, or any affiliates thereof, if entry into such arrangement could reasonably be expected to make it more difficult, or increase the time required, for the waiting period under the HSR Act to expire or terminate or to obtain the required governmental consents from certain competition authorities.

        KAYAK has agreed to take any actions that priceline.com requests in connection with obtaining the antitrust consents to the extent that such actions will become effective only at or following the effective time of the merger. KAYAK has agreed also that it will take all actions priceline.com reasonably deems prudent in order to obtain any actions, consents, undertakings, approvals or waivers by or from any governmental entity in connection with any objections to, proceedings or other actions challenging the consummation of the merger. KAYAK will not be obligated to take any action that would reasonably be expected to have, individually or in the aggregate, a material impact on the business and operations of KAYAK and its subsidiaries prior to the effective time of the merger.

        The parties have each also agreed to:

  •
  promptly notify the other party of any communication it receives from any governmental entity relating to any of the transactions contemplated by the merger agreement and permit the other party to review in advance any proposed communication by such party to a governmental entity;

  •
  not participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance, and (to the extent permitted by such governmental entity) give the other party the opportunity to attend and participate in such meeting;

  •
  coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with any dealing with a governmental entity;

  •
  provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental entity or members of its staff, on the other hand, with respect to the merger agreement and the transactions contemplated by the merger agreement; and

  •
  take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege in furtherance of the foregoing so as to preserve any applicable privilege.

        Priceline.com will lead all discussions, negotiations and other proceedings, make all decisions and coordinate all undertakings, approvals or waivers that may be sought by any governmental entity in respect of any antitrust consents, provided it has consulted with KAYAK and considered KAYAK's views in good faith. Priceline.com also will be responsible for all filing fees and other costs incurred by any party in connection with obtaining the antitrust consents and will reimburse KAYAK for any such filing fees and other out-of-pocket costs incurred by KAYAK in respect thereof.

  Access to Information; Confidentiality

        Subject to certain exceptions, and upon reasonable prior notice, KAYAK will afford priceline.com reasonable access to all of its and its subsidiaries' properties, books, contracts, commitments, personnel and records as may reasonably be requested.

  NASDAQ Listing

        Priceline.com is required to cause the shares of priceline.com common stock that will be issued in connection with the merger and the shares of priceline.com common stock to be reserved for issuance upon the exercise of options to purchase shares of priceline.com common stock that will result from the conversion of KAYAK options, to be approved for listing on the NASDAQ prior to the effective date of the merger.

        KAYAK and priceline.com have agreed to cooperate and use reasonable best efforts to cause the KAYAK common stock to be delisted from NASDAQ and deregistered under the Exchange Act within ten days of the effective date of the merger.

  Litigation

        Each of KAYAK and priceline.com has agreed to promptly notify the other party of, and keep the other party reasonably informed with respect to, any stockholder litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement. Each of KAYAK and priceline.com also has agreed to give the other reasonable opportunity to consult with it regarding the defense or settlement of any stockholder litigation and will give due consideration to the advice of the other party with respect to such stockholder litigation.

  Reorganization

        Priceline.com and KAYAK have agreed to use commercially reasonable efforts to cause the merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to not knowingly take any action, or fail to take any action, that would prevent, or reasonably be expected to prevent, the merger from qualifying as a reorganization under Section 368(a).

 Special Meeting

        KAYAK is required to take all action reasonably necessary to convene a meeting of KAYAK stockholders as promptly as practicable after the Form S-4 (in which this proxy statement/prospectus will be included) is declared effective by the SEC, to consider and vote upon the adoption of the merger agreement, and to cause such vote to be taken as soon as practicable. KAYAK is prohibited from postponing or adjourning the special meeting unless required by law or with the prior written consent of priceline.com or to the extent necessary to permit the KAYAK board to continue negotiations in respect of any superior proposal (provided KAYAK has complied with the no solicitation obligations more fully described in the section above entitled "The Merger Agreement—No Solicitation of Acquisition Proposals").

Employee Benefits

        For a period ending on the date that is twelve months following the effective time of the merger, employees of KAYAK and its subsidiaries who continue their employment after the effective time of the merger will continue to be provided with:

  •
  base salaries and cash bonus opportunities (including annual and long-term cash bonus opportunities, but excluding any equity compensation) that are not less than that provided by KAYAK and its subsidiaries immediately prior to the effective time of the merger;

  •
  pension and welfare benefits that are no less favorable in the aggregate than those provided by KAYAK and its subsidiaries immediately prior to the effective time of the merger; and

  •
  severance benefits that are no less favorable than those set out in the disclosure letter delivered by KAYAK in connection with the merger agreement.

        The merger agreement also provides that priceline.com will, or will cause the surviving corporation, to assume, honor, fulfill and discharge KAYAK's obligations under certain KAYAK arrangements. If requested by priceline.com, and subject to certain exceptions, KAYAK will use its reasonable best efforts to cause KAYAK's 401(k) Plan to be terminated effective no later than immediately prior to the effective time of the merger. In the event that KAYAK's 401(k) Plan is terminated, priceline.com will cause any of its or its subsidiaries' employee benefit plans in which the employees of KAYAK and its subsidiaries are entitled to participate after the effective time of the merger and which constitutes a qualified defined contribution plan to accept tax free rollovers, including promissory notes, from KAYAK's 401(k) Plan and to ensure that all of KAYAK's 401(k) Plan participants are eligible, immediately following the effective time of the merger to participate in such plans of priceline.com or any of its subsidiaries.

        Priceline.com will also cause any of its or its subsidiaries' employee benefits plans in which the employees of KAYAK and its subsidiaries are entitled to participate after the effective time of the merger to take into account for purposes of eligibility, vesting, and level of benefits thereunder service by such employees as if such service were with priceline.com to the same extent such service was credited under a comparable plan of KAYAK, except to the extent it would result in a duplication of benefits, for purposes of qualifying for subsidized early retirement benefits or for any frozen (as of the date of the merger agreement) plans. Priceline.com will also use its commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions, actively-at-work requirements, waiting periods and any other eligibility requirements for such employees and their covered dependents to the extent they were inapplicable to, or were satisfied under, the benefit plans of KAYAK and its subsidiaries, and (y) cause any expenses incurred by such employees and their covered dependents to be taken into account for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements.

 Indemnification and Insurance

        Priceline.com has agreed that for six years from the effective time of the merger, it will, or will cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of KAYAK or any of its subsidiaries against all costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer or director of KAYAK or any of its subsidiaries and matters existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted under applicable law. Any person to whom expenses are advanced must provide an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

        Priceline.com has agreed to cause the surviving corporation to obtain "tail" insurance policies with a claims period of at least six years after the effective time of the merger, with respect to directors' and officers' liability insurance and fiduciary liability insurance, provided that the benefits and levels of coverage are at least as favorable as KAYAK's existing policies, subject to certain limitation and premium thresholds.

Conditions to Completion of the Merger

        The obligations of KAYAK, priceline.com and Merger Sub to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time of the merger, of each of the following conditions, among others:

  •
  the merger agreement must have been duly adopted by the holders of shares of KAYAK common stock representing at least a majority of the total voting power of KAYAK common stock;

  •
  the expiration or termination of the waiting period (including any extensions) under the HSR Act and, the approvals of the applicable competition regulators in Austria, Cyprus, Germany and Ukraine, and if applicable, a no objection determination from the Office of Fair Trading in the UK or the European Commission;

  •
  no governmental entity of competent jurisdiction shall have enacted, entered or promulgated any law or order which is in effect and makes illegal, restrains, enjoins or otherwise prohibits consummation of the merger (whether temporary, preliminary or final);

  •
  the registration statement of which this proxy statement/prospectus is a part having become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued, and no proceeding for that purpose shall have been initiated by the SEC; and

  •
  the approval for listing on NASDAQ of the priceline.com common stock issuable to KAYAK stockholders in connection with the merger and the shares of priceline.com common stock to be reserved for issuance upon the exercise of options to purchase shares of priceline.com common stock that will result from the conversion of KAYAK options.

        Each party's obligation to complete the merger also is subject to the satisfaction by the other party at or prior to the effective time of the merger of the following conditions (or waiver of any such condition by the party that has the benefit of such condition):

  •
  the representations and warranties of the other party relating to the due incorporation and valid existence, capital structure, corporate authority and the absence of breach or violation, or default or conflict with, that party's organizational documents being true and correct in all respects on the date of the merger agreement and as of the closing date as though made on and as of the closing date (or, if given as of a specified date, at or as of such earlier date), other than any inaccuracies in certain of the representations and warranties as to certain capitalization matters that, individually or in the aggregate, are de minimis in nature and amount;

  •
  the representations and warranties of KAYAK and priceline.com, as applicable, relating to other specified capitalization matters being true and correct in all material respects as of the date of the merger agreement and as of the closing date (or, if given as of a specified date, at or as of, such earlier date);

  •
  all other representations and warranties of the other party set forth in the merger agreement being true and correct on the date of the merger agreement and as of the closing date as though made on and as of the closing date (or, if given as of a specified date, at or as of such earlier date), except where the events giving rise to any failure of such representations or warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect, disregarding any material adverse effect or other materiality qualifications or limitations therein for purposes of applying this exception (but not for purposes of determining whether or not a representation or warranty is so true and correct);

  •
  the other party has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

  •
  the other party has delivered a certificate signed by one of its senior executive officers certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of such other party have been satisfied; and

  •
  such party has received the opinion of its respective legal counsel, dated the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, each opinion stating that each of priceline.com, Merger Sub and KAYAK will be a party to that reorganization within the meaning of section 368(b) of the Code.

Termination of the Merger Agreement

        The merger agreement may be terminated, by mutual written consent of KAYAK and priceline.com at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by KAYAK's stockholders.

        The merger agreement also may be terminated at any time prior to the effective time of the merger by either priceline.com or KAYAK if:

  •
  whether before or after KAYAK's stockholders have adopted the merger agreement, if the merger has not been consummated by the termination date, unless the Form S-4 has not been declared effective by the SEC on or before January 17, 2013, in which case the termination date will be extended to the earlier of June 8, 2013, which we refer to as the outside date, or the date that is six weeks following the date the SEC declares the S-4 effective. If by the termination date (including any extension to the termination date as described above) all conditions to the closing of the merger have been satisfied or waived other than the conditions to be satisfied at the closing of the merger and the conditions concerning the expiration or termination of the waiting period under the HSR Act and other competition approvals described above, then the termination date shall be automatically extended until the earlier of June 8, 2013 or two weeks following the date that the applicable waiting periods have expired or been terminated and the required government consents have been obtained. The right to terminate in the circumstances described above will not be available to any party that breached in any material respect its obligations under the merger agreement in any manner that shall have proximately contributed to the failure of the merger to be consummated on or before the termination date;

  •
  the special meeting has been held and completed and KAYAK's stockholders have not adopted the merger agreement at such special meeting, or at any adjournment or postponement thereof;

  •
  any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable (whether before or after the vote of KAYAK's stockholders for adoption of the merger agreement); or

  •
  there has been a breach or failure to perform, as applicable, of any representation, warranty, covenant or agreement made by the other party to the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, such that the conditions to the terminating party's obligations to complete the merger based on the accuracy of the other party's representations and warranties and performance of obligations would not be satisfied and such breach or condition is not curable prior to the closing of the merger or, if curable, is not cured by the earlier of 30 days after written notice thereof is given by the party seeking to terminate or the outside date described above. This termination right will not be available to any party if at the time the party seeks to terminate the merger agreement that party is in material breach of any of its covenants or agreements in the merger agreement,

        The merger agreement also may be terminated by KAYAK, prior to the time KAYAK's stockholders have adopted the merger agreement, if:

  •
  KAYAK is not in material breach of any of the terms of the merger agreement;

  •
  the KAYAK board authorizes KAYAK to enter into an alternative acquisition agreement with respect to a superior proposal in compliance with the no solicitation restrictions more fully described above in the section entitled "No Solicitation of Acquisition Proposals"; and

  •
  KAYAK first pays to priceline.com the $52,700,000 termination fee.

        The merger agreement may be terminated by priceline.com prior to the time KAYAK's stockholders have adopted the merger agreement if the KAYAK board has made a change in its recommendation that the stockholders of KAYAK vote to adopt the merger agreement.

  Termination Fee

        KAYAK will be required to pay priceline.com a termination fee equal to $52,700,000 if:

  •
  priceline.com terminates the merger agreement due to the KAYAK board having made a change in its recommendation that the stockholders of KAYAK vote to adopt the merger agreement; or

  •
  KAYAK is not in material breach of any of the terms of the merger agreement and KAYAK terminates the merger agreement after the KAYAK board authorizes KAYAK to enter into an alternative acquisition agreement with respect to a superior proposal; or

  •
  before adoption of the merger agreement by KAYAK stockholders, (i) a bona fide acquisition proposal is made or the intention of any person to make an acquisition proposal announced after the date of the merger agreement but prior to such termination, which proposal is not publicly withdrawn, without qualification, either (x) at least 30 business days prior to the date of termination, in respect of any termination for the merger not being consummated by the termination date (as outlined in further detail above) or (y) at least 10 business days prior to the date of the special meeting, for any termination arising from KAYAK stockholders not adopting the merger agreement at such special meeting, or at any adjournment or postponement, and (ii) the merger agreement is terminated by either priceline.com or KAYAK due to the occurrence of the termination date or KAYAK stockholder's not adopting the merger agreement at the special meeting, or any adjournment or postponement, and (iii) within 12 months of such termination, KAYAK enters into a definitive agreement with respect to an acquisition proposal, the KAYAK board approves or recommends, or does not oppose, such an acquisition proposal or any such acquisition proposal is consummated (provided that references to 15% in the definition of "acquisition proposal" shall be deemed to be references to more than 50%).

Expenses

        Priceline.com has agreed to pay all charges and expenses incurred in connection with the exchange procedures, including the fees of the exchange agent. Except in the circumstances described below, all other costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs or expenses, except that priceline.com will reimburse and indemnify KAYAK for all filing fees and other expenses incurred to obtain the regulatory approvals and other consents required to consummate the merger.

        Priceline.com has agreed to reimburse KAYAK for documented out-of-pocket expenses incurred by KAYAK:

  •
  up to $1,500,000 in the aggregate (to the extent priceline.com and Merger Sub are not in breach of any of their obligations under the merger agreement such that certain conditions precedent to KAYAK's obligations to complete the merger are not satisfied or are unable to be satisfied), if priceline.com or KAYAK terminates the merger agreement because the merger has not been consummated by the termination date (including any extensions provided for in the merger agreement) or because any restraining order has become final and unappealable, or

  •
  if KAYAK terminates the merger agreement due to a breach of any of the representations, warranties, covenants or agreements of priceline.com under the merger agreement, or if any such representation and warranty becomes untrue after the date of the merger agreement, that causes a condition to KAYAK's obligations to complete the merger, based on accuracy of priceline.com's and Merger Sub's representations and warranties and performance of their obligations not to be satisfied.

Remedies

        The parties will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in any of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in addition to any other remedy to which such party is entitled at law or in equity.

        Payment of the termination fee by KAYAK to priceline.com will, subject to certain exceptions and rights to equitable relief under the merger agreement, be the sole and exclusive remedy of priceline.com or Merger Sub against KAYAK for any loss suffered as a result of any breach of any representation, warranty, covenant or obligation of KAYAK under the merger agreement. Upon payment of the termination fee, none of KAYAK, its subsidiaries or any of their respective former, current or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, representatives or affiliates will have any further liability or obligations relating to or arising out of this agreement except for any liability or damages resulting from any fraud or willful and intentional breach of the merger agreement by KAYAK.

Amendment

        The merger agreement may be amended by written agreement executed and delivered by duly authorized officers of the respective parties.

APPRAISAL RIGHTS OF KAYAK STOCKHOLDERS

        Delaware law entitles the holders of shares of KAYAK common stock, who strictly comply with the procedures specified in Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court. Any such holder awarded "fair value" for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

        THE FINAL ALLOCATION OF THE CASH AND STOCK MERGER CONSIDERATION WILL BE DETERMINED AS SOON AS PRACTICABLE AFTER THE CLOSING OF THE MERGER; ACCORDINGLY ANY STOCKHOLDER WISHING TO PRESERVE THEIR RIGHTS TO APPRAISAL MUST MAKE A DEMAND FOR APPRAISAL NOW AS DESCRIBED BELOW.

        The following discussion is a brief summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex C. All references in Section 262 of the DGCL and in this summary to a "stockholder" are to the record holder of the shares of KAYAK common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that KAYAK stockholders exercise their rights to seek appraisal under Section 262 of the DGCL.

        Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the merger agreement, KAYAK, not less than 20 days prior to the meeting, must notify each stockholder who was a KAYAK stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of applicable statutory provisions is attached to this proxy statement/prospectus as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of KAYAK common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

        Stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

  •
  the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting his, her or its shares;

  •
  the stockholder must deliver to KAYAK a written demand for appraisal before the vote on the merger agreement at the special meeting and all demands for appraisal must be made by, or in the name of, such stockholder of record, fully and correctly, as the stockholder's name appears, with respect to shares evidenced by certificates, on his, her or its stock certificate, or, with respect to book-entry shares of common stock, on the stock ledger, and such demands must reasonably inform KAYAK of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock;

  •
  the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

  •
  the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the holders of KAYAK common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of KAYAK common stock within the time prescribed in Section 262 of the DGCL.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Only a holder of record of shares of KAYAK common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates. The demand must reasonably inform KAYAK of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to KAYAK. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of KAYAK common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of KAYAK common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of KAYAK common stock as to which appraisal is sought. Where no number of shares of KAYAK common stock is expressly mentioned, the demand will be presumed to cover all shares of KAYAK common stock held in the name of the record owner.

        STOCKHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

        If shares of KAYAK common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of KAYAK common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

  KAYAK Software Corporation
  55 North Water Street, Suite 1
  Norwalk, Connecticut 06854
  Attention: Secretary

        If the merger is completed, the surviving corporation will give written notice of the effective time within 10 days after the effective time to each former KAYAK stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of KAYAK common stock. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of KAYAK common stock held by all dissenting stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective time, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which KAYAK has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

        If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to KAYAK, KAYAK will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of KAYAK common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of KAYAK common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates and book-entry shares.

        In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of KAYAK common stock is less than the per share merger consideration.

        If no party files a petition for appraisal within 120 days after the effective time, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

        Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder's shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

        If you elect to exercise your appraisal rights, the payment in cash of the fair value of your shares of KAYAK common stock will be a taxable transaction to you as described in the section of this proxy statement/prospectus entitled "The Merger—Material United States Federal Income Tax Consequences" beginning on page 119. Stockholders considering exercising appraisal rights should consult with their own tax advisors with regard to the tax consequences of such actions.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a KAYAK stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

COMPARISON OF RIGHTS OF PRICELINE.COM STOCKHOLDERS AND KAYAK STOCKHOLDERS

General

        Priceline.com and KAYAK are each incorporated under the laws of the State of Delaware and, accordingly, the rights of priceline.com stockholders and KAYAK stockholders are governed by the laws of the State of Delaware. As a result of the merger, KAYAK stockholders who receive shares of priceline.com common stock will become stockholders of priceline.com. Thus, following the merger, the rights of KAYAK stockholders who become priceline.com stockholders in the merger will continue to be governed by the laws of the State of Delaware, and will also then be governed by priceline.com's charter and priceline.com's by-laws.

Comparison of Stockholders' Rights

        The following is a comparison of the material rights of holders of KAYAK common stock and the rights of holders of priceline.com stock. These differences arise from the governing documents of the two companies, including KAYAK's amended and restated certificate of incorporation, which we refer to as KAYAK's charter, KAYAK's amended and restated by-laws, which we refer to as KAYAK's by-laws, and priceline.com's charter and priceline.com's by-laws. The summary set out below is not intended to provide a comprehensive discussion of each company's governing documents. This summary is qualified in its entirety by reference to the full text of each of KAYAK's charter, KAYAK's by-laws, priceline.com's charter and priceline.com's by-laws. See "Where You Can Find More Information" beginning on page 161 as to how to obtain a copy of these documents.

	priceline.com Stockholder Rights	KAYAK Stockholder Rights
Authorized Capital Stock:	Priceline.com is authorized to issue 1,150,000,000 shares, divided into two classes consisting of:	KAYAK is authorized to issue 205,000,000 shares, divided into three classes consisting of:
	(i) 1,000,000,000 shares of common stock, par value $0.008 per share; and	(i) 150,000,000 shares of Class A common stock, par value $0.001 per share;
	(ii) 150,000,000 shares of preferred stock, par value $0.01 per share. Priceline.com's board of directors is authorized to issue the preferred stock in one or more classes or series.	(ii) 50,000,000 shares of Class B common stock, $0.001 per share; and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share.
Voting Rights:

Priceline.com's by-laws provide that, subject to priceline.com's charter, each stockholder is entitled to cast one vote.

Priceline.com's charter provides that the board of directors may fix for each class or series of preferred stock such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series and as may be permitted by the DGCL.

KAYAK's charter provides for a dual class common stock structure. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Except where required by Delaware law, the holders of Class A common stock and Class B common stock vote together as a single class on all matters.

	priceline.com Stockholder Rights	KAYAK Stockholder Rights
Conversion:	Priceline.com's charter provides that the board of directors may provide for a class or series of preferred stock to be convertible into any other class or classes of stock of priceline.com.

KAYAK's charter provides that each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock and converts automatically upon the holder's death, on the seven-year anniversary of KAYAK's initial public offering and upon any transfer, except for transfers for certain tax or estate planning purposes or transfers between KAYAK's co-founders.

Rights of Preferred Stock:

Priceline.com's charter provides that the board of directors may fix for each class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series and as may be permitted by the DGCL.

KAYAK's charter provides that shares of undesignated preferred stock may be issued from time to time in one or more series, each of which series shall have such distinctive designations and number of shares as shall be fixed by the board of directors of KAYAK. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as stated in such resolution or resolutions providing for the issuance of such series of preferred stock.

Number of Directors:

Priceline.com's by-laws provide that the priceline.com board of directors shall consist of not less than one nor more than 13 members, the exact number of which shall be fixed by the board of directors.

There are currently 8 members on priceline.com's board of directors.

KAYAK's charter provides that the number of directors shall be fixed from time to time exclusively by the KAYAK board pursuant to a resolution adopted by a majority of the directors of KAYAK then in office, but in no event shall a decrease in the number of directors shorten the term of any incumbent director.

There are currently 8 members on the KAYAK board.

Election of Directors:

Priceline.com's by-laws provide that each director is elected by a majority of the votes cast by stockholders entitled to vote on the election at any annual meeting of stockholders; provided, however, that directors may be elected by a plurality of the votes cast by stockholders entitled to vote at any annual meeting of stockholders at which the secretary determines that the number of nominees exceeds the number of directors to be elected as of the record date for such annual meeting.

KAYAK's charter provides that directors are elected by a plurality of the votes cast by the stockholders entitled to vote on the election.
Cumulative Voting:	Priceline.com's charter and by-laws do not provide for cumulative voting.	KAYAK's charter and by-laws do not provide for cumulative voting.
Classification of Board of Directors:	The board of directors of priceline.com is not classified.	The KAYAK board is not classified.
Removal of Directors:

Priceline.com's charter and by-laws do not provide for the removal of directors. Therefore, Section 141(k) of the DGCL applies, and priceline.com directors may be removed with or without cause by a majority of stockholders entitled to vote generally in the election of directors.

KAYAK's charter provides that any director may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the shares of KAYAK entitled to vote generally in the election of directors.

	priceline.com Stockholder Rights	KAYAK Stockholder Rights
Board Vacancies:

Priceline.com's by-laws provide that vacancies arising through death, resignation, failure to elect, removal, or an increase in the number of directors or otherwise shall be filled only by a majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director. A director chosen to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director's successor has been elected and qualified, or until such director's earlier death, resignation or removal.

KAYAK's charter and by-laws provide that any new directorships or vacancies in the KAYAK board resulting from death, resignation, disqualification, removal for cause, failure to elect or any other cause shall be filled only by a majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director. A director chosen to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director's successor has been elected and qualified, or until such director's earlier, death, resignation or removal.

Director Nominations by Stockholders:

Priceline.com's by-laws provide that a stockholder must give advance written notice to priceline.com of a director nomination. The notice must be in writing and must be received not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the previous year's annual meeting of stockholders; provided, however, that if annual meeting is to be held more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be received, not earlier than the 120th day before such annual meeting and not later than the 90th day before such annual meeting or the 10th day following the day of public disclosure by priceline.com of such meeting.

In the case of a special meeting, notice by the stockholder must be received not earlier than the 120th day before such special meeting and not later than the 90th day before such special meeting or the 10th day following the day of public disclosure by priceline.com of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Notice as to nominations shall set forth, among other items, (i) the name(s) of the nominees, age, address and principal occupation or employment of each; (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such nominee and such nominating stockholders; and (iii) such other information relating to each such nominee that would be required to be disclosed in a proxy statement, and (iv) the written consent of each nominee to being so named in the proxy and to serve as a director if so elected.

KAYAK's by-laws provide that a stockholder must give advance written notice to the Secretary of KAYAK of a director nomination. The notice must be in writing and must be received by the Secretary of KAYAK not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the previous year's annual meeting of stockholders; provided, however, that if the annual meeting is to be held more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received by the 10th day following the date of public disclosure by the KAYAK board of such meeting.

Notice as to nominations shall set forth, among other items, (i) the name(s) of the nominee(s), age, address and principal occupation or employment of each; (ii) the number of KAYAK's shares which are owned beneficially and of record by each such nominee; and (iii) such other information relating to each such nominee that would be required to be disclosed in a proxy statement; and (iv) the written consent of each nominee to being so named in the proxy and to serve as a director if so elected.

	priceline.com Stockholder Rights	KAYAK Stockholder Rights
Stockholder Nominations and Proposals:

In addition to the advance notice requirements described above, priceline.com's by-laws provide that all notices must be given to priceline.com's Secretary and shall include: (i) the name and address of such stockholder and beneficial owner, if any; (ii) the class or series and number of priceline.com shares which are owned beneficially and of record by such stockholder and owned by the beneficial owner, if any (including those that the proposing stockholder has a right to acquire beneficial ownership in the future); (iii) a description of any interests that give such proposing stockholder economic risk similar to ownership of any class or series of capital stock; (iv) a description of any arrangement in which such proposing stockholder has or shares a right to vote any shares of any class or series of capital stock; (v) a description of any shorting interests; (vi) a description of any rights to dividends on the shares owned beneficially by such proposing stockholder that are separated or separable from the underlying shares; (vii) a description of any proportionate interest in shares and interests described in (ii) and (iv) above, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (viii) any performance related fees (other than an asset based fee) linked to priceline.com stock price; (ix) any other information relating to such proposing stockholder that would be required to be disclosed in a proxy statement, excluding disclosures with respect to the ordinary course business activities of any nominee who is a proposing stockholder solely as a result of being the stockholder directed to prepare and submit the notice required by these by-laws on behalf of a beneficial owner; (x) a representation that the stockholder giving the notice is a holder of record of stock of priceline.com entitled to vote and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (xi) a representation whether any proposing stockholder intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of priceline.com's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

In addition to the advance notice requirements described above, KAYAK's by-laws provide that all notices shall include (i) the name and address of such stockholder and beneficial owner, if any; (ii) the class and number of KAYAK's shares which are owned, beneficially and of record by such stockholder and owned by the beneficial owner, if any, and a representation that such stockholder will notify KAYAK in writing of any such shares owned of record and beneficially as of the record date for the meeting; (iii) description of any agreements between such stockholder and the beneficial owner, if any, and any of their respective affiliates with respect to such nomination and a representation that such stockholder will notify KAYAK in writing of any such agreement as of the record date for the meeting; (iv) description of any agreements by or on behalf of such stockholder and any of its affiliates to mitigate loss to, or manage risk of share price changes for, or change the voting power of such stockholder, or any beneficial owner or its affiliates, and a representation that such stockholder will notify KAYAK in writing of any such agreement as of the record date for the meeting; (v) a representation that the person sending the notice is a stockholder of record and intends to appear in person or by proxy at such meeting to make the nomination; (vi) a representation that either such stockholder or beneficial owner intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of KAYAK's outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

Stockholder notice for matters other than director nominations must be given to the secretary and set forth, in addition to the information in the above paragraph, (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (ii) all information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement.

	priceline.com Stockholder Rights	KAYAK Stockholder Rights

Stockholder notice for matters other than director nominations must contain (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and the language of the proposed amendment to by-laws, if applicable), (iii) the reasons for conducting such business at the meeting, (iv) any material interest in such business of each proposing stockholder, and (v) a description of all agreements, arrangements and understandings between or among each proposing stockholder and any other person or persons (including their names) in connection with the proposal of such business.

The stockholder has an obligation to update the notice as of 10 business days before the meeting.

Stockholder Action by Written Consent:

Priceline.com's charter provides that all actions of priceline.com stockholders must be taken at a duly called annual or special meeting of the stockholders, and the stockholders may not act by written consent.

KAYAK's charter provides that all actions of KAYAK stockholders must be taken at a duly called annual or special meeting of the stockholders, and the stockholders may not act by written consent.
Certificate of Incorporation Amendments:

Priceline.com's charter provides that priceline.com reserves the right to amend, alter, change or repeal any provision contained in the charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders therein are granted subject to this reservation.

KAYAK's charter provides that KAYAK reserves the right to amend, alter, change or repeal any provision contained in the KAYAK charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders therein are granted subject to this reservation.

By-law Amendments:

Priceline.com's by-laws provide that the stockholders or the board of directors shall have the power and authority to adopt, alter, amend or repeal, in whole or in part, priceline.com's by-laws, provided, however, that notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such meeting of stockholders or board of directors, as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire board of directors then in office.

KAYAK's charter provides that the board of directors of KAYAK shall have the power and authority to adopt, amend or repeal KAYAK's by-laws, subject only to such limitations, if any, as may be from time to time imposed by other provisions of KAYAK's charter, or by KAYAK's by-laws.

KAYAK's by-laws provide that by-laws may be amended or repealed or new by-laws adopted by a majority vote of the board of directors at a regular or special meeting thereof. Any bylaw made by the board of directors may be amended or repealed and other by-laws adopted by the affirmative vote of 67% of the voting power of the shares of KAYAK's stock entitled to vote at any annual or special meeting of stockholders.

	priceline.com Stockholder Rights	KAYAK Stockholder Rights
Special Meetings of Stockholders:

Priceline.com's charter provides that a special meeting of stockholders may be called by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, the Board of Directors of the Corporation, or the written request of the holders of not less than twenty-five percent (25%) of the outstanding shares of common stock.

KAYAK's charter provides that a special meeting of stockholders may be called only by the Chairperson of the KAYAK board, KAYAK's Chief Executive Officer, or a majority of KAYAK's board of directors.
Notice of Special Meetings of Stockholders:

Priceline.com's by-laws provide that a written notice stating the time, place and the purpose for which the meeting is called, shall be given to each stockholder of record entitled to vote not less than 10 nor more than 60 days prior to the date of the meeting, unless otherwise required by law.

KAYAK's by-laws provide that written notice stating the time, place and the purpose for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than 10 nor more than 60 days prior to the date of the meeting.

Proxies:

Priceline.com's by-laws provide that a stockholder entitled to vote may vote in person or by proxy granted in writing by the stockholder; however, no proxy granted shall be valid after three years from the date of its execution, unless otherwise expressly provided in the proxy. The board of directors, in its discretion, or the officer of priceline.com presiding at a meeting of stockholders, in such officer's discretion, may require that any votes cast at such meeting shall be cast by written ballot.

KAYAK's by-laws provide that a stockholder entitled to vote may vote in person or by proxy granted in writing by the stockholder or by his/her duly authorized agent or by electronic transmission to the person who will be the holder of the proxy; however, no proxy granted shall be valid after three years from the date of its execution, unless otherwise expressly provided in the proxy.

Limitation of Personal Liability of Directors:

Priceline.com's charter provides that a director of priceline.com shall not be personally liable priceline.com or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such liability is provided by applicable law (i) for breach of the director's duty of loyalty, (ii) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

KAYAK's charter provides that a director of KAYAK shall not be personally liable to KAYAK or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such liability is provided by applicable law (i) for breach of a director's duty of loyalty, (ii) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

	priceline.com Stockholder Rights	KAYAK Stockholder Rights
Indemnification of Directors and Officers:

Priceline.com's charter provides that priceline.com shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of priceline.com and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, priceline.com shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

The right to indemnification shall include the right to be paid by priceline.com the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

KAYAK's charter provides that KAYAK shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of KAYAK, or is or was serving, or has agreed to serve, at the request of KAYAK, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal.

The right to indemnification may include the right to be paid by KAYAK for expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the KAYAK Certificate of incorporation.

VALIDITY OF COMMON STOCK

        The validity of the shares of priceline.com common stock offered hereby will be passed upon for priceline.com by Peter J. Millones, its general counsel.

VOTE ON ADJOURNMENT PROPOSAL

        KAYAK's stockholders are being asked to approve a proposal that will give KAYAK authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, whether or not the proposal is approved, the KAYAK board could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons, to the extent permissible under the merger agreement. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies will require the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of KAYAK Class A common stock and Class B common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, if you fail to submit a proxy or vote in person at the special meeting, abstain, or there are broker non-votes on the issue, as applicable, the shares of KAYAK common stock not voted, will not be counted in respect of, and will have no effect on, the proposal to adjourn the special meeting. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

        The KAYAK board unanimously recommends a vote FOR the adjournment proposal.

STOCKHOLDERS SHARING THE SAME ADDRESS

        Some banks, brokerages and other nominees may be participating in the practice of "householding" proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple stockholders sharing the same address. KAYAK will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Investor Relations, KAYAK Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854, telephone: (203) 899-3100. If you want to receive separate copies of a KAYAK proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact us at the above address and telephone number.

EXPERTS

        The consolidated financial statements incorporated by reference into this proxy statement/prospectus from priceline.com Incorporated's Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of priceline.com Incorporated and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of KAYAK Software Corporation and its subsidiaries as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain United States federal income tax consequences relating to the merger will be passed upon for priceline.com by Sullivan & Cromwell LLP and for KAYAK by Bingham McCutchen LLP.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is consummated, KAYAK will not have public stockholders and there will be no public participation in any future meeting of stockholders of KAYAK. However, if the merger is not consummated, KAYAK expects to hold its 2013 Annual Meeting of Stockholders on or about June 15, 2013, although KAYAK reserves the right to delay or advance the date of its annual meeting as may be permitted under applicable law.

        KAYAK welcomes comments or suggestions from its stockholders. Stockholders interested in submitting a proposal for inclusion in the proxy materials to be distributed by KAYAK for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at KAYAK's principal executive offices no later than the close of business on the 10th day following the date of public disclosure, via a press release or filing with the SEC, of KAYAK's 2013 Annual Meeting of Stockholders. To be included in KAYAK's proxy materials, such proposal must also comply with KAYAK's by-laws and SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in KAYAK-sponsored proxy materials. If the stockholder's proposal regards nominations for election to the board, the stockholder's written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in KAYAK's by-laws. Proposals should be sent to KAYAK's Secretary at the principal executive offices of KAYAK.

        The foregoing description of the procedures for a stockholder to propose a nominee for election to the board or other business for consideration at an annual meeting is only a summary and is not complete. Copies of KAYAK's by-laws, including the provisions which concern the requirements for stockholder nominations and other proposals, may be obtained by writing to KAYAK's Secretary at KAYAK Software Corporation, 55 North Water Street, Suite 1, Norwalk, CT 06854. Any stockholder considering making a nomination or other proposals should carefully review and comply with those provisions.

 WHERE YOU CAN FIND MORE INFORMATION

        Priceline.com and KAYAK file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that priceline.com or KAYAK have filed with the SEC at the SEC Public Reference Room at 100 F Street, N.E.,Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Priceline.com's and KAYAK's SEC filings are also available for free to the public on the SEC's Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

        In addition, priceline.com's SEC filings are available for free to the public on priceline.com's website, www.priceline.com and KAYAK's SEC filings are available for free to the public on its website www.kayak.com. Information contained on priceline.com's or KAYAK's website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those websites as part of this proxy statement/prospectus.

        Priceline.com has filed a registration statement on Form S-4 to register with the SEC the priceline.com common stock to be issued to KAYAK stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of priceline.com, in addition to being a proxy statement of KAYAK for the special meeting. The registration statement, including the attached annexes and exhibits, contains additional relevant information about priceline.com, priceline.com common stock and KAYAK. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows priceline.com to "incorporate by reference" into this proxy statement/prospectus. This means that priceline.com can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

        Priceline.com incorporates by reference into this proxy statement/prospectus the documents listed below, and any filings priceline.com makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this proxy statement/prospectus is a part and prior to the date on which the merger is consummated shall be deemed to be incorporated by reference into this proxy statement/prospectus and are considered part of this prospectus from the date that priceline.com makes the filing.

  •
  Annual Report on Form 10-K for the year ended December 31, 2011 (filed with the SEC on February 27, 2012);

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2012 (filed with the SEC on May 9, 2012), June 30, 2012 (filed with the SEC on August 7, 2012) and the quarter ended September 30, 2012 (filed with the SEC on November 1, 2012); and

  •
  Current Reports on Form 8-K filed with the SEC on March 6, 2012, March 7, 2012, March 8, 2012, March 12, 2012, March 29, 2012, June 7, 2012, July 31, 2012, August 17, 2012, October 15, 2012, November 9, 2012, November 21, 2012 and December 10, 2012.

        The SEC does not permit KAYAK to incorporate by reference information into this proxy statement/prospectus because it does not meet the requirements for use of Form S-3.

        You may obtain any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning priceline.com without charge, following a request in writing or by telephone at the following address and telephone number:

Attention: Investor Relations
priceline.com Incorporated
800 Connecticut Avenue
Norwalk, Connecticut 06854
(203) 299-8000

        In addition, if you have any questions about the special meeting, the merger or this proxy statement/prospectus or need additional copies of this proxy statement/prospectus or need to obtain proxy cards, cash/stock election forms or any other information relating to the proxy solicitation, please send your request in writing or by telephone to the following address and telephone numbers:

Attention: Investor Relations
KAYAK Software Corporation
55 North Water Street, Suite 1
Norwalk, Connecticut 08654
(203) 899-3100

        In order for you to receive timely delivery of the documents in advance of the special meeting of KAYAK stockholders, you must request the information no later than 5 business days before the date of the special meeting.

        THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF KAYAK CLASS A COMMON STOCK AND KAYAK CLASS B COMMON STOCK AT THE SPECIAL MEETING. KAYAK HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED                        . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS SUBSEQUENT TO THAT DATE DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

        The following pages provide the Consolidated Balance Sheets as of December 31, 2010 and 2011, the Consolidated Statements of Operations, Statements of Comprehensive Income (Loss), Statements of Changes in Stockholder's Equity and Statements of Cash Flows for the years ended December 31, 2009, 2010 and 2011, and the related notes, as submitted by KAYAK Software Corporation in its prospectus for its initial public offering, which we refer to as its IPO, filed on July 20, 2012. The information provided here is not necessarily indicative of future results and should be read together with "KAYAK Management's Discussion and Analysis of KAYAK's Financial Condition and Results of Operations" included herein. See the sections of this proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 161 and "KAYAK Management's Discussion and Analysis of KAYAK's Financial Condition and Results of Operations" beginning on page 59.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of KAYAK Software Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of changes in stockholders deficit and of cash flows present fairly, in all material respects, the financial position of KAYAK Software Corporation and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCooper LLP
Stamford, CT

March 9, 2012, except for the change in the presentation of comprehensive income, discussed in Note 2 to the consolidated financial statements, as to which the date is May 7, 2012.

KAYAK Software Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2010	2011
Assets
Current assets
Cash and cash equivalents	$34,966	$35,127
Marketable securities	4,362	11,198
Accounts receivable, net of allowance for doubtful accounts of $1,804, and $3,581 at December 31, 2010 and 2011, respectively	30,213	37,332
Deferred tax asset	3,685	2,212
Prepaid expenses and other current assets	5,009	5,425

Total current assets	78,235	91,294
Property and equipment, net	3,434	5,474
Intangible assets, net	32,719	17,684
Goodwill	152,164	155,677
Deferred tax asset	3,157	7,488
Other assets	198	331

Total assets	$269,907	$277,948

Liabilities and stockholders' equity (deficit)
Current liabilities
Accounts payable	$4,673	$9,514
Accrued expenses and other current liabilities	14,933	16,220

Total current liabilities	19,606	25,734
Warrant liability	1,235	1,150
Acquisition-related put liability	1,262	—
Deferred tax liability	12,327	4,202
Other long-term liabilities	178	1,092

Total liabilities	34,608	32,178

Redeemable convertible preferred stock
Series A Redeemable Convertible Preferred Stock, $0.001 par value; 6,600,000 shares authorized, issued and outstanding	9,306	9,702
Series A-1 Redeemable Convertible Preferred Stock, $0.001 par value; 1,176,051 shares authorized, issued and outstanding	2,256	2,355
Series B Redeemable Convertible Preferred Stock, $0.001 par value; 4,989,308 shares authorized, issued and outstanding	9,468	9,888
Series B-1 Redeemable Convertible Preferred Stock, $0.001 par value, 2,138,275 shares authorized, issued and outstanding	3,846	4,026
Series C Redeemable Convertible Preferred Stock, $0.001 par value; 3,897,084 shares authorized and 3,855,180 shares issued and outstanding	14,681	15,372
Series D Redeemable Convertible Preferred Stock, $.001 par value; 8,075,666 shares authorized and 8,008,842 shares issued and outstanding	196,192	206,151

Total redeemable convertible preferred stock	235,749	247,494

Commitments and contingencies (Note 10)
Stockholders' equity (deficit)
Common stock, $0.001 par value; 45,000,000 shares authorized, 7,380,008 shares issued and outstanding at December 31, 2010; 45,000,000 shares authorized, 7,025,467 shares issued and outstanding at December 31, 2011	7	7
Additional paid-in capital	12,467	3,296
Cumulative translation adjustment	829	(977)
Accumulated earnings (deficit)	(13,753)	(4,050)

Total stockholders' equity (deficit)	(450)	(1,724)

Total liabilities and stockholders' equity (deficit)	$269,907	$277,948

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2009	2010	2011
Revenues	$112,698	$170,698	$224,534

Cost of revenues (excludes depreciation and amortization)	15,362	15,630	18,598

Selling, general and administrative expenses:
Marketing	57,389	91,721	111,018
Personnel	22,638	29,764	40,785
Other general and administrative expenses	6,568	9,967	16,400

Total selling, general and administrative expenses (excludes depreciation and amortization)	86,595	131,452	168,203

Depreciation and amortization	5,380	6,821	8,486
Impairment of intangible assets	—	—	14,980

Income (loss) from operations	5,361	16,795	14,267
Other income (expense)
Interest income	443	107	111
Interest expense	(322)	—	—
Realized gain on investment	—	459	—
Other income (expense)	(1,346)	2,791	2,006

Total other income (expense)	(1,225)	3,357	2,117

Income (loss) before taxes	4,136	20,152	16,384
Income tax (expense) benefit	2,776	(12,120)	(6,681)

Net income (loss)	6,912	8,032	9,703

Redeemable convertible preferred stock dividends	(11,728)	(11,745)	(11,745)

Net income (loss) attributed to common stockholders	$(4,816)	$(3,713)	$(2,042)

Net income (loss) per common share
Basic	$(0.92)	$(0.57)	$(0.28)
Diluted	$(0.92)	$(0.57)	$(0.28)

Weighted average common shares
Basic	5,223,187	6,463,639	7,309,202
Diluted	5,223,187	6,463,639	7,309,202

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Year Ended December 31,
	2009	2010	2011
Net Income (loss)	$6,912	$8,032	$9,703
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	—	829	(1,806)

Other comprehensive income (loss)	—	829	(1,806)

Total comprehensive income (loss)	$6,912	$8,861	$7,897

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

(In thousands, except share amounts)

	Common Stock					Total Stockholders' Equity (Deficit)
			Additional Paid-In Capital	Other Comprehensive Income (Loss)	Accumulated Equity (Deficit)
	Shares	Amount
Balance, January 1, 2009	5,127,443	$5	$—	$—	$(22,945)	$(22,940)
Stock option expense	—	—	5,159	—	—	5,159
Issuance of common stock	229,482	—	529	—	—	529
Restricted stock vesting	37,271	—	288	—	—	288
Dividends on preferred stock	—	—	(5,976)	—	(5,752)	(11,728)
Net income	—	—	—	—	6,912	6,912

Balance, December 31, 2009	5,394,196	5	—	—	(21,785)	(21,780)
Stock option expense	—	—	8,503	—	—	8,503
Issuance of common stock	1,985,812	2	13,156	—	—	13,158
Excess tax benefits from stock-based compensation	—	—	2,553	—	—	2,553
Dividends on preferred stock	—	—	(11,745)	—	—	(11,745)
Other comprehensive income	—	—	—	829	—	829
Net income	—	—	—	—	8,032	8,032

Balance, December 31, 2010	7,380,008	7	12,467	829	(13,753)	(450)
Stock option expense	—	—	12,427	—	—	12,427
Issuance of common stock	330,678	1	2,124	—	—	2,125
Exercise of put options	(685,219)	(1)	(13,220)	—	—	(13,221)
Excess tax benefits from stock-based compensation	—	—	1,243	—	—	1,243
Dividends on preferred stock	—	—	(11,745)	—	—	(11,745)
Other comprehensive loss	—	—	—	(1,806)	—	(1,806)
Net income	—	—	—	—	9,703	9,703

Balance, December 31, 2011	7,025,467	$7	$3,296	$(977)	$(4,050)	$(1,724)

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2009	2010	2011
Cash flows from operating activities
Net income (loss)	$6,912	$8,032	$9,703
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	5,380	6,821	8,486
Stock-based compensation expense	5,447	8,503	12,427
Excess tax benefits from exercise of stock options	—	(237)	(1,441)
Deferred taxes	(3,925)	7,418	(12,723)
Mark to market adjustments	669	(2,792)	(1,211)
Loss on extinguishment of debt	1,005	—	—
Gain on sale of TravelPost	—	(459)	—
Impairment of intangible assets	—	—	14,980
Other	(4)	47	120
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(2,103)	(10,794)	(6,546)
Prepaid expenses and other current assets	(925)	(1,238)	1,555
Accounts payable	1,658	(2,811)	4,538
Accrued liabilities and other liabilities	(1,498)	9,442	3,011

Net cash from operating activities	12,616	21,932	32,899

Cash flows from investing activities
Capital expenditures	(2,269)	(2,273)	(4,260)
Proceeds from sale of property and equipment	5	—	42
Purchase of marketable securities	(3,254)	(6,197)	(25,644)
Maturities of marketable securities	12,482	3,276	18,395
Proceeds from sale of TravelPost	—	3,600	—
Exercise of put options	—	—	(13,221)
Cash paid for business combinations, net of cash acquired	—	(6,781)	(9,160)

Net cash from investing activities	6,964	(8,375)	(33,848)

Cash flows from financing activities
Proceeds from exercise of stock options	529	464	1,862
Tax benefits realized from exercise of stock options	—	237	1,441
Cash paid for expenses in connection with initial public offering	—	—	(1,494)
Proceeds from exercise of common stock warrants	—	1,350	—
Payments on long-term debt	(25,268)	—	—
Loans to shareholders	(2,500)	—	—
Repayment of shareholder loans	—	3,686	—

Net cash from financing activities	(27,239)	5,737	1,809

Effect of exchange rate changes on cash and cash equivalents	—	(278)	(699)
Increase (decrease) in cash and cash equivalents	(7,659)	19,016	161
Cash and cash equivalents, beginning of period	23,609	15,950	34,966

Cash and cash equivalents, end of period	$15,950	$34,966	$35,127

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$532	$—	$—
Income taxes	$2,692	$1,151	$16,506

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts)

1. Organization

        The Company was incorporated in Delaware on January 14, 2004 under the name of Travel Search Company, Inc. On August 17, 2004, we officially changed our name to KAYAK Software Corporation (the Company). We operate KAYAK.com and other travel websites and mobile applications that allow users to search for rates and availability for airline tickets, hotel rooms, rental cars, and other travel-related services across hundreds of websites.

2. Summary of Significant Accounting Policies

  Significant Estimates and Judgments

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the provision for uncollectible accounts, estimates used to determine the fair value of our common stock, put option, stock-based compensation and preferred stock warrants, recoverability of our net deferred tax assets and the fair value of long lived assets and goodwill. Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

  Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America. Operating results of acquired businesses are included in the consolidated statements of operations from the date of acquisition. All intercompany accounts and transactions have been eliminated.

  Foreign Currency Translation

        Operations outside of the United States generally use their local currency as their functional currency. Assets and liabilities for these operations are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income.

  Segments

        We have one operating segment for financial reporting purposes: travel search.

  Revenue Recognition

        We generate revenue through display advertisements and when we refer a user to a third-party website, either through our query results or through advertising placements on our websites and by facilitating transactions through our websites and mobile applications. We recognize revenue upon

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

completion of the referral, provided that our fees are fixed and determinable, there is persuasive evidence of the arrangement and collection is reasonably assured, as follows:

        Distribution Revenues.    Revenues are recognized either when a user clicks on a link that refers them to a third-party provider or when the user completes a purchase with the third party provider, depending on terms of the contract. For certain hotels and car rental companies revenue is not earned until the user consumes the travel, in which case we recognize the revenue in the period in which the travel was consumed. Generally, we receive travel consumption reports from travel suppliers and OTAs on a monthly basis which report in detail travel consumed in the immediately prior month.

        Advertising Revenues.    Revenues are recognized when a user clicks on an advertisement that a customer has placed on our website or when we display an advertisement, regardless of whether the user clicks on the advertisement.

  Concentrations of Credit Risk

        Substantially all of our revenues are derived from customers and users located in the United States of America. Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities and accounts receivable. The Company's cash and cash equivalents and marketable securities are primarily held in one financial institution that we believe to be of high credit quality.

        Significant customers accounted for the following percentages of total revenues:

	For the year ended December 31,
	2009	2010	2011
Customer A	16%	25%	24%
Customer B	23%	18%	12%
Customer C	13%	8%	6%
Customer D

        Amounts due from these significant customers were:

	2010	2011
Customer A	$6,535	$7,354
Customer B	4,846	4,242
Customer C	740	1,045
Customer D

        We believe significant customer amounts outstanding at December 31, 2011 are collectible.

  Cost of Revenues

        Cost of revenues consists primarily of expenses incurred related to airfare query costs, data center costs and related bandwidth charges. All costs of revenues are expensed as incurred.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

  Marketing

        Marketing expenses are comprised primarily of costs of search engine marketing, brand advertising, affiliate referral fees, and public relations. All marketing costs are expensed as incurred.

  Stock-Based Compensation

        We estimate the value of stock option awards on the date of grant using the Black-Scholes option-pricing model (the Black-Scholes model). The determination of the fair value of stock option awards on the date of grant is affected by our estimated stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, expected term, risk-free interest rate, expected dividends and expected forfeiture rates. The forfeiture rate is estimated using historical option cancellation information, adjusted for anticipated changes in exercise and employment termination behavior. We separate employees into groups that have similar characteristics for purposes of making forfeiture estimates. Outstanding awards do not contain market or performance conditions and therefore, we recognize stock-based compensation expense on a straight-line basis over the requisite service period.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

  Cash Equivalents and Marketable Securities

        Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase.

        Marketable securities are classified as held-to-maturity as we have the intent and ability to hold these investments to maturity. Marketable securities are reported at amortized cost. Cash equivalents and marketable securities are invested in instruments we believe to be of high-quality, primarily money market funds, U.S. Government obligations, State and Municipality obligations and corporate bonds with remaining contractual maturities of less than one year.

  Accounts Receivable and Allowance for Doubtful Accounts

        We review accounts receivable on a regular basis and estimate an amount of losses for uncollectible accounts based on our historical collections experience, age of the receivable and knowledge of the customer. We record changes in our estimate to the allowance for doubtful accounts through bad debt expense and relieve the allowance when accounts are ultimately determined to be uncollectible.

  Deferred Financing Costs Related to Initial Public Offering

        As of December 31, 2011, we had incurred $2,173 of legal and accounting costs related to our initial public offering (IPO). We capitalize such costs in prepaid expense and other current assets. Upon successful completion of an IPO these costs will be netted against the proceeds. In the event the

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

IPO is not consummated, such costs will be expensed immediately in general and administrative expenses.

  Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

  Software and Website Development Costs

        Certain costs to develop internal use computer software are capitalized provided these costs are expected to be recoverable. These costs are included in property and equipment and are amortized over three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. We capitalized software and website development costs of $621, $1,363 and $1,020 during the years ended December 31, 2009, 2010 and 2011, respectively. Amortization expense for software and website development costs was $466, $621 and $881 for the years ended December 31, 2009, 2010 and 2011, respectively.

  Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, we compare the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. During the year ended December 31, 2011 we recorded an impairment charge of $15.0 million on trade and domain name assets related to our decision to discontinue the sidestep.com URL. See "—Note 6—Intangible Assets" for additional description of our impairment charge.

  Goodwill

        Goodwill represents the excess of the cost of acquired business over the fair value of the assets acquired at the date of acquisition. Goodwill is tested for impairment at least annually and whenever events or changes in circumstances indicate that goodwill may be impaired. Goodwill is not deductible for tax purposes.

        We assess goodwill for possible impairment using a two-step process. The first step identifies if there is potential goodwill impairment. If step one indicates that an impairment may exist, a second step is performed to measure the amount of the goodwill impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced to fair value through an impairment charge in our consolidated statements of operations.

        For purposes of goodwill impairment testing, we estimate the fair value of the company using generally accepted valuation methodologies, including market and income based approaches, and

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money.

  Warrant liability

        Warrants to purchase redeemable convertible preferred stock are accounted for on the balance sheets at fair value as liabilities. Changes in fair value are recognized in earnings in the period of change.

  Put liability

        In connection with our acquisition of swoodoo AG, we issued a put option on 825,000 shares of our common stock. The fair value of this option was estimated to be $4,208 at the date of the acquisition and recorded as a liability on our balance sheet. Changes in fair value were recognized in earnings in the period of change. These options expired on August 12, 2011. See "—Note 3—Acquisitions" for further discussion of the our swoodoo acquisition.

  Accumulated Other Comprehensive Income

        Accumulated other comprehensive income consists of foreign currency translation adjustments. The financial statements of non-U.S. entities are translated from their functional currencies into U.S. dollars. Assets and liabilities are translated at period end rates of exchange and revenue and expenses are translated using average rates of exchange. The resulting gain or loss is included in accumulated other comprehensive income on the balance sheet.

  Income Taxes

        We record income taxes under the liability method. Interest and penalties related to income tax liabilities, if any, are included in income tax expense. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

        Effective January 1, 2007, we adopted the authoritative guidance for uncertainty in income taxes. This guidance requires that we recognize a tax benefit from an uncertain position only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority's widely understood administrative practices and precedents. If this threshold is met, we would measure the tax benefit as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The adoption of this guidance did not have a material impact on our financial statements. Penalties and interest on uncertain tax positions are included in income tax expense.

  Recent Accounting Pronouncements

        In 2010, the FASB issued an amendment to guidance on the disclosure of fair value measurements. This update requires a gross presentation of activities within the Level 3 roll forward and adds a new requirement to disclose transfers in and out of Level 1 and 2 measurements. The update also clarifies the following existing disclosure requirements regarding: (i) the level of disaggregation of fair value measurements; and (ii) the disclosures regarding inputs and valuation techniques. This update is effective for our fiscal year beginning January 1, 2010 except for the gross presentation of the Level 3 roll forward information, which was adopted on January 1, 2011. The principle impact from this update was expanded disclosures regarding our fair value measurements.

        In May 2011, the FASB issued amendments to fair value measurement guidance to achieve common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. The most significant changes to disclosure requirements are to disclose for recurring Level 3 fair value measurements quantitative information about unobservable inputs used, a description of the valuation process and a qualitative discussion about the sensitivity of measurements. New disclosures are required about the use of a nonfinancial asset measured or disclosed at fair value if its use differs from highest and best use. In addition entities must report the Level in the hierarchy of assets and liabilities not recorded at fair value but where fair value is disclosed. The amendment is effective for our interim and annual periods beginning January 1, 2012. The principle impact will be expanded disclosure.

        In December 2010, the FASB issued guidance to clarify the acquisition date that should be used for reporting pro-forma financial information for business combinations. If comparative financial statements are presented, the pro-forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been completed as of the beginning of the comparable prior annual reporting period. This guidance is effective for acquisitions made after December 31, 2010.

        In December 2010, the FASB issued amendments to the guidance on goodwill impairment testing. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In making that determination, an entity should consider whether there are any adverse qualitative factors indicating

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

that an impairment may exist. The amendments are effective for fiscal years and interim periods beginning January 1, 2011 and are not expected to have a material impact on our consolidated financial statements.

        In June 2011, the FASB issued amended disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (OCI) as part of the statement of changes in equity. Under the amended guidance, all changes in OCI are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. We adopted these changes effective January 1, 2012 and applied retrospectively for all periods presented. There was no impact to the consolidated results as the amendments related only to changes in financial statement presentation.

        In September 2011, the FASB issued amended guidance that will simplify how entities test goodwill for impairment. After an assessment of certain qualitative factors, if it is determined to be more likely than not that the fair value of a reporting unit is less than its carrying amount, entities must perform the quantitative analysis of the goodwill impairment test. Otherwise, the quantitative test becomes optional. The guidance is effective January 1, 2012, with early adoption permitted. We elected to adopt this guidance for the 2011 goodwill impairment test performed in the fourth quarter. Goodwill impairment testing did not result in any impact to our financial results.

3. Acquisitions

        On May 6, 2010, the Company acquired 100% of the outstanding share capital in swoodoo AG, a leading German travel search company, for a total purchase price of $24,384, consisting of $6,781 in cash, net, and 825,000 shares of common stock valued at $13.00 per share on the date of the acquisition. Pursuant to an option agreed to with the former swoodoo stockholders, we were obligated, at a holder's request given on or prior to August 12, 2011, to repurchase any or all of such shares owned by such holder at a price of €13.33 per share. We recorded a liability for the estimated fair value of this obligation at $4,208 at the time of acquisition. This amount was recorded as contingent consideration and is included in the purchase price above. The fair value of the obligation decreased by $2,946 and $1,262 for the years ended December 31, 2010 and 2011, respectively. During 2011, $1,126 of the decrease in the liability was recorded as a gain and is included in other income (expense), net. As of August 12, 2011, the expiration date of the option, these holders elected to sell back to the Company an aggregate of 685,219 of these shares. As a result of the exercises of this option, the Company acquired these shares for a cash payment of approximately $13,200.

        We recognized $419 of acquisition-related expenses, for the year ended December 31, 2010 that was included in other general and administrative expenses.

        The following table summarizes the consideration paid for swoodoo AG and the amounts of the assets acquired and liabilities assumed at the acquisition date.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

3. Acquisitions (Continued)

        Fair value of consideration transferred:

Cash paid	$8,777
Cash paid for working capital adjustment	674
Fair value of common stock	10,725
Fair value of put options issued	4,208

Total purchase consideration	$24,384

        The table below sets forth the final purchase price allocation.

Assets acquired:
Cash and cash equivalents	$2,670
Other assets	1,320
Identifiable intangible assets(1)
Customer relationships (useful life - 8 years)	4,900
Trade & domain names (useful life - 11 years)	5,400
Current technology (useful life - 5 years)	3,900
Non-compete agreements (useful life - 3 years)	700
Goodwill	11,144

Total assets	30,034
Liabilities assumed:
Deferred tax liability	4,714
Other liabilities	936

Total net assets acquired	$24,384

(1)
The weighted average useful life of the identifiable intangible assets acquired is 8 years.

        The primary elements that generated goodwill are the value of the acquired assembled workforce, specialized processes and procedures and operating synergies, none of which qualify as separate intangible asset.

        The pro forma impact of this acquisition on revenues and net income was immaterial.

        On April 1, 2011, the Company acquired 100% of the outstanding share capital in JaBo Vertrieb-und Entwicklung GmbH, or JaBo Software, a leading Austrian travel search company, for a total cash purchase price of $9,160, net.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

3. Acquisitions (Continued)

        The table below sets forth the final purchase price allocation:

Assets acquired:
Accounts receivable and other assets	$983
Contingent asset	230
Identifiable intangible assets(1)
Customer relationships (useful life - 7 years)	3,200
Trade & domain names (useful life - 10 years)	2,600
Current technology (useful life - 2 years)	700
Non-compete agreements (useful life - 2 years)	300
Goodwill	4,138

Total assets	12,151
Liabilities assumed:
Deferred tax liability	1,700
Other liabilities	1,291

Total net assets acquired	$9,160

(1)
The weighted average useful life of the identifiable intangible assets acquired is 7 years.

        The primary elements that generated goodwill are the value of the acquired assembled workforce, specialized processes and procedures and operating synergies, none of which qualify as separate intangible assets.

4. Marketable Securities

        The following tables summarize the investments in marketable securities all of which are classified as held to maturity:

	December 31, 2010		December 31, 2011
	Amortized Cost	Level 1(1) Fair Value	Amortized Cost	Level 1(1) Fair Value
Agency bonds	$737	$737	$2,605	$2,605
Agency discount notes	750	750	—	—
U.S. government bonds	200	200	—	—
Non-U.S. government bonds	125	125	—	—
Certificate of deposit	—	—	900	899
Commercial paper	1,050	1,050	3,097	3,096
Corporate debentures/ bonds	1,500	1,500	4,596	4,591

Marketable securities	$4,362	$4,362	$11,198	$11,191

(1)
Level 1 fair values are defined as observable inputs such as quoted prices in active markets.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

5. Property and Equipment

        Property and equipment consisted of the following:

		December 31,
	Estimated Life
		2010	2011
Website development	3 years	$6,795	$5,552
Computer equipment	3 years	2,962	4,172
Leasehold improvements	Life of lease	993	2,283
Furniture and fixtures	5 years	419	749
Software	3 years	140	266
Vehicles	5 years	105	53
Office equipment	5 years	35	40

Property and equipment		11,449	13,115
Accumulated depreciation		(8,015)	(7,641)

Property and equipment, net		$3,434	$5,474

        Depreciation expense was $2,052, $2,202, and $1,920 for the years ended December 31, 2009, 2010 and 2011, respectively.

6. Intangible Assets

        The following tables detail our intangible asset balances by major asset class:

	December 31, 2010			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Intangible asset class
Domain and trade names	$31,144	$(8,230)	$22,914	$33,505	$(11,255)	$(14,980)	$7,270
Customer relationships	8,073	(2,347)	5,726	10,878	(3,826)	—	7,052
Technology	4,037	(525)	3,512	4,160	(1,287)	—	2,873
Non-compete agreements	725	(158)	567	982	(493)	—	489

Intangible assets, net	$43,979	$(11,260)	$32,719	$49,525	$(16,861)	$(14,980)	$17,684

        Amortization expense was $3,328, $4,619 and $6,566 for the years ended December 31, 2009, 2010 and 2011, respectively. Intangible assets are amortized on a straight-line basis over their estimated economic lives. We believe that the straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained.

        In January 2011, we determined that we would not support two brand names and URLs in the United States and decided that we would begin to migrate all traffic from sidestep.com to KAYAK.com. As a result of this triggering event, we prepared an analysis comparing expected future discounted cash

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

6. Intangible Assets (Continued)

flows to be generated by the SideStep domain and tradename asset to the carrying value of the asset. Our analysis resulted in:

  •
  A charge of $14,980 due to the impairment of the value of the SideStep brand name and URL,

  •
  A change in estimate that resulted in acceleration of amortization based on the estimated decline in queries directed from our SideStep URL through December 2013 to reflect the gradual transition of users to the KAYAK URL.

        To determine fair value, we used an income approach, which utilized Level 3 fair value inputs as discussed below, and discounted the expected cash flows of the intangible assets. We calculated expected cash flows, using an estimate of future revenue to be generated from the SideStep URL offset by estimated future expenses. We applied a discount rate of 17% representing the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in the respective operations and the rate of return an outside investor could expect to earn.

        As of December 31, 2011, future amortization expense for the next 5 years and after is expected to be:

2012	$5,185
2013	2,513
2014	1,863
2015	1,849
2016	1,849
Thereafter	4,425

Total	$17,684

7. Goodwill

        Changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2011 were as follows:

Balance, December 31, 2009	$142,982
Acquisition of swoodoo AG	11,144
Sale of TravelPost, Inc.	(2,353)
Foreign currency translation	391

Balance, December 31, 2010	152,164
Acquisition of JaBo Software	4,138
Foreign currency translation	(625)

Balance, December 31, 2011	155,677

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

8. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2010	2011
Accrued bonus	$3,750	$5,792
Income taxes payable	4,544	2,515
Accrued search fees	1,894	1,243
Accrued marketing	1,842	1,141
Other accrued expenses	2,903	5,529

Accrued expenses and other current liabilities	$14,933	$16,220

9. Income Taxes

        Domestic pre-tax income was $4,044, $20,636, and $11,805 for the years ended December 31, 2009, 2010 and 2011, respectively. Foreign pre-tax income (loss) was $92, $(484) and $4,579 for the years ended December 31, 2009, 2010 and 2011 respectively.

        The significant components of the provision for income taxes are as follows:

	December 31,
	2009	2010	2011
Current:
Federal	$141	$3,648	$12,665
State	1,008	3,576	3,864
Foreign	—	146	2,844

Total current	1,149	7,370	19,373

Deferred
Federal	(3,098)	3,844	(9,454)
State	(827)	1,115	(1,495)
Foreign	—	(209)	(1,743)

Total deferred	(3,925)	4,750	(12,692)

Income tax expense (benefit)	$(2,776)	$12,120	$6,681

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

9. Income Taxes (Continued)

        Provisions for income taxes compared with income taxes based on the federal statutory tax rate of 35% were as follows:

	December 31,
	2009	2010	2011
U.S. Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	15.8%	8.3%	7.2%
Compensation related to incentive stock options	27.0%	7.1%	6.0%
Gain on sale of TravelPost	—	4.4%	—%
Mark-to-market adjustments	5.7%	(4.8)%	(2.6)%
Change to valuation allowance	(149.1)%	8.0%	—%
Foreign Rate Differential	—	—	(2.7)%
Other	(1.5)%	2.1%	(2.1)%

Effective income tax rate	(67.1)%	60.1%	40.8%

        Significant components of deferred tax assets and (liabilities) at December 31, 2010 and 2011 were as follows:

	December 31,
	2010	2011
Deferred tax assets:
Net operating loss carryforward	$4,780	$4,037
Accruals and reserves	849	1,633
Stock compensation	2,977	6,431
Tax credits	—	21

Total gross deferred tax assets	8,606	12,122
Valuation allowance	(1,617)	(1,627)

Total deferred tax assets	6,989	10,495

Deferred tax liabilities:
Depreciation and amortization	(12,474)	(4,997)

Net deferred tax asset (liability)	$(5,485)	$5,498

        At December 31, 2011, we had approximately $6,038 and $33,872 of federal and state tax NOLs, respectively, that expire beginning in 2021 and 2015, respectively. This includes the effect of Section 382 limitations on our federal NOL due to certain ownership changes in prior years. We had approximately $464 of tax credits at December 31, 2010 which are not included in the above deferred tax schedule. The credits were fully utilized in 2011 and the tax benefit was recorded in additional paid in capital.

        During the year ended December 31, 2010, we recorded a valuation allowance against our California net operating losses and credits. The decision to record this valuation allowance was based on our decision to reduce our physical presence in California. It is therefore more likely than not that

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

9. Income Taxes (Continued)

these losses and credits will expire without being utilized against future taxable income. There was no significant change to our valuation allowance during 2011.

        We have not recorded U.S. income and foreign withholding tax liabilities on the unremitted earnings of our foreign subsidiaries, because we intend to permanently reinvest those earnings. The amount of unremitted earnings at December 31, 2011, for which U.S. income and foreign withholding tax liabilities have not been provided, is approximately $3,600. At this time, determination of the amount of unrecognized tax liabilities is not practicable.

        We had gross unrecognized tax benefit increases of $231, $282 and $327 during 2009, 2010 and 2011, respectively. The total gross unrecognized tax benefit was $513 and $840 at December 31, 2010 and 2011, respectively.

        All of the unrecognized tax benefits, if recognized, would impact our effective tax rate. The Company does not currently anticipate that the total amount of unrecognized tax benefits will significantly change within the next 12 months.

        All years are open for examination by federal and state taxing authorities. The Commonwealth of Massachusetts commenced an audit of our 2007 and 2008 income tax returns during the first quarter of 2011. We believe we have adequately reserved for all uncertain tax positions. Our assessment relies on estimates and assumptions and a series of complex judgments about future events.

10. Commitments and Contingencies

  Operating Leases

        We lease our office and data center facilities under noncancelable leases that expire at various points through August 2017. We are also responsible for certain real estate taxes, utilities and maintenance costs on our office facilities. Rent expense was approximately $1,307, $1,070 and $1,746 for the years ended December 31, 2009, 2010 and 2011, respectively. Future minimum payments under non cancelable operating lease agreements as of December 31, 2011 are as follows:

2012	$1,697
2013	1,164
2014	1,064
2015	979
2016	862
Thereafter	535

Total	$6,301

  Other Commitments

        In addition, we have a content licensing agreement that as of December 31, 2011, obligates us to make minimum future payments of $7,000 in 2012. During 2013, we will be obligated to make minimum payments based on the number of queries performed in 2012, and as a result, we are unable

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

10. Commitments and Contingencies (Continued)

to estimate our calendar year 2013 minimum commitment at this time. If not renewed, this agreement expires in December 2013.

  Legal Matters

        We are involved in various legal proceedings, including but not limited to the matters described below that involve claims for substantial amounts of money or for other relief or that might necessitate changes to our business or operations.

        In April 2009, Parallel Networks, LLC filed a complaint against us for patent infringement in the U.S. District Court for the Eastern District of Texas. The complaint alleged, among other things, that our website technology infringes a patent owned by Parallel Networks purporting to cover a "Method And Apparatus For Client-Server Communication Using a Limited Capability Client Over A Low-Speed Communications Link" (U.S. Patent No. 6,446,111 B1) and sought injunctive relief, monetary damages, costs and attorneys fees. The complaint was dismissed without prejudice in February 2010, but the plaintiff filed a new complaint against us on March 29, 2010 containing similar allegations. The case was set for trial on September 10, 2012. The court has since stayed proceedings in the district court pending resolution of plaintiff's appeal of certain rulings by the court, which granted summary judgment on several claims in favor of us and other defendants.

        In August 2010, Orbitz initiated arbitration with us through the American Arbitration Association in the state of New York. Orbitz contends that we violated the parties' 2009 Promotion Agreement by failing to abide by certain exclusivity provisions relating to the display of certain advertising placements on our websites. It also contends that we owe it in excess of $2,500 as a result of "net revenue" overpayments that Orbitz allegedly made to us over the past few years when Orbitz calculated and reported its own net revenue obligations under the agreement. We denied Orbitz's allegations and asserted a number of affirmative defenses in response to both claims. A three-day evidentiary hearing took place in New York on May 24, 2011. On December 31, 2011, the arbitration panel issued an interim order that, with limited exceptions, found in our favor regarding the exclusivity provisions of the agreement. On the "net revenue claim," the arbitration panel ordered the parties to engage in an audit which was pending as of year end.

        On March 22, 2011, Orbitz filed a lawsuit against us in the Circuit Court of Cook County in Chicago, Illinois alleging that we violated the 2009 Promotion Agreement by failing to abide by certain exclusivity provisions because of our use of certain third party technology providers in connection with our hotel booking functionality. Orbitz sought a temporary restraining order to restrain our use of this booking feature. On March 25, 2011, the judge denied Orbitz's request for a temporary restraining order, finding that Orbitz did not sustain its burden of showing a likelihood of success on the merits. On May 9, 2011, Orbitz initiated an arbitration asserting these same claims. On May 11, 2011, Orbitz voluntarily dismissed the court case in favor of continuing to arbitrate the matter. The parties are now in the process of finalizing the designation of the arbitration panel. No other deadlines have been set. We intend to vigorously defend ourselves in this matter.

        On June 13, 2011, Source Search Technologies LLC filed a complaint against us for patent infringement in the U.S. District Court of New Jersey. The complaint alleges, among other things, that our website infringes a patent owned by Source Search entitled, a "Computerized Quotation System

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

10. Commitments and Contingencies (Continued)

and Method." According to the complaint, the patent allegedly allows a central computer to filter requests for quotes, and to interface to various vendor computers to obtain and forward these quotes to potential buyers of goods and services. We were served with the complaint on June 17, 2011. We filed a response on August 5, 2011, denying the allegations of patent infringement and asserting a counterclaim for declaratory judgment of non-infringement and invalidity. On November 3, 2011, the court terminated the case, pending the conclusion of the U.S. Patent Office's reexamination of Source Search's patent.

        On September 15, 2011, LVL Patent Group, LLC (now known as CyberFone Systems, LLC, or CyberFone) filed a complaint against us for patent infringement in the U.S. District Court for the District of Delaware. The complaint alleges, among other things, that our technology infringes a patent owned by CyberFone purporting to cover a "Telephone/Transaction Entry Device and System for Entering Transaction Data in Databases" and seeks injunctive relief, monetary damages, costs and attorneys fees. More specifically, the complaint alleges infringement by providers who make, use, sell, offer to sell, or import a method of obtaining data transaction information entered on a telephone, forming a plurality of exploded data transactions for the single transaction, and sending different exploded data transactions to different destinations, using its mobile services network platform. We intend to vigorously defend ourselves in this matter.

        On December 29, 2011, Data Distribution Technologies LLC, or DDT, filed a complaint against us for patent infringement in the U.S. District Court for the Southern District of New York. The complaint alleges, among other things, that our website infringes a patent owned by DDT entitled, a "Web-Updated Database with Record Distribution by Email." According to the complaint, the patent covers a system for maintaining, updating and distributing by email flight information records corresponding to desired flights on a subscribing traveler's "Price Alerts" list, and a method of maintaining, updating and distributing by email flight information records to travelers. We were served with the complaint on January 11, 2012.

        In addition, from time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Such proceedings, even if not meritorious, could result in the expenditure of significant financial and managerial resources. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations; however, at this time, we are unable to estimate the potential range of loss, if any, and it is too early to determine the likelihood of whether or not any of these claims will ultimately result in a loss. As such, we have not recorded any accrual for potential loss as of December 31, 2010 or December 31, 2011.

11. Redeemable Convertible Preferred Stock

        The Company has authorized 26,876,384 shares of redeemable convertible preferred stock, and has designated six series as of December 31, 2011: 6,600,000 shares of Series A Preferred, 1,176,051 shares of Series A-1 Preferred, 4,989,308 shares of Series B Preferred, 2,138,275 shares of Series B-1 Preferred, 3,897,084 shares of Series C Preferred and 8,075,666 Series D Preferred.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

11. Redeemable Convertible Preferred Stock (Continued)

  Series A Preferred

        In March and June 2004, the Company issued an aggregate of 6,600,000 shares of Series A Preferred at $1.00 per share for gross proceeds of $6,600.

  Series A-1 Preferred

        In November 2004, the Company issued an aggregate of 825,000 shares of Series A-1 Preferred at $2.00 per share for gross proceeds of $1,650. The purchase price of the shares was subject to adjustment based on any dilution occurring as a result of any subsequent stock offering that occurred prior to February 1, 2006 at a price per share lower than $2.00. Consequently, in March 2005, an additional 351,051 shares were issued to Series A-1 holders to adjust the stock purchase price to $1.403 per share, the per-share price of the Series B Preferred Stock.

  Series B Preferred

        In February 2005, the Company issued 4,989,308 shares of its Series B Preferred at $1.403 per share for gross proceeds of $7,000.

  Series B-1 Preferred

        In April 2006, the Company issued 2,138,275 shares of its Series B-1 Preferred at $1.403 per share for gross proceeds of $3,000.

  Series C Preferred

        In May 2006, the Company issued 3,855,180 shares of its Series C Preferred at $2.983 per share for gross proceeds of $11,500.

  Series D Preferred

        In December 2007, the Company issued 8,008,842 shares of its Series D Preferred at $20.727 per share for gross proceeds of $166,000 and $278 in issuance costs.

        A summary of the current rights and preferences of the Series A, A-1, B, B-1, C and D Preferred are as follows:

  Voting

        Series A, A-1, B, B-1, C and D Preferred stockholders are entitled to one vote per common share equivalent on all matters voted on by holders of common stock.

  Dividends

        Series A, A-1, B, B-1, C and D Preferred stockholders are entitled to receive dividends that are paid on common stock of the Company equal to an amount of the largest number of whole shares of common stock into which the shares of preferred stock are convertible. In addition, Series A, A-1, B, B-1, C and D preferred stockholders are entitled to receive, out of funds legally available, dividends at

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

11. Redeemable Convertible Preferred Stock (Continued)

the rate of 6% per annum of the adjusted original issue price per share and are accumulated regardless if declared. Accumulated and unpaid dividends totaled $40,000 and $51,745 at December 31, 2010 and 2011, respectively. Dividends are payable upon a liquidation event, redemption or if declared by the Board of Directors.

  Liquidation Rights

        In the event of a liquidation, dissolution or winding up of the Company, a sale of all or substantially all of the Company's assets, and certain mergers, before any distribution payments to common stockholders, the holders of Series A, A-1, B, B-1, C and D Preferred are entitled to an amount equal to the liquidation preference payment. The liquidation preference payment is equal to the original stock price paid per share multiplied by 1.5 for the Series A holders ($1.50 per share), Series A-1 holders ($2.104 per share), Series B holders ($2.104 per share), Series B-1 holders ($2.104 per share), Series C holders ($4.475 per share) and Series D holders ($31.09 per share) plus unpaid dividends (whether or not declared).

  Conversion

        Each share of Series A, A-1, B, B-1, C and D preferred is convertible into one share of common stock, adjusted for certain anti-dilutive events. Conversion is at the option of the holder but becomes automatic upon (i) the completion of an initial public offering involving gross proceeds of at least $25,000 at a price per share that equals or exceeds $31.09 per share, subject to certain adjustments, or (ii) upon the election of the holders of shares of preferred stock representing 58% of the votes applicable to such preferred stock (Requisite Holders), provided that with respect to Series D Preferred, such election must also include holders of at least two-thirds of the Series D preferred. Upon a conversion event holders are not entitled to receive any previously accumulated and unpaid dividends.

  Redemption

        At any time on or after December 21, 2012, upon the written request of the Requisite Holders, the Company shall redeem, in three equal annual installments, all outstanding Series A, A-1, B, B-1, C and D Preferred, in cash, at an amount equal to the adjusted original issue price plus unpaid dividends. In February 2012, we obtained waivers from more than the Requisite Holders agreeing not to elect any such redemption until after January 2, 2013.

  Preferred Stock Warrants

        In connection with the issuance of subordinated term loans in 2007, the lender received warrants to purchase 62,000 shares of Series D preferred stock at an exercise price of $20.73 per share. The warrants expire on the tenth anniversary of the loan closing date (December 2017). In connection with the transaction the Company recorded a separate warrant liability based on the estimated fair value at the issuance date by allocating proceeds first to the warrants and the remaining to the loans (the residual method). Warrants are valued at each reporting period with changes recorded as other income (expense) in the statement of operations. The fair value of these warrants was $610 and $426 as of

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

11. Redeemable Convertible Preferred Stock (Continued)

December 31, 2010 and 2011, respectively, based on the following assumptions using the Black-Scholes model:

	December 31,
	2010	2011
Risk free interest rate	1.5%	0.4%
Expected volatility	47.9%	42.9%
Expected life (in years)	4	3
Dividend yield	0.0%	0.0%

        The mark-to-market gain (loss) on these warrants was $(384), $71 and $183 for the years ended December 31, 2009, 2010 and 2011, respectively.

        In November 2006, under the terms of a loan and security agreement, the Company issued warrants for the purchase of 41,904 shares of Series C preferred. The warrants are exercisable at $2.983 per share and expire on November 22, 2016. The Company recorded a warrant liability based on the fair value of the warrants at the issuance date. The fair value of these warrants was $625 and $724 as of December 31, 2010 and 2011, respectively, based on the following assumptions using the Black-Scholes model:

	December 31,
	2010	2011
Risk free interest rate	1.0%	0.3%
Expected volatility	48.0%	41.0%
Expected life (in years)	3	2
Dividend yield	0.0%	0.0%

        The mark-to-market gain (loss) on these warrants was $(285), $(226) and $(98) for the years ended December 31, 2009, 2010 and 2011, respectively.

12. Stockholders' Equity

  Common Stock

        A summary of the current rights and preferences of common stock are as follows:

  Voting

        Common stockholders are entitled to one vote per share of common stock held on all matters on which such common stockholder is entitled to vote.

  Dividends

        Common stockholders are eligible to receive dividends on common stock held when funds are available and as approved by the Board of Directors.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

12. Stockholders' Equity (Continued)

  Liquidation Rights

        In the event of liquidation, dissolution or winding up of the Company, a sale of all or substantially all of the Company's assets, and certain mergers, common stockholders are entitled to receive all assets of the Company available for distribution, subject to the preferential rights of any outstanding shares of preferred stock.

13. Stock Options and Restricted Stock

        The Board of Directors adopted the 2004 Stock Option Plan (Plan) and the Third Amended and Restated 2005 Equity Incentive Plan, which permits the sale or award of restricted common stock or grant of incentive and nonqualified stock options for the purchase of common stock to employees, directors and consultants up to a maximum aggregate of 12,000,000 shares at December 31, 2011 under the Plan and the Third Amended and Restated 2005 Equity Incentive Plan. At December 31, 2011, 159,946 shares were available under the Third Amended and Restated 2005 Equity Incentive Plan for future issuances of restricted common stock or grants of stock options.

  Restricted Stock

        The Company has issued shares of restricted common stock to employees, directors and consultants, which are subject to repurchase agreements and generally either vest over a four-year period from date of grant or immediately at the time of the grant. If the holder ceases to have a business relationship with the Company, the Company may repurchase any unvested shares of restricted common stock held by these individuals at their original purchase price. There were no unvested shares at December 31, 2011.

        Restricted stock is subject to transfer restrictions and contains the same rights and privileges as unrestricted shares of common stock. Shares of restricted stock are presented as outstanding as of the date of issuance. Grants made during 2010 and 2011 all vested immediately as of the date of the grant.

        The following table summarizes the activity for our restricted stock:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2009	345	$1.40
Granted	54,986	11.29
Vested	(55,331)	11.23

Unvested at December 31, 2010	—	—
Granted	14,905	17.60
Vested	(14,905)	17.60

Unvested at December 31, 2011	—	$—

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

13. Stock Options and Restricted Stock (Continued)

  Stock Options

        Stock options generally have terms of ten years. Stock options granted under the stock plans will typically vest 25% after the first year of service and ratably each month over the remaining 36-month period contingent upon employment with the Company on the date of vesting.

        The Company utilizes the Black-Scholes model to determine the fair value of stock options. Management is required to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e., expected volatility) and option exercise activity (i.e., expected term). The Company bases its expected volatility on the historical volatility of comparable publicly traded companies for a period that is equal to the expected term of the options. We generally use the same group of comparable companies for all valuations, except that when calculating volatility, we exclude any companies in the set that have been public for fewer than two years. The expected term of options granted is derived using the "simplified" method as allowed under the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 107 and represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant period for a period commensurate with the estimated expected life.

        The following table summarizes stock option activity:

	Number of Shares	Weighted-Average Exercise Price	Aggregate Intrinsic Value(1)	Weighted-Average Remaining Contractual Term (in years)
Balance at December 31, 2010	9,288,901	$9.40	$76,183	8.1
Options granted	1,155,000	$21.60
Exercised	(315,773)	$8.22
Canceled/forfeited	(1,041,542)	$11.14

Balance at December 31, 2011	9,086,586	$10.79	$86,590	7.3

Vested and exercisable as of December 31, 2011	5,006,494	$7.20	$64,788	6.2
Vested and exercisable as of December 31, 2011 and expected to vest thereafter(2)	8,344,545	$10.32	$83,242	7.2

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying award and the fair value of $17.60 of our common stock on December 31, 2010 and the fair value of $20.14 of our common stock on December 31, 2011.

(2)
Stock options expected to vest reflect an estimated forfeiture rate.

        The fair value of vested shares was $2,689, $5,770 and $10,885 during the years ended December 31, 2009, 2010 and 2011, respectively. The total intrinsic value of options exercised was $1,597 and $4,143 during the years ended December 31, 2010 and 201l, respectively.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

13. Stock Options and Restricted Stock (Continued)

        The weighted-average fair value of options granted during the years ended December 31, 2009, 2010 and 2011 was $4.21, $8.03 and $9.71 per share, respectively, based on the Black-Scholes model. The following weighted-average assumptions were used for grants:

	December 31,
	2009	2010	2011
Risk-free interest rate	2.5%	2.0%	1.8%
Expected volatility	57.4%	47.1%	43.8%
Expected life (in years)	6	6	6
Dividend yield	0.0%	0.0%	0.0%

        The following table summarizes information concerning outstanding and exercisable options as of December 31, 2011:

	Options Outstanding			Options Exercisable and Vested
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$1.00 - $1.40	971,103	2.9	$1.16	971,103	$1.16
$2.98	216,240	4.7	$2.98	216,240	$2.98
$5.00	1,362,500	5.4	$5.00	1,362,500	$5.00
$7.50	1,742,415	7.5	$7.50	1,072,988	$7.50
$11.29	257,500	8.0	$11.29	136,666	$11.29
$13.00	1,030,000	8.3	$13.00	454,472	$13.00
$14.82	1,956,828	8.7	$14.82	621,383	$14.82
$15.50 - $21.00	1,355,000	9.2	$19.28	171,142	$16.08
$25.50	195,000	9.7	$25.50	—	—

$1.00 - $25.50	9,086,586	7.3	$10.79	5,006,494	$7.20

        The fair value of the common stock has been determined by the Board of Directors at each award grant date based on a variety of factors, including arm's length sales of the Company's capital stock (including redeemable convertible preferred stock), valuations of comparable public companies, the Company's financial position and historical financial performance, the status of technological developments within the Company's products, the composition and ability of the technology and management team, an evaluation of and benchmark to the Company's competition, the current climate in the marketplace, the illiquid nature of the common stock, the effect of rights and preferences of preferred shareholders, and the prospects of a liquidity event, among others. In addition, at least annually the Company obtains an independent third party valuation to assist in determining the current market value of the stock.

        In 2009, the Company offered employees the ability to modify their stock options that were previously granted at an exercise price in excess of the valuation that was obtained at December 31, 2008. In return for adjusting the fair market value of the options, the vesting on the awards would reset as of July 7, 2009. Employees would then vest in equal monthly installments over the next four years.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

13. Stock Options and Restricted Stock (Continued)

2,044,000 options relating to 49 employees were reset at July 7, 2009 with an exercise price of $7.50. In connection with this modification, the Company incurred additional non-cash compensation expense of $2,565 for the incremental value of the modified options. This expense is being recognized on a straight-line basis over the vesting period of the new grant.

        At December 31, 2010, December 31, 2011, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was approximately $38,250 and $31,124, respectively. This expense will be recognized on a straight-line basis over the weighted average remaining vesting period of 3.1 years as of December 31, 201 and 2.6 years as of December 31, 2011.

14. Earnings per share

        The following tables set forth the computation of basic and diluted earnings (loss) per share of common stock for the three years ended December 31, 2009, 2010 and 2011 were as follows:

	Year ended December 31,
	2009	2010	2011
Basic earnings (loss) per share:
Net income (loss)	$6,912	$8,032	$9,703
Redeemable convertible preferred stock dividends	(11,728)	(11,745)	(11,745)

Net income (loss) attributable to common stockholders—Basic	$(4,816)	$(3,713)	$(2,042)

Weighted average common shares outstanding	5,223,187	6,463,639	7,309,202

Basic earnings (loss) per share	$(0.92)	$(0.57)	$(0.28)

	Year ended December 31,
	2009	2010	2011
Diluted earnings (loss) per share:
Net income (loss) attributable to common stockholders—Diluted	$(4,816)	$(3,713)	$(2,042)

Weighted average common shares outstanding	5,223,187	6,463,639	7,309,202
Options to purchase common stock	—	—	—
Convertible preferred stock (as converted basis)	—	—	—
Convertible preferred stock warrants (as converted basis)	—	—	—

Weighted average shares and potential diluted shares	5,223,187	6,463,639	7,309,202

Diluted earnings (loss) per share	$(0.92)	$(0.57)	$(0.28)

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

14. Earnings per share (Continued)

	Year ended December 31,
	2009	2010	2011
Options to purchase common stock	5,704,576	9,288,901	9,086,586
Common stock subject to repurchase	—	192,783	—
Convertible preferred stock (as converted basis)	26,767,656	26,767,656	26,767,656
Convertible preferred stock warrants (as converted basis)	103,904	103,904	103,904

	32,576,136	36,353,244	35,958,146

15. Fair Value Measurements

        Generally accepted accounting principles set forth a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three tiers are Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        Our preferred stock warrants and common stock put options are measured at fair value on a recurring basis. The preferred stock warrants are valued using the Black-Scholes model with the following assumptions: share price, exercise price, expected term, volatility, risk-free interest rate and dividend yield as described in "—Note 11—Redeemable Convertible Preferred Stock".

        Using the Black-Scholes model, the common stock put options were valued at $1,262 based on the following assumptions at December 31, 2010. As of December 31, 2011, there were no outstanding put options. See "—Note 3—Acquisitions" for further discussion of our swoodoo acquisition and the exercise of the put options.

December 31, 2010
Risk free interest rate	0.2%
Expected volatility	31.0%
Expected life (in years)	0.5
Dividend yield	0.0%

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

15. Fair Value Measurements (Continued)

        Changes in valuation during the years ended December 31, 2009, 2010 and 2011 were as follows:

	Level 3 Stock Put Options	Level 3 Warrant Instruments
Balance, December 31, 2009	—	1,081
Fair value at issuance	4,208	—
Mark-to-market adjustment	(2,946)	154

Balance, December 31, 2010	1,262	1,235
Mark-to-market adjustment	(1,126)	(85)
Liquidation of put options	(136)	—

Balance, December 31, 2011	$—	1,150

        Mark-to-market adjustments related to stock put options and warrant instruments are included in other income (expense).

16. Employee Benefit Plan

        In June 2004, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis, subject to legal limitations. Company contributions to the plan may be made at the discretion of the Board of Directors. In March 2011, the Company implemented a program that matched a portion of employee 401(k) contributions. For the year ended December 31, 2011, the company contributed $399 to the plan.

17. Related Party Transactions

        In March 2010, we sold TravelPost, a website that was acquired in 2007, to a corporation affiliated with certain members of our Board of Directors. In return, we received 800,000 shares of common stock in the new company and $3,600 in cash. We recorded a gain on the sale of $459 which is included in other income (expense), net. In addition we entered into a commercial agreement pursuant to which we granted the new company a three-year license to reproduce and publicly display hotel reviews and hotel related information in exchange for a monthly license fee of $50 for the term of the license. In May 2011, the commercial agreement was amended to lower the monthly license fee to $10 in exchange for 1,000,000 shares of Series A Preferred Stock in TravelPost. No value was attributed to the stock.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

18. Information about Geographic Areas

        Revenues by geography are based on the country in which our websites are located. For example, KAYAK.com is in the United States, while de.KAYAK.com and swoodoo.com are in Germany. We allocate revenues based on the website's proportional revenue-generating activity (generally, volume of queries and clicks relative to the whole). Long-lived assets are allocated based on the location of the corporate entity to which they relate.

	Year Ended December 31,
	2009	2010	2011
Revenues
United States	$105,184	$154,682	$184,445
Germany	1,272	8,231	24,002
Rest of the world	6,242	7,785	16,087

Total revenues	$112,698	$170,698	$224,534

	As of December 31,
	2010	2011
Long-lived assets
United States	$162,785	$149,254
Germany	25,532	20,205
Rest of the world	—	9,376

Total long-lived assets	$188,317	$178,835

19. Subsequent Events (unaudited)

        We evaluated subsequent events through March 9, 2012, the date of the issuance of the financial statements for the year ended December 31, 2011. In connection with the reissuance of the financial statements for the year ended December 31, 2011, as revised for the retrospective application of the amended disclosure requirements for the presentation of other comprehensive income as discussed in "Note 2—Summary of Significant Accounting Policies". For the Prospectus filed on July 20, 2012, we evaluated subsequent events through July 19, 2012.

        In connection with our Orbitz arbitration, the audit firm engaged by the parties provided its report in March 2012, which included 4 possible scenarios, all of which found that Orbitz underpaid KAYAK for 2008 and 2009 in varying amounts, between $49 and $2,850. The parties then briefed the net revenues issue, as discussed in "Note 10—Commitments and Contingencies—Legal Matters" above, and were engaging in limited discovery on damages to be followed by additional briefing when the parties reached an agreement in principle to settle the matter in its entirety with minimal impact to the Company's results. Subject to negotiation and execution of a final settlement agreement and a limited amendment to the parties' 2009 Promotion Agreement, this matter and the litigation filed March 22, 2012 also as discussed in "Note 10—Commitments and Contingencies—Legal Matters," will be dismissed with prejudice.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

19. Subsequent Events (unaudited) (Continued)

        In April 2012, we entered into a settlement agreement with DDT and, as a result, all claims against us were dismissed. The settlement amount will not have a material impact on our financial results.

        On April 3, 2012, we entered into a Products and Services Agreement with a technology provider. This agreement obligates us to make minimum future payments of $1,600 per year for the next four years.

        On April 19, 2012, we entered into an Election and Amendment Agreement with certain existing stockholders, or the eligible holders, pursuant to which we granted certain eligible holders the right to purchase from us 352,178 shares of common stock at the initial public offering price. We refer to these as the private placement purchase rights. The private placement purchase rights must be exercised, if at all, within five business days after the closing of our initial public offering.

        Pursuant to the Election and Amendment Agreement, as our initial public offering price is below $27.00 per share, we have also agreed that we will issue to the eligible holders 308,032 additional shares of Class A common stock for no additional consideration pursuant to the automatic adjustment. As a result of these issuances, we would potentially recognize a charge as a deemed dividend at both the modification date and at the time of conversion if we determine that a gain or loss would need to be recorded. There is no impact on net income (loss) attributable to us as the charges are recognized within equity; however, the charge will impact net income (loss) attributable to our common stockholders and basic and diluted net income (loss) per share attributable to common stockholders.

        On April 10, 2012 and May 3, 2012, we awarded to certain employees options to purchase 159,000 and 140,000 shares of our common stock, respectively. Total unrecognized estimated compensation expense related to these non-vested options is approximately $2,330.

        On April 10, 2012, we awarded to certain consultants options to purchase 219,000 shares of our common stock at an exercise price of $25.50 per share. On May 3, 2012, we awarded to certain consultants options to purchase 23,500 shares of our common stock at an exercise price of $26.50 per share. Performance criteria associated with these options are expected to be met over the next four years.

        On May 3, 2012, our board of directors approved, subject to and effective upon the pricing of our initial public offering, an award to certain employees and officers of options to purchase 1,300,000 shares of our common stock. The exercise price of these stock options is $26.00 per share. These options will vest over four years with 25% of the shares subject to these stock options vesting on the first anniversary date of the pricing and then monthly thereafter. Total unrecognized estimated compensation expense related to these non-vested options is approximately $14,800, calculated using a Black-Scholes Model as described in "—Note 13—Stock Options and Restricted Stock."

        On May 10, 2012, we entered into a lease agreement for office space for our international headquarters in Zurich, Switzerland. This lease agreement obligates us to make annual lease payments of CHF 200 in 2012 and CHF 600 in each of 2013 through 2017.

        In June 2012, we entered into a settlement agreement with CyberFone and, as a result, all claims against us were dismissed. The settlement amount will not have a material impact on our financial results.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share and per share amounts)

19. Subsequent Events (unaudited) (Continued)

        On June 4, 2012, we entered into a lease agreement for office space in Stamford, Connecticut. This lease agreement obligates us to make annual lease payments between $800 and $900 over the next 12 years. In connection with this new lease, we will accelerate the amortization of the leasehold improvements of our Norwalk office, and this will not have a material impact on our financial results.

        On June 19, 2012, MacroSolve, Inc. filed a complaint against us for patent infringement in the U.S. District Court for the Eastern District of Texas. The complaint alleges, among other things, that our mobile application product and/or service infringes a patent owned by MacroSolve purporting to cover a "System and Method for Data Management" and seeks injunctive relief, monetary damages, costs and attorneys' fees. The patent allegedly involves a "method for the management of data collected from a remote computing device including the steps of: creating a questionnaire; transmitting the questionnaire to a remote computer; executing the questionnaire in the remote computer to prompt a user for responses to questions of the questionnaire; transmitting the responses to a server via a network; making the responses available on the Web." We were served with the complaint on June 20, 2012. We subsequently filed for an extension and our response to the complaint is due on August 10, 2012. We intend to vigorously defend ourselves in this matter. At this time, we are unable to estimate the potential range of loss, if any, and it is too early to determine the likelihood of whether or not any of these claims will ultimately result in a loss. As such, we have not recorded any accrual for potential loss.

        On June 29, 2012, Ameranth, Inc., or Ameranth, filed a complaint against us for patent infringement in the U.S. District Court for the Southern District of California. The complaint alleges, among other things, that our KAYAK Reservation system, product and/or service infringes three patents owned by Ameranth purporting to cover an "Information Management and Synchronous Communications System with Menu Generation" and an "Information Management and Synchronous Communications System with Menu Generation, and Handwriting and Voice Modification of Orders." The complaint seeks injunctive relief, monetary damages, costs and attorneys' fees. The patents allegedly involve "generating and transmitting menus in a system," "configuring and transmitting menus in a system," and/or "enabling reservations and other hospitality functions via iPhone, Android, and other internet enabled wireless handheld computing devices as well as via Web pages." We were served with a copy of the complaint on July 19, 2012. Our response to the complaint is due on August 10, 2012. We intend to vigorously defend ourselves in this matter. At this time, we are unable to estimate the potential range of loss, if any, and it is too early to determine the likelihood of whether or not any of these claims will ultimately result in a loss. As such, we have not recorded any accrual for potential loss.

The following pages provide the Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011, the Consolidated Statements of Operations and Statements of Comprehensive Income for the three and nine months ended September 30 2012 and 2011, the Consolidated Statements of Cash Flows for the nine months ended September 30, 2012 and 2011, the Consolidated Statement of Changes in Stockholders' Equity for the nine months ended September 30, 2012, and the related notes, as submitted by KAYAK Software Corporation on their Quarterly Report on Form 10-Q for the nine months ended September 30, 2012. The information provided here is not necessarily indicative of future results and should be read together with the "KAYAK Management's Discussion and Analysis of KAYAK's Financial Condition and Results of Operations" included herein. See the sections of this proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 161 and "KAYAK Management's Discussion and Analysis of KAYAK's Financial Condition and Results of Operations" beginning on page 59.

KAYAK Software Corporation and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(In thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$170,140	$35,127
Marketable securities	8,226	11,198
Accounts receivable, net of allowance for doubtful accounts of $2,536 and $3,581 at September 30, 2012, and December 31, 2011, respectively	51,771	37,332
Deferred tax asset	2,212	2,212
Prepaid expenses and other current assets	5,387	5,425

Total current assets	237,736	91,294
Property and equipment, net	5,377	5,474
Intangible assets, net	13,446	17,684
Goodwill	155,572	155,677
Deferred tax asset	9,345	7,488
Other assets	1,323	331

Total assets	$422,799	$277,948

Liabilities and stockholders' equity (deficit)
Current liabilities
Accounts payable	$17,833	$9,514
Accrued expenses and other current liabilities	21,160	16,220

Total current liabilities	38,993	25,734
Warrant liability	542	1,150
Deferred tax liability	3,286	4,202
Other long-term liabilities	2,545	1,092

Total liabilities	45,366	32,178

Redeemable convertible preferred stock
Series A Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding and 6,600,000 shares authorized, issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	—	9,702
Series A-1 Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding and 1,176,051 shares authorized, issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	—	2,355
Series B Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding and 4,989,308 shares authorized, issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	—	9,888
Series B-1 Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding and 2,138,275 shares authorized, issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	—	4,026
Series C Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding and 3,897,084 shares authorized and 3,855,180 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	—	15,372
Series D Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding and 8,075,666 shares authorized and 8,008,842 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	—	206,151

Total redeemable convertible preferred stock	—	247,494

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Balance Sheets (Continued)

(unaudited)

(In thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
Commitments and contingencies (Note 10)
Stockholders' equity (deficit)
Preferred Stock, $0.001 par value; 5,000,000 shares authorized and no shares issued and outstanding and no shares authorized, issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	—	—
Common stock, $0.001 par value; no shares authorized, issued and outstanding and 45,000,000 shares authorized, 7,025,467 issued and outstanding as of September 30, 2012 and at December 31, 2011, respectively	—	7
Class A Common Stock, $0.001 par value; 150,000,000 shares authorized and 4,587,563 shares issued and outstanding and no shares authorized, issued, and outstanding as of September 30, 2012 and at December 31, 2011, respectively	5	—
Class B Common Stock, $0.001 par value; 50,000,000 shares authorized and 33,949,749 issued and outstanding and no shares authorized, issued, and outstanding as of September 30, 2012 and at December 31, 2011, respectively	34	—
Additional paid-in capital	366,442	3,296
Cumulative translation adjustment	(1,456)	(977)
Accumulated earnings (deficit)	12,408	(4,050)

Total stockholders' equity (deficit)	377,433	(1,724)

Total liabilities and stockholders' equity	$422,799	$277,948

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$78,604	$61,160	$228,880	$170,587

Cost of revenues (excludes depreciation and amortization)	4,908	4,151	14,900	13,780

Selling, general and administrative expenses:
Marketing	40,042	28,935	120,700	87,417
Personnel	12,393	10,286	35,612	30,125
Other general and administrative expenses	4,256	3,196	12,703	11,577

Total selling, general and administrative expenses (excludes depreciation and amortization)	56,691	42,417	169,015	129,119

Depreciation and amortization	2,078	1,935	6,178	6,337
Impairment of intangible assets	—	—	—	14,980

Income from operations	14,927	12,657	38,787	6,371
Other income (expense)
Interest income	66	23	134	68
Other income (expense)	(831)	(449)	(1,640)	468

Total other income (expense)	(765)	(426)	(1,506)	536

Income before taxes	14,162	12,231	37,281	6,907
Income tax expense	(6,208)	(5,263)	(17,894)	(3,077)

Net income	7,954	6,968	19,387	3,830

Redeemable convertible preferred stock dividends	(772)	(2,937)	(6,644)	(8,809)
Deemed dividend resulting from modification of redeemable convertible preferred stock	—	—	(2,929)	—

Net income (loss)applicable to common stockholders	$7,182	$4,031	$9,814	$(4,979)

Net income (loss) applicable to common stockholders
Basic	$0.24	$0.55	$0.67	$(0.67)
Diluted	$0.19	$0.18	$0.48	$(0.67)

Weighted average common shares
Basic	29,962,706	7,336,438	14,739,047	7,412,882
Diluted	42,746,507	37,669,803	40,289,192	7,412,882

        .

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Income	$7,954	$6,968	$19,387	$3,830
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	760	(2,187)	(479)	297

Other comprehensive income (loss)	760	(2,187)	(479)	297

Total comprehensive income	$8,714	$4,781	$18,908	$4,127

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

(unaudited)

(In thousands, except share amounts)

			Class A Common Stock		Class B Common Stock
	Common Stock							Other Comprehensive Income (Loss)		Total Stockholders' Equity (Deficit)
							Additional Paid-In Capital		Accumulated Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2011	7,025,467	$7	—	$—	—	$—	$3,296	$(977)	$(4,050)	$(1,724)
Stock-based compensation expense	—	—	—	—	—	—	9,952	—	—	$9,952
Issuance of common stock upon exercise of stock options and warrants	84,775	—	10,393	—	84,294	—	2,392	—	—	$2,392
Issuance of Class A common stock in connection with the IPO, net of issuance costs	—	—	4,025,000	4	—	—	94,230	—	—	$94,234
Issuance of Class A common stock in concurrent private placements in connection with the IPO	—	—	539,727	1	—	—	6,023	—	—	$6,024
Conversion of Common Stock to Class B Common Stock in connection with the IPO	(7,110,242)	(7)	—	—	7,110,242	7	—	—	—	$—
Conversion of Redeemable Convertible Preferred Stock to Class B common stock in connection with the IPO	—	—	—	—	26,767,656	27	250,395	—	—	$250,422
Conversion of Class B common stock to Class A common stock	—	—	12,443	—	(12,443)	—	—	—	—	$—
Excess tax benefits from stock-based compensation	—	—	—	—	—	—	154	—	—	$154
Deemed dividend resulting from modification of redeemable convertible preferred stock	—	—	—	—	—	—	—	—	(2,929)	$(2,929)
Other comprehensive income (loss)	—	—	—	—	—	—	—	(479)	—	$(479)
Net income	—	—	—	—	—	—	—	—	19,387	$19,387

Balance, September 30, 2012	—	$—	4,587,563	$5	33,949,749	$34	$366,442	$(1,456)	$12,408	$377,433

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$19,387	$3,830
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	6,178	6,337
Stock-based compensation expense	9,952	9,312
Excess tax benefits from exercise of stock options	(154)	(579)
Deferred taxes	(2,740)	(10,407)
Mark to market adjustments	923	(468)
Impairment of intangible assets	—	14,980
Other	—	122
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(14,509)	(9,147)
Prepaid expenses and other current assets	(1,967)	(8,089)
Accounts payable	8,330	4,345
Accrued liabilities and other liabilities	6,280	16,779

Net cash from operating activities	31,680	27,015

Cash flows from (used in) investing activities
Capital expenditures	(1,957)	(2,693)
Proceeds from sale of property and equipment	—	42
Purchase of marketable securities	(8,472)	(21,289)
Maturities of marketable securities	11,266	10,907
Exercise of put options	—	(13,221)
Cash paid for business combinations, net of cash acquired	—	(9,160)

Net cash from (used in) investing activities	837	(35,414)

Cash flows from financing activities
Proceeds from exercise of stock options	892	1,546
Proceeds from initial public offering, net of offering expenses	95,705	(1,234)
Tax benefits realized from exercise of stock options	154	579
Private Placement Class A common stock issuances	6,024	—

Net cash from financing activities	102,775	891

Effect of exchange rate changes on cash and cash equivalents	(279)	96
Increase (decrease) in cash and cash equivalents	135,013	(7,412)
Cash and cash equivalents, beginning of period	35,127	34,966

Cash and cash equivalents, end of period	$170,140	$27,554

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$—	$—
Income taxes	$16,875	$8,319

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(unaudited)

(In thousands, except share and per share amounts)

1. Organization

        The Company was incorporated in Delaware on January 14, 2004 under the name of Travel Search Company, Inc. On August 17, 2004, we officially changed our name to KAYAK Software Corporation ("KAYAK"). We operate KAYAK.com and other travel websites and mobile applications that allow people to search for rates and availability for airline tickets, hotel rooms, rental cars, and other travel-related services across hundreds of websites and provide choices on where to book. As used in this report, the terms "we," "us," "our," "KAYAK" and the "Company" mean KAYAK Software Corporation and its subsidiaries, unless the context indicates another meaning.

        On July 25, 2012, we completed our initial public offering, or IPO, in which we issued and sold 4,025,000 shares of Class A common stock at an offering price of $26.00 per share. We received net proceeds of $94,234 after deducting underwriting discounts and commissions and issuance costs of approximately $4,091. In connection with our IPO, we also entered into private placement transactions with existing stockholders pursuant to which we issued and sold 231,695 shares of our Class A common stock at a price of $26.00 per share and issued 308,032 shares of our Class A common stock for no consideration.

2. Summary of Significant Accounting Policies

  Significant Estimates and Judgments

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the provision for uncollectible accounts, estimates used to determine the fair value of our common stock, preferred stock, put option, stock-based compensation and preferred stock warrants, recoverability of our net deferred tax assets and the fair value of long lived assets and goodwill. Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

  Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Operating results of acquired businesses are included in the consolidated statements of operations from the date of acquisition. All intercompany accounts and transactions have been eliminated. We have reclassified certain prior period amounts to conform to our current period presentation.

        The interim financial statements and footnotes are unaudited. In the opinion of our management, these statements include all adjustments, which are of a normal recurring nature, necessary to present a fair statement of the Company's results of operations, financial position and cash flows. Interim results are not necessarily indicative of financial results for a full year. The interim information included in

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

this Form 10-Q should be read in conjunction with our prospectus filed with the Securities and Exchange Commission, or SEC, pursuant to Rule 424(b) on July 20, 2012.

  Foreign Currency Translation

        Assets and liabilities for our international operations are translated to U.S. dollars at current exchange rates in effect at the balance sheet date. Income and expense accounts are translated at average exchange rates in effect during the year. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income.

  Segments

        We have one operating segment for financial reporting purposes: travel search.

  Revenue Recognition

        KAYAK's services are free for travelers. We earn revenues by sending referrals to travel suppliers and online travel agents, (OTAs) after a traveler selects a specific itinerary (distribution revenues), and through advertising placements on our websites and mobile applications (advertising revenues).

        We recognize distribution revenues upon completion of the referral, provided that our fees are fixed and determinable, there is persuasive evidence of an arrangement and collection is reasonably assured. Advertising revenues are recognized when a traveler clicks on an advertisement that a customer has placed on our website or mobile application or when we display an advertisement.

  Distribution Revenues

        We earn distribution revenues by sending qualified leads to travel suppliers and OTAs and by facilitating bookings directly through our websites and mobile applications. After a traveler has entered a query on our website, reviewed the results, and decided upon a specific itinerary, we send the user directly into the travel supplier's or OTA's purchase process to complete the transaction. In many cases, users may now complete bookings with the travel supplier or OTA without leaving our websites and mobile applications. Travel suppliers and OTAs have the flexibility to pay us either when these qualified leads click on a query result at a set cost per click, or CPC basis, or when they purchase a travel product either through us or on the travel supplier or OTA website which we refer to as a cost per acquisition, or CPA, basis. We separately negotiate and enter into our distribution agreements, and these agreements set forth the payment terms for the applicable travel supplier or OTA.

  Advertising Revenues

        Advertising revenues primarily come from payments for compare units, text-based sponsored links and display advertisements. A "compare unit" is an advertising placement that, if selected by a KAYAK user, launches the advertiser's website and initiates a query based on the same travel parameters provided on the KAYAK website. The major types of advertisers on our websites consist of OTAs, third party sponsored link providers, hotels, airlines and vacation package providers. Generally, our

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

advertisers pay us on a CPC basis, which means advertisers pay us only when someone clicks on one of their advertisements, or on a cost per thousand impression basis, or CPM. Paying on a CPM basis means that advertisers pay us based on the number of times their advertisements appear on our websites or mobile applications.

  Concentrations of Credit Risk

        Financial instruments that subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities and accounts receivable. Our cash and cash equivalents and marketable securities are primarily held in one financial institution that we believe to be of high credit quality.

        Three significant customers accounted for the following percentages of total revenues:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Customer A	27%	25%	26%	25%
Customer B	10%	8%	10%	8%
Customer C	6%	10%	8%	12%

        Amounts due from these significant customers were:

	September 30, 2012	December 31, 2011
Customer A	$6,867	$7,354
Customer B	4,189	1,511
Customer C	3,876	4,242

        We believe significant customer amounts outstanding at September 30, 2012 and December 31, 2011 are collectible.

  Cost of Revenues

        Cost of revenues consists primarily of expenses incurred related to airfare query costs, data center costs and related bandwidth charges. All costs of revenues are expensed as incurred.

  Marketing

        Marketing expenses are comprised primarily of costs of search engine and other digital marketing, brand advertising, affiliate referral fees, and public relations. All marketing costs are expensed as incurred.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

  Stock-Based Compensation

        We estimate the value of stock option awards on the date of grant using the Black-Scholes option-pricing model (the Black-Scholes model). The determination of the fair value of stock option awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, expected term, risk-free interest rate, expected dividends and expected forfeiture rates. The forfeiture rate is estimated using historical option cancellation information, adjusted for anticipated changes in exercise and employment termination behavior. Outstanding awards do not contain market or performance conditions and therefore, we recognize stock-based compensation expense on a straight-line basis over the requisite service period.

        We account for stock options issued to non-employees in accordance with the guidance for equity-based payments to non-employees. Stock option awards to non-employees are accounted for at fair value using the Black-Scholes option-pricing model. Our management believes that the fair value of stock options is more reliably measured than the fair value of the services received. The fair value of the unvested portion of the options granted to non-employees is re-measured each period. The resulting increase or decrease in value, if any, is recognized during the period the related services are rendered. The fair value of each non-employee stock-based compensation award is re-measured each period until a commitment date is reached, which is generally the vesting date.

  Fair Value of Financial Instruments

        The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

  Cash Equivalents and Marketable Securities

        Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase.

        Marketable securities are classified as held-to-maturity as we have the intent and ability to hold these investments to maturity. Marketable securities are reported at amortized cost. Cash equivalents and marketable securities are invested in instruments we believe to be of high-quality, primarily money market funds, U.S. Government obligations, state and municipality obligations and corporate bonds with remaining contractual maturities of less than one year.

  Accounts Receivable and Allowance for Doubtful Accounts

        We review accounts receivable on a regular basis and estimate an amount of losses for uncollectible accounts based on our historical collections experience, age of the receivable and knowledge of the customer. We record changes in our estimate to the allowance for doubtful accounts through bad debt expense and relieve the allowance when accounts are ultimately collected or determined to be uncollectible.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

  Financing Costs Related to Initial Public Offering

        Through September 30, 2012 and December 31, 2011, we had incurred $4,091 and $2,173, respectively, of legal and accounting costs related to our IPO. As of December 31, 2011 such costs were capitalized as prepaid expense and other current assets. Upon completion of our IPO on July 25, 2012, these amounts were offset against the proceeds received from the IPO and reclassified to equity.

  Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

  Software and Website Development Costs

        Certain costs to develop internal use computer software are capitalized provided these costs are expected to be recoverable. These costs are included in property and equipment and are amortized over three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. We capitalized $305 and $256 of software development costs and amortized $275 and $226 in the three months ended September 30, 2012 and September 30, 2011, respectively, and capitalized $775 and $746 and amortized $803 and $638 in the nine months ended September 30, 2012 and September 30, 2011, respectively.

  Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, we compare the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. During the nine months ended September 30, 2011, we recorded an impairment charge of $15.0 million on trade and domain name assets related to our decision to discontinue the sidestep.com URL. See "—Note 6—Intangible Assets" for additional description of our impairment charge.

  Goodwill

        Goodwill represents the excess of the cost of acquired business over the fair value of the assets acquired at the date of acquisition. Goodwill is tested for impairment at least annually and whenever events or changes in circumstances indicate that goodwill may be impaired. Goodwill is not deductible for tax purposes.

        We assess goodwill for possible impairment using a two-step process. The first step identifies if there is potential goodwill impairment. If step one indicates that an impairment may exist, a second step is performed to measure the amount of the goodwill impairment, if any. Goodwill impairment

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

exists when the estimated fair value of goodwill is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced to fair value through an impairment charge in our consolidated statements of operations.

        For purposes of goodwill impairment testing, we estimate the fair value of the Company using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money.

  Warrant liability

        Warrants to purchase redeemable convertible preferred stock are accounted for on the balance sheets at fair value as liabilities. Changes in fair value are recognized in earnings in the period of change.

  Accumulated Other Comprehensive Income

        Accumulated other comprehensive income consists of foreign currency translation adjustments. The financial statements of non-U.S. entities are translated from their functional currencies into U.S. dollars. Assets and liabilities are translated at period end rates of exchange and revenue and expenses are translated using average rates of exchange. The resulting gain or loss is included in accumulated other comprehensive income on the balance sheet.

  Income Taxes

        We record income taxes under the liability method. Interest and penalties related to income tax liabilities, if any, are included in income tax expense. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

        We follow authoritative guidance for uncertainty in income taxes, which requires that we recognize a tax benefit from an uncertain position only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority's widely understood administrative practices and precedents. If this threshold is met, we measure the tax benefit as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Penalties and interest on uncertain tax positions are included in income tax expense.

  Recent Accounting Pronouncements

        In June 2011, the Financial Accounting Standards Board, or FASB, issued amended disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (OCI) as part of the statement of changes in equity. Under the amended guidance, all changes in OCI are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. We adopted these changes effective January 1, 2012 and applied retrospectively for all periods presented. There was no impact to the consolidated results as the amendments related only to changes in financial statement presentation.

        In September 2011, the FASB issued amended guidance that will simplify how entities test goodwill for impairment. After an assessment of certain qualitative factors, if it is determined to be more likely than not that the fair value of a reporting unit is less than its carrying amount, entities must perform the quantitative analysis of the goodwill impairment test. Otherwise, the quantitative test becomes optional. The guidance is effective January 1, 2012, with early adoption permitted. We elected to adopt this guidance for the 2011 goodwill impairment test performed in the fourth quarter. Goodwill impairment testing did not result in any impact to our financial results.

3. Acquisitions

        On April 1, 2011, the Company acquired 100% of the outstanding share capital in JaBo Vertrieb-und Entwicklung GmbH, or JaBo Software, a leading Austrian travel search company, for a total cash purchase price of $9,160, net.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

3. Acquisitions (Continued)

        The table below sets forth the final purchase price allocation:

Assets acquired:
Accounts receivable and other assets	$983
Contingent asset	230
Identifiable intangible assets(1)
Customer relationships (useful life—7 years)	3,200
Trade & domain names (useful life—10 years)	2,600
Current technology (useful life—2 years)	700
Non-compete agreements (useful life—2 years)	300
Goodwill	4,138

Total assets	12,151
Liabilities assumed:
Deferred tax liability	1,700
Other liabilities	1,291

Total net assets acquired	$9,160

(1)
The weighted average useful life of the identifiable intangible assets acquired is 7 years.

        The primary elements that generated goodwill are the value of the acquired assembled workforce, specialized processes and procedures and operating synergies, none of which qualify as separate intangible assets.

        The pro forma impact of this acquisition on revenues and net income was immaterial.

4. Marketable Securities

        The following tables summarize the investments in marketable securities all of which are classified as held to maturity:

	September 30, 2012		December 31, 2011
	Amortized Cost	Level 1(1) Fair Value	Amortized Cost	Level 1(1) Fair Value
Agency bonds	$—	$—	$2,605	$2,605
Certificate of deposit	450	450	900	899
Commercial paper	2,248	2,248	3,097	3,096
Corporate debentures/ bonds	5,528	5,529	4,596	4,591

Marketable securities	$8,226	$8,227	$11,198	$11,191

(1)
Level 1 fair values are defined as observable inputs such as quoted prices in active markets.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

5. Property and Equipment

        Property and equipment consisted of the following:

	Estimated Life	September 30, 2012	December 31, 2011
Website development	3 years	$6,327	$5,552
Computer equipment	3 years	4,880	4,172
Leasehold improvements	Life of lease	2,331	2,283
Furniture and fixtures	5 years	971	749
Software	3 years	336	266
Vehicles	5 years	109	53
Office equipment	5 years	40	40

Property and equipment		14,994	13,115
Accumulated depreciation		(9,617)	(7,641)

Property and equipment, net		$5,377	$5,474

        Depreciation expense was $690 and $463 for the three months ended September 30, 2012 and 2011, respectively and $1,975 and $1,331 for the nine months ended September 30, 2012 and 2011, respectively.

6. Intangible Assets

        The following tables detail our intangible asset balances by major asset class:

	September 30, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Intangible asset class
Domain and trade names	$33,520	$(26,875)	$6,645	$33,505	$(11,255)	$(14,980)	$7,270
Customer relationships	10,823	(5,006)	5,817	10,878	(3,826)	—	7,052
Technology	4,155	(3,378)	777	4,160	(1,287)	—	2,873
Non-compete agreements	975	(768)	207	982	(493)	—	489

Intangible assets, net	$49,473	$(36,027)	$13,446	$49,525	$(16,861)	$(14,980)	$17,684

        Amortization expense was $1,388 and $1,472 for the three months ended September 30, 2012, and September 30, 2011, respectively, and $4,203 and $5,006 for the nine months ended September 30, 2012 and September 30, 2011, respectively. Intangible assets are amortized on a straight-line basis over their estimated economic lives. We believe that the straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained.

        In January 2011, we determined that we would not support two brand names and URLs in the United States and decided that we would begin to migrate all traffic from sidestep.com to KAYAK.com.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

6. Intangible Assets (Continued)

As a result of this triggering event, we prepared an analysis comparing expected future discounted cash flows to be generated by the SideStep domain and trade name asset to the carrying value of the asset. Our analysis resulted in:

  •
  A charge of $14,980 due to the impairment of the value of the SideStep brand name and URL,

  •
  A change in estimate that resulted in acceleration of amortization based on the estimated decline in queries directed from our SideStep URL through December 2013 to reflect the gradual transition of users to the KAYAK URL.

        To determine fair value of the SideStep brand name and URL, we used an income approach, which utilized Level 3 fair value inputs as described in "—Note 15—Fair Value Measurements", and discounted the expected cash flows of the intangible assets. We calculated expected cash flows, using an estimate of future revenue to be generated from the SideStep URL offset by estimated future expenses. We applied a discount rate of 17.0% representing the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in the respective operations and the rate of return an outside investor could expect to earn.

7. Goodwill

        Changes in the carrying amount of goodwill for the year ended December 31, 2011 and nine months ended September 30, 2012 were as follows:

Balance, December 31, 2011	$155,677
Foreign currency translation	(105)

Balance, September 30, 2012	$155,572

8. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	September 30, 2012	December 31, 2011
Accrued bonus	$4,911	$5,792
Income taxes payable	4,715	2,515
Accrued marketing	4,675	1,141
Accrued search fees	1,669	1,243
Other accrued expenses	5,190	5,529

Accrued expenses and other current liabilities	$21,160	$16,220

9. Income Taxes

        Our effective tax rates were 43.8% and 43.0% for the three months ended September 30, 2012 and 2011, respectively. The effective tax rate for the three months ended September 30, 2012, was higher than the statutory rate due to state taxes, losses in Europe for which no benefit was recognized, and

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

9. Income Taxes (Continued)

disallowed stock compensation expense for incentive stock options, offset by federal and state research credits. The effective tax rate for the three months ended September 30, 2011, was higher than the statutory rate primarily due to state taxes and disallowed stock compensation expense for incentive stock options.

        Our effective tax rates were 48.0% and 44.5% for the nine months ended September 30, 2012 and 2011, respectively. The increase in the effective tax rate for the nine months ended September 30, 2012, as compared to the same period in 2011, was primarily due to losses in Europe for which no benefit was recognized.

10. Commitments and Contingencies

  Operating Leases

        We lease our office and data center facilities under noncancelable leases that expire at various points between May 2013 and April 2025. We are also responsible for certain real estate taxes, utilities and maintenance costs on our office facilities. Rent expense was approximately $454 and $481 for the three months ended September 30, 2012 and 2011, respectively and $1,125 and $1,379 for the nine months ended September 30, 2012 and 2011, respectively.

  Other Commitments

        We have a content licensing agreement that as of September 30, 2012, obligates us to make minimum future payments of $1,750 for the remainder of 2012. During 2013, we will be obligated to make minimum payments based on the number of queries performed in 2012, and as a result, we are unable to estimate our calendar year 2013 minimum commitment at this time. If not renewed, this agreement expires in December 2013.

        On April 3, 2012, we entered into a Products and Services Agreement with a technology provider. This agreement obligates us to make minimum future payments of $1,600 per year for the next four years. As of September 30, 2012, our remaining obligation for 2012 is $400.

        We have up-front marketing agreements that as of September 30, 2012, obligate us to make minimum future payments of $7,016 for the remainder of 2012 and $15,072 for the first three quarters of 2013.

  Legal Matters

        We are involved in various legal proceedings, including but not limited to the matters described below that involve claims for substantial amounts of money or for other relief or that might necessitate changes to our business or operations.

        In April 2009, Parallel Networks, LLC filed a complaint against us for patent infringement in the U.S. District Court for the Eastern District of Texas. The complaint alleged, among other things, that our website technology infringes a patent owned by Parallel Networks purporting to cover a "Method And Apparatus For Client-Server Communication Using a Limited Capability Client Over A

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

10. Commitments and Contingencies (Continued)

Low-Speed Communications Link" (U.S. Patent No. 6,446,111 B1) and sought injunctive relief, monetary damages, costs and attorneys fees. The complaint was dismissed without prejudice in February 2010, but the plaintiff filed a new complaint against us on March 29, 2010 containing similar allegations. The case was set for trial on September 10, 2012. The court has since stayed proceedings in the district court pending resolution of plaintiff's appeal of certain rulings by the court, which granted summary judgment on several claims in favor of us and other defendants. At this time we are unable to estimate any potential damages associated with this matter. As such, we have not recorded any accrual for potential loss as of December 31, 2011 or September 30, 2012.

        In addition, from time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Such proceedings, even if not meritorious, could result in the expenditure of significant financial and managerial resources. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations; however, at this time, we are unable to estimate the potential range of loss, if any, and it is too early to determine the likelihood of whether or not any of these claims will ultimately result in a loss. As such, we have not recorded any material accrual for potential loss as of December 31, 2011 or September 30, 2012.

11. Redeemable Convertible Preferred Stock

        As of December 31, 2011, we had authorized 26,876,384 shares of redeemable convertible preferred stock, and had designated six series as follows : 6,600,000 shares of Series A Redeemable Convertible Preferred Stock, 1,176,051 shares of Series A-1 Redeemable Convertible Preferred Stock, 4,989,308 shares of Series B Redeemable Convertible Preferred Stock, 2,138,275 shares of Series B-1 Redeemable Convertible Preferred Stock, 3,897,084 shares of Series C Redeemable Convertible Preferred Stock and 8,075,666 shares of Series D Redeemable Convertible Preferred Stock.

        Upon the completion of our IPO on July 25, 2012, all of the outstanding shares of redeemable convertible preferred stock automatically converted into shares of Class B common stock.

  Series A Preferred

        In March and June 2004,we issued an aggregate of 6,600,000 shares of Series A Redeemable Convertible Preferred Stock, or Series A Preferred Stock, at $1.00 per share for gross proceeds of $6,600.

  Series A-1 Preferred

        In November 2004, we issued an aggregate of 825,000 shares of Series A-1 Redeemable Convertible Preferred Stock, or Series A-1 Preferred Stock, at $2.00 per share for gross proceeds of $1,650. The purchase price of the shares was subject to adjustment based on any dilution occurring as a result of any subsequent stock offering that occurred prior to February 1, 2006 at a price per share lower than $2.00. Consequently, in March 2005, an additional 351,051 shares were issued to Series A-1 holders to adjust the stock purchase price to $1.403 per share, the per-share price of the Series B Redeemable Convertible Preferred Stock.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

11. Redeemable Convertible Preferred Stock (Continued)

  Series B Preferred

        In February 2005, we issued an aggregate 4,989,308 shares of Series B Redeemable Convertible Preferred Stock, or Series B Preferred Stock, at $1.403 per share for gross proceeds of $7,000.

  Series B-1 Preferred

        In April 2006, we issued an aggregate 2,138,275 shares of Series B-1 Redeemable Convertible Preferred Stock, or Series B-1 Preferred Stock, at $1.403 per share for gross proceeds of $3,000.

  Series C Preferred

        In May 2006, we issued an aggregate 3,855,180 shares of Series C Redeemable Convertible Preferred Stock, or Series C Preferred Stock, at $2.983 per share for gross proceeds of $11,500.

  Series D Preferred

        In December 2007, we issued an aggregate 8,008,842 shares of Series D Redeemable Convertible Preferred Stock, or Series D Preferred Stock, at $20.727 per share for gross proceeds of $166,000 and $278 in issuance costs.

        A summary of the rights and preferences of the Series A, A-1, B, B-1, C and D Preferred Stock, as of December 31, 2012, are as follows:

  Voting

        Series A, A-1, B, B-1, C and D Preferred stockholders are entitled to one vote per common share equivalent on all matters voted on by holders of common stock.

  Dividends

        Prior to our IPO, Series A, A-1, B, B-1, C and D Preferred stockholders were entitled to receive dividends that are paid on common stock of the Company equal to an amount of the largest number of whole shares of common stock into which the shares of preferred stock are convertible. In addition, holders of Series A, A-1, B, B-1, C and D Preferred Stock were entitled to receive, out of funds legally available, dividends at the rate of 6% per annum of the adjusted original issue price per share and are accumulated regardless if declared. Accumulated and unpaid dividends totaled $58,390 and $51,745 as of the date of the IPO, and December 31, 2011 respectively. Dividends were deemed payable upon a liquidation event, redemption or if declared by the Board of Directors. Upon the completion of our IPO, all accumulated dividends were reversed.

        In April 2012, the Company executed an Election and Amendment Agreement with certain existing stockholders, or eligible holders, pursuant to which we granted certain eligible holders the right to purchase from us 352,178 shares of common stock at the IPO price of $26.00. We refer to these as the private placement purchase rights. The holders of these private placement purchase rights exercised 231,695 shares on August 1, 2012. These private placement purchase rights expired on August 1, 2012.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

11. Redeemable Convertible Preferred Stock (Continued)

        Pursuant to the Election and Amendment Agreement, since our IPO price was below $27.00 per share, we issued to the eligible holders additional shares of Class A common stock for no additional consideration pursuant to an automatic adjustment. As a result of the revision in the terms due to the Election and Amendment Agreement, we recognized a charge of $2,929 as a deemed dividend at the modification date. This charge impacts net income (loss) attributable to our common stockholders and basic net income (loss) per share attributable to common stockholders.

        As a result of the completion of our IPO on July 25, 2012 all shares of outstanding redeemable convertible preferred stock converted into shares of Class B common stock.

  Preferred Stock Warrants

        In connection with the issuance of subordinated term loans in 2007, the lender received warrants to purchase 62,000 shares of Series D Preferred Stock at an exercise price of $20.73 per share. The warrants expire on the tenth anniversary of the loan closing date (December 2017). In connection with the transaction we recorded a separate warrant liability based on the estimated fair value at the issuance date by allocating proceeds first to the warrants and the remaining to the loans (the residual method). On July 20, 2012, the lender exercised this warrant on a cashless basis, based on a fair market value at the time of exercise of $33.18 per share. As a result, we issued to the lender an aggregate 23,269 shares of our Series D Preferred Stock. These shares automatically converted to Class B common stock upon the closing of our IPO. Warrants are valued at each reporting period with changes recorded as other income (expense) in the statement of operations. The fair value of these warrants was $0 and $426 at September 30, 2012 and December 31, 2011 respectively, based on the following assumptions using the Black-Scholes model:

	September 30, 2012	December 31, 2011
Risk free interest rate	—	0.4%
Expected volatility	—	42.9%
Expected life (in years)	0	3
Dividend yield	—	—

        The mark-to-market expense on these warrants was $544 and $260 for the three months ended September 30, 2012 and September 30, 2011, respectively and $607 and $326 for the nine months ended September 30, 2012 and September 30, 2011, respectively.

        In November 2006, under the terms of a loan and security agreement, we issued warrants for the purchase of 41,904 shares of Series C Preferred Stock. The warrants are exercisable at $2.983 per share and expire on November 22, 2016. On July 20, 2012, one of these lenders exercised on a cashless basis its warrant for 25,142, based on a fair market value at the time of exercise of $33.18 per share. As a result, we issued to the lender an aggregate 22,881 shares of our Series C Preferred Stock. These shares automatically converted to Class B common stock upon the closing of our IPO. Additionally, upon the closing of our IPO, the unexercised warrants automatically converted into warrants to purchase shares of our Class B common stock.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

11. Redeemable Convertible Preferred Stock (Continued)

        The Company recorded a warrant liability based on the fair value of the remaining warrants at the issuance date. The fair value of these warrants was $542 and $724 as of September 30, 2012 and December 31, 2011, respectively, based on the following assumptions using the Black-Scholes model:

	September 30, 2012	December 31, 2011
Risk free interest rate	0.2%	0.3%
Expected volatility	44.6%	41.0%
Expected life (in years)	2	2
Dividend yield	—	—

        The mark-to-market expense on these warrants was $210 and $189 for the three months ended September 30, 2012 and September 30, 2011, respectively and $317 and $332 for the nine months ended September 30, 2012 and September 30, 2011, respectively.

12. Stockholders' Equity

  Common Stock

        A summary of the rights and preferences of our Class A and Class B common stock as of September 30, 2012 are as follows:

  Voting

        Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to 10 votes per share on all matters on which such common stockholders are entitled to vote.

  Dividends

        Holders of our Class A and Class B common stock are eligible to receive dividends on common stock held when funds are available and as approved by the board of directors.

  Liquidation Rights

        In the event of liquidation, dissolution or winding up of the Company, a sale of all or substantially all of the Company's assets, and certain mergers, common stockholders are entitled to receive all assets of the Company available for distribution, subject to the preferential rights of any outstanding shares of preferred stock.

13. Stock Options and Restricted Stock

        The board of directors adopted the 2004 Stock Option Plan, or the 2004 Plan, the Third Amended and Restated 2005 Equity Incentive Plan, or the 2005 Plan, and the 2012 Equity Incentive Plan, or the 2012 Plan, which permits the issuance of equity awards including incentive and nonqualified stock options, restricted stock and restricted stock units to employees, directors and consultants. At September 30, 2012 and December 31, 2011, 694,122 shares and no shares, respectively, were available

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

13. Stock Options and Restricted Stock (Continued)

for issuance under our 2012 Plan. At September 30, 2012 and December 31, 2011, no shares and 159,946 shares, respectively, were available for issuance under our 2004 Plan and 2005 Plan.

  Restricted Stock

        The Company has issued shares of restricted common stock to employees, directors and consultants. There were no unvested shares of restricted stock outstanding at September 30, 2012 and December 31, 2011, respectively.

        Restricted stock is subject to transfer restrictions and contains the same rights and privileges as unrestricted shares of common stock. Shares of restricted stock are presented as outstanding as of the date of issuance. There were no restricted stock grants between January 1, 2012 and September 30, 2012.

  Restricted Stock Units

        On August 31, 2012, we issued an aggregate 33,655 restricted stock units to certain of our non-employee directors. These restricted stock units vest quarterly over a two-year period and are settled 65% in shares and 35% in cash. At the time of grant, the recipients of these awards were automatically vested with respect to an aggregate 11,779 of these shares.

  Stock Options

        Stock options generally have terms of ten years. Stock options granted under the stock plans will typically vest 25% after the first year of service and ratably each month over the remaining 36-month period contingent upon employment with the Company on the date of vesting.

        We utilize the Black-Scholes model to determine the fair value of stock options. Management is required to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e., expected volatility) and option exercise activity (i.e., expected term). We base our expected volatility on the historical volatility of comparable publicly traded companies for a period that is equal to the expected term of the options. The expected term of options granted is derived using the "simplified" method as allowed under the provisions of the SEC's Staff Accounting Bulletin No. 107 and represents the period of time that options granted are expected to be outstanding. The expected term for performance-based and non-employee awards is based on the period of time for which each award is expected to be outstanding, which is typically the remaining contractual term. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant period for a period commensurate with the estimated expected life.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

13. Stock Options and Restricted Stock (Continued)

        The following table summarizes stock option activity:

	Number of Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value(1)	Weighted- Average Remaining Contractual Term (in years)
Balance, December 31, 2011	9,086,586	$10.79	$86,590	7.3
Options granted(2)	2,390,500	$26.31
Exercised	(122,919)	$15.79
Canceled/forfeited	(526,110)	$20.19

Balance, September 30, 2012	10,828,057	$13.70	$234,180	7.2

Vested and exercisable as of September 30, 2012	6,066,784	$8.35	$163,660	5.9
Vested and exercisable as of September 30, 2012 and expected to vest thereafter(3)	9,913,793	$12.88	$222,621	7.0

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying award and the fair value of $35.33, and $20.14 of our common stock on September 30, 2012, and December 31, 2011.

(2)
Includes 254,500 shares granted to non-employees. The assumptions used to value these grants are similar to those used for grants made to employees with the exception of the expected term.

(3)
Stock options expected to vest reflect an estimated forfeiture rate.

        The fair value of vested shares was $8,103 for the nine months ended September 30, 2012 and $10,885 during the year ended December 31, 2011. The total intrinsic value of options exercised was $1,441 for the nine months ended September 30, 2012 and $4,143 during the year ended December 31, 2011.

        The weighted-average fair value of options granted during the nine months ended September 30, 2012 was $12.83 per share and $9.71 per share for the year ended December 31, 2011 based on the Black-Scholes model. The following weighted-average assumptions were used for grants made to employees and do not include the assumptions for non-employee grants:

	September 30, 2012	December 31, 2011
Risk-free interest rate	1.0%	1.8%
Expected volatility	44.9%	43.8%
Expected life (in years)	6	6
Dividend yield	—	—

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

13. Stock Options and Restricted Stock (Continued)

        The following table summarizes information concerning outstanding and exercisable options as of September 30, 2012:

	Options Outstanding			Options Exercisable and Vested
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$1.00 - $2.98	1,175,343	2.5	$1.50	1,175,343	$1.50
$5.00	1,362,500	4.7	$5.00	1,362,500	$5.00
$7.50	1,737,000	6.8	$7.50	1,393,447	$7.50
$11.29 - $13.00	1,165,000	7.6	$12.63	756,451	$12.59
$14.82	1,893,340	8.1	$14.82	947,187	$14.82
$15.50 - $21.00	1,140,000	8.4	$19.05	392,276	$18.07
$25.50	512,374	9.3	$25.50	39,580	$25.50
$26.00	1,300,000	9.8	$26.00	—	$—
$26.50 - $35.46	542,500	9.8	$28.44	—	—

$1.00 - $35.46	10,828,057	7.2	$13.70	6,066,784	$8.35

        Prior to the completion of our IPO, the fair value of the common stock was determined by the board of directors at each award grant date based on a variety of factors, including arm's length sales of our capital stock (including redeemable convertible preferred stock), valuations of comparable public companies, our financial position and historical financial performance, the status of technological developments within our products, the composition and ability of the technology and management team, an evaluation of and benchmark to our competition, the current climate in the marketplace, the illiquid nature of the common stock, the effect of rights and preferences of preferred shareholders, and the prospects of a liquidity event, among others. Subsequent to the completion of our IPO, we utilize the closing price of our common stock on the date of grant to determine its fair value.

        At September 30, 2012 and December 31, 2011, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was approximately $46,614 and $31,124, respectively. This expense will be recognized on a straight-line basis over the weighted average remaining vesting period of 2.8 and 2.6 years as of September 30, 2012, and December 31, 2011, respectively.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

14. Earnings per share

        The following tables set forth the computation of basic and diluted earnings (loss) per share of common stock for the three and nine months ended September 30, 2012 and September 30, 2011 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Basic earnings (loss) per share:
Net income	$7,954	$6,968	$19,387	$3,830
Redeemable convertible preferred stock dividends	(772)	(2,937)	(6,644)	(8,809)
Deemed dividend resulting from modification of redeemable convertible preferred stock(1)	—	—	(2,929)	—

Net income (loss) attributable to common stockholders—Basic	$7,182	$4,031	$9,814	$(4,979)

Weighted average common shares outstanding	29,962,706	7,336,438	14,739,047	7,412,882

Basic earnings (loss) per share	$0.24	$0.55	$0.67	$(0.67)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Diluted earnings (loss) per share:
Net income (loss) attributable to common stockholders—Diluted	$7,954	$6,968	$19,387	$(4,979)

Weighted average common shares outstanding	29,962,706	7,336,438	14,739,047	7,412,882
Options to purchase common stock	5,477,999	3,520,565	5,275,781	—
Redeemable convertible preferred stock (as converted basis)	7,273,820	26,767,656	20,222,280	—
Restricted Stock Units	6,297	—	6,173	—
Convertible preferred stock warrants (as converted basis)	25,685	45,144	45,911	—

Weighted average shares and potentially diluted shares	42,746,507	37,669,803	40,289,192	7,412,882

Diluted earnings (loss) per share	$0.19	$0.18	$0.48	$(0.67)

(1)
Additional preferred stock per Election and Amendment Agreement as discussed in "—Note 11—Redeemable Convertible Preferred Stock." Shares calculated based on common stock fair value of $26.50 as of June 30, 2012.

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

14. Earnings per share (Continued)

        The potentially dilutive securities that have been excluded from the calculation of diluted net income (loss) per common share because the effect is anti-dilutive is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Options to purchase common stock	1,054,875	875,000	1,484,875	8,946,431
Redeemable convertible preferred stock (as converted basis)	—	—	—	26,767,656
Convertible preferred stock warrants (as converted basis)	—	—	—	103,904

	1,054,875	875,000	1,484,875	35,817,991

15. Fair Value Measurements

        Generally accepted accounting principles set forth a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three tiers are Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        Our preferred stock warrants are measured at fair value on a recurring basis. The preferred stock warrants are valued using the Black-Scholes model with the following assumptions: share price, exercise price, expected term, volatility, risk-free interest rate and dividend yield as described in "—Note 11—Redeemable Convertible Preferred Stock".

        Changes in valuation during the years ended December 31, 2011 and the nine months ended September 30, 2012, were as follows:

Level 3 Warrant Instruments
Balance, December 31, 2011	1,150
Mark-to-market adjustment	923
Warrant exercise	(1,531)

Balance, September 30, 2012	$542

        Mark-to-market adjustments related to warrant instruments are included in other income (expense).

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

16. Related Party Transactions

        In March 2010, we sold TravelPost, a website that was acquired in 2007, to a corporation affiliated with certain members of our board of directors. In connection with the sale, we entered into a commercial agreement pursuant to which we granted the new company a three-year license to reproduce and publicly display hotel reviews and hotel related information in exchange for a monthly license fee of $50 for the term of the license. In May 2011, the commercial agreement was amended to lower the monthly license fee to $10 in exchange for 1,000,000 shares of Series A Preferred Stock in TravelPost. No value was attributed to the stock.

17. Information about Geographic Areas

        Revenues by geography are based on the country in which our websites are located. For example, KAYAK.com is in the United States, while KAYAK.de.com and swoodoo.com are in Germany. We allocate revenues based on the website's proportional revenue-generating activity (generally, volume of queries and clicks relative to the whole). Long-lived assets are allocated based on the location of the corporate entity to which they relate.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
United States	$61,265	$48,819	$182,389	$140,936
Germany	7,361	7,052	21,599	18,225
Rest of the world	9,978	5,289	24,892	11,426

Total revenues	$78,604	$61,160	$228,880	$170,587

	As of September 30, 2012	As of December 31, 2011
Long-lived assets
United States	$146,441	$149,254
Germany	19,041	20,205
Rest of the world	8,913	9,376

Total long-lived assets	$174,395	$178,835

18. Subsequent Events (unaudited)

        On November 8, 2012, we entered into an Agreement and Plan of Merger, or Merger Agreement, to be acquired by priceline.com Incorporated (NASDAQ: PCLN), or Priceline. Under the terms of the Merger Agreement KAYAK will merge with and into a wholly owned subsidiary of Priceline.

        At the effective time of the merger, each share of KAYAK Class A and Class B common stock issued and outstanding immediately prior to the effective time will, at the election of the holder and subject to pro ration as set forth in the Merger Agreement, be converted into the right to receive either (i) $40.00 per share of Class A and Class B common stock or (ii) a fraction of a share of

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(unaudited)

(In thousands, except share and per share amounts)

18. Subsequent Events (unaudited) (Continued)

Priceline common stock. The number of shares of Priceline common stock issued in consideration for the Class A and Class B common stock will be based upon a formula as set forth in the Merger Agreement.

        The merger was unanimously approved by the respective Boards of Directors of KAYAK and Priceline and the Board of Directors of KAYAK recommended that KAYAK's stockholders approve the proposed transaction. The merger is subject to (i) KAYAK stockholder approval, (ii) the effectiveness of a Form S-4 registration statement to be filed by Priceline, (iii) regulatory clearances, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iv) other customary closing conditions.

        The Merger Agreement contains certain termination rights for both KAYAK and Priceline and further provides that, upon termination of the Merger Agreement under certain circumstances, KAYAK may be obligated to pay Priceline a termination fee of $52,700.

        Completion of the merger is anticipated to occur in early 2013, although there can be no assurance the merger will occur within the expected timeframe or at all.

        For further information regarding the merger and the Merger Agreement, please refer to the current report on Form 8-K filed on November 8, 2012, with which the Merger Agreement is filed as Exhibit 2.1.

        In November 2012, subsequent to the merger announcement, two class action claims were filed naming KAYAK, priceline.com, Merger Sub and members of KAYAK's board as defendants. Both claims allege, among other things, that the KAYAK board failed to adequately discharge its fiduciary duties to the holders of shares of KAYAK Class A common stock by failing to ensure they will receive maximum value for their shares, failing to conduct an appropriate sale process and agreeing to inappropriate provisions in the merger agreement that would dissuade or otherwise preclude the emergence of a superior offer. The claims also allege that KAYAK and priceline.com aided and abetted the KAYAK board's breach of its fiduciary duties. The actions seek injunctive relief compelling the board to properly exercise its fiduciary duties to holders of shares of KAYAK Class A common stock, enjoining the consummation of the merger and declaring the merger agreement unlawful and unenforceable, among other things. Both claims seek to recover costs and disbursements from the defendants, including reasonable attorneys' and experts fees. Both priceline.com and KAYAK are of the view that these actions are completely without merit, and they intend to defend them vigorously. At this time, we are unable to estimate the potential range of loss, if any, and it is too early to determine the likelihood of whether or not either of these claims will ultimately result in a loss. As such, we have not recorded any accrual for potential loss.

SCHEDULE II—CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year Ended December 31, 2009	$421	$1,030	$(485)	$966
Year Ended December 31, 2010	966	1,475	(637)	1,804
Year Ended December 31, 2011	1,804	1,911	(134)	3,581
Allowance for deferred tax assets:
Year Ended December 31, 2009	$6,139	$—	$(6,139)	—
Year Ended December 31, 2010	—	1,617	—	1,617
Year Ended December 31, 2011	1,617	10	—	1,627

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        On November 8, 2012, KAYAK entered into a merger agreement with priceline.com and Merger Sub as a result of which KAYAK will be acquired by priceline.com. If the merger is approved and the other conditions to completion of the merger that are described in this proxy statement/prospectus are satisfied or waived, KAYAK will merge with and into Merger Sub with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of priceline.com. The accompanying unaudited pro forma combined statements of operations, which we refer to as the pro forma statements of operations, for the nine months ended September 30, 2012 and the year ended December 31, 2011 combine the historical consolidated statements of operations of priceline.com and KAYAK, giving effect to the merger as if it had been completed on January 1, 2011. The accompanying unaudited pro forma combined balance sheet, which we refer to as the pro forma balance sheet, as of September 30, 2012 combines the historical consolidated balance sheets of priceline.com and KAYAK, giving effect to the merger as if it had been completed on September 30, 2012. The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing effect on the combined results of priceline.com and KAYAK.

        The accompanying unaudited pro forma combined financial statements, which we refer to as the statements, and related notes were prepared using the acquisition method of accounting with priceline.com considered the acquirer of KAYAK. Accordingly, the purchase consideration to be paid by priceline.com in the merger will be allocated to KAYAK's assets and liabilities based upon their estimated fair values as of the date of completion of the merger. In the statements and related notes, the purchase consideration has been preliminarily allocated to the assets acquired and liabilities assumed of KAYAK based upon their estimated fair values as of September 30, 2012. The statements contained herein do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies that may result from the merger.

        The statements and related notes should be read in conjunction with the historical audited consolidated financial information and accompanying notes of priceline.com and KAYAK, as well as the historical unaudited interim financial information and accompanying notes of priceline.com and KAYAK. Priceline.com's historical financial information and accompanying notes have been incorporated by reference into this proxy statement/prospectus, while KAYAK's financial information and accompanying notes are included in this proxy statement/prospectus.

        The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated balance sheet of the combined company would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of the combined company's future consolidated results of operations or consolidated balance sheet. The statements are based upon currently available information and estimates and assumptions that priceline.com's management and KAYAK's management believe are reasonable as of the date of this proxy statement/prospectus. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	September 30, 2012
(In thousands)	Historical priceline.com	Historical Kayak	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$898,470	$170,140	$(509,911	)(a)	$558,699
Restricted cash	7,214	—	—		7,214
Short-term investments	3,769,527	8,226	—		3,777,753
Accounts receivable, net	493,777	51,771	(2,626	)(b)	542,922
Prepaid expenses and other current assets	152,722	5,387	—		158,109
Deferred income taxes	44,019	2,212	—		46,231

Total current assets	5,365,729	237,736	(512,537)		5,090,928
Property and equipment, net	81,931	5,377	—		87,308
Intangible assets, net	192,488	13,446	965,554	(d)	1,171,488
Goodwill	517,721	155,572	902,727	(e)	1,576,020
Deferred income taxes	23,230	9,345	59,763	(f)	92,338
Other assets	36,710	1,323	—		38,033

Total assets	$6,217,809	$422,799	$1,415,507		$8,056,115

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$240,176	$17,833	$—		$258,009
Accrued expenses and other current liabilities	377,326	21,160	(2,626	)(c)	395,860
Deferred merchant bookings	343,296	—	—		343,296
Convertible debt	514,542	—	—		514,542

Total current liabilities	1,475,340	38,993	(2,626)		1,511,707
Deferred income taxes	46,305	3,286	401,390	(g)	450,981
Other long-term liabilities	47,813	3,087	—		50,900
Convertible debt	876,809	—	—		876,809

Total liabilities	2,446,267	45,366	398,764		2,890,397

Redeemable noncontrolling interests	133,221	—	—		133,221

Convertible debt	60,457	—	—		60,457

Stockholders' equity:
Common stock	450	39	(26	)(h)	463
Treasury stock	(1,058,983)	—	—		(1,058,983)
Additional paid-in capital	2,593,883	366,442	1,027,721	(i)	3,988,046
Accumulated earnings	2,105,386	12,408	(12,408	)(j)	2,105,386
Accumulated other comprehensive loss	(62,872)	(1,456)	1,456	(k)	(62,872)

Total stockholders' equity	3,577,864	377,433	1,016,743		4,972,040

Total liabilities and stockholders' equity	$6,217,809	$422,799	$1,415,507		$8,056,115

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	For the nine months ended September 30, 2012
(In thousands, except per share data)	Historical priceline.com	Historical Kayak	Pro Forma Adjustments		Pro Forma Combined
Agency revenues	$2,427,751	$—	$—		$2,427,751
Merchant revenues	1,632,402	—	—		1,632,402
Advertising and other revenues	10,163	228,880	(21,795	)(l)	217,248

Total revenues	4,070,316	228,880	(21,795)		4,277,401
Cost of revenues	926,385	14,900	—		941,285

Gross profit	3,143,931	213,980	(21,795)		3,336,116

Operating expenses:
Advertising—Online	966,820	—	47,914	(m)	1,014,734
Advertising—Offline	29,519	—	50,381	(n)	79,900
Sales and marketing	145,943	120,700	(120,090	)(o)	146,553
Personnel	343,916	35,612	(655	)(p)	378,873
General and administrative	122,768	12,703	—		135,471
Information technology	31,974	—	—		31,974
Depreciation and amortization	47,513	6,178	39,372	(q)	93,063

Total operating expenses	1,688,453	175,193	16,922		1,880,568

Operating income	1,455,478	38,787	(38,717)		1,455,548

Other income (expense):
Interest income	3,004	134	—		3,138
Interest expense	(45,208)	—	—		(45,208)
Foreign currency transactions and other	(7,427)	(1,640)	—		(9,067)

Total other income (expense)	(49,631)	(1,506)	—		(51,137)

Earnings before income taxes	1,405,847	37,281	(38,717)		1,404,411
Income tax (expense) benefit	(271,405)	(17,894)	15,873	(r)	(273,426)

Net income	1,134,442	19,387	(22,844)		1,130,985
Redeemable convertible preferred stock dividends	—	(6,644)	6,644	(s)	—
Deemed dividend resulting from modification of redeemable convertible preferred stock	—	(2,929)	2,929	(s)	—
Less: net income attributable to noncontrolling interests	3,539	—	—		3,539

Net income applicable to common stockholders	$1,130,903	$9,814	$(13,271)		$1,127,446

Net income applicable to common stockholders per basic common share	$22.70	$0.67	$(1.49)		$21.88

Weighted average number of basic common shares outstanding	49,830	14,739	(13,033	)(t)	51,536

Net income applicable to common stockholders per diluted common share	$22.05	$0.48	$(1.45)		$21.08

Weighted average number of diluted common shares outstanding	51,295	40,289	(38,111	)(t)	53,473

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	For the year ended December 31, 2011
(In thousands, except per share data)	Historical priceline.com	Historical Kayak	Pro Forma Adjustments		Pro Forma Combined
Agency revenues	$2,339,253	$—	$—		$2,339,253
Merchant revenues	2,004,432	—	—		2,004,432
Advertising and other revenues	11,925	224,534	(17,969	)(l)	218,490

Total revenues	4,355,610	224,534	(17,969)		4,562,175
Cost of revenues	1,275,730	18,598	—		1,294,328

Gross profit	3,079,880	205,936	(17,969)		3,267,847

Operating expenses:
Advertising—Online	919,214	—	42,865	(m)	962,079
Advertising—Offline	35,470	—	48,711	(n)	84,181
Sales and marketing	162,690	111,018	(109,545	)(o)	164,163
Personnel	352,295	40,785	31,734	(p)	424,814
General and administrative	123,652	16,400	—		140,052
Information technology	33,813	—	—		33,813
Depreciation and amortization	53,824	8,486	51,534	(q)	113,844
Impairment of intangible assets	—	14,980	—		14,980

Total operating expense	1,680,958	191,669	65,299		1,937,926

Operating income	1,398,922	14,267	(83,268)		1,329,921

Other income (expense):
Interest income	8,119	111	—		8,230
Interest expense	(31,721)	—	—		(31,721)
Foreign currency transactions and other	(7,526)	2,006	—		(5,520)

Total other income (expense)	(31,128)	2,117	—		(29,011)

Earnings before income taxes	1,367,794	16,384	(83,268)		1,300,910
Income tax (expense) benefit	(308,663)	(6,681)	34,140	(r)	(281,204)

Net income	1,059,131	9,703	(49,128)		1,019,706
Redeemable convertible preferred dividends	—	(11,745)	11,745	(s)	—
Less: net income attributable to noncontrolling interests	2,760	—	—		2,760

Net income applicable to common stockholders	$1,056,371	$(2,042)	$(37,383)		$1,016,946

Net income applicable to common stockholders per basic common share	$21.27	$(0.28)	$(1.19)		$19.80

Weighted average number of basic common shares outstanding	49,654	7,309	(5,603	)(t)	51,360

Net income applicable to common stockholders per diluted common share	$20.63	$(0.28)	$(1.29)		$19.06

Weighted average number of diluted common shares outstanding	51,211	7,309	(5,175	)(t)	53,345

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands, except per share data)

1. Basis of Pro Forma Presentation

        The statements and related notes present the pro forma consolidated financial position and results of operations of the combined company to be formed pursuant to the merger based on the historical financial statements of priceline.com and KAYAK (after giving effect to the merger and adjustments described in these notes, subject to the assumptions and limitations described herein), and are intended to reflect the impact of the merger on priceline.com.

        The historical financial information of priceline.com as of and for the nine months ended September 30, 2012 was derived from the unaudited interim consolidated financial statements of priceline.com from the Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, which is incorporated by reference into this proxy statement/prospectus. The historical financial information of priceline.com for the year ended December 31, 2011 was derived from the audited consolidated financial statements from priceline.com's Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement/prospectus. KAYAK's audited historical consolidated financial statements as of and for the year ended December 31, 2011 and unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2012 are included in this proxy statement/prospectus. These statements should be read in conjunction with such historical financial statements.

        The merger between priceline.com and KAYAK will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification, which we refer to as ASC, Topic 805, Business Combinations which we refer to as ASC 805. Under ASC 805, most of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

        The pro forma statements of operations reflects the merger as if it had been completed on January 1, 2011, and the pro forma balance sheet reflects the merger as if it had been completed on September 30, 2012. The statements and these notes include pro forma adjustments based on preliminary valuations of assets and liabilities of KAYAK. These adjustments are preliminary and will be revised at the effective time of the merger as additional information becomes available and as additional valuation work is performed. The final purchase price allocations will be based on estimated fair value of the assets acquired and the liabilities assumed as of the closing of the merger. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed in determining the final purchase price allocations, priceline.com will apply the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. The fair value measurements will utilize estimates based on key assumptions in connection with the merger, including historical and current market data. The final purchase price allocation will be determined after the completion of the merger, and the final allocations may differ materially from those presented in the statements and these notes.

        The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

2. Preliminary Estimated Acquisition Consideration for KAYAK

        Upon completion of the merger, each issued and outstanding share of KAYAK common stock, other than shares owned by priceline.com, KAYAK, or any of their subsidiaries, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, will be converted into the right to receive, at the election of the stockholder, either $40.00 in cash, which we refer to as the cash consideration or a fraction of a share of priceline.com common stock, which we refer to as the stock consideration, in each case subject to the pro ration mechanism provided in the merger agreement and described below. We refer to shares as to which appraisal rights have been perfected and not withdrawn as dissenter shares. Shares of KAYAK common stock as to which the holder elects to receive cash consideration are referred to as cash election shares, shares of KAYAK common stock as to which the holder elects to receive stock consideration are referred to as stock election shares and shares of KAYAK common stock as to which no election has been made, other than dissenter shares, are referred to as no election shares.

        The number of shares of KAYAK common stock that will be converted into the right to receive the cash consideration, which we refer to as the total cash number, will equal 33% of the number of shares of KAYAK common stock outstanding on October 31, 2012 plus 33% of the number of shares of KAYAK common stock issued thereafter pursuant to KAYAK options and KAYAK RSUs outstanding on such date, minus the number of dissenter shares, and the remainder of the shares of KAYAK common stock (other than dissenter shares) will be converted into the right to receive the stock consideration. In the event that the number of cash election shares exceeds the total cash number, then a portion of the cash election shares equal to such excess will be converted into the right to receive stock consideration rather than cash consideration, with such adjustment being made on a pro-rata basis among the cash election shares. In the event that the number of cash election shares is less than the total cash number, then such cash election share shortfall amount will be made up by first converting no election shares into the right to receive cash consideration (on a pro-rata basis among such shares, in the event less than all such shares are so converted), and then any remaining cash election share shortfall will be made up by converting a portion of the stock election shares into the right to receive cash consideration rather than stock cash consideration, with such adjustment being made on a pro-rata basis among the stock election shares. As a result, KAYAK stockholders may receive a different combination of consideration than elected, depending on the elections made by other KAYAK stockholders.

        KAYAK stockholders who receive the merger consideration as stock will receive for each share of KAYAK common stock a fraction of a share of priceline.com common stock determined by dividing $40.00 by the aggregate volume weighted average price per share of priceline.com common stock for the 30 day trading period ending on the second full trading day prior to the effective date, which we refer to as the priceline.com average trading price, provided that the priceline.com average trading price is between (or including) $571.35 and $698.32 per share. If the priceline.com average trading price is below $571.35 then the exchange ratio will be fixed at 0.07001 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. If the priceline.com average trading price is above $698.32 then the exchange ratio will be fixed at 0.05728 shares of priceline.com common stock to be delivered for each share of KAYAK common stock. KAYAK stockholders will hold less than 4% of the total outstanding priceline.com common stock immediately after consummation of the merger (based on the number of shares of priceline.com common stock and shares of KAYAK common stock outstanding as of December 3, 2012 in the aggregate of the issued and outstanding shares of priceline.com common stock).

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

2. Preliminary Estimated Acquisition Consideration for KAYAK (Continued)

        For the purposes of calculating the preliminary estimated acquisition consideration in the pro forma financial statements, the effective date of the merger is assumed to be November 30, 2012. The aggregate weighted average per share price of priceline.com common stock from October 15, 2012 through November 28, 2012 (the 30 trading day period ending two days prior to the assumed effective date of the merger) was $606.13. Since the aggregate volume weighted average per share price of priceline.com common stock was within the range limits of $571.35 and $698.32, the exchange ratio of 0.06599 can be calculated by dividing $40.00 by $606.13.

        Based on KAYAK's estimated shares of common stock and equity awards outstanding as of November 30, 2012, and assuming that all equity awards remain outstanding as of the closing date of the merger, the preliminary estimated acquisition consideration is as follows (in thousands):

  Preliminary Estimated Acquisition Consideration

Number of shares of KAYAK common stock outstanding at November 30, 2012	38,576
Number of KAYAK common shares to be paid through the delivery of priceline.com common stock per merger agreement(1)	25,846
Exchange ratio	0.06599
Number of shares of priceline.com common stock—as exchanged	1,706
priceline.com common stock price on November 30, 2012	$663.19

Estimated fair value of 1.7 million common shares of priceline.com issued to KAYAK common stockholders(1)		$1,131,119
Number of KAYAK common shares to be paid in cash per merger agreement(1)	12,730
Per share cash consideration for KAYAK common stock	$40.00

Estimated cash distribution to KAYAK common stockholders(1)		509,204
Fair value of the vested portion of KAYAK stock options outstanding—0.5 million at November 30, 2012(2)		263,057
Cash settlement of the RSUs which vest immediately prior to the effective date of the merger(3)		707

Total preliminary estimated acquisition consideration		$1,904,087

(1)
As of November 30, 2012, there were 38.6 million KAYAK common shares outstanding. Per the merger agreement, the number of shares of KAYAK common stock that will be converted into the right to receive the cash consideration, which we refer to as the total cash number, will equal 33% of the number of shares of KAYAK common stock outstanding on October 31, 2012 plus 33% of the number of shares of KAYAK common stock issued thereafter pursuant to KAYAK options and KAYAK RSUs outstanding on such date, minus the number of dissenter shares, and the remainder of the shares of KAYAK common stock (other than dissenter shares) will be converted into the right to receive the stock consideration. In the event that the number of cash election shares exceeds the total cash number, then a portion of the cash election shares equal to such excess will be converted into the right to receive stock consideration rather than cash consideration, with such adjustment being made on a pro-rata basis among the cash election shares. In the event that the number of cash election shares is less than the total cash number, then such cash election share shortfall amount will be made up by first converting no election shares into the right to receive

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

2. Preliminary Estimated Acquisition Consideration for KAYAK (Continued)

  cash consideration (on a pro-rata basis among such shares, in the event less than all such shares are so converted), and then any remaining cash election share shortfall will be made up by converting a portion of the stock election shares into the right to receive cash consideration rather than stock cash consideration, with such adjustment being made on a pro-rata basis among the stock election shares. As a result, KAYAK stockholders may receive a different combination of consideration than elected, depending on the elections made by other KAYAK stockholders.

(2)
Under ASC 805, the fair value of vested stock option awards attributed to pre-combination services is accounted for as purchase price consideration. There were a total of 0.7 million vested and unvested KAYAK stock options outstanding as of November 30, 2012 with an estimated fair value of $333 million, of which an estimated $263 million is attributed to pre-combination (merger) related services and accounted for as purchase price consideration under ASC 805.

(3)
The 18 thousand RSUs are subject to accelerated vesting immediately prior to the effective date of the merger and are therefore considered related to pre-combination merger services and are included in the purchase price consideration as per ASC 805.

        Assuming the stock price on the merger date and the aggregate volume weighted average per share price of priceline.com common stock for the 30 trading day period ending two days prior to the effective date of the merger are the same, the estimated consideration value per share of KAYAK common shares exchanged for priceline.com common stock will be as follows:

Closing stock price per share of priceline.com common stock on merger date and aggregate volume weighted average per share price of priceline.com common stock	$514.22	$542.78	$571.35	$634.84	$698.32	$733.24	$768.15
Consideration value per KAYAK common share exchanged for priceline.com common share	$36.00	$38.00	$40.00	$40.00	$40.00	$42.00	$44.00
Total purchase consideration(1)	$1.64 billion	$1.71 billion	$1.78 billion	$1.78 billion	$1.78 billion	$1.84 billion	$1.91 billion

(1)
Based on shares outstanding as of November 30, 2012, and assuming no dissenting shares, the purchase consideration includes the value of priceline.com common stock exchanged for 67% of the outstanding shares of KAYAK common stock, cash consideration for 33% of the outstanding shares of KAYAK common stock, estimated fair value of the vested portion of KAYAK stock options and cash settlement of the restricted stock units. The above table assumes that the aggregate volume weighted average per share price of priceline.com common stock for the 30 trading day period ending two days prior to the closing date of the merger and closing stock price on the closing date of the merger are the same; however total purchase consideration is based on the closing price per share of priceline.com common stock on the closing date of the merger and may differ materially from the amounts shown to the extent the closing stock price per share of priceline.com common stock on the closing date of the merger differs from the aggregate volume weighted average per share price of priceline.com common stock for the 30 trading day period ending two days prior to the closing date of the merger.

3. Preliminary Estimated Purchase Price Allocation

        The allocation of the estimated acquisition consideration for KAYAK is preliminary because the merger with KAYAK has not yet been completed. The preliminary allocation for KAYAK is based on estimates, assumptions, valuations and other studies which have not yet been finalized in order to make

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

3. Preliminary Estimated Purchase Price Allocation (Continued)

a definitive allocation. Accordingly, the pro forma adjustments to allocate the acquisition consideration will remain preliminary until priceline.com's management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma combined financial statements.

        The total preliminary estimated acquisition consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of KAYAK based on their preliminary estimated fair values as follows (in thousands):

  Preliminary Estimated Purchase Price Allocation

		KAYAK
Cash and cash equivalents		$170,140
Accounts receivable and other current assets		67,596
Accounts payable		(17,833)
Accrued expenses		(21,160)
Property and equipment		5,377
Deferred income taxes—asset		69,108
Other assets		1,323
Deferred income taxes—liability		(404,676)
Other long-term liabilities		(3,087)
Intangible assets:
Trade names and domain names	522,000
Customer relationships	396,000
Technology	61,000

Total intangible assets		979,000
Goodwill		1,058,299

Preliminary estimated acquisition consideration		$1,904,087

        Identifiable intangible assets.    Preliminary fair values for the intangible assets were determined based on the relief from royalty method and income approach method. The intangible assets identified were trade names and domain names, customer relationships and technology and will be amortized on a straight-line basis over the following useful lives:

Trade names and domain names	20 years
Customer relationships	20 years
Technology	5 years

        Goodwill.    Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquired workforce of experienced personnel, synergies in products, technologies, skill sets,

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

3. Preliminary Estimated Purchase Price Allocation (Continued)

operations, customer base, and organizational cultures that can be leveraged to enable us to build a successful combined enterprise. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

4. Pro Forma Adjustments

        The final purchase price allocation may result in different allocations for tangible and intangible assets than presented in the Statements and these notes, and those differences may be material. Any transaction related fees included in the statements were not material.

  Balance Sheet

(a) Cash	September 30, 2012 (000's)
To reflect cash consideration paid to KAYAK common shareholders	$(509,204)
To reflect cash consideration paid to holders of KAYAK restricted stock	(707)

Total adjustments to cash	$(509,911)

(b) Accounts receivable	September 30, 2012 (000's)
To eliminate amounts due to KAYAK from priceline.com	$(2,626)

(c) Accrued expenses and other current liabilities	September 30, 2012 (000's)
To eliminate accrued expenses due to KAYAK from priceline.com	$(2,626)

(d) Intangible assets	September 30, 2012 (000's)
To reverse net book value of existing KAYAK intangible assets	$(13,446)
To record fair value of acquired intangibles such as trade names and domain names, customer relationships and technology	979,000

Total adjustments to intangible assets	$965,554

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

4. Pro Forma Adjustments (Continued)

(e) Goodwill	September 30, 2012 (000's)
To reverse existing KAYAK goodwill	$(155,572)
To adjust for purchase consideration in excess of fair value of net assets acquired	1,058,299

Total adjustments to goodwill	$902,727

(f) Deferred income taxes (asset)	September 30, 2012 (000's)
To record an estimated deferred tax asset on the vested portion of KAYAK employee non-qualified stock options ($146 million × an estimated statutory tax rate of 41%)	$59,763

(g) Deferred income taxes (liability)	September 30, 2012 (000's)
To record an estimated deferred tax liability on the fair value of purchased intangibles (fair value of acquired intangibles of $979 million × an estimated statutory tax rate of 41%)	$401,390

(h) Common stock	September 30, 2012 (000's)
To reverse Class A common shares of KAYAK	$(5)
To reverse Class B common shares of KAYAK	(34)
To record $0.008 per share par value of 1.7 million common shares of priceline.com issued to KAYAK shareholders as merger consideration	13

Total adjustments to common stock	$(26)

(i) Additional paid in capital	September 30, 2012 (000's)
To reverse additional paid in capital of KAYAK	(366,442)
To record additional paid in capital related to issuance of common shares of priceline.com issued to KAYAK shareholders as merger consideration (1.7 million common shares of priceline.com × $663.19 closing price per share as of November 30, 2012)	1,131,106
To record additional paid in capital related to vested portion of KAYAK stock options(1)	263,057

Total adjustments to additional paid in capital	$1,027,721

(1)
Reflects the fair value of vested KAYAK stock options. The preliminary estimate of the fair value of vested KAYAK stock options of approximately $263 million to be exchanged for priceline.com

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

4. Pro Forma Adjustments (Continued)

  stock options was estimated using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that, when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value include volatility of 37%-41%, an exchange ratio or 0.06599, the share price of priceline.com common stock as of November 30, 2012 of $663.19 and an expected term of 1-5 years.

(j) Accumulated earnings	September 30, 2012 (000's)
To reverse accumulated earnings of KAYAK	$(12,408)

(k) Accumulated other comprehensive loss	September 30, 2012 (000's)
To reverse accumulated other comprehensive loss of KAYAK	$1,456

Statements of Operations

(l) Advertising revenue and other	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
Elimination of advertising revenue from priceline.com recorded by KAYAK	$(21,795)	$(17,969)

(m) Advertising—Online	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
Reclassification to Advertising-Online from Sales and marketing to conform with priceline.com presentation	$69,709	$60,834
Elimination of Advertising-online to KAYAK recorded by priceline.com	(21,795)	(17,969)

Total adjustments to Advertising-online expense	$47,914	$42,865

(n) Advertising—Offline	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
Reclassification to Advertising-Offline from Sales and marketing to conform with priceline.com presentation	$50,381	$48,711

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

4. Pro Forma Adjustments (Continued)

(o) Sales and marketing	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
Reclassification to Advertising-Online from Sales and marketing to conform with priceline.com presentation	$(69,709)	$(60,834)
Reclassification to Advertising-Offline from Sales and marketing to conform with priceline.com presentation	(50,381)	(48,711)

Total adjustments to Sales and marketing expense	$(120,090)	$(109,545)

(p) Personnel expenses	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
To reverse stock based compensation expense recorded by KAYAK	$(9,117)	$(12,427)
To record stock based compensation expense for unvested stock option awards as of the merger date(1)	$8,462	$44,161

Total adjustments to Personnel expense	$(655)	$31,734

  (1)
  The fair value of the total unvested stock options at the closing date of the merger that will be amortized to stock compensation expense after the merger is approximately $66 million, net of estimated forfeitures.

	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
(q) Depreciation and amortization expense
To reverse amortization expense for existing KAYAK intangibles	$(4,203)	$(6,566)
To record amortization expense for newly identified intangible assets	43,575	58,100

Total adjustments to Depreciation and amortization expense	$39,372	$51,534

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in thousands, except per share data)

4. Pro Forma Adjustments (Continued)

(r) Income tax (expense)benefit	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
To record the tax impact of stock based compensation related to unvested stock option awards as of the merger date for the nine months ended September 30, 2012 and the year ended December 31, 2011 × an estimated statutory tax rate of 41.0%)	$(269)	$13,011
To record the tax impact of net increase in amortization expense (total adjustments for amortization expense on intangibles of $39,372 and $51,534 for the nine months ended September 30, 2012 and the year ended December 31, 2011 × an estimated statutory tax rate of 41.0%)	$16,142	$21,129

Total adjustments to Income tax expense	$15,873	$34,140

	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
(s) Dividends
To reverse dividends on redeemable convertible preferred stock that would have converted to priceline.com common shares at merger date	$(6,644)	$(11,745)

To reverse deemed dividends on redeemable convertible preferred stock that would have converted to priceline.com common shares at merger date	(2,929)	—

	Nine Months Ended September 30, 2012 (000's)	Year Ended December 31, 2011 (000's)
(t) Shares outstanding
Basic
priceline.com weighted average number of shares outstanding	49,830	49,654
priceline.com shares to be issued in replacement of KAYAK's common shares	1,706	1,706

Pro forma weighted average number of basic common shares outstanding	51,536	51,360

Diluted
priceline.com weighted average number of shares outstanding	51,295	51,211
priceline.com shares to be issued in replacement of KAYAK's common shares	1,706	1,706
Dilutive effect of the priceline.com stock options to be issued in replacement of the outstanding KAYAK stock options	472	428

Pro forma weighted average number of basic common shares outstanding	53,473	53,345

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

KAYAK SOFTWARE CORPORATION,

PRICELINE.COM INCORPORATED

and

PRODUCE MERGER SUB, INC.

Dated as of November 8, 2012

Page
ARTICLE I
The Merger; Closing; Effective Time
1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-1
ARTICLE II
Certificate of Incorporation and By-Laws of the Surviving Corporation
2.1.	The Certificate of Incorporation	A-2
2.2.	The By-Laws	A-2
ARTICLE III
Directors of the Surviving Corporation
3.1.	Directors	A-2
ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates
4.1.	Effect on Capital Stock	A-2
4.2.	Election Procedures	A-3
4.3.	Exchange of Certificates	A-5
4.4.	Withholding Rights	A-8
4.5.	Treatment of Stock Plans	A-9
ARTICLE V
Representations and Warranties
5.1.	Representations and Warranties of the Company	A-10
5.2.	Representations and Warranties of Parent and Merger Sub	A-29
ARTICLE VI
Covenants
6.1.	Interim Operations	A-35
6.2.	Acquisition Proposals	A-38
6.3.	Stockholders Meeting	A-42
6.4.	Form S-4 and Joint Proxy Statement/Prospectus	A-42
6.5.	Regulatory and Other Authorizations	A-43
6.6.	Access and Reports	A-45

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2012 (this "Agreement"), is by and among KAYAK Software Corporation, a Delaware corporation (the "Company"), priceline.com Incorporated, a Delaware corporation ("Parent"), and Produce Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," with the Company and Merger Sub sometimes being hereinafter referred to, together, as the "Constituent Corporations").

RECITALS

        WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, and have approved and declared advisable this Agreement;

        WHEREAS, the parties hereto intend that, for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"); and

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Merger Sub, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

        1.2.    Closing.    Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the first (1st) business day (the "Closing Date") following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term "business day" shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

        1.3.    Effective Time.    As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the "Effective Time"). If the Secretary of State of the State of Delaware requires any changes in the Delaware Certificate of Merger as a condition to filing or issuing a certificate that the Merger is effective, the parties shall execute any necessary revisions incorporating such changes; provided, such changes are not inconsistent with and do not result in any material change(s) in the terms of this Agreement.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION

        2.1.    The Certificate of Incorporation.    The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until thereafter duly amended as provided therein or by applicable Law, except that Article 1 of the Charter shall be amended to read in its entirety as follows: "The name of the Corporation is KAYAK Software Corporation."

        2.2.    The By-Laws.    The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS OF THE SURVIVING CORPORATION

        3.1.    Directors.    The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

        4.1.    Effect on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a)    Merger Consideration.    Each share of Class A common stock, par value $0.001 per share (the "Class A Common Stock"), and each share of Class B common stock, par value $0.001 per share (the "Class B Common Stock"), of the Company (collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Stockholders") ((i) and (ii), collectively, the "Excluded Shares")) shall be converted into the right to receive, at the election of the holder thereof as provided in this Article IV, the following consideration:

              (i)  Subject to Section 4.2, each Share that is a Cash Election Share shall be converted into the right to receive $40.00 in cash (the "Per Share Cash Consideration").

             (ii)  Subject to Section 4.2, each Share that is a Stock Election Share shall be converted into a portion of a share (the "Exchange Ratio") of common stock, par value $0.008 per share, of Parent (the "Parent Common Stock") equal to the quotient (the "Exchange Ratio") determined by dividing (A) $40.00 by (B) the Parent Trading Price (the "Per Share Stock Consideration"); provided that (x) if the number determined by dividing $40.00 by the Parent Trading Price is less than or equal to 0.05728, then the Exchange Ratio shall be 0.05728, and

    (y) if the number determined by dividing $40.00 by the Parent Trading Price is greater than or equal to 0.07001, then the Exchange Ratio shall be 0.07001.

            (iii)  Each Share that is a No Election Share shall be converted into the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration, as determined pursuant to Section 4.2.

At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any of the Shares (other than Excluded Shares) and any Shares (other than Excluded Shares) held in book-entry form ("Book-Entry Shares") shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest. As used herein, (x) the term "Per Share Merger Consideration" means, with respect to any Share, either the Per Share Cash Consideration or the Per Share Stock Consideration, as applicable, and (y) the term "Parent Trading Price" means the thirty (30) day aggregate volume-weighted average per share price, rounded to two decimal points, of Parent Common Stock on the NASDAQ Global Select Market ("NASDAQ") (as reported by The Wall Street Journal) for the period of the thirty (30) consecutive trading days ending on the second-to-last full trading day prior to the Closing Date.

          (b)    Cancellation of Excluded Shares.    Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.3(h).

          (c)    Merger Sub.    At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (d)    Adjustments.    If, between the date hereof and the Effective Time, the Parent Common Stock, the Class A Common Stock or the Class B Common Stock shall have been changed into a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.1(d) shall be construed to permit Parent or the Company to take any action with respect to their respective securities that is prohibited by the terms of this Agreement.

        4.2.    Election Procedures.

          (a)   An election form and other appropriate and customary transmittal materials in such form as Parent and the Company shall mutually agree (the "Election Form") shall be (i) filed by Parent as an exhibit to the Form S-4, and (ii) mailed by the Company, together with the Joint Proxy Statement/Prospectus, to each holder of record of Shares as of the record date for the Stockholders Meeting (the "Record Date").

          (b)   Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of Shares to specify (A) the number of such holder's Shares with respect to which such holder elects to receive the Per Share Stock Consideration ("Stock Election Shares"), (B) the number of such holder's Shares with respect to which such holder elects to receive the Per Share Cash Consideration ("Cash Election Shares") or (C) that such holder makes no election with respect to such holder's Shares ("No Election Shares"). Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the date that is five

  (5) business days preceding the Closing Date (the "Election Deadline") shall be deemed to be No Election Shares.

          (c)   Parent shall make available one or more Election Forms as may reasonably be requested from time to time by any Person that becomes a holder (or beneficial owner) of Shares during the period between the Record Date and the Election Deadline, and the Company shall provide to the Exchange Agent all information with respect to such holder reasonably necessary for it to perform as specified herein.

          (d)   Any election contemplated in Section 4.2(b) shall be considered to have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such Certificates) representing all Shares covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the Shares represented by such revoked Election Form shall be deemed No Election Shares, and Parent shall cause the Certificates to be promptly returned without charge to the holder submitting the Election Form upon written request to that effect from such holder. Subject to the terms of this Agreement and of the Election Form, Parent and the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent or Parent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

          (e)   Notwithstanding any other provision contained in this Agreement, the total number of Shares that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 4.1(a) (which, for this purpose, shall be deemed to include Shares that are owned by Dissenting Stockholders) shall equal (i) 12,725,035 Shares (which constitute 33% of the total number of Shares outstanding as of October 31, 2012), plus (ii) 33% of the number of Shares that are issued from and after October 31, 2012 and prior to the Effective Time, pursuant to the exercise or vesting of Company Options or Company RSUs outstanding as of the date hereof (clauses (i) and (ii), together, the "Target Cash Conversion Number").

          (f)    As soon as practicable after the Effective Time (and in no event later than five (5) days after the Effective Time), Parent shall cause the Exchange Agent to effect the allocation among the holders of Shares of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

            (i)    Cash Oversubscribed.    If the total number of the Cash Election Shares (which, for this purpose, shall be deemed to include Shares that are owned by Dissenting Stockholders) (the "Cash Election Number") is greater than the Target Cash Conversion Number, then:

              (A)  each Stock Election Share and No Election Share (which, for this purpose, shall be deemed to exclude Shares that are owned by Dissenting Stockholders) shall be converted into the right to receive the Per Share Stock Consideration; and

              (B)  the number of Cash Election Shares of each holder thereof that shall be converted into the right to receive an amount per Share equal to the Per Share Cash Consideration shall be equal to (x) the number of Cash Election Shares of such holder multiplied by (y) a fraction, the numerator of which is the Target Cash Conversion Number, and the denominator of which is the Cash Election Number, and each of the remaining Cash Election Shares of such holder shall be converted into the right to receive the Per Share Stock Consideration.

            (ii)   Cash Undersubscribed.    If the Cash Election Number is less than the Target Cash Conversion Number (such difference between the Cash Election Number and the Target Cash Conversion Number, the "Shortfall Number"), then:

              (A)  each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

              (B)  the Stock Election Shares and the No Election Shares (which, for this purpose, shall be deemed to exclude Shares that are owned by Dissenting Stockholders) shall be treated in the following manner:

                (x)   if the Shortfall Number is less than or equal to the aggregate number of No Election Shares, then (1) each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration, and (2) the number of No Election Shares of each holder thereof that shall be converted into the right to receive an amount per Share equal to the Per Share Cash Consideration shall be equal to (i) the number of No Election Shares of such holder multiplied by (ii) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of No Election Shares, and each of the remaining No Election Shares of such holder shall be converted into the right to receive the Per Share Stock Consideration; and

                (y)   if the Shortfall Number exceeds the aggregate number of No Election Shares, then (1) each No Election Share shall be converted into the right to receive the Per Share Cash Consideration, and (2) the number of Stock Election Shares of each holder thereof that shall be converted into the right to receive an amount per Share equal to the Per Share Cash Consideration shall be equal to (i) the number of Stock Election Shares of such holder multiplied by (ii) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of No Election Shares, and the denominator of which is the aggregate number of Stock Election Shares, and the remaining Stock Election Shares of such holder shall be converted into the right to receive the Per Share Stock Consideration.

            (iii)  Cash Subscriptions Sufficient.    If the Cash Election Number is equal to the Target Cash Conversion Number, then subparagraphs (i) and (ii) above shall not apply, all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

        4.3.    Exchange of Certificates.

          (a)    Exchange Agent.    At the Effective Time, Parent shall make available or cause to be made available to an exchange agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), amounts in cash and Parent Common Stock sufficient in order for the Exchange Agent to distribute the Per Share Merger Consideration pursuant to Section 4.1(a) and the cash portion of the Company Option Consideration pursuant to Section 4.5(a) (the "Exchange Fund"). The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

          (b)    Exchange Procedures.

            (i)    Certificates.    As soon as practicable after the Effective Time (and in no event later than ten (10) days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of No Election Shares (other than holders of Excluded Shares) represented by Certificates: (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.3(g)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.3(g)) in exchange for the Per Share Merger Consideration. After completion of the allocation procedure set forth in Section 4.2 and upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.3(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or Election Form, as the case may be, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested by such holder of record) that such holder is entitled to receive in respect of such holder's properly surrendered Certificates pursuant to Section 4.2(f), if any, and (B) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.4) equal to (x) the amount of cash (consisting of the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.3(e)), if any, that such holder is entitled to receive in respect of such holder's properly surrendered Certificates pursuant to this Article IV, plus (y) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 4.3(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

            (ii)   Book-Entry Shares.    Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to Section 4.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration and any dividends or other distributions payable thereon pursuant to Section 4.3(c) shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each Book-Entry Share (A) that number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested by such holder of record) that such holder is entitled to receive in respect of such holder's Book-Entry Shares pursuant to Section 4.2(f), if any, and (B) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.4) equal to (x) the amount of cash (consisting of the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.3(e)), if any, that such holder is entitled to receive in respect of such holder's Book-Entry Shares pursuant to Section 4.2(f), plus (y) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 4.3(c), and the Book-Entry Shares of such holder shall forthwith be cancelled.

          (c)    Distributions with Respect to Unexchanged Shares.

            (i)    Certificates.    All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.3(g)) is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.3(g)), there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time and a payment date subsequent to the time of such surrender.

            (ii)   Book-Entry Shares.    Holders of Book-Entry Shares that are entitled to receive shares of Parent Common Stock pursuant to Section 4.2(f) shall be issued and/or paid (A) at the time of payment and delivery of such shares of Parent Common Stock by the Exchange Agent pursuant to Section 4.3(b)(ii), the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, all other dividends and other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time to the extent such holder holds shares of Parent Common Stock on the applicable record date.

          (d)    Transfers.    The Per Share Merger Consideration delivered in accordance with the terms of this Article IV upon the surrender of the Certificates (or, automatically, in the case of Book-Entry Shares) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article IV). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article IV.

          (e)    Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in respect of a holder's Shares. In lieu thereof, any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.3(e) shall be entitled to receive a cash payment, which payment shall be calculated by the

  Exchange Agent as an amount equal to the product of (i) such holder's proportionate interest in a share of Parent Common Stock and (ii) the Parent Trading Price. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including cash, certificates representing shares of Parent Common Stock and the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any holder of Shares (other than Excluded Shares) that has not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.4) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          (g)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.

          (h)    Appraisal Rights.    No Person that has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal by Dissenting Stockholders, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        4.4.    Withholding Rights.    Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

        4.5.    Treatment of Stock Plans.

          (a)    Treatment of Options.    At the Effective Time, each outstanding and unexercised option to purchase Shares (a "Company Option") under the Stock Plans, whether vested or unvested, shall cease to represent an option to purchase Shares and will be converted automatically into (1) options to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Shares subject to the Company Option immediately prior to the Effective Time and (y) the Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of such Company Option immediately prior to the Effective Time divided by (B) the Conversion Ratio and (2) the right of the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (i) the fraction of a whole share of Parent Common Stock that would have resulted from the calculation pursuant to the preceding clause (1) but for the rounding specified therein and (ii) the Parent Trading Price (rounded up or down, as applicable, to the nearest whole cent), less applicable Taxes required to be withheld with respect to such cash payment (the resultant Parent Common Stock option and right to cash specified in clauses (1) and (2), the "Company Option Consideration"); provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Company Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time. For purposes of this Agreement, "Conversion Ratio" shall mean the Exchange Ratio, unless the provisions of Section 4.1(a)(ii)(x) or (y) are applicable, in which case the "Conversion Ratio" shall mean the sum of (i) the product of the Exchange Ratio (as in effect pursuant to Section 4.1(a)(ii)(x) or (y), as applicable) multiplied by 67%, plus (ii) the quotient obtained by dividing (x) the product of (A) the Per Share Cash Consideration multiplied by (B) 33% by (y) the Parent Trading Price.

          (b)    Treatment of Restricted Stock Units.    At the Effective Time, any vesting conditions applicable to each outstanding restricted stock unit (a "Company RSU") under the Stock Plans shall accelerate in full, and each Company RSU shall be cancelled and shall only entitle the holder of such Company RSU to receive as soon as reasonably practicable following the Effective Time an amount in cash equal to (x) the total number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share RSU Consideration, less applicable Taxes required to be withheld with respect to such payment. For purposes of this Agreement, "Per Share RSU Consideration" shall mean the Per Share Cash Consideration unless the provisions of Section 4.1(a)(ii)(x) or (y) are applicable, in which case the "Per Share RSU Consideration" shall mean the sum of (i) the product of the Per Share Cash Consideration multiplied by 33%, plus (ii) 67% multiplied by the product of (x) the Exchange Ratio (as in effect pursuant to Section 4.1(a)(ii)(x) or (y), as applicable) and (y) the Parent Trading Price.

          (c)    Registration.    If registration of any interests in the Stock Plans or other Benefit Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933 (the "Securities Act"), Parent shall file with the Securities and Exchange Commission (the "SEC") on the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Stock Plans or other Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required.

          (d)    Corporate Actions.    At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.5(a) and 4.5(b). Parent shall take all actions which are necessary for the assumption of the Company Options pursuant to Section 4.5(a), including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 4.5. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company RSUs.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.1.    Representations and Warranties of the Company.    Except as set forth in (x) the Company Reports filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor set forth on Section 5.1 of the Company Disclosure Letter or in the "Special Note Regarding Forward-Looking Statements" section of any such Company Reports); or (y) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on the date of this Agreement (the "Company Disclosure Letter") (or disclosed in any other section, subsection or clause of the Company Disclosure Letter, provided that it is reasonably apparent, upon a reading of the disclosure, that such disclosure is applicable or otherwise responsive to such section, subsection or clause of this Section 5.1), the Company hereby represents and warrants to Parent and Merger Sub that:

          (a)    Organization, Good Standing and Qualification.    The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company's and its Subsidiaries' certificates of incorporation and by-laws or similar organizational documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect, and neither the Company nor any of its Subsidiaries is in material violation of any of their respective provisions.

        As used herein, the term (i) "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) "Material Adverse Effect" means any event, change, effect or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

          (A)  the execution of this Agreement and/or the announcement thereof, the pendency or consummation of the Merger and/or the other transactions contemplated by this Agreement (collectively, the "Transactions"), the performance of or compliance with this Agreement by any party with its covenants set forth herein and/or taking or not taking any actions at the request of, or with the express consent of, Parent (including, without limitation, any litigation arising from or related to any of the foregoing provisions of this Section 5.1(a)(ii)(A) and/or the threatened or actual impact on relationships of the Company and its Subsidiaries with customers, vendors, suppliers, distributors, landlords or employees);

          (B)  changes in the economy, financial markets or economic conditions generally in the United States and/or in any other country in which the Company and/or its Subsidiaries conduct operations;

          (C)  changes that are the result of factors generally affecting the online travel industry and/or the online advertising industry;

          (D)  changes in United States generally accepted accounting principles ("GAAP") or in any applicable Law after the date of this Agreement;

          (E)  a decline in the price, or a change in the trading volume, of the Shares on NASDAQ;

          (F)  the failure to meet internal or analysts' expectations, projections or results of operations (provided, however, that the exception in this clause (F) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (A) through (E) or clause (G) of this Section 5.1(a)(ii));

          (G)  any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction in which the Company or its Subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions or directed against the Company's or any of its Subsidiary's facilities wherever located;

provided, further, that, with respect to clauses (B) and (C), such event, change, effect or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the online travel industry and/or the online advertising industry.

          (b)    Capital Structure.

            (i)  The authorized capital stock of the Company consists of 150,000,000 Shares of Class A Common Stock, of which 4,587,563 Shares were outstanding as of the close of business on October 31, 2012, 50,000,000 Shares of Class B Common Stock, of which 33,973,149 Shares were outstanding as of the close of business on October 31, 2012, and 5,000,000 shares of preferred stock, par value $0.001, no Shares of which were outstanding as of the close of business on October 31, 2012. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than (A) 395,485 Shares reserved for issuance pursuant to outstanding awards under the Company's 2012 Equity Incentive Plan (the "2012 Plan") and 694,122 Shares available for issuance as awards under the 2012 Plan, (B) 9,715,741 Shares reserved for issuance pursuant to outstanding awards under the Company's Third Amended and Restated 2005 Equity Incentive Plan, as amended (the "2005 Plan"), (C) 609,914 Shares reserved for issuance pursuant to outstanding awards under the Company's 2004 Stock Incentive Plan (the "2004 Plan" and, collectively with the 2012 Plan and the 2005 Plan, the "Stock Plans") and (D) 16,762 Shares reserved for issuance upon the exercise of the issued and outstanding warrant of the Company (the "Company Warrant"), as of the date hereof, the Company has no Shares reserved for issuance. There are zero Shares available for future awards under each of the 2005 Plan and the 2004 Plan.

           (ii)  Section 5.1(b)(ii) of the Company Disclosure Letter contains a correct and complete list as of October 31, 2012 of options, restricted stock, restricted stock units and other awards outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares and exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a "Lien"), other than Permitted Liens. Except as stated above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, "phantom" stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, "Permitted Liens" means (A) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports, (B) with respect to the leased real property of the Company and its Subsidiaries, (I) defects, exceptions, restrictions, rights of way, easements, covenants, encroachments and other imperfections of title and (II) zoning entitlement, land use, environmental regulations, and building restrictions, none of which impairs the uses of such property as currently used by the Company and its Subsidiaries, such that such impairment, individually or in the aggregate, would not reasonably be expected to be material, (C) Liens for current Taxes not yet due or payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports, (D) mechanics', carriers', workmen's, repairmen's or other similar Liens that arise or are incurred in the ordinary course of business, and (E) other customary Liens levied, assessed or imposed against, or in any manner affecting, the property (tangible or intangible) of the Company and its Subsidiaries that, individually or in the aggregate, would not reasonably be expected to be material.

          (iii)  Section 5.1(b)(iii) of the Company Disclosure Letter sets forth (x) each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and (y) the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

          (iv)  Each Company Option (A) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Company common stock equal to or greater than the fair market value of a share of Company common stock on the date of such grant, (C) was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary action, including, as applicable, approval by the board of directors of the Company, and (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company's Tax returns and the Company Reports, respectively.

          (c)    Corporate Authority; Approval and Opinion of Financial Advisor.

            (i)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject only to adoption of this Agreement by the holders of a majority of the total voting power of the outstanding Shares entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose (the "Requisite Company Vote"). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

           (ii)  At a meeting duly called and held prior to execution and delivery of this Agreement, the board of directors of the Company (A) unanimously determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other Transactions and resolved to recommend adoption of this Agreement to the holders of Shares (the "Company Recommendation"), (B) directed that this Agreement be submitted to the holders of Shares for their adoption as promptly as practicable and (C) received the written opinion of its financial advisor, Houlihan Lokey Financial Advisors, Inc. ("Houlihan Lokey"), to the effect that, as of the date of such opinion, the aggregate Per Share Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and its Subsidiaries), a copy of which opinion will be delivered to Parent, it being understood and agreed that such opinion is for the benefit of the Company's board of directors and may not be relied upon by Parent or Merger Sub. As of the date of this Agreement, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

          (d)    Governmental Filings; No Violations; Certain Contracts.

            (i)  Other than (i) the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such prospectus and proxy statement, as it may be amended or supplemented from time to time, the "Joint Proxy Statement/Prospectus"), (ii) (A) the filing of a Notification and Report Form by the Company pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the termination of the waiting period required thereunder, and (B) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (iii) the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and "blue sky" Laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) any notice pursuant to the rules and regulations of NASDAQ (the "Company Approvals"), no notices, reports, declarations, submissions or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, licenses, permits, Orders or authorizations required to be obtained by the Company from (collectively, "Consents"), any domestic or foreign governmental, quasi-governmental or regulatory authority, agency, commission, body, division, department, bureau, court or other legislative, executive or judicial governmental entity or organized securities exchange (each, a "Governmental Entity"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Antitrust Law" means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation (EC) No. 139/2004 of 20th January 2004 on the control of concentrations between undertakings, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

           (ii)  The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, or conflict with the certificate of incorporation or by-laws of the Company or the similar organizational documents of any of its Subsidiaries, or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination), modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or default under, the creation or acceleration of any obligations under or the creation of a Lien, other than a Permitted Lien, on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other contract, agreement, commitment, instrument or obligation (each a "Contract") binding on the Company or any of its Subsidiaries or to which any of their respective properties, rights or other assets are subject that involves, or would reasonably be expected to, involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $1,000,000 or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions), compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (iii)  The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United

  States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

          (e)    Company Reports; Financial Statements.

            (i)  The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (such filed or furnished forms, statements, reports and documents, including any amendments thereto, the "Company Reports"). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports (the "Sarbanes-Oxley Act"). As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

           (ii)  The Company is and has been since July 19, 2012 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

          (iii)  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the individuals responsible for the preparation of the Company's filings with the SEC on a timely basis. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company's internal control over financial reporting prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company's board of directors (x) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. To the Company's knowledge, no material formal complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. As of the date of this Agreement, the Company has not received any material complaints through the Company's whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or to the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

          (iv)  Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract

  (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company Reports. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any Person that is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act.

           (v)  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules), fairly presents, in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and each of the foregoing financial statements was prepared or, in the case of Company Reports filed or furnished after the date of this Agreement, will be prepared in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (vi)  Subject to any reserves set forth in the Company Reports, the accounts receivable shown on the Company Reports represent valid, bona fide claims against debtors for sales and other charges. The amount carried for doubtful accounts and allowances disclosed in the Company Reports was calculated in accordance with GAAP and in a manner consistent with prior periods. To the Company's knowledge, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable.

        As used herein, the terms "to the Company's knowledge" or "to the knowledge of the Company" mean the actual knowledge of Steven Hafner, Paul English, Keith Melnick, Melissa Reiter and Karen Klein, after due inquiry.

          (f)    Books and Records.    The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Parent, are accurate and complete in all material respects.

          (g)    Absence of Certain Changes.

            (i)  Since July 19, 2012 through the date of this Agreement:

            (A)  the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices;

            (B)  there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

            (C)  there has not been any declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

            (D)  there has not been any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or SEC rules and regulations;

            (E)  there has not been (x) except in connection with the consummation of the Company's initial public offering, any (1) increase in the compensation payable or to become payable to the officers or employees of the Company or its Subsidiaries or (2) payment to any director or officer of the Company or its Subsidiaries of any material bonus, made to any director or officer of the Company or its Subsidiaries of any material profit-sharing or similar payment, or grant to any director or officer of the Company or its Subsidiaries of any rights to receive severance, termination, retention or Tax gross-up compensation or benefits (in any case, except for increases in the ordinary course of business and consistent with past practice) or (y) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, other than Company RSUs granted to the Company's board of directors in compliance with the Stock Plans in effect on the date of this Agreement; and

            (F)  there has not been any agreement to do any of the foregoing.

           (ii)  Since July 19, 2012, there has not been any change in the financial condition, business or results of operations of the Company and its Subsidiaries or any event, change, effect or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

          (h)    Litigation and Liabilities.    There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) except as reflected or reserved against in the Company's consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement and for obligations or liabilities incurred in the ordinary course of business since December 31, 2011, obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that, to the knowledge of the Company, could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any Environmental Law, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by or with (or settlement or consent agreement subject to) any Governmental Entity (collectively, "Orders").

          (i)    Assets.    The Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its material assets, tangible or intangible, free and clear of any Liens, other than Permitted Liens. The Company owns or leases all material tangible personal property used in or necessary to conduct its business as presently conducted by the Company. Each such material item of tangible personal property is in all material respects in good operating condition and repair, ordinary wear and tear excepted.

          (j)    Employee Benefits.

            (i)  Section 5.1(j)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan. For purposes of this Agreement, "Benefit Plans" shall mean all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or "voluntary employees' beneficiary associations," under Section 501(c)(9) of the Code, in each case covering current or former employees, directors or consultants of the Company or any of its Subsidiaries, and each other benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement providing retirement, severance, termination or change in control payments, deferred compensation, vacation, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates. The Company has separately identified in Section 5.1(j)(i) of the Company Disclosure Letter (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a "Non-U.S. Benefit Plan"). For purposes of this Agreement, "ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a "single employer" within the meaning of Section 414 of the Code.

           (ii)  With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (A) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) a written description of such Benefit Plan if such plan is not set forth in a written document, (C) the most recently prepared actuarial report, (D) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (E) the most recent Internal Revenue Service ("IRS") determination or opinion letter, (F) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (G) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last three years with respect to any Benefit Plan.

          (iii)  Each Benefit Plan, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan") and Non-U.S. Benefit Plans, (each, a "U.S. Benefit Plan") has been established, operated and administered in substantial compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. Each U.S. Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such U.S. Benefit Plan. Neither the Company, any Benefit Plan nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Neither the Company nor any of its

  Subsidiaries has engaged in a transaction that would reasonably be expected to result in a material civil penalty under Section 409 or 502(i) of ERISA. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Benefit Plan.

          (iv)  Neither the Company, any of its subsidiaries nor any ERISA Affiliate (x) maintains or contributes to or has within the past six years maintained or contributed to any Benefit Plan that is subject to Subtitles C or D of Title IV of ERISA or that is otherwise a defined benefit pension plan or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan.

           (v)  All material contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet of the Company filed or incorporated by reference in the Company Reports prior to the date of this Agreement.

          (vi)  As of the date of this Agreement, there is no material pending or, to the knowledge of the Company, threatened litigation relating to the U.S. Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any U.S. Benefit Plan or collective bargaining agreement.

         (vii)  There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any U.S. Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

        (viii)  Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Transactions will (w) entitle any employees or consultants of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (ix)  No Benefit Plan or other agreement provides any person with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise or additional taxes imposed under Sections 4999 or 409A of the Code.

           (x)  All Non-U.S. Benefit Plans comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

        (k)    Compliance with Laws; Licenses; Regulatory Matters.

          (i)    Since June 30, 2011, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, or License of, issued, promulgated or entered into by or with, any Governmental Entity (collectively, "Laws"), except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except with respect to regulatory matters covered by Section 5.1(d)(i), no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

          (ii)   The Company and each of its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity or third party ("Licenses") necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted, except those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and all such Licenses are in full force and effect. No default under, or violation of, any such License has occurred, except for any such default or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there has not been threatened any revocation, modification, cancellation or transfer of any material Licenses of the Company and its Subsidiaries.

        (l)    Material Contracts.

          (i)    Except for this Agreement and Contracts filed as exhibits to the Company Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract:

            (A)  that limits or purports to limit, curtail or restrict, in any material respect, either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of sixty (60) days or less;

            (B)  for any joint venture, partnership, strategic alliance or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by the Company or any of its Subsidiaries in excess of $1,000,000 in any calendar year;

            (C)  that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness of any Person in excess of $1,000,000 or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Merger and the other Transactions;

            (D)  that, individually or together with related Contracts, provides for any acquisition, disposition, lease, license, use, distribution or outsourcing of assets, services, rights or properties with a value or requiring fees in any calendar year in excess of $1,000,000 or that is otherwise material to the business of the Company or any of its Subsidiaries;

            (E)  that is a collective bargaining agreement;

            (F)  that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $1,000,000 in any calendar year, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of sixty (60) days or less;

            (G)  that includes an indemnification obligation of the Company or any of its Subsidiaries in a Contract that was entered into by the Company or its Subsidiaries outside the ordinary course of business;

            (H)  that provides for any standstill, most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject or a beneficiary thereof, which is material to the Company or any of its Subsidiaries, taken as a whole, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of sixty (60) days or less;

            (I)   between the Company and its Subsidiaries, on the one hand, and the Company's Affiliates (other than Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC; and

            (J)   that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000 (other than any Stock Plans or agreements entered pursuant thereto).

Each such contract described in clause (i) above, together with all Contracts filed as exhibits to the Company Reports, is referred to herein as a "Material Contract."

          (ii)   Each of the Material Contracts is and after the Effective Time will continue to be valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and each of the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company's knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Material Contract. Each of the Company and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder, and neither the Company nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, change the scope of rights and obligations under or not to renew such Material Contract.

        (m)    Real Property.    The Company does not own any real property. With respect to the real property leased or subleased to the Company or its Subsidiaries, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        (n)    Takeover Statutes.    The board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement, the Merger and the other Transactions all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and all takeover-related provisions set forth in the certificate of incorporation or bylaws of the Company. No other "business combination," "control share acquisition," "fair price," "moratorium" or other anti-takeover Laws (collectively, "Takeover Laws") apply or purport to apply to this Agreement, the Merger or any other Transactions.

        (o)    Environmental Matters.    Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have at all times been in compliance with all applicable Environmental Laws; (ii) there have been no Releases of Hazardous Materials by the Company or any of its Subsidiaries and Hazardous Materials are not otherwise present in, on, under, from or affecting any properties or facilities currently leased by the Company or any of its Subsidiaries or, to the knowledge of the Company, formerly owned, leased or operated by the Company, any of its Subsidiaries or any predecessor of any of them under circumstances that could reasonably be expected to result in any claims or liabilities affecting the Company or any of its Subsidiaries; (iii) to the knowledge of the Company, no other Person whose conduct could result in liability to the Company or any of its Subsidiaries has Released, placed or disposed of any Hazardous Materials at any other location under circumstances that could reasonably be expected to result in any claims or liabilities affecting the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any predecessor of any of them is subject to Order of or with any Governmental Entity or any indemnity or other Contract obligation with any other Person relating to obligations or liabilities under Environmental Laws or concerning Hazardous Materials; (v) neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or is subject to any proceeding or, to the knowledge of the Company, investigation relating to or alleging noncompliance with or liability under Environmental Laws, and, to the knowledge of the Company, no such matter has been threatened; and (vi) the Company has made available to Parent copies of all environmental reports, studies and assessments in its possession relating to the Company or any of its Subsidiaries or their respective current or, to the extent in the Company's possession, former properties, facilities or operations.

        (p)   For the purposes of this Agreement, the following terms shall have the meanings assigned below:

          (i)    "Environmental Laws" means any federal, state, local or foreign statute, Law or Order relating to: (A) the protection, preservation or restoration of the environment, health, safety, or natural resources or (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Materials.

          (ii)   "Hazardous Materials" means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

          (iii)  "Release" means any spilling, leaking, pumping, pouring, emitting, placing, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

        (q)    Taxes.    Except as set forth on Section 5.1(q) of the Company Disclosure Letter:

          (i)    all income, franchise and other material Tax Returns that are required to be filed by the Company or any of the Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings); all such Tax Returns are complete and accurate in all material respects and all income, franchise and other material amounts of Tax due and owing by the Company or any of the Subsidiaries (whether or not shown on any Tax Returns) have been duly and timely paid (after giving effect to any valid extensions of time in which to make such filings or payments), except with respect to matters contested in good faith;

          (ii)   the Company and each of the Subsidiaries have withheld and timely paid to the appropriate authorities proper and accurate amounts for all periods in material compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation);

          (iii)  no issues that have been raised by the relevant taxing authority in writing in connection with any examination of the Tax Returns referred to in clause (i) above are currently pending, no such Tax Return is currently being examined by any taxing authority nor has the Company or any of the Subsidiaries received any written notice from a taxing authority that it intends to conduct such examinations and all deficiencies asserted or assessments made, if any, as a result of any such examinations have been paid in full, settled or withdrawn;

          (iv)  neither the Company nor any of the Subsidiaries is a party to any Contract providing for the allocation or sharing of Taxes with a Person other than the Company or a Subsidiary;

          (v)   (A) no written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, and (B) the Company is not, and during the past five years has never been, a "United States real property holding corporation" within the meaning of Section 897 of the Code;

          (vi)  neither the Company nor any of the Subsidiaries (A) has engaged in any "listed transaction" as defined in Treasury Regulations Section 1.6011-4(b)(2), (B) has ever been a member of any consolidated, combined, unitary or similar Tax group other than a group of which the Company is the common parent, (C) has transferee or successor liability for the unpaid material Taxes of any other Person, (D) has granted any extension for the assessment or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which Taxes have not since been paid, (E) is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities, (F) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (G) has granted to any Person any power of attorney that is currently in force with respect to any material Tax matter; and

          (vii) none of the Company, any of the Subsidiaries or any Person acting on their behalf has (A) agreed to or is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method, has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations or (B) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law.

        As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

        (r)    Labor Matters.    (i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization. There is no pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers' compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship.

        (s)   For the past five years, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act") or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

        (t)    Intellectual Property.

          (i)    Section 5.1(t)(i) of the Company Disclosure Letter sets forth a complete and accurate list of Company Registered Intellectual Property, including the owner of such Intellectual Property, the application or registration number, date and jurisdiction (as applicable), and with respect to Internet domain names, the applicable domain name registrar. The Company Registered Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's or its Subsidiaries' use of, or its rights to, such Intellectual Property. Without limiting the foregoing, all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining and perfecting the Company's and its Subsidiaries' interest in the Company Registered Intellectual Property, except for such instances where the failure to make such payments or filings, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (ii)   The Company or one of its Subsidiaries is the sole and exclusive owner of all material Company Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. Neither the Company nor any of its Subsidiaries has received in the eighteen (18) months prior to the date of this Agreement any written notice of a claim challenging the legality, validity, enforceability or ownership of any material Company Owned Intellectual Property.

          (iii)  To the knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as presently conducted, except where the failure to have such rights, individually or in aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          (iv)  To the knowledge of the Company, the Company and each of its Subsidiaries have obtained from all Persons (including any and all Company Persons) that have created any portion of, or otherwise that would have any rights in or to, the Company Owned Intellectual Property, valid and enforceable written assignments to the Company and its Subsidiaries of any such work, invention, improvement or other rights. No Company Person has an ownership interest in any Intellectual Property that is integral to the operation of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, no Company Person: (A) is in violation of any material term or covenant of any Contract relating to invention disclosure (including patent disclosure), invention assignment, confidentiality, non-disclosure or any other Contract with any other party by virtue of such Person's being employed by, or performing services for, the Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (B) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such Person has assigned or otherwise granted, or is obligated to assign or otherwise grant, to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

          (v)   To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company Owned Intellectual Property by any third party. Neither the Company nor any of its Subsidiaries has any pending action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company Intellectual Property Agreement.

          (vi)  With respect to Company Intellectual Property Agreements, to the knowledge of the Company, (A) neither the execution of this Agreement nor the consummation of the Transactions will result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit remedy or payments, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments, in each case, under any Company Intellectual Property Agreement in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (B) none of the Company Intellectual Property Agreements grants any exclusive rights to or under any Company Owned Intellectual Property to any third party; (C) there are no pending material disputes between the Company or any of its Subsidiaries, and any third party regarding the scope of any Company Intellectual Property Agreements or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder, and neither the Company nor any of its Subsidiaries has breached any Company Intellectual Property Agreement in a manner that would have a material impact on the business of the Company or its Subsidiaries; and (D) no third party that has licensed Intellectual Property to the Company or any of its Subsidiaries pursuant to a Company Intellectual Property Agreement has ownership or license rights to improvements or derivative works of such Intellectual Property.

          (vii) Each Company Intellectual Property Agreement is and after the Effective Time will continue to be valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, in accordance with its terms and is in full force and effect, and each of the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company's knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company Intellectual Property Agreement. Neither the Company nor any of its Subsidiaries has received written notice from the other party to any Company Intellectual Property Agreement of any intention to cancel, terminate, change the scope of rights and obligations under or not to renew such Company Intellectual Property Agreement.

          (viii)  To the knowledge of the Company, the operation by the Company and its Subsidiaries of their respective businesses (A) has not infringed or misappropriated, in any material respect, and does not infringe or misappropriate, in any material respect, the Intellectual Property rights of any Person or (B) has not constituted and does not constitute unfair competition or trade practices under applicable Law. Neither the Company nor any of its Subsidiaries has received any written notice from any Person in the eighteen (18) months before the date of this Agreement (1) claiming that such operation (x) infringes or misappropriates, in any material respect, the Intellectual Property rights of any Person or (y) constitutes unfair competition or trade practices under applicable Law, or (2) expressly offering to license to the Company or any of its Subsidiaries any patents in order to avoid infringement of those patents.

          (ix)  Neither the Company nor any of its Subsidiaries has disclosed or conveyed any Open Source Materials to any Person other than to the Company, its Subsidiaries or their respective employees or other representatives. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of any of the terms of any license to any Open Source Materials. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has (A) distributed Open Source Materials in conjunction with any Company Owned Intellectual Property, or (B) used Open Source Materials, in either case, in such a way that creates or purports to create obligations for the Company or any such Subsidiary with respect to any Company Owned Intellectual Property or grants, or purports to grant, to any Person, any rights or immunities under any Company Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge), except for such instances where such distribution or use, individually or in aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          (x)   To the knowledge of the Company, neither the Company nor any of its Subsidiaries has made any of its Trade Secrets or other material confidential or proprietary information that it intended to maintain as confidential available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

          (xi)  None of the Company, any of its Subsidiaries or any other Person acting with authorization on behalf of the Company has disclosed or delivered to any other Person (including escrow agents) or authorized the disclosure or delivery by any escrow agent or other Person to any other Person, any source code owned by the Company or any of its Subsidiaries that is material to the operation of their respective businesses.

          (xii) Neither the execution of this Agreement, nor the consummation of the Merger and the other Transactions, will, under any Contract to which Company or any of its Subsidiaries is bound, result in Parent or Company or any Subsidiary of Company being (A) bound by or subject to any obligation to grant licenses, covenants not to assert, or other rights with respect to its respective Intellectual Property, which such party was not bound by or subject to prior to the Closing, or (B) obligated to pay any material royalties, honoraria, fees or other payments to any Person, with respect to Intellectual Property, in excess of those obligations by such party prior to the Closing.

          (xiii)  Each of the Company and its Subsidiaries has (A) complied in all material respects with its published privacy policies and internal privacy policies and guidelines and all Privacy and Security Laws, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, customers and other third parties that have provided information to the Company or any of its Subsidiaries) and (B) taken commercially reasonable measures to ensure that personally identifiable information is protected, in all material respects, against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company, any of its Subsidiaries, or any Company Person.

          (xiv) No Person (including any Governmental Entity) has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information by the Company, any of its Subsidiaries, or any Company Person and, to the knowledge of the Company, there is no reasonable basis for any such claim or action. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions (and the disclosure to and use by Surviving Corporation and Parent and its Affiliates of such information after the Effective Time) will comply with the Company's and each of its Subsidiaries' applicable privacy policies and with all applicable Privacy and Security Laws (including any such Laws in the jurisdictions where the applicable information is collected). The Company and each of its Subsidiaries has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Privacy and Security Laws and has filed any required registrations with the applicable data protection authority, except for any failures that are or would reasonably be expected to be material.

          (xv) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. To the knowledge of the Company, no person has gained unauthorized access to the Company's or its Subsidiaries' material IT Assets.

          (xvi) Each of the Company and its Subsidiaries has complied with the requirements of, and satisfied the standards of the applicable version of, the Payment Card Industry Data Security Standard as published by the Payment Card Industry Security Standards Council since such requirements and standards have been applicable to the Company or its Subsidiaries.

          (xvii)  For purposes of this Agreement, the following terms have the following meanings:

        "Company Intellectual Property Agreement" means any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound and pursuant to which the Company or any of its Subsidiaries has granted any material rights with respect to any Company Owned Intellectual Property or has been granted any material rights with respect to any Intellectual Property owned by a third party that is integral to the operation of the business of the Company and its Subsidiaries as currently conducted (except for software licensed to the Company or any of its Subsidiaries under generally available retail shrink-wrap or click-wrap licenses and used in the businesses of the Company or any of its Subsidiaries).

        "Company Owned Intellectual Property" means any and all Intellectual Property that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

        "Company Person" means any current, former, or retired employee, consultant, independent contractor, officer and director of the Company or any of its Subsidiaries.

        "Company Registered Intellectual Property" means any and all Company Owned Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity.

        "Intellectual Property" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

        "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, and all associated documentation.

        "Open Source Materials" means any software or other materials that are distributed pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org).

        "Privacy and Security Laws" means Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign Laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

        (u)    Prohibited Payments.    Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any Affiliates, directors, officers, stockholders, members, limited or general partners, agents, employees or other persons acting on behalf of such persons has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a "Proscribed Recipient") for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person. The Company and its Subsidiaries have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act (the "FCPA"), including maintaining adequate internal controls as required by the FCPA and complying with the recordkeeping provisions of the FCPA.

        (v)    Insurance.    All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries ("Insurance Policies") are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        (w)    Information Supplied.    None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 of Parent (together with any amendments or supplements thereto, the "Form S-4") to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent, Merger Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Form S-4 or the Joint Proxy Statement/Prospectus.

        (x)    Brokers and Finders.    Neither the Company nor, to the Company's knowledge, any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees payable by the Company and/or any of its Subsidiaries in connection with the Merger or the other Transactions, except that the Company has employed Houlihan Lokey as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Houlihan is entitled to any fees and expenses in connection with the Merger or the other Transactions.

        (y)    Acknowledgement by the Company.    The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 5.2. The representations and warranties by Parent and Merger Sub contained in Section 5.2 constitute the sole and exclusive representations and warranties of Parent, Merger Sub and their respective Subsidiaries and Representatives in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

        5.2.    Representations and Warranties of Parent and Merger Sub.    Except as set forth in (x) the forms, statements, certifications, reports and documents required to be filed with or furnished to the SEC prior to the date of this Agreement by Parent pursuant to the Exchange Act or the Securities Act (the "Parent Reports") (excluding, in each case, any disclosures set forth in any risk factor set forth on Section 5.2 of the Parent Disclosure Letter or in the "Special Note Regarding Forward-Looking Statements" section of any such Parent Reports); or (y) the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on the date of this Agreement (the "Parent

Disclosure Letter") (or disclosed in any other section, subsection or clause of the Parent Disclosure Letter, provided that it is reasonably apparent, upon a reading of the disclosure, that such disclosure is applicable or otherwise responsive to such section, subsection or clause of this Section 5.2), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that:

        (a)    Organization, Good Standing and Qualification.    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, and is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, complete and correct copies of the certificate of incorporation and bylaws of Parent, in each case as amended to the date of this Agreement. The certificate of incorporation and bylaws of Parent are in full force and effect, and Parent is not in material violation of their respective terms.

        As used herein, the term "Parent Material Adverse Effect" means any event, change, effect or occurrence that has a material adverse effect on the financial condition, business or results of operations of Parent taken as a whole; provided, however, that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, shall constitute a Parent Material Adverse Effect or be considered in determining whether a Parent Material Adverse Effect has occurred or would be reasonably likely to occur:

            (A)  the execution of this Agreement and/or the announcement thereof, the pendency or consummation of the Merger and/or the other Transactions, the performance of or compliance with this Agreement by any party with its covenants set forth herein and/or taking or not taking any actions at the request of, or with the express consent of, the Company including without limitation, any litigation arising from or related to this Section 5.2(a)(A) and/or threatened or actual impact on relationships of Parent with customers, vendors, suppliers, distributors, landlords or employees);

            (B)  changes in the economy, financial markets or economic conditions generally in the United States and/or in any other country in which Parent or any of its Subsidiaries conducts operations;

            (C)  changes that are the result of factors generally affecting the online travel industry;

            (D)  changes in GAAP or in any applicable Law after the date of this Agreement;

            (E)  a decline in the price, or a change in the trading volume, of the Parent Common Stock on NASDAQ; and

            (F)  the failure to meet internal or analysts' expectations or projections or results of operations (provided, however, that the exception in this clause (F) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Parent Material Adverse Effect has occurred except to the extent such underlying causes are otherwise excluded pursuant to any of clauses (A) through (E) or clause (G) of this Section 5.2(a)(ii));

            (G)  any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction in which Parent or any of its

    Subsidiaries has material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions or directed against the facilities of Parent or any of its Subsidiaries wherever located;

provided, further, that, with respect to clauses (B) and (C), such event, change, effect or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on Parent compared to other companies operating in the online travel industry.

        (b)    Capitalization of Parent.

          (i)    The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock, of which 49,865,461 shares of Parent Common Stock were outstanding as of the close of business on November 2, 2012 and 150,000,000 shares of preferred stock, par value $0.01, of Parent, of which no shares were outstanding as of the close of business on November 2, 2012. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than 2,394,644 shares of Parent Common Stock reserved for issuance under Parent's employee or director benefit plans, Parent has no shares of Parent Common Stock reserved for issuance. All shares of Parent Common Stock to be issued in the Merger will be, when issued in accordance with the terms hereof, duly authorized and validly issued, fully paid and nonassessable and free and clear of any Liens, and not subject to any preemptive rights or any restrictions on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

          (ii)   Except as stated above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, "phantom" stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or Merger Sub is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or Merger Sub.

        (c)    Capitalization of Merger Sub.    The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

        (d)    Corporate Authority.    No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other Transactions. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (e)    Governmental Filings; No Violations; Etc.

          (i)    Other than (i) the filing by Parent of the Form S-4 of which the Joint Proxy Statement/Prospectus is a part, (ii) (A) the filing of a Notification and Report Form by Parent pursuant to the HSR Act and the termination of the waiting period required thereunder, and (B) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (iii) the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and "blue sky" Laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) any notice pursuant to the rules and regulations of NASDAQ, no Consents are required to be made by Parent or Merger Sub with, or are required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

          (ii)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, or conflict with the certificate of incorporation or by-laws of Parent or Merger Sub or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination), modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or default under, the creation or acceleration of any obligations under or the creation of a Lien, other than a Permitted Lien, on any of the assets of Parent pursuant to any Contracts binding upon Parent or to which any of its properties, rights or other assets are subject that involves, or would reasonably be expected to, involve aggregate payments by or to the Parent in excess of $1,000,000 or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 5.2(e)(i), under any Law to which Parent is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        (f)    Parent Reports; Financial Statements.

          (i)    Parent has filed or furnished, as applicable, on a timely basis, all Parent Reports furnished by it with the SEC pursuant to the Exchange Act or the Securities Act. Each of the Parent Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (ii)   Parent is and has since December 31, 2010 been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

          (iii)  Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to the individuals responsible for the preparation of Parent's filings with the SEC on a timely basis. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent's internal control over financial reporting prior to the date of this Agreement, to Parent's auditors and the audit committee of Parent's board of directors (x) all significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. To Parent's knowledge, no material formal complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Parent. As of the date of this Agreement, Parent has not received any material complaints through the Parent's whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or to the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting.

          (iv)  Neither Parent nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in its published financial statements or other Parent Reports.

          (v)   Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders' equity (deficit) and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (vi)  Subject to any reserves set forth in the Parent Reports, the accounts receivable shown on the Parent Reports represent valid, bona fide claims against debtors for sales and other charges. The amount carried for doubtful accounts and allowances disclosed in the Parent Reports was calculated in accordance with GAAP and in a manner consistent with prior periods. To Parent's knowledge, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable.

        As used herein, the terms "to Parent's knowledge" or "to the knowledge of Parent" shall mean the actual knowledge of Jeffery Boyd, Daniel Finnegan and Peter Millones, after due inquiry.

        (g)    Litigation.    There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of Parent, threatened against Parent, and Parent is not a party to or subject to the provisions of any Order, that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

        (h)    Absence of Certain Changes.    Since December 31, 2011, there has not been any change in the financial condition, business or results of operations of Parent or any event, change, effect or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        (i)    Information Supplied.    None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4, including the Joint Proxy Statement/Prospectus forming a part thereof, will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information provided by or required to be provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Form S-4 or the Joint Proxy Statement/Prospectus.

        (j)    Ownership of Shares.    Before the action of the board of directors of the Company on November 8, 2012, neither Parent nor any of its Affiliates was or became an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of its Subsidiaries beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

        (k)    Available Funds.    Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Exchange Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

        (l)    Taxes.

          (i)    All material federal Tax Returns and Tax Returns with respect to a material amount of Tax that are required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings); all such Tax Returns are complete and accurate in all material respects and all income, franchise, and other material amounts of Tax due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Returns) have been duly and timely paid (after giving effect to any valid extensions of time in which to make such filings or payments), except with respect to matters contested in good faith;

          (ii)   (A) no issues that have been raised by the relevant taxing authority in writing in connection with any examination of any Tax Returns referred to in clause (i) above that are or would reasonably be expected to be material to parent are currently pending, (B) no such Tax Return is currently being examined by any taxing authority, (C) neither Parent nor any of its Subsidiaries has received any written notice from a taxing authority that it intends to conduct such examinations and (D) all deficiencies asserted or assessments made, if any, as a result of any such examinations that would reasonably be expected to have a Parent Material Adverse Effect have been paid in full, settled or withdrawn;

          (iii)  neither Parent nor any of its Subsidiaries has engaged in any "listed transaction" as defined in Treasury Regulations Section 1.6011 4(b)(2); and

          (iv)  neither Parent nor Merger Sub, nor to Parent's knowledge, any other Affiliate of Parent, has taken or agreed to take any action, or knows of any circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (m)    Compliance with Laws.    Since June 30, 2011, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any applicable Law, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except with respect to regulatory matters covered by Section 5.2(e)(i), no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (n)    Acknowledgement by Parent.    Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 5.1. The representations and warranties by the Company contained in Section 5.1 constitute the sole and exclusive representations and warranties of the Company, its Subsidiaries and their respective Representatives in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by the Company.

ARTICLE VI

COVENANTS

        6.1.    Interim Operations.

          (a)   The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (which such approval shall not be unreasonably withheld, conditioned or delayed), and except (i) as otherwise expressly contemplated by this Agreement), (ii) as required by applicable Laws and (iii) as set forth in Section 6.1(a) of the Company Disclosure Letter, the business of the Company and its Subsidiaries taken as a whole (the "Business") shall be conducted in the ordinary and usual course consistent with past practice in all material respects and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their collective business organizations intact, maintain their material Licenses that are integral to the operation of the Business as currently conducted and keep available the services of its and its Subsidiaries' present employees and agents who are integral to the operation of the Businesses as currently conducted and use commercially reasonable efforts to maintain, in all material respects, existing relations and goodwill with Governmental Entities, customers, suppliers, distributors and employees whom, in the reasonable discretion of the Company, are currently engaged in relationships with the Company and/or its Subsidiaries that are integral to the operation of the

  Business as currently conducted; provided, however, that any action which the Company and/or its Subsidiaries is permitted to take pursuant to Section 6.1(b) in accordance with the terms thereof shall not be deemed to be a breach of this Section 6.1(a).

          (b)   In furtherance of the foregoing Section 6.1(a), from the date hereof until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as required by applicable Law, (C) as Parent may approve in writing (which such approval shall not be unreasonably withheld, conditioned or delayed), or (C) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not and shall not permit its Subsidiaries to:

              (i)  adopt or propose any change in its certificate of incorporation or by-laws or similar organizational documents other than any administrative or ministerial changes made to any certificate of incorporation or by-laws or similar organizational documents of any Subsidiary of the Company which is not otherwise restricted under any other clause of this Section 6.1(b);

             (ii)  merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or liquidate all or a material part of its assets;

            (iii)  acquire assets outside of the ordinary course of business from any other Person, other than (i) acquisitions pursuant to Contracts in effect as of the date hereof and related to matters described in Section 6.1(a)(iii) of the Company Disclosure Letter and (ii) acquisitions pursuant to which the total value or purchase price paid or payable by the Company and its Subsidiaries would not exceed $2,000,000, individually or in the aggregate;

            (iv)  issue, deliver, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except for the issuance of Shares in respect of Company Options, Company RSUs and/or the Company Warrant outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement;

             (v)  make any loans or advances to any Person (other than advances made in the ordinary course of business consistent with past practice to employees of the Company and its Subsidiaries for reimbursement of expenses, including relocation expenses, in amounts not to exceed $250,000 individually or $2,000,000 in the aggregate for all such advances) or any capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);

            (vi)  (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary), (B) purchase, redeem or otherwise acquire any shares of capital stock or other securities, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other securities, except for (i) any split, combination or reclassification of capital stock of any wholly-owned Subsidiary of the Company, or any issuance of any securities of a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (ii) purchases, redemptions or other acquisitions of capital stock or other securities (y) permitted by the terms of the Stock Plans or (z) permitted by the terms of any plans, arrangements or Contracts existing on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Section 6.1) between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries, or (iii) the issuance of Shares in respect of Company Options, Company RSUs and/or the Company Warrant outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement, or (C) enter into any agreement with respect to the voting of its capital stock;

           (vii)  incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, enter into any "keep well" or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing that, individually or in the aggregate, exceeds $5,000,000;

          (viii)  make or authorize any payment of, or accrual or commitment for, any capital expenditure in excess of $4,000,000 in the aggregate;

            (ix)  enter into (A) any Contract that would have been a Material Contract (other than any Contract described in clause (D) of Section 5.1(l)(i)) had it been entered into prior to the date of this Agreement or (B) any Company Intellectual Property Agreement, other than (in the case of clause (B) only) in the ordinary course of business consistent with past practice;

             (x)  make any changes with respect to accounting policies or procedures, except to the extent required by GAAP or SEC rules and regulations;

            (xi)  settle or compromise, or offer or propose to settle or compromise, any actions, suits, claims, hearings, arbitrations, litigations, investigations or other proceedings before a Governmental Entity (each a "Proceeding") if the foregoing would (A) require the payment of monetary damages by the Company or any of its Subsidiaries after the date hereof of any amount in excess of $1,000,000 per Proceeding or $5,000,000, in the aggregate, for all such Proceedings, net of applicable reserves as set forth in the consolidated balance sheet of the Company as of September 30, 2012 and any applicable insurance coverage, or (B) involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of the Company and its Subsidiaries, taken as a whole;

           (xii)  (A) make, change or rescind any material Tax election, (B) file any material amended Tax Return of the Company or any of the Subsidiaries, (C) adopt or change any material method or period of Tax accounting, (D) settle or compromise any material Tax claim, (E) surrender any material claim for a refund of Taxes, (F) enter into any closing agreement relating to Taxes, (G) file any material Tax Return that is inconsistent with past practice, or (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

          (xiii)  transfer, sell, lease, assign, license, mortgage, subject to Liens (other than Permitted Liens), pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets (including Intellectual Property), licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries that would, individually or in the aggregate, exceed $1,000,000, other than in the ordinary course of business consistent with past practice;

          (xiv)  except as required pursuant to existing written, binding agreements in effect prior to the date hereof and set forth in Section 5.1(j) of the Company Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) increase in any manner the compensation, bonus, pension, welfare, fringe, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (C) become a party to, establish, adopt,commence participation in, amend or terminate any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of the Company or its Subsidiaries (or newly hired employees) or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (E) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) terminate without cause the employment of any executive officer of the Company, or (H) forgive any loans or issue any loans to directors, officers or employees of the Company or any of its Subsidiaries (other than travel and relocation expense advances in immaterial amounts made in the ordinary course of business consistent with past practice to employees of the Company and its Subsidiaries);

            (xv)  implement or announce any plant closing, material reduction in labor force or other layoffs of employees that would be expected to incur liability under the WARN Act (or any similar state, local or foreign Law) with respect to the Company or any of its Subsidiaries;

          (xvi)  enter into any joint venture through a general partnership, limited partnership, limited liability company or similar strategic alliance vehicle or other similar arrangement, with any Person (for purposes of clarity, the foregoing does not include any advertising, content, affiliate, marketing or supplier agreements entered into by the Company in the ordinary course of business, whether or not referred to colloquially as partnerships, strategic relationships or otherwise described with similar phrases);

         (xvii)  enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) Affiliate or family member of any such officer or director or (iii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or any Affiliate or family member of such record or beneficial owner, on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (other than (A) grants of Company Options made to new hires in a manner and amount generally consistent with past practice, and (B) grants of Company RSUs made to members of the Company's board of directors on their respective appointment anniversary dates); or

        (xviii)  agree, authorize or commit to do any of the foregoing.

        6.2.    Acquisition Proposals.

          (a)    No Solicitation or Negotiation.    (i) The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of its or their respective officers and directors shall, and that it shall instruct and use commercially reasonable efforts to cause its and its Subsidiaries' employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, "Representatives") not to, directly or indirectly:

            (A)  initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

            (B)  enter into any agreement or agreement in principle with any Person concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement concerning an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.2(a)(ii)) (an "Alternative Acquisition Agreement") or grant any waiver, amendment or release under any standstill or confidentiality agreement concerning an Acquisition Proposal (except in respect of any standstill agreement entered into by the Company in compliance with Section 6.2(a)(ii)); or

            (C)  engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal.

           (ii)  Notwithstanding anything in this Section 6.2 to the contrary, at any time following the receipt of an Acquisition Proposal that was made on or after the date hereof in circumstances not otherwise involving a breach of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person that has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than fifty percent (50%) of the assets (on a consolidated basis) or more than fifty percent (50%) of the total voting power of the equity securities of the Company (by acquisition, merger or otherwise) if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to such Person than those contained in the Confidentiality Agreement (provided that any such confidentiality agreement shall expressly permit the Company to provide copies of forms of agreements in respect of such Acquisition Proposal to Parent and its Representatives as contemplated in Section 6.2(e) and any such confidentiality agreement need not contain a standstill provision) and promptly discloses (and, if applicable, contemporaneously provides copies of) any non-public information so provided to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person (and its Representatives) that has made such an unsolicited bona fide written Acquisition Proposal; and (C) after having complied with Section 6.2(e), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal and/or authorize the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (ii)(A), (ii)(B) or (ii)(C) above, the board of directors of the Company determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors' fiduciary obligations under applicable Law, (y) in each such case referred to in clause (ii)(A) or (ii)(B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (ii)(C) above, the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

          (b)    Definitions.    For purposes of this Agreement:

        "Acquisition Proposal" means any proposal or offer made by a Person (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase of (A) 15% or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (B) 15% or more of the total voting power of the equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% of more of the total voting power of the equity securities of the Company, or (iii) any merger, consolidation, exclusive license, business combination, recapitalization, joint venture, partnership, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or its stockholders would beneficially own 15% or more of the total voting power of the equity securities of the Company resulting, directly or indirectly, from any such transaction, in each case other than the Transactions.

        "Superior Proposal" means a written, fully financed and bona fide Acquisition Proposal that the board of directors of the Company has determined in good faith, after consultation with its outside legal counsel, is reasonably likely to be consummated substantially in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the Transactions, in each case, after taking into account all relevant factors including all terms and conditions of such Acquisition Proposal and this Agreement (including any revisions to the terms of the Transactions contemplated by Section 6.2(e) and the time likely to be required to consummate such Acquisition Proposal; provided, however, that for purposes of the definition of "Superior Proposal", the references to "15% or more" in the definition of Acquisition Proposal shall be deemed to be references to "more than 50%").

          (c)    No Change of Recommendation.    Except as set forth in this Section 6.2, the board of directors of the Company and each committee of the board of directors shall not:

              (i)  withdraw, qualify or modify (or publicly propose or announce any intention to withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation;

             (ii)  fail to recommend unequivocally against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Parent or an Affiliate of Parent) prior to the earlier of (i) the date prior to the date of the Stockholders Meeting and (y) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the stockholders of the Company tender their Shares in such tender offer or exchange offer;

            (iii)  fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus distributed to the Company's stockholders in connection with the Stockholders Meeting;

            (iv)  make any other public statement of the board of directors of the Company or a committee thereof in connection with the Stockholders Meeting that is inconsistent with the Company Recommendation; or

             (v)  approve, adopt, recommend, or resolve or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in clauses (i) through (v) being referred to as a "Change of Recommendation"); provided that any determination of the board of directors of the Company or any committee thereof to provide, or the provision of, a Superior Proposal Notice shall not be deemed a Change of Recommendation).

          (d)   Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 6.2(e), prior to the time, but not after, the Requisite Company Vote is obtained, if an

  Acquisition Proposal has been made on or after the date hereof, the board of directors of the Company may make a Change of Recommendation in response to such Acquisition Proposal if, and only if, (i) such Acquisition Proposal did not result from a breach of this Section 6.2; and (ii) the board of directors of the Company determines in good faith after consultation with its outside legal counsel that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, failure to make a Change of Recommendation would be inconsistent with the directors' fiduciary obligations under applicable Law.

          (e)   Prior to making any Change of Recommendation in connection with an Acquisition Proposal (to the extent permitted under Section 6.2(d)): the Company shall deliver to Parent a written notice (a "Superior Proposal Notice") stating that the board of directors of the Company intends to take such action pursuant to Section 6.2(d) and intends to cause the Company to enter into the Alternative Acquisition Agreement, a full form of which shall be delivered with such notice together with full forms of any related documents. During the three (3) business day period commencing on the date of Parent's receipt of such Superior Proposal Notice (the "Negotiation Period"), the Company shall make its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding an amendment of this Agreement so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal. Any written proposal made by Parent to amend this Agreement during the Negotiation Period shall be considered by the board of directors of the Company in good faith before any determination that an Acquisition Proposal constitutes a Superior Proposal pursuant to Section 6.2(d). Each time the financial or other material terms of such Acquisition Proposal are amended, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the most current version of the new Alternative Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents) and the Negotiation Period shall be extended by an additional two (2) business days from the date of Parent's receipt of such new Superior Proposal Notice.

          (f)    Certain Permitted Disclosure.    Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided, however, that none of the Company, the board of directors of the Company or any committee thereof shall make any Change of Recommendation, except in accordance with this Section 6.2; and provided, further, however, that in no event shall any "Stop-Look-and-Listen" communication contemplated by Rule 14d-9(f) under the Exchange Act or similar required communication be deemed to be a Change of Recommendation or to violate this Section 6.2.

          (g)    Existing Discussions.    The Company shall, and shall cause its Subsidiaries and shall instruct and shall use commercially reasonable efforts to cause their respective directors, officers and other Representatives to, immediately cease any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Acquisition Proposal (or that would reasonably be expected to lead to an Acquisition Proposal) which are on-going as of the date hereof. The Company shall take the necessary steps to promptly inform the individuals or entities referred to in the preceding sentence of the obligations in this Section 6.2 and pursuant to the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of acquiring the Company or any of its Subsidiaries to return all confidential information furnished to such Person prior to the date hereof by or on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries shall use reasonable best efforts to enforce any confidentiality agreements or standstill agreements entered into with any Person in connection with any Acquisition Proposal if requested to do so by Parent.

          (h)    Notice.    Without limiting anything in this Section 6.2, the Company shall promptly (and, in any event, within 24 hours) notify Parent orally and in writing if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall (x) keep Parent informed, on a timely basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent by or provided to the Company or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal.

        6.3.    Stockholders Meeting.    The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws all action reasonably necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the Form S-4 is declared effective, to consider and vote upon the adoption of this Agreement, cause such vote to be taken and completed as soon as practicable and shall not postpone or adjourn such meeting except to the extent required by Law or with the prior written consent of Parent. Notwithstanding the foregoing, the Company may adjourn or postpone the Stockholders Meeting to the extent necessary to permit the board of directors of the Company to continue negotiations in respect of any pending Superior Proposal, provided that the Company has complied, and continues to comply, with its obligations in respect of any such Superior Proposal under Section 6.2. Subject to Section 6.2(d) and Section 6.2(e) hereof, the board of directors of the Company shall recommend such adoption and include the Company Recommendation in the Joint Proxy Statement/Prospectus.

        6.4.    Form S-4 and Joint Proxy Statement/ Prospectus.    As promptly as practicable after the execution of this Agreement and in any event within thirty (30) days of the date of this Agreement, the Company and Parent shall jointly prepare and Parent shall file with the SEC the Form S-4, in which the Joint Proxy Statement/ Prospectus will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to (i) cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the NASDAQ listing standards, (ii) provide the other party (and its outside counsel) with a reasonable opportunity to review and comment on the Form S-4 and the Joint Proxy Statement/Prospectus prior to the filing by Parent of any such document or any amendment or supplement thereof with the SEC, (iii) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (iv) cause the Joint Proxy Statement/ Prospectus to be mailed to the Company's stockholders as promptly as practicable after such declaration of effectiveness, and (v) keep the Form S-4 effective through the Closing in order to permit the consummation of the Transactions. In furtherance of the foregoing, the Company shall furnish all information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by Parent, and Parent shall furnish all such information concerning itself and such other matters as may reasonably be required, in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus. No filing, amendment, supplement or distribution of the Form S-4 will be made without provision to Parent and the Company of a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 so that such document would not include any misstatement of material fact or omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly prepared by the party to which such amended or supplemented disclosure relates and, to the extent required by applicable Law, filed with the SEC and disseminated to the stockholders of the Company; provided, however, such party shall, prior to the filing of such amended or supplemented disclosure with the SEC, provide the other party (and its outside counsel) with a reasonable opportunity to review and comment on any such amended or supplemented disclosure. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/ Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/ Prospectus, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4, the Joint Proxy Statement/Prospectus and, in connection therewith, the parties shall reasonably cooperate with each other to promptly respond to any such comments of the SEC or its staff and, prior to any party submitting a response, provide the other party (and its outside counsel) with a reasonable opportunity to review and comment on such response.

        6.5.    Regulatory and Other Authorizations.

          (a)    Cooperation.    Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable, including by (i) making appropriate filings of Notification and Report Forms pursuant to the HSR Act, and (ii) using reasonable best efforts to obtain as promptly as practicable all other Consents of or by any Governmental Entity that are necessary or advisable under or in respect of any Antitrust Laws in order to consummate the Merger and the other Transactions, including the Consents set forth on Schedule 7.1(b)(ii) (collectively, the "Antitrust Consents"); provided, that nothing in this Agreement shall require the Company or any of its Affiliates to pay prior to the Effective Time any fee, penalties or other consideration to any third party in order to obtain any consent or approval which may be required under any Contract with any such third party in connection with the consummation of the Merger. The Company and Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to the further provisions hereof and to applicable Laws relating to the exchange of information, it is agreed that Parent, after consulting with the Company and considering the Company's views in good faith, and in a manner consistent with its obligation pursuant to this Section 6.5 to obtain the Antitrust Consents, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity in respect of Antitrust Consents, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Merger and the other Transactions. In all cases subject to Section 6.5(c), Parent shall take all actions set forth on Section 6.5(a) of the Parent Disclosure Letter. At Parent's request, and subject to the provisions of this Section 6.5, the Company agrees to take all actions Parent reasonably deems prudent in order to obtain any actions, consents, undertakings, approvals or waivers by or from any Governmental Entity for or in connection with, and to assist Parent in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the

  Merger and other Transactions, and the Company shall take or agree to take any actions requested by Parent in connection with obtaining the Antitrust Consents to the extent they become effective only at or following the Effective Time. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (b)    Information.    Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions.

          (c)   Notwithstanding the foregoing or anything to the contrary set forth in Section 6.5(a) of the Parent Disclosure Letter, neither Parent nor Merger Sub shall be obligated to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Impact on its current or future businesses or operations. For purposes of this Section 6.5(c), "Material Impact" means a significant and ongoing adverse financial or operational impact that is of sufficient magnitude that, if known at the time thereof, a reasonable businessperson would not have proceeded with the Merger, after weighing the anticipated benefits of such Merger against the adverse consequences of the proposed condition or actions. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Impact on the business and operations of the Company and its Subsidiaries prior to the Effective Time. The party asserting that a Material Impact has occurred shall bear the burden of proof.

          (d)   Parent shall be responsible for all filing fees and other costs incurred by Parent or the Company in order to obtain the Antitrust Consents, including reasonable attorney's fees incurred by the Company in connection with any review of, inquiry into, investigation of, or challenge to the Transactions, and shall promptly reimburse the Company for any such filing fees and other out-of-pocket costs incurred by the Company in respect thereof.

          (e)   Each party shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Entity. Neither party shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate at such meeting. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

          (f)    Neither Parent nor Merger Sub shall enter into any change of control, strategic investment or similar transaction or Contract to effect any such transaction (including any merger or acquisition), or take any other action in pursuit of the foregoing, in each case with respect to any one or more of the entities identified on Schedule 6.5(f) of the Parent Disclosure Letter or any of their respective Affiliates, if the foregoing could reasonably be expected to make it more difficult, or increase the time required, to satisfy the conditions set forth in Section 7.1(b) and Section 7.1(c).

        6.6.    Access and Reports.    Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, assets, books, contracts, Tax Returns, and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, finances, operations, assets, litigation matters, environmental compliance, cash-flow reports and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the parties hereto under this Agreement; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside legal counsel) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

        6.7.    NASDAQ Listing.    Parent shall cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon the exercise of the options to purchase shares of Parent Common Stock resulting from the conversion of Company Options hereunder (the "Listed Parent Common Shares") to be approved for listing on the NASDAQ prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

        6.8.    Publicity.    Parent and the Company shall consult with each other prior to issuing, and shall give each other a reasonable opportunity to review and comment upon, any press release or other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable national securities exchange or interdealer quotation service (in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party).

        6.9.    Employee Benefits and Related Matters.

        (a)   Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries will continue to be provided with (i) base salaries and cash bonus opportunities (including annual and long-term cash bonus opportunities, but excluding any equity compensation) that are no less than the base salaries and cash bonus opportunities (but excluding any equity compensation) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time, and (iii) severance benefits that are no less favorable than those set forth in Section 6.9(a) of the Company Disclosure Letter.

        (b)   From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor, fulfill and discharge the Company's and its Subsidiaries' obligations under the agreements identified in Section 6.9(b) of the Company Disclosure Letter in accordance with the terms of such agreements.

        (c)   Parent will cause any employee benefit plans of Parent and its Subsidiaries which the employees of the Company and its Subsidiaries are entitled to participate in after the Effective Time (each such plan, a "New Plan") to take into account for purposes of eligibility, vesting, and level of benefits thereunder service by employees of the Company and its Subsidiaries as if such service were with Parent to the same extent such service was credited under a comparable plan of the Company, except to the extent it would result in a duplication of benefits, for purposes of qualifying for subsidized early retirement benefits or for any frozen (as of the date hereof) New Plans. In addition, and without limiting the generality of the foregoing, immediately following the Effective Time, Parent shall use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions, actively-at-work requirements, waiting periods and any other eligibility requirements of such New Plan for such employee and his or her covered dependents to the extent they were inapplicable to, or were satisfied under, the Benefit Plans, and (y) cause any expenses incurred by any employee of the Company or its Subsidiaries and his or her covered dependents pursuant to any Benefit Plan during the portion of the plan year of such Benefit Plan ending on the date such employee's participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year under the New Plan as if such amounts had been paid in accordance with the New Plan.

        (d)   Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall use reasonable best efforts to cause the Company's 401(k) Plan to be terminated effective immediately prior to the Effective Time; provided, that in the event Parent requests that the Company's 401(k) Plan be terminated, Parent shall cause (i) one or more of the New Plans that constitute a qualified defined contribution plan maintained for the benefit of participants under such 401(k) Plan to accept tax-free rollovers, including promissory notes, from such 401(k) Plan with respect to the accounts of employees of the Company and the Subsidiaries, and (ii) all active participants under the Company's 401(k) Plan immediately prior to the Effective Time to be eligible immediately following the Effective Time to participate in such New Plan.

        (e)   Nothing contained in this Section 6.9 shall (i) be treated as an amendment to any particular Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular plan or retain the employment of any particular employee.

        6.10.    Expenses.    Parent or its designee shall pay all charges and expenses, including those of the Exchange Agent, in connection with the provisions set forth in Article IV. Except as otherwise provided in Section 6.5 and Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense.

        6.11.    Indemnification; Directors' and Officers' Insurance.

        (a)   From and after the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries and (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), in each case whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and the Parent shall, or shall cause the Surviving Corporation to, also advance all expenses as incurred to each Indemnified Party to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification).

        (b)   Prior to the Effective Time, Parent shall cause the Surviving Corporation as of the Effective Time to obtain "tail" insurance policies with a claims period of at least six (6) years from and after the Effective Time, at no expense to the beneficiaries, from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Merger and the other Transactions); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 350% of the current annual premium amount for the Company's D&O Insurance. If the Surviving Corporation for any reason fails to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to retain and maintain in effect for a period of at least six years from and after the Effective Time D&O Insurance, at no expense to the beneficiaries, with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 350% of the annual premiums currently paid by the Company for such insurance and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        (c)   Parent and the Surviving Corporation shall cause the articles of incorporation and by-laws of the Surviving Corporation to contain as of the Effective Time provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Company's articles of incorporation and By-laws, which provisions shall not be amended, repealed or otherwise modified (by merger or otherwise) for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

        (d)   If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section 6.11.

        (e)   The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable from and after the Effective Time by, each of the Indemnified Parties and their respective heirs and legal representatives.

        (f)    The rights of the Indemnified Parties under this Section 6.11 shall be in addition to, and shall not in any way limit, any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or similar organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

        6.12.    Takeover Laws.    If any Takeover Law is or may become applicable to the Merger or the other Transactions, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

        6.13.    Litigation.    Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its directors or officers arising out of or relating to this Agreement, the Merger or the other Transactions and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall give due consideration to the other party's advice with respect to such stockholder litigation.

        6.14.    Tax Matters.    Parent and the Company will (i) use reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (ii) not take any action, or fail to take any action required hereby, that could reasonably be expected to prevent or materially impair the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall execute and deliver officer's certificates containing appropriate representations at such time or times as may be reasonably requested by their respective outside legal counsel, including on or prior to the effective date of the Form S-4 and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Merger. None of the parties shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of such certificates or representations.

        6.15.    Section 16 Matters.    Prior to the Effective Time, to the extent reasonably necessary, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the Transactions, including any dispositions of Shares (including derivative securities with respect to such Shares) or acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or who will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS

        7.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger and consummate the other Transactions is subject to the satisfaction or waiver by such party at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

          (b)    Governmental Consents.    (i) The waiting period (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) the approvals set forth on Schedule 7.1(b)(ii) shall have been obtained and shall be in effect or, if applicable, the waiting period shall have expired or been terminated.

          (c)    Litigation.    No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered or promulgated by any Governmental Entity of competent jurisdiction which is in effect and makes illegal, restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, "Restraining Orders").

          (d)    Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

          (e)    NASDAQ Listing.    The Listed Parent Common Shares shall have been approved for listing on NASDAQ.

        7.2.    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in Section 5.1(a) (Organization) (solely as it applies to the due incorporation and valid existence of the Company), Section 5.1(b)(i) (Capital Structure), Section 5.1(c) (Corporate Authority) and Section 5.1(d)(ii)(A) (No Violations) (solely as it applies to the certificate of incorporation or by-laws of the Company), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures in the accuracy of any representations and warranties in Section 5.1(b)(i) that, individually or in the aggregate, are de minimis in nature and amount. The representations and warranties of the Company contained in Section 5.1(b) (Capital Structure) (other than Section 5.1(b)(i)) shall be so true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date). All other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly relate to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided that any Material Adverse Effect or other materiality qualifications or limitations therein shall be ignored solely for purposes of applying the exception in this sentence, but not for purposes of determining whether or not a representation or warranty is so true and correct).

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Certificate.    Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

          (d)    Tax Opinion.    Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company, Parent and Merger Sub.

        7.3.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent contained in Section 5.2(a) (Organization) (solely as it applies to the due incorporation and valid existence of Parent), Section 5.2(b)(i) (Parent Capitalization), Section 5.2(d) (Corporate Authority) and Section 5.2(e)(ii)(A) (No Violations) (solely as it applies to the certificate of incorporation or by-laws of Parent) shall be so true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date, except for any failure in the accuracy of any representations and warranties in Section 5.2(b)(i) that are de minimis in nature and amount). The representations and warranties of Parent contained in Section 5.2(b) (Capital Structure) (other than Section 5.2(b)(i)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date). All other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly relate to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except where the events giving rise to any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided that any Parent Material Adverse Effect or other materiality qualifications or limitations therein shall be ignored solely for purposes of applying the exception in this sentence, but not for purposes of determining whether or not a representation or warranty is so true and correct).

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Certificate.    The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

          (d)    Tax Opinion.    The Company shall have received the opinion of Bingham McCutchen LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Bingham McCutchen LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company, Parent and Merger Sub.

        7.4.    Frustration of Closing Conditions.    None of Parent, the Company or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied, if such failure was caused by such party's breach of Section 6.5.

 ARTICLE VIII

TERMINATION

        8.1.    Termination by Mutual Consent.    This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent.

        8.2.    Termination by Either Parent or the Company.    This Agreement may be terminated by the Company or Parent and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time if:

          (a)   the Merger shall not have been consummated by the Termination Date, whether such date is before or after the time the Requisite Company Vote has been obtained; provided, however, that in the event that the Form S-4 has not been declared effective by the SEC on or before January 17, 2013, the "Termination Date" shall be the date that is the earlier of June 8, 2013 (the "Outside Date") or six weeks after the date the Form S-4 has been declared effective by the SEC; provided, further, however, that if as of the Termination Date, all of the conditions precedent to Closing other than the condition set forth in Sections 7.1(b)(i) and (ii) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied, then the Termination Date (to the extent that such date is before the Outside Date) shall automatically be extended until, and for all purposes shall be deemed to be, the date that is the earlier of the Outside Date or the two-week anniversary of the first date on which the conditions set forth in Sections 7.1(b)(i) and (ii) have been satisfied; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to occur by the Termination Date. For purposes of this Agreement, "Termination Date" shall mean March 8, 2013, subject to extension as set forth above.

          (b)   the Requisite Company Vote shall not have been obtained at the Stockholders Meeting nor at any adjournment or postponement of the Stockholders Meeting; or

          (c)   any Restraining Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable (whether before or after the time the Requisite Company Vote has been obtained).

        8.3.    Termination by the Company.    This Agreement may be terminated by the Company and the Merger and the other Transactions may be abandoned:

          (a)   at any time prior to the Effective Time, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or if any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform or untruth (i) has resulted in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) which remains in effect as of the time of such termination and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by Parent by the earlier of (x) thirty (30) days after reasonably detailed written notice thereof is given by the Company to Parent and (y) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

          (b)   at any time prior to the time, but not after, the Requisite Company Vote is obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) the Company prior to such termination pays to Parent the Termination Fee in immediately available funds.

        8.4.    Termination by Parent.    This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by Parent if:

          (a)   the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or if any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, or failure to perform or untruth (i) has resulted in the failure of a condition set forth in Section 7.2(a) or 7.2(b) (assuming in the case of any untruth, that such subsequent date was the Closing Date) which remains in effect as of the time of such termination and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by the Company within the earlier of (x) thirty (30) days after reasonably detailed written notice thereof is given by Parent to the Company and (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if Parent or Merger Sub is then in material breach of any of their respective covenants or agreements set forth in this Agreement; or

          (b)   at any time prior to obtaining the Requisite Company Vote, the Company's board of directors makes a Change of Recommendation.

        8.5.  Effect of Termination and Abandonment.

          (a)   Except as provided in this Section 8.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything herein to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or willful and intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and Section 9.1 shall survive the termination of this Agreement.

          (b)   In the event that this Agreement is terminated by Parent pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay to Parent a termination fee of $52,700,000 (the "Termination Fee"). In the event that this Agreement is terminated by the Company pursuant to Section 8.3(b), then the Company shall pay Parent the Termination fee as set forth in Section 8.3(b).

          (c)   In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (y) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Stockholders Meeting), (ii) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b) and (iii) within twelve (12) months after such termination, (1) the Company or any of its Subsidiaries shall have entered into a Definitive Agreement with respect to, or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal, then the Company shall pay the Termination Fee to Parent upon the earliest to occur of such events, by wire transfer of immediately available funds. For purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been "publicly withdrawn" by any Person if, within twelve (12) months of the date of termination of this Agreement, the Company or any of its Subsidiaries shall have entered into a Definitive Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. For purposes of this Section 8.5(c), (1) the references to "15% or more" in the definition of Acquisition Proposal shall be deemed to be references to "more than 50%" and (2) the term "Definitive Agreement" shall mean a definitive and binding merger agreement, stock purchase agreement or similar definitive and binding agreement, in any such case, to consummate an Acquisition Proposal.

          (d)   In the event this Agreement is terminated by (i) the Company pursuant to Section 8.3(a) or (ii) by Parent or the Company pursuant to Section 8.2(a) or Section 8.2(c), then Parent shall promptly, but in no event later than two (2) business days after the date of such termination, reimburse the Company for all of the documented out-of-pocket expenses incurred by the Company in connection with or related to the negotiation, execution and performance of this Agreement and the Transactions, payable by wire transfer of same day funds; provided that unless Parent and Merger Sub are in breach of their obligations hereunder at the time of termination such that the conditions set forth in Sections 7.3(a) or 7.3(b) are not satisfied or capable of being satisfied as of the date of termination, the maximum amount that Parent shall be obligated to reimburse the Company pursuant to this Section 8.5(d) is $1,500,000 in the aggregate.

          (e)   Each of Parent and the Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the Merger and the other Transactions, and that, without these agreements, none of Parent, Merger Sub or the Company would enter into this Agreement; accordingly, if either Parent or the Company fails to promptly pay any amount due to the other party pursuant to this Section 8.5, and, in order to obtain such payment, such other party commences a suit that results in a judgment against the party that has failed to pay any amount due pursuant to this Section 8.5, the Company or Parent, as applicable, shall pay to the prevailing party the costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 8.5 (or portion thereof) at the prime rate of J.P. Morgan Chase Bank in effect on the date such payment was required to be made through the date of payment.

 ARTICLE IX

MISCELLANEOUS AND GENERAL

        9.1.    Survival.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.

        9.2.    Modification or Amendment.    Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

        9.3.    Waiver of Conditions.    The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

        9.4.    Counterparts.    This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

        9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the other Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

  OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

        9.6.  Remedies.

          (a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of a party hereunder to consummate the Merger) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement and to enforce specifically the terms and provisions of this Agreement (including the terms and provisions hereof requiring a party hereunder to consummate the Merger) in any of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party agrees that it will not oppose the granting of specific performance relief on the basis that a party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

          (b)   Subject to Sections 8.5(a) and 8.5(e), but notwithstanding Section 9.6(a), in the event that the Termination Fee is paid (or may become payable pursuant to Section 8.5(c)) by the Company to Parent in accordance with Section 8.5, the payment of the Termination Fee (or, in the event of a termination hereof that may result in an obligation of payment of the Termination Fee pursuant to Section 8.5(c), the right to receive such payment as and when specified therein, to the extent such payment becomes payable and is paid) shall be the sole and exclusive remedy of Parent or Merger Sub against the Company for any loss suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement by the Company, and neither the Company nor any of its Subsidiaries or any of their respective former, current or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, representatives or Affiliates shall have any further liability or obligations relating to or arising out of this Agreement; provided, however, that the foregoing shall not impair the rights of Parent, if any, to obtain injunctive relief pursuant to this Section 9.6 prior to any termination of this Agreement.

        9.7.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

  If to Parent or Merger Sub:

    priceline.com Incorporated
    800 Connecticut Avenue
    Norwalk, CT 06854
    Attention:        Peter Millones
    Facsimile:        203-299-8915

  with a copy to (which shall not constitute notice):

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, NY 10004-2498

    Attention:        Keith A. Pagnani; Brian E. Hamilton
    Facsimile:        212-558-3588

  If to the Company:

    KAYAK Software Corporation
    55 North Water Street, Suite 1
    Norwalk, CT 06854
    Attention:        Karen Klein
    Facsimile:        203-899-3125

  with a copy to (which shall not constitute notice):

    Bingham McCutchen LLP
    One Federal Street
    Boston, MA 02110-1726
    Attention:        Michael A. Conza
    Facsimile        617-345-5071

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party: upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

        9.8.    Entire Agreement.    This Agreement (including any annexes or exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated September 4, 2012, between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

        9.9.    No Third Party Beneficiaries.    Except as provided in Section 6.11 (Indemnification; Directors' and Officers' Insurance) (which shall inure to the benefit of the persons benefiting therefrom, who are expressly intended to be third-party beneficiaries thereof), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

        9.10.    Obligations of Parent and of the Company.    Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        9.11.    Transfer Taxes.    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

        9.12.    Definitions.    For the convenience of the parties hereto, each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

        9.13.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

        9.14.  Interpretation; Construction.

          (a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or words of like import. The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. Reference herein to a particular Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms "cash" and "$" mean United States Dollars. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement.

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c)   The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

        9.15.    Assignment.    This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

KAYAK SOFTWARE CORPORATION
By:	/s/ STEVE HAFNER Name: Steve Hafner Title: Chief Executive Officer
PRICELINE.COM INCORPORATED
By:	/s/ JEFFERY H. BOYD Name: Jeffery H. Boyd Title: President and Chief Executive Officer
PRODUCE MERGER SUB, INC.
By:	/s/ DANIEL J. FINNEGAN Name: Daniel J. Finnegan Title: Treasurer

ANNEX A
DEFINED TERMS

Terms	Section
2004 Plan	5.1(b)(i)
2005 Plan	5.1(b)(i)
2012 Plan	5.1(b)(i)
Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(iv)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)(i)(B)
Antitrust Consents	6.5(a)
Antitrust Law	5.1(d)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(j)(i)
Book-Entry Shares	4.1(a)
Business	6.1(a)
business day	1.2
By-Laws	2.2
Cash Election Number	4.2(f)(i)
Cash Election Shares	4.2(b)
Certificate	4.1(a)
Change of Recommendation	6.2(c)(v)
Charter	2.1
Class A Common Stock	4.1(a)
Class B Common Stock	4.1(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Approvals	5.1(d)(i)
Company Disclosure Letter	5.1
Company Intellectual Property Agreement	5.1(t)(xvii)
Company Option	4.5(a)
Company Option Consideration	4.5(a)
Company Owned Intellectual Property	5.1(t)(xvii)
Company Person	5.1(t)(xvii)
Company Recommendation	5.1(c)(ii)
Company Registered Intellectual Property	5.1(t)(xvii)
Company Reports	5.1(e)(i)
Company RSU	4.5(b)
Company Warrant	5.1(b)(i)
Confidentiality Agreement	9.8
Consents	5.1(d)(i)
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Conversion Ratio	4.5(a)
D&O Insurance	6.11(b)
Definitive Agreement	8.5(c)
Delaware Certificate of Merger	1.3
DGCL	1.1

A-1-1

Terms	Section
Dissenting Stockholders	4.1(a)
Effective Time	1.3
Election Deadline	4.2(b)
Election Form	4.2(a)
Environmental Laws	5.1(p)(i)
ERISA	5.1(j)(i)
ERISA Affiliate	5.1(j)(i)
Exchange Act	5.1(e)(i)
Exchange Agent	4.3(a)
Exchange Fund	4.3(a)
Exchange Ratio	4.1(a)(ii)
Excluded Shares	4.1(a)
FCPA	5.1(u)
Form S-4	5.1(w)
GAAP	5.1(a)(D)
Governmental Entity	5.1(d)(i)
Hazardous Materials	5.1(p)(ii)
Houlihan Lokey	5.1(c)(ii)
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(v)
Intellectual Property	5.1(t)(xvii)
IRS	5.1(j)(ii)
IT Assets	5.1(t)(xvii)
Joint Proxy Statement/Prospectus	5.1(d)(i)
Laws	5.1(k)(i)
Licenses	5.1(k)(ii)
Lien	5.1(b)(ii)
Listed Parent Common Shares	6.7
Material Adverse Effect	5.1(a)
Material Contract	5.1(l)(i)
Material Impact	6.5(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(j)(iii)
NASDAQ	4.1(a)
Negotiation Period	6.2(e)
New Plan	6.9(c)
No Election Shares	4.2(b)
Non-U.S. Benefit Plan	5.1(j)(i)
Open Source Materials	5.1(t)(xvii)
Orders	5.1(h)
Outside Date	8.2(a)
Parent	Preamble
Parent Common Stock	4.1(a)(ii)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2
Parent Reports	5.2
Parent Trading Price	4.1(a)
Per Share Cash Consideration	4.1(a)(i)

A-1-2

Terms	Section
Per Share Merger Consideration	4.1(a)
Per Share RSU Consideration	4.5(b)
Per Share Stock Consideration	4.1(a)(ii)
Permitted Liens	5.1(b)(ii)
Person	4.3(f)
Privacy and Security Laws	5.1(t)(xvii)
Proceeding	6.1(b)(xi)
Proscribed Recipient	5.1(u)
Record Date	4.2(a)
Release	5.1(p)(iii)
Representatives	6.2(a)(i)
Requisite Company Vote	5.1(c)(i)
Restraining Orders	7.1(c)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	4.5(c)
Securities Act	4.5(c)
Shares	4.1(a)
Shortfall Number	4.2(f)(ii)
Stock Election Shares	4.2(b)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.3
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Superior Proposal Notice	6.2(e)
Surviving Corporation	1.1
Takeover Laws	5.1(n)
Target Cash Conversion Number	4.2(e)
Tax	5.1(q)
Tax Return	5.1(q)
Taxes	5.1(q)
Termination Date	8.2(a), 8.2(a)
Termination Fee	8.5(b)
to Parent's knowledge	5.2(f)
to the Company's knowledge	5.1(e)
to the knowledge of Parent	5.2(f)
to the knowledge of the Company	5.1(e)
Trade Secrets	5.1(t)(xvii)
Transactions	5.1(a)(A)
U.S. Benefit Plan	5.1(j)(iii)
Warn Act	5.1(s)

A-1-3

ANNEX B

[Letterhead of Houlihan Lokey Financial Advisors, Inc.]

November 8, 2012

KAYAK Software Corporation
55 North Water Street
Suite 1
Norwalk, CT 06854
Attention: Special Committee of the Board of Directors and Board of Directors of KAYAK Software Corporation

Dear Members of the Special Committee and Members of the Board of Directors:

        We understand that KAYAK Software Corporation (the "Company") intends to enter into an Agreement and Plan of Merger (the "Agreement") by and among the Company, priceline.com (the "Acquiror") and Produce Merger Sub, Inc., a wholly owned subsidiary of the Acquiror ("Merger Sub"), providing for, among other things, the merger (the "Transaction") of the Company with Merger Sub. We further understand that pursuant to the Transaction each outstanding share of Class A common stock, par value $0.001 per share ("Class A Common Stock"), of the Company and each outstanding share of Class B common stock, par value $0.001 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Company Common Stock"), of the Company will be converted into the right to receive, at the election of the holder thereof: (i) $40.00 in cash (the "Cash Election Consideration") or (ii) a number of shares (the "Equity Election Consideration") of common stock, par value $0.008 per share ("Acquiror Common Stock"), of the Acquiror equal to the quotient (the "Quotient") determined by dividing (A) $40.00 by (B) the 30-day aggregate volume-weighted average per share price, rounded to two decimal points, of Acquiror Common Stock on the NASDAQ Global Select Market for the period of the 30 consecutive trading days ending on the second-to-last full trading day prior to the date the Transaction is consummated; provided, that if the Quotient is less than or equal to 0.05728, then the Equity Election Consideration will be 0.05728 of a share of Acquiror Common Stock and if the Quotient is greater than or equal to 0.07001, then the Equity Election Consideration will be 0.07001 of a share of Acquiror Common Stock. The right to receive the Cash Election Consideration and the Equity Election Consideration are subject to certain limitations and procedures set forth in the Agreement as to which we express no view or opinion, including, among other things, the requirement that 33% of the shares of Company Common Stock will be converted into the right to receive the Cash Election Consideration and 67% of the shares of Company Common Stock will be converted into the right to receive the Equity Election Consideration. We also understand that a holder of shares of Company Common Stock that makes no election will receive the Cash Election Consideration or the Equity Election Consideration with respect to such holder's shares of Company Common Stock as determined pursuant to the Agreement. The aggregate Cash Election Consideration together with the aggregate Equity Election Consideration to be received by holders of Company Common Stock in the Transaction pursuant to the Agreement is referred to as the "Merger Consideration."

        The Special Committee (the "Committee") of the Board of Directors (the "Board") of the Company has requested that Houlihan Lokey Financial Advisors, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Committee and to the Board as to whether, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed a draft dated November 7, 2012 of the Agreement;

  2.
  reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by or discussed with the management of the Company relating to the Company for the fiscal years ending 2012 through 2017 (the "Company Projections");

  4.
  reviewed certain publicly available research analyst estimates with respect to the future financial performance of the Acquiror for the fiscal years ending 2012 through 2014 (the "Analyst Estimates for the Acquiror");

  5.
  spoken with certain members of the managements of the Company and the Acquiror regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;

  6.
  compared the financial and operating performance of the Company and the Acquiror with that of other public companies that we deemed to be relevant;

  7.
  reviewed the current and historical market prices and trading volume for certain of the Company's and the Acquiror's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Company Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. As you are aware, the management of the Acquiror did not provide us with, and we did not have access to, financial forecasts relating to the Acquiror prepared by the management of the Acquiror. Management of the Acquiror directed Houlihan Lokey to, and discussed with Houlihan Lokey, the Analyst Estimates for the Acquiror and we have, with your consent, assumed that the Analyst Estimates for the Acquiror are a reasonable basis upon which to evaluate the future financial performance of the Acquiror and have relied upon the Analyst Estimates for the Acquiror for purposes of our analyses and this Opinion. We express no opinion with respect to the Company Projections or the Analyst Estimates for the Acquiror or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have relied upon and assumed, without independent verification, the assessments of the managements of the Company and the Acquiror as to (i) the existing and future relationships, agreements and arrangements with, and the Company and the Acquiror's ability to retain, key employees of the Company and the Acquiror, (ii) the Company's and the Acquiror's existing and future technology, products, services and intellectual property and the validity of, and risks associated with, such technology, products, services and intellectual property, and (iii) their ability to integrate the businesses of the Company and the Acquiror, and we have assumed, with your consent, that there will be no developments with respect to any such matters in the foregoing clauses (i), (ii) or (iii) that would be material to our analyses or this Opinion.

        We have relied upon and assumed, without independent verification, that, except to the extent as would not be material to our analyses and this Opinion, (a) the representations and warranties of all parties to the Agreement are true and correct, (b) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any amendments or modifications thereto. We have also assumed, with your consent, that the Transaction will qualify, for federal income tax purposes, as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) except to the extent as would not be material to our analyses and this Opinion, all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an adverse effect on the Transaction, the Company or the Acquiror or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified in item 1 above, except to the extent as would not be material to our analyses and this Opinion.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.

        We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company, the Acquiror or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of shares of Acquiror Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which shares of Class A Common Stock, Class B Common Stock or Acquiror Common Stock may be purchased or sold at any time. We have assumed that the shares of Acquiror Common Stock to be issued in the Transaction to the holders of Company

Common Stock receiving the Equity Election Consideration will be listed on the NASDAQ Global Select Market.

        This Opinion is furnished for the use of the Committee and the Board (in their capacities as such) in connection with their evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder of the Company or the Acquiror or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise including, without limitation, whether a holder of Company Common Stock should elect to receive the Cash Election Consideration or the Equity Election Consideration.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

        Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates and security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates and security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates and security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates and security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

        We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        This Opinion only addresses whether the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, the Acquiror, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, the Acquiror, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's, the Acquiror's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's, the Acquiror's or such other party's security holders or other constituents (including, without limitation, the allocation of the Merger Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement as among holders of Class A Common Stock and holders of Class B Common Stock or any class or group of such persons, the fairness of the Cash Election Consideration relative to the Equity Election Consideration and vice versa, and the fairness of the portion of the Merger Consideration to be received by the holders of Class A Common Stock relative to the portion of the Merger Consideration to be received by the holders of Class B Common Stock and vice versa), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Committee, the Board, the Company, the Acquiror and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights as of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Priceline.com's certificate of incorporation provides for this limitation of liability.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with any threatened, pending or completed actions, suits or proceedings in which such a person is made a party by reason of being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Priceline.com's certificate of incorporation provides for indemnification by priceline.com of its directors and officers to the fullest extent permitted by law.

        Priceline.com has agreed that for six years from the effective time of the merger, it will, or will cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of KAYAK or any of its subsidiaries against all costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer or director of KAYAK or any of its subsidiaries and matters existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted under applicable law. Any person to whom expenses are advanced must provide an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

        Priceline.com has agreed to cause the surviving corporation to obtain "tail" insurance policies with a claims period of at least six years after the effective time of the merger, with respect to directors' and officers' liability insurance and fiduciary liability insurance, provided that the benefits and levels of coverage are at least as favorable as KAYAK's existing policies, subject to certain limitation and premium thresholds.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 8, 2012, by and among KAYAK Software Corporation, priceline.com Incorporated and Produce Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).
3.1
Amended and Restated Certificate of Incorporation of priceline.com Incorporated (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-3 of priceline.com Incorporated filed on October 23, 2003).
3.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of priceline.com Incorporated (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of priceline.com Incorporated filed on June 5, 2009).
3.3	By-laws of priceline.com Incorporated (incorporated herein by reference to Exhibit 3.4 to the Annual Report on Form 10-K of priceline.com Incorporated filed on February 27, 2012).
3.4
Certificate of Amendment of By-laws of priceline.com Incorporated (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of priceline.com Incorporated filed on March 29, 2012).
5.1	Opinion of Peter J. Millones, Esq.*
8.1	Tax Opinion of Sullivan & Cromwell LLP.*
8.2	Tax Opinion of Bingham McCutchen LLP.*
23.1	Consent of Deloitte & Touche LLP relating to priceline.com's financial statements.
23.2	Consent of PricewaterhouseCoopers LLP relating to KAYAK's financial statements.
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*
23.4	Consent of Bingham McCutchen LLP (included in Exhibit 8.2).*
24.1	Powers of Attorney (included on the signature page of this Registration Statement).
99.1	Form of KAYAK Software Corporation Proxy Card.*
99.2	Form of Election Form.*
99.3	Consent of Houlihan Lokey Financial Advisors, Inc.

*
To be filed by amendment.

Item 22.    Undertakings

        (A)  The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

              (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)  The undersigned registrant hereby undertakes:

          (1)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (D)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (E)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on December 13, 2012.

PRICELINE.COM INCORPORATED
By:	/s/ JEFFERY H. BOYD
Name: Jeffery H. Boyd
Title: President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffery H. Boyd, Daniel J. Finnegan and Peter J. Millones and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this proxy statement/prospectus and any and all amendments hereto, as fully and for all intents and purposes as he or she might do or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this proxy statement/prospectus has been signed by the following persons on behalf of the registrant and in the capacities on the 13th day of December, 2012.

Signature	Title

/s/ JEFFERY H. BOYD Jeffery H. Boyd	President and Chief Executive Officer
/s/ RALPH M. BAHNA Ralph M. Bahna	Chairman of the Board of Directors
/s/ DANIEL J. FINNEGAN Daniel J. Finnegan	Chief Financial Officer and Chief Accounting Officer
/s/ HOWARD W. BARKER, JR. Howard W. Barker, Jr.	Director
/s/ JAN L. DOCTER Jan L. Docter	Director

Signature	Title

/s/ JEFFREY E. EPSTEIN Jeffrey E. Epstein	Director
/s/ JAMES M. GUYETTE James M. Guyette	Director
/s/ NANCY B. PERETSMAN Nancy B. Peretsman	Director
/s/ CRAIG W. RYDIN Craig W. Rydin	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 8, 2012, by and among KAYAK Software Corporation, priceline.com Incorporated and Produce Merger Sub, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).
3.1
Amended and Restated Certificate of Incorporation of priceline.com Incorporated (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-3 of priceline.com Incorporated filed on October 23, 2003).
3.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of priceline.com Incorporated (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of priceline.com Incorporated filed on June 5, 2009).
3.3	By-laws of priceline.com Incorporated (incorporated herein by reference to Exhibit 3.4 to the Annual Report on Form 10-K of priceline.com Incorporated filed on February 27, 2012).
3.4
Certificate of Amendment of By-laws of priceline.com Incorporated (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of priceline.com Incorporated filed on March 29, 2012).
5.1	Opinion of Peter J. Millones, Esq.*
8.1	Tax Opinion of Sullivan & Cromwell LLP.*
8.2	Tax Opinion of Bingham McCutchen LLP.*
23.1	Consent of Deloitte & Touche LLP relating to priceline.com's financial statements.
23.2	Consent of PricewaterhouseCoopers LLP relating to KAYAK's financial statements.
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*
23.4	Consent of Bingham McCutchen LLP (included in Exhibit 8.2).*
24.1	Power of Attorney (included in the signature page of this Registration Statement).
99.1	Form of KAYAK Software Corporation Proxy Card.*
99.2	Form of Election Form.*
99.3	Consent of Houlihan Lokey Financial Advisors, Inc.

*
To be filed by amendment.